    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 31, 2002

                                                 REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------
                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------

                                 EXEGENICS INC.
             (Exact name of registrant as specified in its charter)
                             ---------------------

               DELAWARE                                 2834                                75-2402409
   (State or other jurisdiction of          (Primary Standard Industrial                 (I.R.S. Employee
    incorporation or organization)          Classification Code Number)               Identification Number)

                               2110 RESEARCH ROW
                              DALLAS, TEXAS 75235
                                  214-358-2000
  (Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)
                             ---------------------

                             RONALD L. GOODE, PH.D.
                      PRESIDENT & CHIEF EXECUTIVE OFFICER
                               2110 RESEARCH ROW
                              DALLAS, TEXAS 75235
                                  214-358-2000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   COPIES TO:

                 JOEL I. PAPERNIK, ESQ.                                    BRUCE A. RICH, ESQ.
          MINTZ, LEVIN, COHN, FERRIS, GLOVSKY                            THELEN REID & PRIEST LLP
                    AND POPEO, P.C.                                        40 WEST 57TH STREET
                    666 THIRD AVENUE                                     NEW YORK, NEW YORK 10019
                NEW YORK, NEW YORK 10017                                    TEL: 212-603-2000
                   TEL: 212-935-3000

                             ---------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this registration statement becomes effective and upon completion of the transactions described in the enclosed prospectus.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
                                                                   PROPOSED MAXIMUM     PROPOSED MAXIMUM
          TITLE OF EACH CLASS OF                AMOUNT TO BE        OFFERING PRICE     AGGREGATE OFFERING       AMOUNT OF
        SECURITIES TO BE REGISTERED            REGISTERED(1)           PER UNIT             PRICE(2)         REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value per share.....      64,798,420         Not applicable         $5,015.11              $0.46
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------

(1) Represents the maximum number of shares of common stock, $0.01 par value per share, of eXegenics Inc. ("eXegenics"), that may be issued in connection with the merger described herein, including 4,712,196 shares of eXegenics common stock that will be issued and placed in escrow for the benefit of IDDS.
(2) Estimated solely for purposes of calculating the registration fee required by the Securities Act of 1933, as amended, and computed pursuant to Rule 457(f)(2) under the Securities Act, as one-third of the aggregate par value of outstanding Innovative Drug Delivery Systems, Inc. ("IDDS") capital stock, which aggregate par value is $15,045.33 as of October 29, 2002, the latest practicable date prior to the date of filing of this registration statement. IDDS is a privately held corporation with no market for its securities and it has an accumulated capital deficit.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a) MAY DETERMINE.

    The information in this joint proxy statement/prospectus is not complete and may be changed. eXegenics may not issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS INFORMATION STATEMENT/PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS INFORMATION STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED OCTOBER 31, 2002

                                [EXEGENICS LOGO]

                        JOINT PROXY STATEMENT/PROSPECTUS

     eXegenics Inc. and Innovative Drug Delivery Systems, Inc. have entered into a merger agreement pursuant to which a newly-formed, wholly-owned subsidiary of eXegenics will merge with and into IDDS and the stockholders of IDDS will become stockholders of eXegenics. eXegenics, under the new name Accel Pharmaceuticals, Inc., will continue to conduct its own business and the business currently conducted by IDDS. The closing of this merger is subject to the approval of the stockholders of both eXegenics and IDDS and certain other closing conditions.

     In the merger, eXegenics will issue up to 47,121,963 shares of its common stock in exchange for all of the outstanding common stock of IDDS and may issue up to an additional 12,964,261 shares of its common stock upon the exercise by IDDS option holders and warrant holders of eXegenics options and warrants issued to them in the merger in exchange for their currently outstanding IDDS options and warrants. Immediately prior to the effective time of the merger, all of the outstanding shares of IDDS preferred stock will have been converted into IDDS common stock. When the merger is completed, IDDS stockholders will receive 3.132 shares of eXegenics common stock for each share of IDDS common stock that they own.

     Based on this exchange ratio and the capitalization of eXegenics as of
[          ], 2002, the shares of eXegenics common stock expected to be issued in the merger would represent approximately 74% of the shares of eXegenics common stock outstanding immediately following the merger (including eXegenics series A preferred stock on an as-converted basis).

     eXegenics common stock is listed on the Nasdaq SmallCap under the symbol
"EXEG." On [          ], 2002, the closing sales price of eXegenics common stock
was $[     ] per share.

     A special meeting of the stockholders of eXegenics will be held at the Embassy Suites, 3880 W. Northwest Highway, Dallas, Texas 75220, on [Date], 2002, at [10:00 a.m.], local time, at which the stockholders of eXegenics will be asked to consider and vote upon a proposal to approve the issuance of eXegenics common stock in connection with the proposed merger, a proposal to amend the certificate of incorporation of eXegenics to increase the number of authorized shares of common stock of eXegenics, a proposal to authorize the board of directors, in its discretion, to effect a reverse split of eXegenics' issued and outstanding common stock, a proposal to amend the certificate of incorporation of eXegenics to change the name of the corporation to Accel Pharmaceuticals, Inc., a proposal to amend the certificate of incorporation of eXegenics to create a staggered board of directors, a proposal to approve a new stock incentive plan and a proposal to approve a new employee stock purchase plan. A special meeting of the stockholders of IDDS will be held at [Location] at [Address], [Zip] on [Date], 2002, at [Time], local time, at which the holders of IDDS capital stock will be asked to consider and vote upon a proposal to approve the merger and adopt the merger agreement. Enclosed are notices of the special meetings of eXegenics stockholders and IDDS stockholders.

                             ---------------------

     THIS JOINT PROXY STATEMENT/PROSPECTUS PROVIDES YOU WITH DETAILED
INFORMATION ABOUT THE MERGER, A DESCRIPTION OF WHICH BEGINS ON PAGE [   ]. WE
STRONGLY URGE YOU TO READ AND CAREFULLY CONSIDER THIS JOINT PROXY
STATEMENT/PROSPECTUS IN ITS ENTIRETY, INCLUDING THE MATTERS REFERRED TO UNDER
"RISK FACTORS" BEGINNING ON PAGE [   ].
                             ---------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE EXEGENICS COMMON STOCK TO BE ISSUED IN THE MERGER OR DETERMINED IF THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The date of this joint proxy statement/prospectus is [          ], 2002,
and this joint proxy statement/prospectus and the accompanying proxy cards are first being mailed to the stockholders of eXegenics and IDDS on or about
[          ], 2002.

                                [EXEGENICS LOGO]

                                 EXEGENICS INC.
                               2110 RESEARCH ROW
                                   SUITE 621
                              DALLAS, TEXAS 75235

                                                                          , 2002

Dear Stockholder,

     You are cordially invited to attend a special meeting of the stockholders
of eXegenics to be held at [10:00 a.m.] local time on [          ],
[          ], 2002 at the Embassy Suites, 3880 W. Northwest Highway, Dallas,
Texas.

     Important information concerning the matters to be acted upon at the special meeting is contained in the accompanying notice of special meeting of stockholders and a joint proxy statement/prospectus.

     AFTER CAREFUL CONSIDERATION, OUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE PROPOSALS DESCRIBED IN THE JOINT PROXY STATEMENT/PROSPECTUS, HAS CONCLUDED THAT SUCH PROPOSALS ARE ADVISABLE AND FAIR TO YOU AND IN YOUR BEST INTERESTS AND RECOMMENDS THAT YOU VOTE FOR THOSE PROPOSALS.

     We hope you will be able to attend the special meeting. Whether you plan to attend the special meeting or not, it is important that your shares are represented. Therefore, you are urged to complete, sign, date and return the enclosed proxy card promptly in accordance with the instructions set forth on the card. This will ensure your proper representation at the special meeting.

                                          Sincerely,

                                              /s/ RONALD L. GOODE, Ph.D.
                                          --------------------------------------
                                                  Ronald L. Goode, Ph.D.
                                          President and Chief Executive Officer

                            YOUR VOTE IS IMPORTANT.
                    PLEASE RETURN YOUR PROXY CARD PROMPTLY.

Dallas, Texas
[Date], 2002

                                 EXEGENICS INC.

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON [          ], 2002

To the Stockholders of eXegenics Inc.:

     NOTICE IS HEREBY GIVEN that a special meeting of the stockholders of eXegenics Inc., a Delaware corporation, will be held at [10:00 a.m.], local time, on [Date], 2002, at the Embassy Suites, 3880 W. Northwest Highway, Dallas, Texas, to consider and vote upon the following proposals:

          1. To approve, for purposes of NASD Marketplace Rule 4350(i)(1)(B), the issuance of up to 60,086,224 shares of eXegenics common stock in connection with the proposed merger of a newly-formed, wholly-owned subsidiary of eXegenics, IDDS Merger Corp., a Delaware corporation, with and into Innovative Drug Delivery Systems, Inc., a Delaware corporation, as contemplated by the Agreement and Plan of Merger and Reorganization, dated as of September 19, 2002, by and among eXegenics, IDDS Merger Corp., IDDS, Ronald L. Goode, Ph.D., as the representative of the holders of the common stock of eXegenics, and Mark C. Rogers, M.D., as the representative of the holders of the common stock of IDDS.

          2. To approve an amendment to our certificate of incorporation to increase the number of authorized shares of common stock from 30,000,000 to 90,000,000;

          3. To authorize the board of directors, in its discretion, to effect a 1-for-[5] reverse split of our issued and outstanding shares of common stock without further approval or authorization of our stockholders at any time prior to the next annual meeting of our stockholders;

          4. To approve an amendment to our certificate of incorporation to change the name of eXegenics Inc. to Accel Pharmaceuticals, Inc.;

          5. To approve an amendment to our certificate of incorporation to provide that our board of directors will be divided into three classes, each consisting of one-third of such directors, as nearly as may be, designated Class I, Class II and Class III;

          6. To approve the 2002 Omnibus Stock Incentive Plan;

          7. To approve the 2002 Employee Stock Purchase Plan; and

          8. To transact any other business that properly comes before the special meeting or any adjournments or postponements thereof.

     If proposals 1, 2, 3 and 6, to approve the issuance of shares of eXegenics common stock in connection with the merger, the amendment of the eXegenics certificate of incorporation to increase the number of shares of eXegenics common stock authorized for issuance, the authorization of the board of directors, in its discretion, to effect a reverse split of eXegenics' issued and outstanding common stock, and the adoption of a new stock incentive plan, are not approved, the merger will not be consummated. If the merger is not consummated, none of the foregoing proposals, except proposal 3 to authorize the board to effect a reverse stock split, will be implemented. In addition, proposals 4 and 7, to amend the certificate of incorporation to change the name of eXegenics and approve the employee stock purchase plan, will also not be implemented if the merger is not consummated. eXegenics may, however, effect the reverse stock split or amend its certificate of incorporation to provide for a staggered board if either proposal 3 or 5, respectively, is approved, even if none of the other proposals are approved and the merger is not consummated.

     ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING. EVEN IF YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, WE REQUEST THAT YOU COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY AND THUS ENSURE THAT YOUR SHARES WILL BE REPRESENTED AT THE SPECIAL MEETING IF YOU ARE UNABLE TO ATTEND. AN ENVELOPE IS ENCLOSED FOR THAT PURPOSE. ANY STOCKHOLDER ATTENDING THE SPECIAL MEETING MAY WITHDRAW HIS PROXY AND VOTE IN PERSON.

     The merger and related transactions are more fully described in the joint proxy statement/prospectus and the annexes, including the Agreement and Plan of Merger and Reorganization, accompanying this notice.

     Any action may be taken on any of the foregoing proposals at the special meeting on the date specified above or on any date to which the special meeting may properly be postponed or adjourned. The eXegenics board of directors has fixed the close of business on [Record Date], 2002 as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting. Only stockholders of record on the record date are entitled to notice of and to vote at the special meeting or any adjournment or postponement of the meeting.

                                          By Order of the Board of Directors,

                                                  /s/ JOAN H. GILLETT
                                          --------------------------------------
                                                     Joan H. Gillett
                                                   Corporate Secretary

Dallas, Texas
[Date], 2002

                     INNOVATIVE DRUG DELIVERY SYSTEMS, INC.
                         787 SEVENTH AVENUE, 48TH FLOOR
                            NEW YORK, NEW YORK 10019

                                                                          , 2002

Dear Stockholder,

     You are cordially invited to attend a special meeting of the stockholders of Innovative Drug Delivery Systems, Inc. ("IDDS") to be held at [10:00 a.m.]
local time on [          ], [            ], 2002.

     Important information concerning the matters to be acted upon at the special meeting is contained in the accompanying notice of special meeting of stockholders and a joint proxy statement/prospectus.

     AFTER CAREFUL CONSIDERATION, OUR BOARD OF DIRECTORS HAS APPROVED THE PROPOSAL FOR IDDS TO MERGE WITH EXEGENICS INC., A DELAWARE CORPORATION, AS MORE FULLY DESCRIBED IN THE JOINT PROXY STATEMENT/ PROSPECTUS, AND BELIEVES THAT SUCH PROPOSAL IS ADVISABLE AND FAIR TO YOU AND IN YOUR BEST INTERESTS AND RECOMMENDS THAT YOU VOTE FOR THAT PROPOSAL.

     We hope you will be able to attend the special meeting. Whether you plan to attend the special meeting or not, it is important that your shares are represented. Therefore, you are urged to complete, sign, date and return the enclosed proxy card promptly in accordance with the instructions set forth on the card. This will ensure your proper representation at the special meeting.

                                          Sincerely,

                                               /s/ MARK C. ROGERS, M.D.
                                          --------------------------------------
                                                   Mark C. Rogers, M.D.
                                          President and Chief Executive Officer

                            YOUR VOTE IS IMPORTANT.
                    PLEASE RETURN YOUR PROXY CARD PROMPTLY.

New York, New York
[Date], 2002

                     INNOVATIVE DRUG DELIVERY SYSTEMS, INC.
                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                       TO BE HELD ON [            ], 2002

     To the holders of Innovative Drug Delivery Systems, Inc. Common Stock, Series A Preferred Stock and Series B Preferred Stock:

     NOTICE IS HEREBY GIVEN that a special meeting of the stockholders of Innovative Drug Delivery Systems, Inc., a Delaware corporation, will be held at
[Time], local time, on [Date], 2002, at [          ], to consider and vote upon
the following proposal:

          1. To approve the proposed merger of a newly-formed, wholly-owned subsidiary of eXegenics Inc., a Delaware corporation, IDDS Merger Corp., a Delaware corporation, with and into Innovative Drug Delivery Systems, Inc., a Delaware corporation, as contemplated by the Agreement and Plan of Merger and Reorganization, dated as of September 19, 2002, by and among eXegenics, IDDS Merger Corp., IDDS, Ronald L. Goode, Ph.D., as the representative of the holders of the common stock of eXegenics, and Mark C. Rogers, M.D., as the representative of the holders of the common stock of IDDS, and to approve the merger agreement and related transactions; and

          2. To transact any other business that properly comes before the special meeting or any adjournments or postponements thereof.

     ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING. EVEN IF YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, WE REQUEST THAT YOU COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY AND THUS ENSURE THAT YOUR SHARES WILL BE REPRESENTED AT THE SPECIAL MEETING IF YOU ARE UNABLE TO ATTEND. AN ENVELOPE IS ENCLOSED FOR THAT PURPOSE. ANY STOCKHOLDER ATTENDING THE SPECIAL MEETING MAY WITHDRAW HIS PROXY AND VOTE IN PERSON.

     The proposed merger and related transactions are more fully described in the joint proxy statement/ prospectus and the annexes, including the Agreement and Plan of Merger and Reorganization, accompanying this notice.

     Any action may be taken on the foregoing proposal at the special meeting on the date specified above or on any date to which the special meeting may properly be postponed or adjourned. The IDDS board of directors has fixed the close of business on [Record Date], 2002 as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting. Only stockholders of record on the record date are entitled to notice of and to vote at the special meeting or any adjournment or postponement of the meeting.

                                          By Order of the Board of Directors,

                                                 /s/ FRED MERMELSTEIN
                                          --------------------------------------
                                                     Fred Mermelstein
                                                   Corporate Secretary

New York, New York
[Date], 2002

                               TABLE OF CONTENTS

                                                              PAGE
                                                              -----
FORWARD-LOOKING STATEMENTS..................................      v
SUMMARY OF THE JOINT PROXY STATEMENT/PROSPECTUS.............      1
  The Companies.............................................      1
  Summary of the Merger.....................................      1
QUESTIONS AND ANSWERS ABOUT THE MERGER......................      8
SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL
  INFORMATION...............................................     12
COMPARATIVE PER SHARE DATA..................................     13
MARKET PRICE INFORMATION....................................     14
  Recent Share Price Data...................................     14
  Dividend Policy...........................................     15
RISK FACTORS................................................     16
  Risks Related to the Merger...............................     16
  Risks Related to eXegenics and the Combined Company.......     20
  Risks Related to eXegenics' Business in the Event the
     Merger is Not Completed................................     31
THE MERGER..................................................     33
  Background of the Merger..................................     33
  eXegenics' Reasons for Entering into the Merger...........     34
  IDDS' Reasons for Entering into the Merger................     36
  Business of the Combined Company..........................     37
  Opinion of eXegenics' Financial Advisor...................     38
  Interests of Certain Persons in the Merger................     42
  Regulatory Approvals......................................     43
  Accounting Treatment of the Merger........................     43
  Restrictions on Sales of eXegenics Common Stock by
     Affiliates of IDDS.....................................     43
  Listing on the Nasdaq Stock Market of eXegenics Common
     Stock to be Issued in the Merger.......................     44
THE MERGER AGREEMENT........................................     45
  The Merger; Closing; Effective Time.......................     45
  Merger Consideration; Exchange Ratio......................     45
  Exchange of Shares........................................     45
  No Fractional Shares......................................     46
  Distributions with Respect to Unexchanged Shares..........     46
  Lost, Stolen or Destroyed Certificates....................     46
  Shares to be Issued in Another Name.......................     46
  Stock Options and Warrants................................     46
  Representations and Warranties............................     47
  Covenants.................................................     49
  Meetings of Stockholders..................................     50
  Boards of Directors of eXegenics and IDDS After the
     Merger.................................................     50
  Conditions to Closing.....................................     50
  Escrow Arrangements.......................................     52
  Stockholder Representatives...............................     52
  Termination of the Merger Agreement.......................     53

                                                              PAGE
                                                              -----
  Effect of Termination.....................................     53
  Break-up Fee..............................................     53
  Expenses..................................................     54
AGREEMENTS RELATED TO THE MERGER AGREEMENT..................     55
  Voting Agreements.........................................     55
  Affiliate Lock-Up Agreements..............................     55
STATUTORY APPRAISAL RIGHTS OF DISSENTING IDDS
  STOCKHOLDERS..............................................     56
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE
  MERGER....................................................     59
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA.......     61
INFORMATION REGARDING EXEGENICS.............................     68
EXEGENICS SELECTED FINANCIAL DATA...........................     77
MANAGEMENT'S DISCUSSION AND ANALYSIS OF EXEGENICS' FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS.......................     78
EXEGENICS' MANAGEMENT.......................................     84
SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS
  OF EXEGENICS..............................................     92
DIVIDEND POLICY OF EXEGENICS................................     94
INFORMATION REGARDING IDDS..................................     94
IDDS SELECTED FINANCIAL DATA................................    109
MANAGEMENT'S DISCUSSION AND ANALYSIS OF IDDS' FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS.......................    111
MANAGEMENT OF IDDS AND THE EXECUTIVE OFFICERS AND DIRECTORS
  OF IDDS JOINING EXEGENICS.................................    117
  Directors and Executive Officers..........................    117
  Executive Compensation....................................    119
SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS
  OF IDDS...................................................    128
INFORMATION REGARDING IDDS MERGER CORP. ....................    130
THE SPECIAL MEETING OF EXEGENICS STOCKHOLDERS...............    131
  General...................................................    131
  Date, Time and Place......................................    131
  Voting Procedures.........................................    131
  Record Date and Outstanding Shares........................    132
  Stockholders Entitled to Vote.............................    132
  Quorum; Abstentions; Broker Non-Votes.....................    132
  Vote Required.............................................    133
  Expenses of Proxy Solicitation............................    133
  Voting of Proxies.........................................    133
  How to Revoke Your Proxy..................................    134
THE SPECIAL MEETING OF IDDS STOCKHOLDERS....................    150
DESCRIPTION OF EXEGENICS CAPITAL STOCK......................    151
COMPARISON OF RIGHTS OF HOLDERS OF IDDS COMMON STOCK BEFORE
  AND AFTER THE MERGER......................................    154
LEGAL MATTERS...............................................    158
EXPERTS.....................................................    158

                                                              PAGE
                                                              -----
OTHER MATTERS...............................................    158
STOCKHOLDER PROPOSALS.......................................    158
WHERE YOU CAN FIND MORE INFORMATION.........................    159
INDEX TO EXEGENICS FINANCIAL STATEMENTS.....................    F-1
INDEX TO IDDS FINANCIAL STATEMENTS..........................   F-23
EXHIBITS
EXHIBIT A-1 -- FORM OF IDDS VOTING AND LOCK-UP AGREEMENT....  A-1-1
EXHIBIT A-2 -- FORM OF LOCK-UP AGREEMENT....................  A-2-1
EXHIBIT A-3 -- 2002 OMNIBUS STOCK INCENTIVE PLAN............  A-3-1
EXHIBIT A-4 -- 2002 EMPLOYEE STOCK PURCHASE PLAN............  A-4-1
ANNEXES
ANNEX A -- AGREEMENT AND PLAN OF MERGER AND
  REORGANIZATION............................................    A-1
ANNEX B -- OPINION OF PETKEVICH & PARTNERS, LLC.............    B-1
ANNEX C -- SECTION 262 OF THE DELAWARE GENERAL CORPORATION
  LAW.......................................................    C-1

                                   IMPORTANT

     As permitted under the rules of the U.S. Securities and Exchange Commission, or the SEC, this joint proxy statement/prospectus incorporates important business and financial information about eXegenics and IDDS that is contained in documents filed with the SEC that are not included in or delivered with this joint proxy statement/prospectus. You may obtain copies of these documents, without charge, from the website maintained by the SEC at www.sec.gov, as well as other sources. See "Where You Can Find More Information" beginning on page [ ]. You may also obtain copies of these documents, without charge, from us by writing or calling:

              eXegenics Inc.                 Innovative Drug Delivery Systems, Inc.
            2110 Research Row                    787 Seventh Avenue, 48th floor
              Dallas, Texas                         New York, New York 10019
              (214) 358-2000                             (212) 554-4328
          Attention: Controller                Attn: Manager, Investor Relations

     IN ORDER TO OBTAIN DELIVERY OF THIS INFORMATION PRIOR TO THE CLOSING OF THE MERGER, YOU SHOULD REQUEST SUCH INFORMATION NO LATER THAN [DATE 15 DAYS AFTER FIRST MAILING].

                           FORWARD-LOOKING STATEMENTS

     This joint proxy statement/prospectus contains forward-looking statements. Such statements are valid only as of the date hereof, and we disclaim any obligation to update this information. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. These statements, which include, but are not limited to, the successful completion of the proposed merger between eXegenics and IDDS and the benefits expected to be derived therefrom, are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. Factors that might cause such a material difference include, among others, uncertainties related to the ability to attract and retain partners for our technologies, products or product candidates, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA review process and other governmental regulation, our ability to successfully develop and commercialize, acquire or in-license drug candidates, competition from other pharmaceutical companies, product pricing and third party reimbursement, and other factors relating to our financial resources and the trading market for our securities described in our filings with the Securities and Exchange Commission.

     This joint proxy statement/prospectus also contains forward-looking statements attributed to third parties relating to their estimates regarding the growth of certain markets. Forward-looking statements are not guarantees and are subject to known and unknown risks, uncertainties and other factors that may cause eXegenics', IDDS' and the drug development industry's actual results, levels of activity, performance, achievements and prospects to be materially different from those expressed or implied by such forward-looking statements. These risks, uncertainties and other factors include, among others, those
identified in the section entitled "Risk Factors" on page   , and elsewhere in
this joint proxy statement/prospectus.

                SUMMARY OF THE JOINT PROXY STATEMENT/PROSPECTUS

     This joint proxy statement/prospectus pertains to the merger of a wholly-owned subsidiary of eXegenics with and into IDDS and it is being sent to the holders of eXegenics common stock and preferred stock and the holders of IDDS common stock and preferred stock. This summary highlights selected information from this joint proxy statement/prospectus and may not contain all the information that is important to you. To better understand the merger, you should read this entire document carefully, including the Agreement and Plan of Merger and Reorganization, which is attached as Annex A, the opinion of Petkevich & Partners, LLC, which is attached as Annex B, and the other documents to which we refer.

THE COMPANIES

eXegenics Inc.
2110 Research Row
Dallas, Texas 75235
(214) 358-2000
http://www.exegenicsinc.com

     eXegenics is a post-genomics drug creation enterprise engaged in the discovery of drugs for the treatment of cancers and drug-resistant bacterial diseases. Employing Quantum Core Technology (QCT(TM)), a suite of proprietary technologies, eXegenics' scientists create novel small molecular weight "core inhibitor" molecules of disease-causing enzymes and proteins. These "core inhibitor" candidate drug leads are optimized into novel potential clinical drug candidates for further preclinical and clinical development, after which they would be advanced towards clinical drug candidates and pharmaceutical products. eXegenics' other proprietary research platform is Optimized Anti-Sense Inhibitory Sequence (OASIS(TM)), which is used to create antisense molecules that can potentially be developed into novel drugs. eXegenics, incorporated in Delaware, was founded in 1991, and is based in Dallas, Texas. eXegenics held the initial public offering of its common stock on November 7, 1995. Its common stock is currently traded on the Nasdaq SmallCap Market System under the symbol "EXEG." Please see the Risk Factors relating to our Nasdaq listing on pages [ ] and [ ].

Innovative Drug Delivery Systems, Inc.
787 Seventh Avenue, 48th Floor
New York, New York 10019
(212) 554-4550
http://www.idds.com

     IDDS is a development stage pharmaceutical company dedicated to the development and commercialization of innovative treatments for pain management. IDDS has initiated a program strategically positioned to develop proprietary drugs that are administered by various routes to treat the moderate to severe pain syndromes associated with a range of maladies and disease states. IDDS, incorporated in Delaware, was founded in April 1999, as Alchemy Pharmaceuticals, Inc. In September 2000, the company merged with Pain Management, Inc., a Delaware corporation organized in February 1998 and changed its name to Innovative Drug Delivery Systems, Inc. IDDS is based in New York, New York and is a privately held company.

SUMMARY OF THE MERGER

  STRUCTURE OF THE TRANSACTION (SEE PAGE   )

     The merger will combine the businesses of eXegenics and IDDS. Upon completion of the merger, IDDS will become a wholly-owned subsidiary of eXegenics and eXegenics, under the new name Accel Pharmaceuticals, Inc., will continue to conduct its own business and the business currently being conducted by IDDS.

  MERGER CONSIDERATION; FIXED EXCHANGE RATIO (SEE PAGE   )

     In connection with the merger, all outstanding shares of IDDS common stock will be exchanged for a total of up to 47,121,963 shares of eXegenics common stock and eXegenics may issue up to an additional 12,964,261 shares of its common stock upon the exercise by IDDS option holders and warrant holders of eXegenics options and warrants issued to them in the merger in exchange for their currently outstanding IDDS options and warrants. Immediately prior to the merger, all IDDS preferred stock will have been converted into common stock of IDDS. As a holder of IDDS common stock, you will be entitled to receive 3.132 shares of eXegenics common stock for each share of IDDS common stock that you own. You will not receive any fractional shares. Instead, cash will be paid in lieu of fractional shares, based upon the median price per share of eXegenics common stock over a 20-day period, determined in accordance with a formula set forth in the merger agreement. Based on this exchange ratio and the
capitalization of eXegenics as of [          ], 2002, the shares of eXegenics
common stock expected to be issued in the merger would represent approximately 74% of the shares of eXegenics common stock outstanding immediately following the merger (including eXegenics' series A preferred stock on an as-converted basis).

     Furthermore, pursuant to the merger agreement, an aggregate of 4,712,196 shares of eXegenics common stock that are issuable in the merger to holders of IDDS capital stock will be placed in an escrow fund for a period of six months following completion of the merger. The escrow fund will be the sole source of reimbursement to eXegenics for, among other things, losses arising from a breach by IDDS of any of its representations and warranties in the merger agreement or any failure by IDDS to perform its covenants and obligations under the merger agreement. If eXegenics does not assert any claim for indemnification, after the end of the six-month escrow period those shares will be distributed pro rata to the former IDDS stockholders. In addition, an aggregate of 4,712,196 shares of eXegenics common stock will be issued and placed in the escrow fund for the same six-month escrow period to serve as the sole source of reimbursement to the former holders of IDDS common stock for, among other things, losses arising from a breach by eXegenics of any of its representations and warranties in the merger agreement or any failure by eXegenics to perform its covenants and obligations under the merger agreement. If IDDS does not assert any claim for indemnification, after the end of the six-month escrow period those shares will be cancelled.

     The exchange ratio for IDDS' common stock set forth above is fixed except for adjustments to reflect any reclassification, stock split, stock dividend or other similar change with respect to eXegenics or IDDS capital stock occurring before the effective time of the merger. As a result, except for any such adjustments, the number of shares of eXegenics common stock that you are entitled to receive in the merger will not change between now and the date the merger is completed, regardless of fluctuations in the market price of eXegenics common stock. We encourage you to obtain current quotations of the market price of eXegenics common stock.

     At the special meeting of eXegenics stockholders, stockholders are being asked to authorize the eXegenics board of directors, in its discretion, to effect a 1-for-[5] reverse split of the common stock of eXegenics. If approved by the eXegenics stockholders, the board of directors will not effect the reverse stock split until after the merger has closed and eXegenics common stock is issued to the former IDDS stockholders or the merger agreement has been terminated. Accordingly, the reverse stock split will not affect the pro rata share ownership of eXegenics and former IDDS stockholders immediately after the merger.

  STOCKHOLDER APPROVALS (SEE PAGES   AND   )

     The affirmative vote of at least a majority of the outstanding shares of eXegenics common stock and series A preferred stock is required to amend the eXegenics certificate of incorporation to increase the number of shares of eXegenics common stock authorized for issuance, change the name of the corporation and create a staggered board of directors, and to authorize the board of directors, in its discretion, to effect a reverse split of eXegenics' issued and outstanding common stock. In addition, the affirmative vote of holders of a majority of the eXegenics common stock and series A preferred stock represented at the eXegenics special meeting at which a quorum is present is required to approve the issuance of eXegenics common stock in connection with the merger and to approve a new stock incentive plan and employee stock purchase plan.

     The affirmative vote of holders of a majority of the outstanding shares of IDDS common stock and preferred stock, voting as a single class, is required for IDDS stockholders to approve the merger agreement and related transactions.

  RECOMMENDATIONS OF THE BOARDS OF DIRECTORS OF EXEGENICS AND IDDS (SEE PAGES
  AND   )

     After careful consideration, eXegenics' board of directors unanimously recommends that eXegenics stockholders vote in favor of the proposals to issue eXegenics common stock in connection with the merger, to amend the eXegenics certificate of incorporation to increase the number of shares common stock authorized for issuance, change the name of the corporation and create a staggered board of directors, to authorize the board of directors, in its discretion, to effect a reverse split of eXegenics' issued and outstanding common stock, and to approve a new stock incentive plan and employee stock purchase plan.

     After careful consideration, IDDS' board of directors unanimously recommends that IDDS stockholders vote in favor of the proposal to approve the merger agreement and related transactions.

  OPINION OF EXEGENICS' FINANCIAL ADVISOR (SEE PAGE   )

     In deciding to approve the merger, the eXegenics board of directors considered the opinion of its financial advisor, Petkevich & Partners, as to the fairness, from a financial point of view, of the exchange ratio in the merger. The full text of the written opinion of Petkevich & Partners is attached to this joint proxy statement/prospectus as Annex B. You should read the opinion carefully and completely for a description of the assumptions made, matters considered and the limitations of the review the advisor conducted. The opinion is directed to the eXegenics board of directors. The opinion is not a recommendation as to how to vote on any matter relating to the proposed merger.

  VOTING AGREEMENTS (SEE PAGE   )

     On or prior to September 19, 2002, the principal stockholders of IDDS
entered into voting agreements. The holders of more than      % of the voting
power of IDDS' capital stock (consisting of both IDDS common stock and preferred stock) entered into a voting agreement under which they agreed to vote in favor of approval of the merger and adoption of the merger agreement.

     The form of voting agreement is attached within Exhibit A-1 to this joint proxy statement/prospectus. We encourage you to read the form of voting agreement carefully.

  AFFILIATE LOCK-UP AGREEMENTS (SEE PAGE   )

     As a condition to eXegenics' and IDDS' willingness to enter into the merger agreement, each executive officer, director and certain significant stockholders of eXegenics and IDDS executed lock-up agreements with eXegenics, whereby such persons, subject to certain conditions and exceptions, agreed to limit the sale or transfer of shares of eXegenics common stock. Those persons have agreed not to sell or otherwise transfer any shares of eXegenics common stock previously owned or received in connection with the proposed merger for a period of six months following the completion of the merger. After the six-month anniversary of the completion of the merger, they are no longer subject to the limitations imposed by the lock-up agreements, but may be subject to other limitations and restrictions on resales as a result of federal and state securities laws.

     The forms of lock-up agreements are attached as Exhibits A-1 and A-2 to this joint proxy statement/ prospectus. We encourage you to read the forms of lock-up agreements carefully.

  INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER (SEE PAGE   )

     When considering the recommendations of the eXegenics board of directors and the IDDS board of directors, you should be aware that certain of eXegenics' and IDDS' directors and officers have interests in the merger that are different from, or are in addition to, your interests. In particular, upon consummation of the merger, both Drs. Rogers and Goode will be granted an option to purchase 2,349,000 shares of eXegenics common stock (approximately 2.9% of the combined company on a fully-diluted basis), at an exercise price equal to [the fair market value of the stock on the fifth day after the consummation of the merger]. As a result of these interests, these directors and officers of eXegenics and IDDS may be more likely to vote to adopt the merger agreement and approve the issuance of the shares of eXegenics common stock to the IDDS stockholders pursuant to the merger agreement than if they did not hold these interests. eXegenics' and IDDS' stockholders should consider whether these interests might have influenced these directors and officers to support or recommend the merger.

  SHARE OWNERSHIP OF MANAGEMENT AND CERTAIN PRINCIPAL STOCKHOLDERS (SEE PAGES
  AND   )

     As of           , 2002, directors, officers and affiliates of eXegenics as
a group beneficially owned           shares of common stock, which represents
approximately      % of the total voting power represented by eXegenics'
outstanding capital stock.

     As of           , 2002, directors, officers and affiliates of IDDS as a
group beneficially owned           shares of IDDS common stock and
shares of preferred stock, which represents approximately      % of the total
voting power represented by IDDS' outstanding capital stock.

  CONDITIONS TO COMPLETION OF THE MERGER (SEE PAGE   )

     eXegenics' and IDDS' obligations to complete the merger are subject to the satisfaction or waiver of certain closing conditions. The conditions that must be satisfied or waived before the completion of the merger include the following, subject to exceptions and qualifications:

     - both eXegenics and IDDS must receive the requisite stockholder approvals of the matters described in the notices of the special meetings;

     - the registration statement, of which this joint proxy statement/prospectus is a part, must have been declared effective by the Securities and Exchange Commission; and

     - no court order or other legal restraint or prohibition preventing the consummation of the merger may be in effect or pending.

     For further detail regarding the closing conditions to the merger, see
Article VII of the merger agreement, which is attached to this joint proxy statement/prospectus as Annex A.

 TERMINATION OF THE MERGER AGREEMENT (SEE PAGE   )

     The merger agreement may be terminated prior to the effectiveness of the merger under the following conditions:

     - by mutual consent of eXegenics and IDDS;

     - subject to certain conditions, by either eXegenics or IDDS if the merger has not occurred before February 14, 2003;

     - subject to certain conditions, by eXegenics or IDDS if any application for regulatory or governmental approval necessary to consummate the merger is denied;

     - subject to certain conditions, by eXegenics or IDDS, if the other party approves or enters into an agreement providing for it to engage in a superior acquisition proposal, in that the acquisition, if consummated, would result in a transaction more favorable to stockholders;

     - by eXegenics or IDDS if a final, non-appealable order of a court prevents consummation of the merger or if a law is enacted which would make consummation of the merger illegal;

     - by eXegenics, if (i) the stockholders of IDDS fail to approve the merger agreement or (ii) the requisite approval of the conversion of all outstanding shares of IDDS preferred stock into shares of IDDS common stock is not obtained from the stockholders of IDDS;

     - by eXegenics, if (i) IDDS materially breaches a representation, warranty, covenant or other provision of the merger agreement and fails to cure such breach within 30 days of receiving notice of the breach or (ii) any of the conditions precedent to eXegenics' obligation to close the merger has not been satisfied or satisfaction is or becomes impossible;

     - by IDDS if the stockholders of eXegenics fail to approve any of the proposals to (i) issue shares of eXegenics common stock in connection with the merger, (ii) increase the number of shares of eXegenics common stock authorized for issuance, (iii) authorize the board of directors, in its discretion, to effect a reverse split of the issued and outstanding shares of eXegenics common stock or (iv) adopt a new stock incentive plan of eXegenics;

     - by IDDS if, as of the effective time of the merger, eXegenics does not have cash or cash equivalents in the amount of at least $16.5 million, or eXegenics' current liabilities exceed $1.1 million; and

     - by IDDS, if (i) eXegenics materially breaches a representation, warranty, covenant or other provision of the merger agreement and fails to cure such breach within 30 days of receiving notice of the breach or (ii) any of the conditions precedent to IDDS' obligation to close the merger has not been satisfied or satisfaction is or becomes impossible.

     In the event of the termination of the merger agreement by either eXegenics or IDDS, the merger agreement will become void and have no effect. However, if eXegenics terminates the merger agreement because it has approved a superior acquisition proposal, or IDDS terminates the merger agreement because (i) the stockholders of eXegenics have failed to approve the necessary proposals, (ii) there has been a material breach of eXegenics' representations or covenants,
(iii) eXegenics has not satisfied its closing conditions, (iv) eXegenics has approved a superior acquisition proposal or (v) ten business days have elapsed since eXegenics deemed an acquisition proposal to be a superior proposal and such determination has not been withdrawn, then eXegenics must pay to IDDS a termination fee equal to $2.0 million in cash. In addition, if IDDS terminates the merger agreement because it has approved a superior acquisition proposal, or eXegenics terminates the merger agreement because (i) the stockholders of IDDS have failed to approve the necessary proposals, (ii) there has been a material breach of IDDS' representations or covenants, (iii) IDDS has not satisfied its closing conditions, (iv) IDDS has approved a superior acquisition proposal or
(v) ten business days have elapsed since IDDS deemed an acquisition proposal to be a superior proposal and such determination has not been withdrawn, then IDDS must, at the option of IDDS, either pay to eXegenics a termination fee equal to $2.0 million in cash or deliver to eXegenics shares of IDDS having a value of $4.0 million.

  STOCK OPTIONS AND WARRANTS (SEE PAGE   )

     All options outstanding under eXegenics' stock option plan prior to the merger will remain in full force and effect upon the merger on the same terms as are in effect immediately prior to the merger, except that (i) all options held by a person who is, immediately prior to the merger, an officer or director of eXegenics but who is not continuing as an officer or director of eXegenics after the merger will immediately vest and such officers and directors will have the term of their original option grants in which to exercise their options, (ii) all options held by a person who is, immediately prior to the merger, an employee of eXegenics will immediately vest, and (iii) each holder of options who is, immediately prior to the merger, an employee of eXegenics will have three years from and after the termination of his active service with eXegenics in which to exercise his options.

     IDDS' stock option plan will be cancelled upon the merger. Upon the merger, eXegenics will adopt a new stock incentive plan with substantially the same terms as the IDDS stock option plan. eXegenics will issue, under and pursuant to the terms of the newly adopted stock incentive plan, to the holders of outstanding IDDS stock options immediately prior to the merger, options with the same terms as the IDDS stock options issued except that (i) such options will remain exercisable for the time period set forth in the applicable option grant agreement, subject to clause (iv) below, (ii) each such option will be exercisable for such number of shares of eXegenics common stock as equals the number of shares of IDDS common stock into which the IDDS stock options were exercisable multiplied by the exchange ratio, (iii) the per share exercise price for each such option will equal the applicable per share exercise price under the IDDS plan divided by the exchange ratio, and (iv) all options held by a person who is, immediately prior to the merger, an employee, officer or director of IDDS but who is terminated without cause within six months of the closing of the merger, will vest upon such termination and such option holder will have the term of his original option grants in which to exercise his options.

     Upon the effective time of the merger, eXegenics will honor all outstanding IDDS warrants. The IDDS warrants will thereupon be exercisable in accordance with the terms thereof for such number of shares of eXegenics common stock as equals (i) the number of shares of IDDS stock for which the IDDS warrants were exercisable multiplied by (ii) the exchange ratio. The exercise price for the IDDS warrants will thereupon be the exercise price for the IDDS warrants prior to the effective time of the merger divided by the exchange ratio.

  ESTABLISHMENT OF AN ESCROW FUND (SEE PAGE   )

     Pursuant to the terms of the merger agreement, at the effective time of the merger an aggregate of 4,712,196 shares of eXegenics common stock, representing 10% of the shares of eXegenics common stock issuable in the merger to holders of IDDS' capital stock, will be placed in an escrow fund for the benefit of eXegenics. An additional 4,712,196 shares of eXegenics common stock will be issued and placed in the escrow fund for the benefit of IDDS. The escrow fund will be held by U.S. Trust Company as the escrow agent. These shares will be held in the escrow fund for a period of six months following the effective time of the merger and will serve as the exclusive source of reimbursement to eXegenics and the former holders of IDDS common stock, as the case may be, for, among other things: (i) any losses arising from any breach by IDDS or eXegenics of its representations and warranties in the merger agreement; or (ii) any failure by IDDS or eXegenics to perform its covenants and obligations under the merger agreement.

     The terms and provisions of the escrow arrangement are contained in Article VIII of the merger agreement, which is attached to this joint proxy statement/prospectus as Annex A. We encourage you to read the provisions of
Article VIII of the merger agreement carefully.

  BOARDS OF DIRECTORS OF EXEGENICS AND IDDS FOLLOWING THE MERGER (PAGE   )

     Upon completion of the proposed merger, pursuant to the terms of the merger agreement, the board of directors of each of eXegenics and IDDS will consist of four directors designated by IDDS (who will be Mark C. Rogers, M.D., Peter Kash, Edward Miller, M.D. and Mark Siegel), four directors designated by eXegenics (who will be Ronald L. Goode, Ph.D., Gary Frashier, Ira J. Gelb, M.D. and Robert Easton) and one independent director mutually agreed upon by IDDS and eXegenics (who will be Douglas Watson). As of the effective time of the merger, Mark C. Rogers, M.D. will serve as the executive chairman of each of the board of directors of eXegenics and of IDDS and Ronald L. Goode, Ph.D., will serve as president and chief executive officer.

     As of the effective time of the merger, the board of directors of eXegenics will be divided into three classes, the first class to be comprised of Peter Kash, Robert Easton and Douglas Watson, the second class to be comprised of Edward Miller, M.D., Gary Frashier and Ira J. Gelb, M.D., and the third class to be comprised of Mark C. Rogers, M.D., Ronald L. Goode, Ph.D. and Mark Siegel. The term of the directors in the first class will expire at the annual meeting of eXegenics' stockholders in year 2003; the term of the directors in the second class will expire at the annual meeting of eXegenics' stockholders in year 2004; and the term of the directors in the third class will expire at the annual meeting of eXegenics' stockholders in year 2005. The term of each of such directors thereafter will be three years. None of such directors may be removed from eXegenics' board of directors, except for cause.

  APPRAISAL RIGHTS OF DISSENTING IDDS STOCKHOLDERS (SEE PAGE   )

     Under Delaware law, IDDS stockholders are entitled to appraisal rights, subject to certain conditions discussed more fully elsewhere in this joint proxy statement/prospectus. Appraisal rights entitle dissenting stockholders, under certain conditions, to receive a valuation of their shares and a payment of that value in cash. Failure to follow the steps required by law for perfecting appraisal rights may lead to the loss of those rights, in which case the dissenting stockholder will be treated in the same manner as a non-dissenting stockholder.

     See Annex C for a reproduction of Section 262 of the Delaware General Corporation Law, which relates to the appraisal rights of dissenting stockholders. IN VIEW OF THE COMPLEXITY OF LAW RELATING TO APPRAISAL RIGHTS, IDDS STOCKHOLDERS WHO ARE CONSIDERING OBJECTING TO THE MERGER SHOULD CONSULT THEIR OWN LEGAL ADVISORS.

     Pursuant to the terms of the merger agreement, eXegenics will be released from its obligation to effect the merger if the shares of IDDS common stock held by stockholders who have exercised and perfected appraisal rights exceed 5% of the outstanding shares of IDDS capital stock.

  MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER (SEE PAGE   )

     The merger has been structured as a reorganization for U.S. federal income tax purposes. In general, IDDS stockholders will not recognize gain or loss for U.S. federal income tax purposes, except to the extent of cash received in lieu of fractional shares or pursuant to appraisal rights. However, the tax consequences to you will depend upon your particular circumstances. Accordingly, IDDS stockholders are urged to consult with their own tax advisors to determine the tax consequences of the merger to them.

  REGULATORY APPROVALS REQUIRED TO COMPLETE THE MERGER (SEE PAGE   )

     Neither IDDS nor eXegenics is aware of the need to obtain any regulatory approvals in order to consummate the merger other than the following:

     - effectiveness of the registration statement of which this joint proxy statement/prospectus is a part; and

     - approval to list the shares of eXegenics common stock to be issued in connection with the proposed merger on the Nasdaq National Market or the Nasdaq SmallCap Market if then so listed. See the Risk Factors relating
       to our Nasdaq listing on pages   and   .

     eXegenics and IDDS intend to obtain these approvals and any additional regulatory approvals that may be required. However, neither party can assure you that all of the approvals will be obtained.

  ACCOUNTING TREATMENT OF THE MERGER (SEE PAGE   )

     For accounting purposes, the merger of eXegenics and IDDS will be accounted for as a reverse merger under the purchase method of accounting in accordance with generally accepted accounting principles in the United States of America. Accordingly, IDDS will be deemed, for accounting purposes, to be the acquirer. Therefore, IDDS will record the fair value of eXegenics' assets purchased and liabilities assumed based on the fair market value of eXegenics' outstanding equity securities, including stock options and warrants, at the date of acquisition. It is expected that the consideration will be less than the fair market value of the net assets purchased. Accordingly, we will have negative goodwill which will result in a non-recurring extraordinary gain.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: WHAT IS THE MERGER?

A: The merger will combine the businesses of eXegenics and IDDS. Upon completion of the merger, IDDS will become a wholly-owned subsidiary of eXegenics and eXegenics, under the new name Accel Pharmaceuticals, Inc., will continue to conduct its own business and the business currently being conducted by IDDS.

Q: DOES THE EXEGENICS BOARD OF DIRECTORS RECOMMEND VOTING IN FAVOR OF THE
   ISSUANCE OF EXEGENICS COMMON STOCK IN CONNECTION WITH THE PROPOSED MERGER AND THE OTHER RELATED PROPOSALS?

A: Yes. After careful consideration, eXegenics' board of directors unanimously determined that the merger is advisable and is fair to, and in the best interests of, eXegenics and its stockholders. eXegenics' board of directors unanimously recommends that eXegenics stockholders vote FOR the proposals to issue shares of eXegenics common stock in connection with the merger, amend the eXegenics certificate of incorporation to increase the number of shares common stock authorized for issuance, change the name of the corporation and create a staggered board of directors, authorize the board of directors, in its discretion, to effect a reverse split of eXegenics' issued and outstanding common stock, and approve a new stock incentive plan and employee stock purchase plan.

   For a description of the factors considered by the eXegenics board of directors in making its determination, see the section entitled "The
   Merger-eXegenics' Reasons for Entering into the Merger" on page   .

Q: WHAT VOTE IS REQUIRED BY EXEGENICS STOCKHOLDERS TO COMPLETE THE MERGER?

A: The closing of the merger is conditioned upon eXegenics' stockholders voting to approve proposals to approve the issuance of shares of eXegenics common stock in connection with the merger, the amendment of the eXegenics certificate of incorporation to increase the number of shares of eXegenics common stock authorized for issuance, the authorization of the board of directors, in its discretion, to effect a reverse split of eXegenics' issued and outstanding common stock, and the adoption of a new stock incentive plan. In addition, eXegenics stockholders are being asked to approve an amendment to the eXegenics certificate of incorporation to change the name of eXegenics and create a staggered board of directors, and to approve a new employee stock purchase plan. The affirmative vote of at least a majority of the outstanding shares of eXegenics common stock and series A preferred stock, voting together as a class, is required to amend the eXegenics certificate of incorporation to increase the number of shares of eXegenics common stock authorized for issuance, change the name of the corporation and create a staggered board of directors, and to authorize the board of directors, in its discretion, to effect a reverse split of eXegenics' issued and outstanding common stock. In addition, the affirmative vote of holders of a majority of the eXegenics common stock and series A preferred stock, voting together as a class, represented at the eXegenics special meeting at which a quorum is present is required to approve the issuance of eXegenics common stock in connection with the merger and to approve the new stock incentive plan and the employee stock purchase plan.

Q: WILL EXEGENICS STOCKHOLDERS RECEIVE ANY SHARES AS A RESULT OF THE MERGER?

A: No. eXegenics stockholders will continue to hold the eXegenics shares they currently own, subject to the reverse stock split.

Q: WHAT WILL IDDS STOCKHOLDERS RECEIVE IN THE MERGER?

A: If we complete the merger, eXegenics will issue up to 47,121,963 shares of its common stock in exchange for all of the outstanding common stock of IDDS, subject to the indemnification escrow, and may issue up to an additional 12,964,261 shares of its common stock upon the exercise by IDDS option holders and warrant holders of eXegenics options and warrants issued to them in the merger in exchange for their currently outstanding IDDS options and warrants. Immediately prior to the merger, all IDDS preferred stock will have been converted into common stock of eXegenics. As a holder of IDDS common stock, you will be entitled to receive 3.132 shares of eXegenics common stock for each share of IDDS common stock that you own. You will not receive any fractional shares. Instead, cash will be paid in lieu of fractional shares, based upon the median price per share of eXegenics common stock over a 20-day period, determined in accordance with a formula set forth in the merger agreement. Based on this exchange ratio and the capitalization of eXegenics as of
   [          ], 2002, the shares of eXegenics common stock expected to be issued in the merger would represent approximately 74% of the shares of eXegenics common stock outstanding immediately following the merger (including eXegenics series A preferred stock on an as-converted basis).

   Furthermore, pursuant to the merger agreement, an aggregate of 4,712,196 shares of eXegenics common stock that are issuable in the merger to holders of IDDS capital stock will be placed in an escrow fund for a period of six months following completion of the merger. The escrow fund will be the sole source of reimbursement to eXegenics for, among other things, losses arising from a breach by IDDS of any of its representations and warranties in the merger agreement or any failure by IDDS to perform its covenants and obligations under the merger agreement.

   The exchange ratio for IDDS' common stock set forth above is fixed except for adjustment to reflect any reclassification, stock split, stock dividend or other similar change with respect to eXegenics or IDDS capital stock occurring before the effective time of the merger. As a result, except for any such adjustments, the number of shares of eXegenics common stock that you are entitled to receive in the merger will not change between now and the date the merger is completed, regardless of fluctuations in the market price of eXegenics common stock. We encourage you to obtain current quotations of the market price of eXegenics common stock.

   At the special meeting of eXegenics stockholders, stockholders are being asked to authorize the eXegenics board of directors, in its discretion, to effect a 1-for-[5] reverse split of the common stock of eXegenics. If approved by the eXegenics stockholders, the board of directors will not effect the reverse stock split until after the merger has closed and eXegenics common stock is issued to the former IDDS stockholders or the merger agreement has been terminated. Accordingly, the reverse stock split will not affect the pro rata ownership of eXegenics and IDDS stockholders immediately after the merger.

Q: DOES IDDS' BOARD OF DIRECTORS RECOMMEND VOTING IN FAVOR OF THE MERGER?

A: Yes. After careful consideration, IDDS' board of directors unanimously determined that the merger is advisable and is fair to, and in the best interests of, IDDS and its stockholders. IDDS' board of directors unanimously recommends that IDDS stockholders vote FOR the proposals to approve the merger agreement and related transactions.

   For a description of the factors considered by the IDDS board of directors in making its determination, see the section entitled "The Merger -- IDDS'
   Reasons for Entering into the Merger" on page   .

Q: WHAT VOTE IS REQUIRED BY IDDS STOCKHOLDERS TO COMPLETE THE MERGER?

A: The affirmative vote of holders of a majority of the outstanding shares of
   IDDS common stock and preferred stock, voting as a single class, is required to approve the merger agreement and related transactions. IDDS stockholders
   who collectively hold approximately      % of the outstanding capital stock
   of IDDS as of           , 2002, have agreed to vote all of their shares in
   favor of approval of the merger agreement and related transactions.

Q: WILL IDDS STOCKHOLDERS RECOGNIZE GAIN OR LOSS FOR U.S. FEDERAL INCOME TAX
   PURPOSES AS A RESULT OF THE MERGER?

A: The merger has been structured as a tax-free reorganization for U.S. federal income tax purposes. In general, IDDS stockholders will not recognize gain or loss for U.S. federal income tax purposes, except to the extent of cash received in lieu of fractional shares or pursuant to appraisal rights. However, IDDS stockholders are urged to consult with their own tax advisors to determine their particular tax consequences.

   For a more complete description of the tax consequences of the merger, see the section entitled "Material U.S. Federal Income Tax Consequences of the
   Merger" on page   .

Q: WILL I HAVE DISSENTERS' OR APPRAISAL RIGHTS?

A: Under Delaware law, IDDS stockholders who do not vote in favor of the merger have the right to have the fair market value of their IDDS shares determined by the Delaware Chancery Court. In order to qualify for this right, a stockholder must fully comply with the provisions of Section 262 of the Delaware General Corporation Law. See the section entitled "Appraisal Rights
   of Dissenting IDDS Stockholders" on page   and Annex C for a description of
   those procedures. eXegenics stockholders do not have appraisal rights on any of the proposals being submitted to eXegenics stockholders at the special meeting.

Q: WHEN DO YOU EXPECT TO COMPLETE THE MERGER?

A: We are working to complete the merger as quickly as possible. We currently expect to complete the merger promptly after receipt of approval from both eXegenics' and IDDS' stockholders.

   For a description of the conditions precedent to completion of the merger, see the section entitled "The Merger Agreement -- Conditions to Closing" on
   page   .

Q: WHAT DO I NEED TO DO NOW?

A: We urge you to carefully read and consider the information contained in this joint proxy statement/ prospectus, including the exhibits and annexes, and to consider how the merger will affect you as a stockholder. You are also encouraged to review the documents referenced under the section entitled
   "Where You Can Find More Information" on page   and to obtain current
   quotations of the market price of eXegenics common stock. You should then vote as soon as possible in accordance with the procedures provided in this joint proxy statement/prospectus and on the enclosed proxy card.

Q: HOW DO I VOTE?

A: Please complete and sign your proxy card and return it in the enclosed envelope as soon as possible so that your shares may be represented at your special meeting. eXegenics stockholders may also vote their shares by calling
   (866) 206-4936 at any time prior to 5:00 p.m. eastern standard time on , 2002. If you return your proxy card but do not include instructions on how to vote your proxy, eXegenics or IDDS will vote your shares FOR the proposals being made at your special meeting unless your shares are held in "street name" in a brokerage account. You may also attend your special meeting and vote in person instead of submitting a proxy.

Q: IF MY EXEGENICS SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER
   VOTE MY SHARES FOR ME?

A: Your broker cannot vote your shares unless your broker has discretionary voting authority or you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker. If your broker cannot vote your shares, this is considered a broker non-vote and those shares will not be considered present or represented with respect to a particular proposal at the special meeting. Broker non-votes will have the same effect as a vote against the proposals to amend eXegenics' certificate of incorporation to increase the number of shares of eXegenics common stock authorized for issuance, change the name of the corporation and create a staggered board of directors, and to authorize the board of directors, in its discretion, to effect a reverse split of eXegenics' issued and outstanding common stock. Broker non-votes will, however, have no effect on the outcome of the proposals to approve the issuance of shares of eXegenics common stock in connection with the merger or approve a new stock incentive plan or an employee stock purchase plan.

   For a more complete description of voting shares held in "street name," see the section entitled "The Special Meeting of eXegenics Stockholders" on page
     .

Q: WHAT HAPPENS IF I DO NOT VOTE?

A: If you are an eXegenics stockholder and you do not submit a proxy card or vote at your special meeting, your shares will not be counted as present for the purpose of determining a quorum. This will have the same effect as a vote against the proposals to amend eXegenics' certificate of incorporation to increase the number of shares of eXegenics common stock authorized for issuance, change the name of the corporation and create a staggered board of directors, and to authorize the board of directors, in its discretion, to effect a reverse split of eXegenics' issued and outstanding common stock. This will not have any effect, however, on the outcome of the proposals to approve the issuance of shares of eXegenics common stock in connection with the merger and to approve the new stock incentive plan and the employee stock purchase plan.

   If you submit a proxy card and affirmatively elect to abstain from voting, your proxy will be counted as present for the purpose of determining the presence of a quorum but will not be voted at the special meeting. As a result, your abstention from voting on a particular proposal will have the same effect as a vote against that proposal.

   If you are an IDDS stockholder and you do not submit a proxy card or vote at your special meeting, your proxy will not be counted as present for the purpose of determining the presence of a quorum, but will have the same effect as a vote against approval of the merger and adoption of the merger agreement. If you submit a proxy and affirmatively elect to abstain from voting, your proxy will be counted as present for the purpose of determining the presence of a quorum but will not be voted at the special meeting. As a result, your abstention will have the same effect as a vote against approval of the merger and adoption of the merger agreement.

Q: CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY?

A: Yes. If you want to change your vote, send the Manager of Investor Relations of IDDS or the Controller of eXegenics, as applicable, a later-dated, signed proxy card before your special meeting or, if you hold your stock in street name, attend your special meeting and vote in person. You may also revoke your proxy by sending written notice to the relevant corporate officer before your special meeting. If you have instructed your broker to vote your shares, you must follow your broker's directions in order to change those instructions.

Q: SHOULD STOCKHOLDERS SEND IN THEIR STOCK CERTIFICATES NOW?

A: No. IDDS stockholders should not send in their stock certificates now. After the merger is completed, eXegenics will arrange for the delivery to IDDS stockholders of a letter of transmittal with written instructions for exchanging their IDDS stock certificates. eXegenics stockholders should not submit their stock certificates because their shares will not be exchanged in the merger.

Q: WHOM SHOULD I CALL WITH QUESTIONS?

A: If you have any questions about the merger or if you need additional copies of this joint proxy statement/ prospectus or the enclosed proxy, you should contact:

              EXEGENICS STOCKHOLDERS:                         IDDS STOCKHOLDERS:
       Georgeson Shareholder Communications         Innovative Drug Delivery Systems, Inc.
                  17 State Street                       787 Seventh Avenue, 48th floor
             New York, New York 10004                      New York, New York 10019
                  (866) 206-4936                                (212) 554-4328
             Attn: eXegenics Inquiries                 Attn: Manager, Investor Relations

     YOU MAY ALSO OBTAIN ADDITIONAL INFORMATION ABOUT EXEGENICS FROM DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BY FOLLOWING THE INSTRUCTIONS
IN THE SECTION ENTITLED "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE   .

      SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following selected unaudited pro forma financial information should be read in conjunction with the section entitled "Unaudited Pro Forma Condensed Combined Financial Statements" included elsewhere in this joint proxy statement/prospectus. The unaudited pro forma condensed combined statement of operations gives effect to the merger and to reflect the termination of sponsored research funding received by eXegenics from Bristol-Myers Squibb as if they had occurred on January 1, 2001. The IDDS and eXegenics unaudited balance sheets as of June 30, 2002 have been combined as if the merger had occurred on June 30, 2002. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the financial position or operating results that would have actually occurred had the merger been consummated and Bristol-Myers Squibb sponsored research funding terminated at the beginning of the period indicated, nor is it necessarily indicative of future financial position or operating results.

                                                              SIX MONTHS ENDED      YEAR ENDED
                                                               JUNE 30, 2002     DECEMBER 31, 2001
                                                              ----------------   -----------------
STATEMENT OF OPERATIONS DATA:
Revenues:
  Government grants.........................................      $   191            $    882
                                                                  -------            --------
     Total revenue..........................................          191                 882
                                                                  -------            --------
Operating expenses:
  Research and development..................................        3,786              11,030
  General and administrative................................        5,880               8,541
                                                                  -------            --------
       Total operating expenses.............................        9,666              19,571
                                                                  -------            --------
       Operating loss.......................................       (9,475)            (18,689)
Other income, net...........................................          416               2,081
Preferred stock dividend....................................         (169)             (3,739)
                                                                  -------            --------
Net loss attributable to common shareholders................      $(9,228)           $(20,347)
                                                                  =======            ========
Net loss per share available to common stockholders.........      $ (0.15)           $  (0.35)
                                                                  =======            ========
Supplemental net loss per share available to common
  stockholders assuming a one-for-five reverse stock
  split.....................................................      $ (0.74)           $  (1.73)
                                                                  =======            ========

                                                              JUNE 30, 2002
                                                              -------------
BALANCE SHEET DATA:
Cash and cash equivalents...................................    $ 15,749
Working capital.............................................      23,475
Total assets................................................      26,966
Stockholders' equity........................................      23,701

                           COMPARATIVE PER SHARE DATA

     The following table sets forth certain per share data of eXegenics and IDDS on a historical basis, a historical book value basis, a pro forma basis, a pro forma book value basis, a supplemental pro forma basis, and a supplemental pro forma book value per share basis.

     The historical per share data have been computed by dividing the historical net loss available to common shareholders for the year ended December 31, 2001 and the six months ended June 30, 2002 by the historical weighted average shares outstanding for the respective period. The book value per share has been computed by dividing historic stockholders' equity (deficit) as of December 31, 2001 and June 30, 2002 by the actual common shares outstanding as of December 31, 2001 and June 30, 2002, respectively. The pro forma per share data has been computed by dividing the pro forma net loss available to common stockholders for the year ended December 31, 2001 and the six months ended June 30, 2002 by the pro forma weighted average shares outstanding for the respective periods. The pro forma book value per share has been computed by dividing the pro forma stockholders' equity as of June 30, 2002 by the pro forma common shares outstanding as of June 30, 2002. The supplemental pro forma per share data has been computed by adjusting the pro forma per share data for the proposed 1-for-[5] reverse stock split.

     The following selected unaudited pro forma financial information should be read in conjunction with the section entitled "Unaudited Pro Forma Condensed Combined Financial Statements" included elsewhere in this joint proxy statement/prospectus. The unaudited pro forma condensed combined statement of operations gives effect to the merger and to reflect the termination of sponsored research funding received by eXegenics from Bristol-Myers Squibb as if they each had occurred on January 1, 2001. The IDDS and eXegenics unaudited balance sheets as of June 30, 2002 have been combined as if the merger had occurred on June 30, 2002. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the financial position or operating results that would have actually occurred had the merger been consummated and Bristol-Myers Squibb sponsored research funding terminated at the beginning of the period indicated, nor is it necessarily indicative of future financial position or operating results.

                                                               YEAR ENDED
                                                              DECEMBER 31,   SIX MONTHS ENDED
                                                                  2001        JUNE 30, 2002
                                                              ------------   ----------------
HISTORICAL -EXEGENICS:
Net loss available to common stockholders per share.........     $(0.57)          $(0.24)
Book value per share at the end of the period...............     $ 1.67           $ 1.44

                                                               YEAR ENDED
                                                              DECEMBER 31,   SIX MONTHS ENDED
                                                                  2001        JUNE 30, 2002
                                                              ------------   ----------------
HISTORICAL -IDDS:
Net loss available to common stockholders per share.........     $(1.20)          $(0.58)
Book value per share at the end of the period...............     $(1.12)          $(1.55)

                                                               YEAR ENDED
                                                              DECEMBER 31,   SIX MONTHS ENDED
                                                                  2001        JUNE 30, 2002
                                                              ------------   ----------------
EXEGENICS AND IDDS PRO FORMA CONDENSED COMBINED
Pro forma net loss available to common stockholders per
  share.....................................................     $(0.35)          $(0.15)
Pro forma book value per share..............................                      $ 0.38
Supplemental pro forma net loss available to common
  stockholders per share....................................     $(1.73)          $(0.74)
Supplemental pro forma book value per share.................                      $ 1.89

                            MARKET PRICE INFORMATION

     Prior to October   , 2002, the common stock of eXegenics was listed on the
Nasdaq National Market under the symbol "EXEG." As of October   , 2002, however,
the common stock of eXegenics began trading on the Nasdaq SmallCap Market under the same symbol. The following table sets forth the high and low sales prices for one share of eXegenics common stock for the periods indicated:

                                                               HIGH     LOW
                                                              ------   -----
FISCAL YEAR 2002:
First Quarter...............................................  $ 3.50   $1.50
Second Quarter..............................................  $ 1.77   $0.75
Third Quarter...............................................  $ 0.92   $0.46
Fourth Quarter (through         , 2002).....................  $        $
FISCAL YEAR 2001:
First Quarter...............................................  $ 8.25   $2.66
Second Quarter..............................................  $ 4.85   $3.00
Third Quarter...............................................  $ 4.50   $2.22
Fourth Quarter..............................................  $ 4.09   $2.00
FISCAL YEAR 2000:
First Quarter...............................................  $19.00   $7.06
Second Quarter..............................................  $12.50   $4.12
Third Quarter...............................................  $12.69   $7.69
Fourth Quarter..............................................  $ 9.63   $6.25

     There is no established trading market for IDDS capital stock.

     According to the records of the transfer agent for eXegenics, there were
     stockholders of record of eXegenics common stock as of           . Because
many shares of eXegenics common stock are held by brokers and other institutions on behalf of stockholders, eXegenics is unable to estimate the total number of beneficial holders represented by these stockholders of record.

RECENT SHARE PRICE DATA

     On September 19, 2002, the last completed trading day prior to the signing and announcement of the merger agreement, the closing sales price of eXegenics common stock on the Nasdaq National Market was $.76 per share. See the Risk
Factors relating to our Nasdaq Listing on pages   and   , specifically with
regard to our move from the National Market to the SmallCap Market. The table below sets forth the implied equivalent value of one share of IDDS common stock on September 19, 2002, based on the exchange ratio:

                                                                         PER SHARE
                                                              EXCHANGE   EQUIVALENT
CLASS OR SERIES OF IDDS STOCK                                  RATIO       VALUE
-----------------------------                                 --------   ----------
Common Stock................................................   3.132      $2.3803

     On           , the closing sales price of eXegenics common stock on the
Nasdaq SmallCap Market was $     per share. The table below sets forth the
implied equivalent value of one share of IDDS common stock on           , based
on the exchange ratio:

                                                                         PER SHARE
                                                              EXCHANGE   EQUIVALENT
CLASS OR SERIES OF IDDS STOCK                                  RATIO       VALUE
-----------------------------                                 --------   ----------
Common Stock................................................   3.132      $

     The foregoing tables show only historical comparisons. These comparisons may not provide meaningful information to you in determining whether to vote in favor of approval of the proposals to be considered at the special meetings. Because the exchange ratio is fixed, the exchange ratio will not be adjusted to compensate IDDS stockholders for decreases in the market price of eXegenics common stock that could occur before the merger becomes effective. In the event the market price of eXegenics common stock decreases or increases prior to the consummation of the merger, the value of the eXegenics common stock to be received in the merger in exchange for IDDS common stock would correspondingly decrease or increase. IDDS stockholders are urged to obtain current market quotations for eXegenics common stock and to review carefully the other information contained in this joint proxy statement/prospectus. No assurance can be given as to the market prices of eXegenics common stock at any time before the consummation of the merger or at any time after consummation of the merger.

DIVIDEND POLICY

     eXegenics has never declared or paid cash dividends on its common stock and does not anticipate paying cash dividends on its common stock in the foreseeable future. eXegenics presently expects that it will retain all future earnings, if any, for use in its operations and the expansion of its business.

     To date, IDDS has not declared or paid cash dividends on its common stock and does not intend paying cash dividends in the foreseeable future. IDDS presently anticipates that it will retain all future earnings, if any, for use in its operations and the expansion of its business.

     The merger agreement prohibits both eXegenics and IDDS from declaring or paying a dividend on its common stock prior to the closing of the merger.

                                  RISK FACTORS

     This joint proxy statement/prospectus contains forward-looking statements that involve known and unknown risks and uncertainties. The actual results of the combined company may differ materially from those anticipated in these forward-looking statements. eXegenics and IDDS will operate as a combined company in a market environment that is difficult to predict and that involves significant risks and uncertainties, many of which will be beyond the combined company's control. When voting on the merger, you should carefully consider the risks described below, elsewhere in this document, and in the documents incorporated by reference into this document. Additional risks and uncertainties not presently known to eXegenics and IDDS, or that are not currently believed to be important to you, if they materialize, also may adversely affect the merger and the combined company.

RISKS RELATED TO THE MERGER

  EXEGENICS AND IDDS EXPECT TO INCUR SIGNIFICANT COSTS ASSOCIATED WITH THE
  MERGER.

     IDDS estimates that it will incur direct transaction costs of approximately
$          associated with the merger, which will be included as a part of the total purchase cost for accounting purposes. In addition, eXegenics estimates
that it will incur direct transaction costs of approximately $          that
will be expensed as incurred. eXegenics and IDDS believe the combined company may incur charges to operations, which they cannot currently reasonably estimate, in the quarter in which the merger is completed or the following quarters, to reflect costs associated with integrating the two companies. IDDS expects to incur an in-process research and development charge in the quarter in which the merger is completed. There can be no assurance that the combined company will not incur additional merger charges in subsequent periods that may have a material adverse effect on the combined company's financial position, results of operations or liquidity.

  DIFFICULTIES ENCOUNTERED IN INTEGRATING THE OPERATIONS OF EXEGENICS AND IDDS MAY PREVENT THE COMPANIES FROM REALIZING BENEFITS FROM THE MERGER.

     The combined company's long-term strategic plan depends upon the successful development and introduction of products in the prescription drug market. In order for the combined company to succeed in this market, it must align strategies and objectives and successfully integrate the business operations of eXegenics and IDDS.

     The challenges involved in this integration include the following:

     - coordinating research and development operations in a rapid and efficient manner to ensure timely release of products to market;

     - diversion of management resources in order to facilitate the integration;

     - potential delay or disruption of one or more of eXegenics' or IDDS' planned research and development programs or a research and development program of the combined company;

     - increased difficulty of integrating operations and business cultures due to the presence of employees and operations in both New York and Texas;

     - ability to, and costs and delays involved in, implementing compatible information communication systems, common operating procedures, compatible financial controls and comparable human resources practices;

     - impairment of relationships with employees and consultants or strategic partners as a result of any integration of new personnel; and

     - retaining key alliances.

     The failure of eXegenics and IDDS to successfully integrate their operations would significantly harm the business of the combined company and could prevent it from realizing the anticipated benefits of the merger.

  IDDS STOCKHOLDERS WILL RECEIVE A FIXED NUMBER OF SHARES OF EXEGENICS COMMON STOCK, REGARDLESS OF THE MARKET PRICE OF EXEGENICS COMMON STOCK. DECLINES IN THE MARKET PRICE OF EXEGENICS COMMON STOCK WILL REDUCE THE VALUE RECEIVED BY IDDS STOCKHOLDERS IN THE MERGER. INCREASES IN THE MARKET PRICE OF EXEGENICS COMMON STOCK WILL INCREASE THE VALUE PAID BY EXEGENICS AS CONSIDERATION IN THE MERGER.

     Pursuant to the terms of the merger agreement, the ratio of each share of IDDS capital stock to be exchanged for eXegenics common stock has been fixed (other than adjustments for any reclassification, stock split, stock dividend or other similar change with respect to eXegenics' or IDDS' capital stock occurring before the effective time of the merger) and there is no mechanism to adjust the exchange ratio based on changes in the market price of eXegenics common stock. As a result, there will be no adjustment for changes in the market price of eXegenics common stock. Furthermore, neither IDDS nor eXegenics is permitted to withdraw from the merger because of changes in the market price of eXegenics common stock. As a result of the fixed exchange ratio, the specific dollar value of eXegenics common stock received by IDDS stockholders upon completion of the merger will depend on the market value of eXegenics common stock at the time of completion of the merger.

  IT IS UNCERTAIN WHETHER WE WILL BE ABLE TO MAINTAIN OUR LISTING ON NASDAQ.

     The Nasdaq staff may determine that the proposed merger would constitute a "reverse merger" under NASD Marketplace Rule 4330(f). If, after reviewing the factors that the Nasdaq staff considers relevant, Nasdaq deems the transaction a reverse merger, the combined company will be required to satisfy the requirements for initial inclusion on either the Nasdaq National Market or the Nasdaq SmallCap Market in order to maintain its Nasdaq listing. Currently, eXegenics would not satisfy the minimum bid price required for initial listing on either the Nasdaq National Market or the Nasdaq SmallCap Market, and it is uncertain whether such requirements will be satisfied following the consummation of the merger, even if the reverse split of our issued and outstanding common stock, as described in the eXegenics stockholder proposals, is approved by our stockholders and effected by our board of directors. If the combined company does not meet these requirements upon completion of the merger, eXegenics and IDDS anticipate that the combined company's common stock will be delisted from Nasdaq following the completion of the merger. If the combined company's common stock were to be delisted, trading, if any, in the common stock may then continue to be conducted on the OTC Bulletin Board upon application by the requisite market makers.

     The foregoing may adversely impact the combined company's stock price, as well as its liquidity and the ability of the combined company's stockholders to purchase and sell their shares in an orderly manner, or at all. Furthermore, a delisting of eXegenics' shares could damage the combined company's general business reputation and impair its ability to raise additional funds. Any of the foregoing events could have a material adverse effect on the combined company's business, financial condition and operating results.

     See the risk factor entitled "The liquidity of eXegenics common stock could
be adversely affected if it is delisted from Nasdaq" on p.   for a discussion of
additional risks related to possible loss of our Nasdaq listing.

  THE MARKET PRICE OF EXEGENICS' COMMON STOCK MAY DECLINE AS A RESULT OF THE MERGER.

     The market price of eXegenics' common stock may decline as a result of the merger for a number of reasons, including if:

     - the integration of eXegenics and IDDS is not completed in a timely and efficient manner;

     - the combined company does not achieve the perceived benefits of the merger as rapidly or to the extent anticipated by financial or industry analysts;

     - the effect of the merger on the combined company's financial results is not consistent with the expectations of financial or industry analysts; or

     - significant eXegenics or IDDS stockholders decide to dispose of their shares following completion of the merger.

  CERTAIN OFFICERS AND DIRECTORS OF IDDS AND EXEGENICS HAVE CONFLICTS OF INTEREST THAT MAY INFLUENCE THEM TO SUPPORT OR APPROVE THE MERGER.

     Some of the directors and officers of IDDS have interests in the merger that are different from, or in addition to, your interests, including the following:

     - eXegenics and Mark C. Rogers, M.D., IDDS' current Chief Executive Officer, have agreed on terms under which Dr. Rogers will continue to be employed by the combined company after consummation of the proposed merger. If the merger is consummated, Dr. Rogers will be employed as the Executive Chairman of the combined company; and

     - upon consummation of the merger, the stock options of those IDDS officers and directors who are not continuing on as officers or directors of the combined company will immediately vest and such individuals shall have the term of their original option grants in which to exercise such options.

     Some of the officers and directors of eXegenics have interests in the merger that are different from, or are in addition to, your interests, including the following:

     - eXegenics and Ronald L. Goode, Ph.D., eXegenics' current President and Chief Executive Officer, have agreed on terms under which Dr. Goode will continue to be employed by the combined company after consummation of the merger. If the merger is consummated, Dr. Goode will be employed as President and Chief Executive Officer of the combined company;

     - upon consummation of the merger, the stock options of those eXegenics officers and directors who are not continuing on as officers or directors of the combined company will immediately vest and such individuals shall have the term of their original option grants in which to exercise such options; and

     - at or prior to the effective time of the merger, eXegenics must obtain, and IDDS may obtain, "tail" coverage or other insurance coverage for their respective officers and directors who will cease their officerships and/or directorships as of the effective time of the merger, to continue for a period of up to six years after the effective time of the merger, if available at commercially reasonable rates.

     For the above reasons, the directors and officers of eXegenics and IDDS could be more likely to favor the merger than if they did not hold these interests. Dr. Rogers and Dr. Lindsay Rosenwald have entered into voting agreements in which they have, among other things, agreed to vote in favor of the merger. Both the eXegenics and IDDS stockholders should consider whether these interests may have influenced these directors and officers to support or recommend the merger.

  THE MERGER MAY RESULT IN LOSS OF KEY EMPLOYEES.

     Despite eXegenics' and IDDS' efforts to retain key employees, the combined company might lose some key employees following the merger. Competition for qualified technical and management employees in the drug development industry is intense. Competitors and other companies may recruit employees prior to the merger and during the integration process following the closing of the merger, which has become a common practice in mergers in the drug development industry. In addition, any real or perceived differences in the policies, career prospects, compensation levels or cultures between IDDS and eXegenics may cause key employees to leave. As a result, employees could leave with little or no prior notice, which could cause delays and disruptions in the effort to integrate the two companies and result in expenses associated with finding replacement employees.

  THERE MAY BE SALES OF SUBSTANTIAL AMOUNTS OF EXEGENICS COMMON STOCK AFTER THE MERGER, WHICH COULD CAUSE ITS STOCK PRICE TO FALL.

     A substantially large number of shares of eXegenics common stock may be sold into the public market within short periods of time at various dates following the closing of the merger. As a result, eXegenics' stock price could fall. Of the approximately 47,121,963 shares of eXegenics common stock to be
issued in connection with this merger, approximately           shares will be
immediately available for resale by the former stockholders of IDDS and shares of eXegenics common stock will be subject to "lock-up agreements" that restrict the timing of the resale of these shares and escrow
arrangements. Under the lock-up agreements,           shares will be released
and available for sale in the public market six months after the closing date of the merger. Additionally, those shares subject to escrow may be released from the escrow fund under the merger agreement and available for sale six months from the closing date of the merger. In comparison, the average daily trading
volume of eXegenics common stock for the five-day period ending on           ,
2002, was           shares. While Rule 145 under the Securities Act may impose some limitations on the number of shares certain IDDS stockholders may sell, sales of a large number of newly released shares of eXegenics common stock could occur and that could result in a sharp decline in eXegenics' stock price. In addition, the sale of these shares could impair the combined company's ability to raise capital through the sale of additional stock. See the sections entitled "Restriction on Sales of eXegenics Common Stock by Affiliates of IDDS" on page
  and "IDDS Affiliate Lockup Agreements" on page   .

  FAILURE TO COMPLETE THE MERGER COULD HARM EXEGENICS' AND IDDS' BUSINESSES.

     Failure to complete the merger could harm the businesses of eXegenics and IDDS in a number of ways. Many of the transaction costs, including accounting, legal and certain financial advisory fees, must still be paid, without any offsetting benefits from the merger. Customers and strategic partners may delay or defer decisions concerning either company until the merger is completed or abandoned. In the event that either eXegenics or IDDS elects to seek another merger or business combination, the other party may not be able to find another party willing to pay an equal or greater price than the price to be paid in the merger. During the time that the merger agreement is in effect, both eXegenics and IDDS are prohibited from soliciting, initiating, encouraging or entering into certain transactions, such as a merger, sale of assets or other business combination with a party other than IDDS or eXegenics, as the case may be. This uncertainty could cause eXegenics or IDDS employees to leave their respective employers. In addition, if the merger is not completed, the market price of eXegenics common stock could decline, to the extent that the market price of eXegenics common stock prior to the merger reflected a market belief that the merger would be completed and its potential benefits would be realized.

  FAILURE TO COMPLETE THE MERGER MAY REQUIRE, UNDER SPECIFIED CIRCUMSTANCES, PAYMENT OF TERMINATION FEES.

     The merger is subject to stockholder approval of both eXegenics and IDDS and other customary conditions. Neither eXegenics nor IDDS can assure its stockholders that they will be able to satisfy their obligations under the merger agreement and consummate the merger. If eXegenics and IDDS fail to consummate the merger, under certain circumstances, either party may be required to pay a break-up fee to the other party. This payment would be $2 million in cash for eXegenics, or $2 million in cash or shares of IDDS having a value of $4 million for IDDS.

RISKS RELATED TO EXEGENICS AND THE COMBINED COMPANY

     In the following section discussing risks facing eXegenics and the combined company following the merger of eXegenics and IDDS, references to "we," "us," "our" and "ours" refers to eXegenics and its wholly owned subsidiary, IDDS, following the merger.

  EACH OF EXEGENICS AND IDDS HAS INCURRED SIGNIFICANT LOSSES SINCE INCEPTION, AND EXPECT LOSSES TO CONTINUE IN THE FUTURE, WHICH MAY ADVERSELY AFFECT THE TRADING PRICE OF EXEGENICS COMMON STOCK.

     Since inception, each of eXegenics and IDDS has devoted significant financial resources to the research and development of their respective products and, as a result, have generated operating losses. As of June 30, 2002, eXegenics had an accumulated deficit of approximately $41.8 million, and as of June 30, 2002, IDDS had an accumulated deficit of approximately $15.4 million. We expect to incur significant losses in the near-term as we continue to devote significant financial resources to product development and, as a result, we expect to continue to incur operating losses and negative cash flow from operations for the foreseeable future. Our ability to achieve profitability will depend on a number of factors, including:

     - the ability to realize the benefits of the merger while minimizing the costs of integrating both companies' business operations and products;

     - the ability to advance product candidates through the clinical development process;

     - the ability to successfully commercialize products once developed;

     - the ability to generate sufficient revenues and control expenses;

     - delays in the development and introduction of new products;

     - announcements or introductions of new products by our competitors;

     - the ability to partner or out-license certain technologies; and

     - the emergence of new technologies, industry standards and government regulations.

  OUR STOCK PRICE IS VOLATILE AND COULD DECLINE IN THE FUTURE.

     The price of eXegenics common stock has been volatile in the past and will likely continue to fluctuate in the future. The stock market in general and the market for shares of biotechnology and drug development companies in particular has experienced extreme stock price fluctuations. In some cases, these fluctuations have been unrelated to the operating performance of the affected companies. Many companies in the biotechnology, drug-development and related industries, including eXegenics, have experienced dramatic volatility in the market prices of their common stock. We believe that a number of factors, both within and outside our control, could cause the price of our common stock to fluctuate, perhaps substantially. These factors include:

     - announcements of developments related to our business or our competitors' businesses;

     - delays or setbacks in our research and development programs in connection with our potential products;

     - fluctuations in our financial results;

     - potential sales of our common stock into the marketplace by us and/or our stockholders;

     - announcements of technological innovations or new and/or enhanced products by us or our competitors;

     - a shortfall in revenue, gross margin, earnings or other financial results or changes in research analysts' expectations; and

     - the limited number of shares of our common stock traded on a daily basis.

     We cannot be certain that the market price of our common stock will not experience significant fluctuations in the future, including fluctuations that are material, adverse and unrelated to our performance. Information regarding the market price of our common stock, including our historical trading range and the last reported trading price on a recent date is set forth under the section entitled "Market Price Information," as well as information regarding fluctuations in the value to be received by IDDS stockholders as a result of the merger.

  THE LIQUIDITY OF EXEGENICS COMMON STOCK COULD BE ADVERSELY AFFECTED BY CHANGES IN ITS NASDAQ LISTING.

     eXegenics common stock is currently listed on the Nasdaq SmallCap Market. On July 25, 2002, eXegenics received notification from Nasdaq that its common stock failed to comply with Nasdaq's minimum bid price requirement of $1.00 per share for continued listing on the Nasdaq National Market. Pursuant to the notification from Nasdaq, eXegenics common stock was to be delisted from the Nasdaq National Market on October 23, 2002. eXegenics, however, successfully applied to Nasdaq to have its listing transferred from the Nasdaq National Market to the Nasdaq SmallCap Market. eXegenics common stock began trading on
the Nasdaq SmallCap Market on October   , 2003. It is anticipated that, subject
to stockholder approval, we will effect a reverse split of our issued and outstanding common stock that will enable eXegenics to regain compliance with Nasdaq's minimum bid price requirement. eXegenics now has until January 21, 2003, to regain compliance with Nasdaq's minimum bid price requirement. In addition, assuming eXegenics is in compliance with the core initial listing criteria for the Nasdaq SmallCap Market on January 21, 2003, eXegenics will be granted an additional 180 calendar day grace period to regain compliance with Nasdaq's minimum bid price requirement.

     Any of the foregoing factors may adversely impact eXegenics' stock price, as well as its liquidity and the ability of eXegenics' stockholders to purchase and sell their shares in an orderly manner, or at all. Furthermore, a delisting of eXegenics' shares could damage eXegenics' general business reputation and impair its ability to raise additional funds. Any of the foregoing events could have a material adverse effect on eXegenics' business, financial condition and operating results.

     See the risk factor entitled "It is uncertain whether we will be able to
maintain our listing on Nasdaq" on p.   for a discussion of additional risks
related to our Nasdaq listing.

  IF THE EXEGENICS COMMON STOCK IS DELISTED FROM NASDAQ, THE EXEGENICS COMMON STOCK COULD BECOME SUBJECT TO "PENNY STOCK" RULES AND ADDITIONAL REGULATIONS.

     Regulations of the SEC define "penny stock" to be any non-Nasdaq equity security that has a market price (as therein defined) of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions, including for an issuer that has been in continuous operation for at least three years and has net tangible assets in excess of $2 million. For any transaction involving a penny stock, unless exempt, the penny stock rules require delivery, prior to any transaction involving penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. The SEC also requires disclosure about commissions payable to both the broker/dealer and its registered representative and information regarding current quotations of the securities. Finally, the SEC requires that monthly statements be sent disclosing recent price information for the penny stock and information on the limited market in penny stocks. These requirements could severely limit the market liquidity of eXegenics common stock and the ability to sell the eXegenics common stock in the secondary market. We anticipate that the combined company will have net tangible assets in excess of $2 million upon completion of the merger.

     If Nasdaq delists eXegenics common stock, it could become subject to Rule 15g-9 under the Exchange Act, which imposes additional sales practice requirements on broker/dealers that sell such securities to persons other than established customers and "accredited investors" (generally, an individual with a net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse's income). For transactions covered by this rule, a broker/dealer must make a special suitability determination for the purchaser and receive the purchaser's written consent to the transaction prior to the sale. Consequently, the rule may adversely affect the ability of the holders of eXegenics common stock to sell their shares in the secondary market.

  WE WILL HAVE NO PRODUCT REVENUES IN THE NEAR TERM AND MAY NEED TO RAISE ADDITIONAL CAPITAL TO OPERATE OUR BUSINESS.

     The combined company will be focused on clinical product development. Until, and if, we receive approval from the FDA and other regulatory authorities for our product candidates, we cannot sell our drugs and will not have product revenues. Therefore, for the foreseeable future, we will have to fund all of our operations and capital expenditures from cash on hand. We assume that upon consummation of the merger we will have cash on hand in the amount of approximately $17.0 million, which will be sufficient to meet our working capital and capital expenditure needs through at least December 31, 2003. Thereafter, we will require substantial funds to conduct research and development activities, preclinical studies, clinical trials and other activities prior to the commercialization of any potential products. We anticipate that such funds will be obtained from external sources and intend to seek additional equity, debt or lease financing or collaborative agreements with corporate partners to fund future operations. However, our actual capital requirements will depend on many factors. If we experience unanticipated cash requirements, we may need to seek additional sources of funding, which may not be available on favorable terms, if at all. If we do not succeed in raising additional funds on acceptable terms, we may be unable to complete planned preclinical studies and clinical trials or obtain approval of our product candidates from the FDA and other regulatory authorities. In addition, we could be forced to discontinue product development, reduce or forego sales and marketing efforts and attractive business opportunities or discontinue operations.

  SINCE THE DEVELOPMENT OF OUR CLINICAL PRODUCT CANDIDATES WILL TAKE SEVERAL MORE YEARS, WE CANNOT BE CERTAIN THAT THESE PRODUCTS WILL EVER BE SUCCESSFULLY MARKETED OR MANUFACTURED.

     All of eXegenics' and IDDS' product candidates under development are in the research or clinical trial stage. Accordingly, revenues from the sale of products of the combined company will not be realized for several years, if at all. The medical, regulatory and commercial environment for pharmaceutical products changes quickly and often in ways that the combined company may be unable to accurately predict. We will develop our products based upon current policy and the current marketplace for pharmaceutical products, as well as our prediction of future policy and the future marketplace for such products. Our business will be subject to substantial risks because these policies and markets change quickly and unpredictably and in ways that could have a material adverse impact on our ability to obtain regulatory approval and commercial acceptance of our product candidates. We cannot be certain that any of our product candidates will be approved as safe and effective or that we will obtain regulatory approvals. In addition, any product that we develop may not be economical to manufacture on a commercial scale. Even if we develop a product that becomes available for commercial sale, we cannot be certain that consumers will accept the product.

     In addition, even after our product candidates are marketed, the products and our manufacturers are subject to continual review by applicable regulatory authorities. Later discovery of previously unknown problems with our product candidates, our own manufacturing or the manufacture by third-party manufacturers may result in restrictions on our products or the manufacture of our products, including withdrawal of the product from the market.

  IF WE FAIL TO OBTAIN OR MAINTAIN NECESSARY REGULATORY APPROVALS FOR OUR PRODUCT CANDIDATES, OR IF APPROVALS ARE DELAYED OR WITHDRAWN, WE WILL BE UNABLE TO COMMERCIALIZE OUR PRODUCT CANDIDATES.

     Government regulation in the U.S. and other countries has a significant impact on our business and affects the research and development, manufacture and marketing of our products. In the U.S., the FDA has broad authority to regulate the distribution, manufacture and sale of drugs. Foreign sales of drugs are subject to foreign governmental regulation and restrictions, which vary from country to country. In order to obtain FDA approval of any of our product candidates, we must submit to the FDA a new drug application demonstrating that the product candidate is safe for humans and effective for its intended use.

This demonstration requires significant research and animal tests, which are referred to as preclinical studies, as well as human tests, which are referred to as clinical trials. The process of obtaining FDA and other regulatory clearances and approvals is lengthy and expensive. We may not be able to obtain or maintain necessary approvals for clinical trials or for the manufacturing or marketing of our products. Failure to comply with applicable regulatory approvals can, among other things, result in fines, suspension or withdrawal of regulatory approvals, product recalls, operating restrictions, and criminal prosecution. In addition, governmental regulations may be established which could prevent, delay, modify or rescind regulatory approval of our products. Any of these actions by the FDA, or any changes in FDA regulations, would adversely impact our business and financial condition.

  RESULTS OF CLINICAL TRIALS AND APPROVAL OF PRODUCTS ARE UNCERTAIN, AND WE MAY BE DELAYED IN OR PROHIBITED FROM SELLING OUR PRODUCTS.

     The combined company will have a number of potential product candidates that have reached the clinical development stage. These potential products include IDDS' intranasal ketamine, intranasal morphine, and intravenous diclofenac, which are still in various stages of clinical development. In addition, the combined company will have a preclinical product candidate, intranasal fentanyl, and several discovery research programs. We will be required to demonstrate the safety and effectiveness of these and any other product candidates that we develop in each intended use through extensive preclinical studies and clinical trials in order to obtain regulatory approval. The results from preclinical and early clinical studies do not always accurately predict results in later, large-scale clinical trials for several reasons, including:

     - preliminary results may not be indicative of effectiveness;

     - further clinical trials may not achieve the desired result; and

     - further clinical trials may reveal unduly harmful side effects or may show the product candidates to be less effective than other drugs or delivery systems for the desired indications.

     Even successfully completed large-scale clinical trials may not result in marketable products for several reasons, including:

     - the potential product candidates are not demonstrated to be safe and effective;

     - regulatory authorities disagree with the results of the combined company's studies and trials;

     - required regulatory approvals are not obtained or a lack of efficacy or unacceptable toxicity is found during preclinical studies or clinical trials;

     - the inability to develop manufacturing methods that are efficient, cost-effective and capable of meeting stringent regulatory standards;

     - the product candidates do not obtain market acceptance; and

     - existence of proprietary rights of third parties.

     A number of companies in the biotechnology and drug development industry have suffered significant setbacks in advanced clinical trials despite promising results in earlier trials. In the end, we may be unable to develop marketable products.

  EVEN IF WE OBTAIN FDA APPROVAL TO MARKET OUR PRODUCT CANDIDATES, THEY MAY NOT BE ACCEPTED BY PHYSICIANS AND PATIENTS.

     Our product candidates will not become commercially accepted unless physicians and patients determine that our drugs are clinically useful, cost-effective and safe. Acceptance and use of our drugs will also depend upon a number of factors including:

     - the cost of our drugs as compared to competing products;

     - the availability of adequate coverage and reimbursement levels from government health administration authorities, private or other health insurers and other organizations; and

     - the effectiveness of our marketing and distribution efforts.

     Because we expect sales of our current product candidates, if approved, to generate substantially all of our product revenues for the foreseeable future, the failure of any of these drugs to find market acceptance would harm our business and could require us to seek additional financing.

  OUR PRECLINICAL STUDIES AND CLINICAL TRIALS DEPEND UPON THIRD-PARTY RESEARCHERS WHO ARE OUTSIDE OUR CONTROL.

     We will depend upon third parties, such as independent investigators, collaborators and medical institutions, to conduct our preclinical studies and clinical trials under agreements with the combined company. These third parties are not our employees and we cannot control the amount of time or resources that such third parties devote to our programs. These investigators may not assign as high a priority to our programs or pursue them as diligently as we would if we were undertaking such programs ourselves. If our third party researchers fail to devote sufficient time and resources to our preclinical studies and clinical trials, or if their performance is substandard, the approval of our FDA applications, if any, and our introduction of new drugs, if any, will be delayed. These collaborators may also have relationships with other commercial entities, some of which may compete with us. If our collaborators assist our competitors at our expense, our competitive position would be harmed.

  DELAYS IN PATIENT ENROLLMENT FOR CLINICAL TRIALS COULD INCREASE COSTS AND DELAY REGULATORY APPROVALS.

     The rate of completion of our clinical trials will depend on the rate of patient enrollment. There may be substantial competition to enroll patients in clinical trials for our products in development. This competition has delayed the clinical trials of other biotechnology and drug development companies in the past. In addition, recent improvements in existing drug therapy, particularly for pain management drugs, may make it more difficult for us to enroll patients in our clinical trials as the patient population may choose to enroll in clinical trials sponsored by other companies or choose alternative therapies. Delays in planned patient enrollment can result in increased development costs and delays in regulatory approvals.

  WE RELY EXCLUSIVELY ON A LIMITED NUMBER OF MANUFACTURERS TO SUPPLY RAW MATERIALS AND FINISHED GOODS FOR OUR PRODUCT CANDIDATES AND THE LOSS OF THESE PARTIES COULD HARM OUR BUSINESS.

     We currently have contracted two manufacturing firms to formulate and provide intranasal morphine, intranasal ketamine and intravenous diclofenac for our clinical trials. If any of our product candidates receives FDA approval, we expect to rely on one or more third-party contractors to supply our drugs. If our current or future third-party suppliers cease to supply the drugs in the quantity and quality we need to manufacture our product candidates or if they are unable to comply with good manufacturing practice and other government regulations, the qualification of additional or replacement suppliers could be a lengthy process and there may not be adequate alternatives to meet our needs, which would negatively affect our business. We may not be able to obtain the necessary drugs used in our products in the future on a timely basis, if at all.

  IF OUR SOLE SUPPLIER OF CHITOSAN FAILS TO PROVIDE US SUFFICIENT QUANTITIES, WE MAY NOT BE ABLE TO OBTAIN AN ALTERNATIVE SUPPLY ON A TIMELY OR ACCEPTABLE BASIS.

     We currently rely on a sole source for our supply of chitosan, a principal component of our intranasal morphine product candidate. There are relatively few alternative sources of supply for chitosan and we may not be able to obtain a sufficient supply of chitosan from our current supplier or other suppliers, or at all. We may also not be able to find alternative suppliers in a timely manner that would provide chitosan at acceptable quantities and prices. Any interruption in the supply of chitosan would disrupt our ability to manufacture intranasal morphine and could have a material adverse effect on our business.

  INTERNATIONAL COMMERCIALIZATION OF OUR PRODUCT CANDIDATES FACES SIGNIFICANT OBSTACLES.

     In the future, we may plan to commercialize some of our products internationally through collaborative relationships with foreign partners. We have limited foreign regulatory, clinical and commercial resources. Future partners are critical to our international success. We may not be able to enter into collaboration agreements with appropriate partners for important foreign markets on acceptable terms, or at all. Future collaborations with foreign partners may not be effective or profitable for us.

     We will need to obtain approvals from the appropriate regulatory, pricing and reimbursement authorities to market any of our proposed products internationally, and we may be unable to obtain foreign regulatory approvals. Pursuing foreign regulatory approvals will be time-consuming and expensive. The regulations can vary among countries and foreign regulatory authorities may require different or additional clinical trials than we will conduct to obtain FDA approval for our product candidates. In addition, adverse clinical trial results, such as death or injury due to side effects, could jeopardize not only foreign regulatory approval, but may also lead to marketing restrictions in the U.S. Our product candidates may also face foreign regulatory requirements applicable to controlled substances.

  WE HAVE NO CURRENT INTERNAL CAPABILITIES TO SELL, MARKET OR DISTRIBUTE PHARMACEUTICAL PRODUCTS.

     We currently have no sales, marketing or distribution capabilities. In order to commercialize our products, if any are approved, we intend to develop internal sales, marketing and distribution capabilities to target particular markets for our products, as well as make arrangements with third parties to perform these services for us with respect to other markets for our products. We may not be able to establish these capabilities internally or hire marketing and sales personnel with appropriate expertise to market and sell our products, if approved. In addition, even if we are able to identify one or more acceptable collaborators to perform these services for us, we may not be able to enter into any collaborative arrangements on favorable terms, or at all.

     In addition, our existing product candidates, and the products we may develop are likely to compete, with products of other companies that currently have extensive and well-funded marketing and sales operations. Because these companies are capable of devoting significantly greater resources to their marketing efforts, our marketing or sales efforts may not compete successfully against the efforts of these other companies.

  WE MAY UNDERESTIMATE DEVELOPMENT COSTS, ADVERSELY AFFECTING OUR BUSINESS.

     Due to uncertainties that are part of the development process, we may underestimate the costs associated with the development of our potential products. Delays or unanticipated increases in costs of development or failure to obtain regulatory approval or market acceptance for the combined company's products could adversely affect our operating results. In addition, the combination of eXegenics' and IDDS' research and development organizations may result in greater competition for resources and elimination of development programs that might otherwise be successfully completed.

  WE MAY DEPEND ON RELATIONSHIPS WITH OTHER COMPANIES FOR CLINICAL DEVELOPMENT, SALES AND MARKETING PERFORMANCE AND REVENUES. FAILURE TO MAINTAIN OR CONTINUE TO DEVELOP THESE RELATIONSHIPS WOULD NEGATIVELY IMPACT OUR BUSINESS.

     We may rely on a number of significant collaborative relationships with other biotechnology and pharmaceutical companies for our clinical development and/or sales and marketing performance. Reliance on collaborative relationships poses a number of risks, including:

     - we will not be able to control whether our corporate partners will devote sufficient resources to our programs or products;

     - disputes may arise in the future with respect to the ownership of rights to technology developed with corporate partners;

     - disagreements with corporate partners could lead to delays in or termination of the research, development or commercialization of our product candidates, or result in litigation or arbitration;

     - contracts with corporate partners may fail to provide significant protection or may fail to be effectively enforced if one of these partners fails to perform;

     - corporate partners have considerable discretion in electing whether to pursue the development of any additional products and may pursue alternative technologies or products either on their own or in collaboration with the combined company's competitors; and

     - corporate partners with marketing rights may choose to devote fewer resources to the marketing of our products than they do to products of their own development.

     Given these risks, there is a great deal of uncertainty regarding the success of our future collaborative efforts. If these efforts fail, our product development or commercialization of new products could be delayed or revenue from existing products could decline.

  WE WILL BE FACED WITH INTENSE COMPETITION AND RAPID TECHNOLOGICAL CHANGE, WHICH MAY MAKE IT MORE DIFFICULT FOR US TO ACHIEVE SIGNIFICANT MARKET PENETRATION.

     Intense competition and rapid technological advances characterize the market for our product candidates. If our product candidates receive FDA approval, they will compete with a number of existing and future pain management drugs and therapies developed, manufactured and marketed by others. If our competitors' existing products or new products are more effective than or considered superior to our future products, the commercial opportunity for our product candidates will be reduced or eliminated. Existing or future competing products may provide greater therapeutic convenience or clinical or other benefits for a specific indication than our products, or may offer comparable performance at a lower cost. We face competition from fully integrated pharmaceutical companies and smaller companies that are collaborating with larger pharmaceutical companies, academic institutions, government agencies and other public and private research organizations. If we are successful in penetrating the market for pain treatment with our product candidates, other companies may be attracted to our market. Many of our competitors have opioid or non-steroidal anti-inflammatory drugs, or NSAID, pain management drugs already approved or in development. In addition, many of these competitors, either alone or together with their collaborative partners, are larger than eXegenics and IDDS combined and have substantially greater financial, technical, research, marketing, sales, distribution and other resources. Our competitors may develop or market products that are more effective or commercially attractive than any that we are developing or marketing. Our competitors may obtain regulatory approvals, and introduce and commercialize products before we do. These developments could have a significant negative effect on our financial condition. Even if we are able to compete successfully, we may not be able to do so in a profitable manner.

  WE MAY NOT BE ABLE TO OBTAIN EFFECTIVE PATENTS TO PROTECT OUR TECHNOLOGIES FROM USE BY COMPETITORS, AND PATENTS OF OTHER COMPANIES COULD REQUIRE US TO STOP USING OR PAY FOR THE USE OF REQUIRED TECHNOLOGY.

     Our success will depend to a significant degree on our ability to:

     - obtain patents and licenses to patent rights;

     - preserve trade secrets; and

     - operate without infringing on the proprietary rights of others.

     The combined company will have licenses to certain patent rights, including rights under U.S. patents and patent applications and under foreign patents and patent applications, related to certain product candidates. We plan to file patent applications in the U.S. and abroad relating to our technologies. There is a risk, however, that patents may not issue from any of these applications or that the patents will not be sufficient to protect our technology. Patent applications in the U.S. are confidential until a patent is granted. As a result, we would not know if our competitors filed patent applications for technology covered by our pending applications. We could also not be certain that we were the first to reduce to practice the technology that is the subject of our patent applications. Competitors may have filed patent applications or received patents and may obtain additional patents and proprietary rights that block or compete with our patents.

     We may obtain patents for certain products many years before marketing approval is obtained for those products. Because patents have a limited life, which may begin to run prior to commercial sale, the commercial value of the product may be limited.

     Our competitors may file patent applications covering our technology. If so, we may have to participate in interference proceedings or litigation to determine the right to a patent. Litigation and interference proceedings are expensive even if successful.

     Our success depends in large part on our ability to operate without infringing upon the patents or other proprietary rights of third parties. If we infringe patents of others, we may be prevented from commercializing products or may be required to obtain licenses from these third parties. We cannot be certain that we would be able to obtain alternative technologies or any required license. Even if we were to obtain such technologies or licenses, we cannot be certain that the terms would be reasonable. If we fail to obtain such licenses or alternative technologies, we may be unable to develop some or all of our products.

     In addition, we will use significant unpatented proprietary technology and rely on unpatented trade secrets and proprietary know-how to protect certain aspects of our production and other technologies. Our trade secrets may become known or independently discovered by our competitors.

  IF WE FAIL TO ADEQUATELY PROTECT OR ENFORCE OUR INTELLECTUAL PROPERTY RIGHTS OR SECURE RIGHTS TO PATENTS OF OTHERS, WE MAY BE UNABLE TO COMPETE EFFECTIVELY.

     Our success, competitive position and future revenues will depend in part on our ability and the abilities of our third-party licensors to obtain and maintain patent protection for our products, methods, processes and other technologies and to preserve our trade secrets.

     To date, we have licenses to certain patent rights, including rights under U.S. patents and patent applications and under foreign patents and patent applications, related to our product candidates. We anticipate filing additional patent applications both in the U.S. and in other countries, as appropriate. The procedures for obtaining an issued patent in the U.S. and in most foreign countries are complex. These procedures require an analysis of the scientific technology related to the invention and many legal issues. Accordingly, we expect that the examination of our patent applications will be complex and time consuming. We do not know when, or if, we will obtain additional issued patents for our technologies.

     We cannot predict whether or not:

     - any additional patents will issue and the degree and range of protection they will afford us against competitors;

     - others will obtain patents claiming aspects similar to those covered by our patents and patent applications;

     - we will need to initiate litigation or administrative proceedings regarding our patents, which may be costly whether we win or lose; or

     - third parties will find ways to challenge, invalidate or otherwise circumvent our patent rights that we currently hold or license.

     The degree and range of protection afforded by any of our licensed patents, as with all patents, is defined by the breadth of the claims of the patent. As the components of our product candidates are commercially available to third parties, it is possible that competitors may design formulations, propose dosages, or develop methods or routes of administration with respect to these components that would be outside the scope of the claims of one or more, or of all, of our licensed patents. This would enable their products to effectively compete with our product candidates.

     We may have to institute costly legal action to protect our intellectual property rights. We may not be able to afford the costs of enforcing our intellectual property rights. Consequently, we do not know how much, if any, protection our patents will provide. A third party might request a court to rule that our patents are invalid or unenforceable. In such a case, even if the validity and enforceability of our patents were upheld, a court might hold that the third party's actions do not infringe our patent.

     The laws of some countries may not protect our intellectual property rights to the same extent as U.S. laws. For example, methods of treating humans are not patentable subject matter in many countries outside of the U.S. It may be necessary or useful for us to participate in proceedings to determine the validity of our foreign patents or those of our competitors, which could result in substantial cost and divert our efforts and attention from other aspects of our business. These and other issues may limit the patent protection we will be able to secure outside of the U.S.

     Our success also depends upon the skills, knowledge and experience of our scientific and technical personnel, our consultants and advisors as well as our licensors and contractors. To help protect our proprietary know-how and our inventions, we also rely on trade secret protection and confidentiality agreements, in addition to patents. However, trade secrets are difficult to protect. To this end, we require all of our employees, consultants, advisors and contractors to enter into agreements that prohibit the disclosure of our trade secrets and other confidential information and, where applicable, require disclosure and assignment to us of the ideas, developments, discoveries and inventions important to our business. These agreements may not provide adequate protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure or the lawful development by others of such information. If any of our trade secrets, know-how or other proprietary information is disclosed, or if third parties independently discover our trade secrets or proprietary information, the value of our trade secrets, know-how and other proprietary rights would be significantly impaired and our business and competitive position would suffer.

     Technology licensed to us by others, or in-licensed technology, is important to our business. We may not control the patent prosecution, maintenance or enforcement of some of our in-licensed technology. Accordingly, we may be unable to exercise the same degree of control over this intellectual property as we would over our internally developed technologies. Moreover, our rights to in-licensed technology could be terminated under the terms of our license agreements, including upon a default by us. If such a default were to occur under any of these agreements, we could lose our rights to the in-licensed technologies or other products that are the subject of that agreement, including our rights to continue to develop that technology. The loss of these technologies, products or rights could harm our business.

  A DISPUTE REGARDING THE INFRINGEMENT OR MISAPPROPRIATION OF OUR PROPRIETARY RIGHTS OR THE PROPRIETARY RIGHTS OF OTHERS COULD BE COSTLY AND RESULT IN DELAYS IN OUR RESEARCH AND DEVELOPMENT ACTIVITIES.

     Our success, competitive position and future revenues will also depend in part on our ability to operate without infringing on or misappropriating the proprietary rights of others. Since our product candidates contain components that are well known and that have been in use by other companies, our product candidates could infringe the proprietary rights of third parties. We are aware of one third party who could allege that certain uses of our product candidates infringe its proprietary rights. We do not intend to market our products for such uses, nor are we aware of any such uses currently in practice, but we may not be able to avoid claims or liability with respect thereto because we cannot prevent others from using our products for such uses in the future.

     Many of our employees and consultants were, and many of our consultants may currently be, parties to confidentiality agreements with other companies. While our confidentiality agreements with these employees and consultants require that they do not bring to us, or use without proper authorization, any third party's proprietary technology, if they violate their agreements, we could suffer claims or liabilities.

     If our products, methods, processes and other technologies infringe the proprietary rights of other parties, we could incur substantial costs and we may have to:

     - obtain licenses, which may not be available on commercially reasonable terms, if at all;

     - redesign our products or processes to avoid infringement;

     - stop using the subject matter claimed in the patents held by others;

     - pay damages; or

     - defend litigation or administrative proceedings, which may be costly, whether we win or lose, and which could result in a substantial diversion of our valuable management resources.

  OUR BUSINESS MAY GIVE RISE TO PRODUCT LIABILITY CLAIMS NOT COVERED BY INSURANCE OR INDEMNITY AGREEMENTS.

     The testing of products in development, involves substantial risk of product liability claims. These claims may be made directly by consumers, healthcare providers, pharmaceutical companies or others. Although we will maintain product liability insurance, a single product liability claim could exceed the coverage limits, and multiple claims are possible. If that happens, the insurance coverage we plan on procuring may not be adequate. A successful product liability claim in excess of our coverage could require us to pay substantial amounts. This could adversely affect our results of operations. Moreover, the amount and scope of any coverage may be inadequate to protect us in the event of a successful product liability claim. In the future such insurance may not be renewed at an acceptable cost or at all. If liability insurance becomes unobtainable, our ability to clinically test and market our products could be significantly impaired.

     Additionally, we will be required by governmental regulations to test our products even after they have been sold and used by patients. As a result of such tests, we may be required to, or may determine that, we should recall products already in the market. Subsequent testing and product recalls may increase our potential exposure to product liability claims.

  WE MAY INCUR SUBSTANTIAL LIABILITIES AND MAY BE REQUIRED TO LIMIT COMMERCIALIZATION OF OUR PRODUCTS IN RESPONSE TO PRODUCT LIABILITY LAWSUITS.

     The testing and marketing of medical products entail an inherent risk of product liability. Although side effects from our clinical trials thus far have been limited to symptoms known to be associated with these medications, such as dysphoria, which is a feeling of malaise, and nausea, we may be held liable if any more serious adverse reactions from the use of our product candidates occurs. Our product candidates involve a new method of delivery for potent drugs that require greater precautions to prevent unintended use, especially since they are designed for patients' self-use rather than being administered by medical professionals. For example, the FDA may require us to develop a comprehensive risk management program for our product candidates to reduce the risk of improper patient selection and abuse. The failure of these measures could result in harmful side effects or death. As a result, consumers, regulatory agencies, pharmaceutical companies or others might make claims against us. If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit commercialization of our product candidates. Our inability to obtain sufficient product liability insurance at an acceptable cost to protect against potential product liability claims could prevent or inhibit the commercialization of pharmaceutical products we develop, alone or with corporate collaborators. We currently carry clinical trial insurance but do not carry product liability insurance. We, or any corporate collaborators, may not be able to obtain insurance at a reasonable cost, if at all. Even if our agreements with any future corporate collaborators entitle us to indemnification against losses, such indemnification may not be available or adequate if any claim arises.

  WE MAY BE EXPOSED TO LIABILITY CLAIMS ASSOCIATED WITH THE USE OF HAZARDOUS MATERIALS AND CHEMICALS.

     Our research and development activities will involve the controlled use of hazardous materials and chemicals. Although we will adopt safety procedures for using, storing, handling and disposing of these materials that we believe will comply with federal, state and local laws and regulations, we cannot completely eliminate the risk of accidental injury or contamination from these materials. In the event of such an accident, we could be held liable for any resulting damages and any liability could materially adversely affect our business, financial condition and results of operations. In addition, the federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of hazardous or radioactive materials and waste products may require us to incur substantial compliance costs that could materially adversely affect our business and financial condition.

  SOME OF THE PRODUCT CANDIDATES OF THE COMBINED COMPANY WILL CONTAIN CONTROLLED SUBSTANCES, THE SUPPLY OF WHICH MAY BE LIMITED BY U.S. GOVERNMENT POLICY AND THE USE OF WHICH MAY GENERATE PUBLIC CONTROVERSY.

     The active ingredients in some of IDDS' current product candidates, including morphine, ketamine and fentanyl, are listed by the U.S. Drug Enforcement Agency, or DEA, as Schedule II or III substances under the Controlled Substances Act of 1970. The DEA regulates chemical compounds as
Schedule I, II, III, IV or V substances, with Schedule I substances considered to present the highest risk of substance abuse and Schedule V substances the lowest risk. Our product candidates are subject to DEA regulations relating to manufacturing, storage, distribution and physician prescription procedures. For example, all regular Schedule II drug prescriptions must be signed by a physician and may not be refilled. Furthermore, the amount of Schedule II substances that we can obtain for clinical trials and commercial distribution is limited by the DEA and our quota may not be sufficient to complete clinical trials or meet commercial demand, if any.

     Products containing controlled substances may generate public controversy. Opponents of these products may seek restrictions on marketing and withdrawal of any regulatory approvals. In addition, these opponents may seek to generate negative publicity in an effort to persuade the medical community to reject these products. Political pressures and adverse publicity could lead to delays in, and increased expenses for, and limit or restrict the introduction and marketing of the combined company's product candidates. The FDA may require the combined company to develop a comprehensive risk management program to reduce the inappropriate use of our products and product candidates, including the manner in which they are marketed and sold, so as to reduce the risk of improper patient selection and diversion or abuse of the product. Developing such a program in consultation with the FDA may be a time-consuming process and could delay approval of any of our product candidates. Such a program or delays of any approval from the FDA could limit market acceptance of the product.

  IT MAY BE DIFFICULT FOR A THIRD PARTY TO ACQUIRE EXEGENICS, EVEN IF DOING SO WOULD BE BENEFICIAL TO ITS STOCKHOLDERS.

     Provisions in eXegenics' amended certificate of incorporation and amended and restated bylaws may have the effect of deterring hostile takeovers or delaying or preventing changes in control or changes in management, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices. eXegenics' board of directors has the authority to issue up to 10 million shares of preferred stock and to determine the price, rights, preferences and privileges of those shares without any further vote or action by its stockholders. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. While eXegenics has no present intention to issue shares of preferred stock, the issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of its outstanding voting stock. Further, eXegenics is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which prohibits it from engaging in a business combination with an interested stockholder for three years after the date of the transaction pursuant to which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. The application of Section 203 could have the effect of delaying or preventing a change of control. In addition, in connection with the proxy statement being filed for the merger, eXegenics is seeking stockholder approval to stagger its board of directors. If approved, such staggered board of directors will make it difficult for eXegenics' stockholders to change the composition of the board of directors in any one year.

RISKS RELATED TO EXEGENICS' BUSINESS IN THE EVENT THE MERGER IS NOT COMPLETED

  FAILURE TO COMPLETE THE MERGER WITH IDDS COULD HAVE AN ADVERSE IMPACT ON EXEGENICS AND ITS STOCK PRICE.

     Since entering into the merger agreement on September 19, 2002, eXegenics has made planning and operations decisions on the basis that the merger will be completed. These planning and operating decisions would have been different had eXegenics not entered into the merger agreement. For example, if eXegenics had not entered into the merger agreement, it may have been appropriate for eXegenics to have pursued collaborative or licensing transactions in order to ensure that eXegenics had additional products in the clinical development stage as an independent company, rather than relying on IDDS' potential products assuming the merger would be consummated. If the merger is not completed eXegenics will have no product candidates in the clinical development phase. In addition, eXegenics also will have incurred a significant amount of non-operating expenses associated with the merger that it otherwise would not have incurred. Consequently, if the merger is not consummated, eXegenics' financial condition likely will be worse than it would have been had it never entered into the merger agreement.

     In addition, if the merger is terminated and eXegenics' board of directors determines to seek another merger or business combination, there can be no assurance that eXegenics will be able to find a partner willing to agree to equivalent or more attractive terms than those which have been negotiated for in the merger.

  THE THEORETICAL BASES OF EXEGENICS PLATFORM TECHNOLOGIES HAVE YET TO BE REDUCED TO THE SUCCESSFUL CREATION OF POTENTIAL DRUG CANDIDATES THAT CAN BE TESTED IN HUMANS.

     The drug creation methods eXegenics employs are relatively new and may not lead to drug candidates that can be successfully developed into pharmaceutical products. The expectation that drugs designed by quantum mechanism-based drug design techniques will have improved efficacy, bioavailability and less resistance build-up has not yet been verified by testing any drug candidate in human clinical trials. Likewise, antisense compounds designed by eXegenics' techniques have not led to testing in human clinical trials. Furthermore, eXegenics' anti-sense drug discovery efforts are focused on a number of target genes for which the functions have not yet been fully identified. As a result, the potential for creating drugs that inhibit these enzymes or their translation has not yet been established.

     eXegenics expects to continue to in-license or acquire additional product candidates to augment the results of its internal research activities. There can be no assurance that eXegenics will be successful in these efforts. Additionally, in-licensed candidates may not result in commercially viable products.

     Any potential drug candidate must undergo extensive preclinical and clinical testing prior to submission to any of the regulatory agencies for approval for commercial use. Such testing will likely require significant additional funding.

     If these methods are successful in creating pharmaceutical products, eXegenics cannot be sure that the pharmaceutical products it creates will be commercially successful. Therefore, eXegenics cannot make assurances that its research and development activities will result in any commercially viable products.

  EXEGENICS EXPECTS THAT ADDITIONAL FINANCING WILL BE REQUIRED IN THE FUTURE TO FUND OPERATIONS.

     eXegenics does not know whether additional financing will be available when needed, or that, if available, it will obtain financing on terms favorable to its stockholders or eXegenics. eXegenics has used substantial amounts of cash to date and expects capital outlays and operating expenditures to increase over the next several years as it expands its infrastructure and research and development activities.

     eXegenics believes that its existing cash and investment securities will be sufficient to support its current operating plan for at least the next 12 months. However, eXegenics' expectations are premised on its current operating plan, which does not include development of potential products. eXegenics' funding requirements may change as a result of many factors if the merger is not completed and eXegenics begins looking for new potential product opportunities including the initiation of development of new potential products, future product opportunities with collaborators, future licensing opportunities and future business combinations. Consequently, eXegenics may need additional funding sooner than anticipated.

     eXegenics may raise additional financing through public or private equity offerings, debt financings or additional corporate collaboration and licensing arrangements. To the extent eXegenics raises additional capital by issuing equity securities, its stockholders may experience dilution. To the extent that eXegenics raises additional capital by issuing debt securities, eXegenics may incur substantial costs relating to interest payments, may be required to pledge assets as security for the debt and may be constrained by restrictive financial and/or operational covenants. To the extent that eXegenics raises additional funds through collaboration and licensing arrangements, it may be necessary to relinquish some rights to its technologies or product candidates, or grant licenses on terms that are not favorable to eXegenics. If adequate funds are not available, eXegenics will not be able to continue developing its programs and products.

                                   THE MERGER

     The following discussion summarizes the proposed merger and related transactions. The discussion is not, however, a complete statement of all provisions of the merger agreement and related agreements. Detailed terms of the conditions to the merger and related transactions are contained in the merger agreement, a copy of which is attached to this joint proxy statement/prospectus as Annex A. Statements made in this joint proxy statement/prospectus with respect to the terms of the merger and related transactions are qualified in their entirety by reference to the merger agreement, and you are urged to read the more detailed information set forth in the merger agreement and the other documents attached to this joint proxy statement/prospectus prior to casting a vote.

BACKGROUND OF THE MERGER

     On April 24, 2002 eXegenics announced that it had engaged Petkevich & Partners, LLC as its financial advisor to assist, among other things, in its exploration of acquisition and merger opportunities.

     On July 31, 2002, Dr. Randi Albin, Chief Scientific Officer of IDDS, contacted Petkevich & Partners, indicating interest in combining with eXegenics. Dr. Shehnaaz Suliman, a Vice President of Petkevich & Partners, returned Dr. Albin's telephone call. During their phone conversation, publicly available information about both companies was exchanged.

     On August 2, 2002, Mark Rogers, M.D., Chairman and Chief Executive Officer of IDDS, held a conference call with Dr. Misha Petkevich, Chairman and Chief Executive Officer of Petkevich & Partners, Dr. Suliman and Dr. Ronald Goode, President and Chief Executive Officer of eXegenics, on which Dr. Rogers provided additional details regarding IDDS' business plan and financials. Dr. Rogers made additional inquiries concerning a business combination of the two companies.

     On August 8, 2002, Dr. Goode, Dr. Suliman and Dr. Rogers held a meeting at which both companies entered into a bilateral confidentiality agreement. Dr. Goode presented an overview of eXegenics and Dr. Rogers presented an overview of IDDS. The parties discussed possible structures for a business combination of the two companies. It was decided that eXegenics would send a due diligence request list to IDDS. Andrew Singer, a Managing Director of Petkevich & Partners, participated in this meeting by telephone.

     On August 16, 2002, Dr. Goode, Mr. Singer, Dr. Suliman and Harry Arader, a consultant to eXegenics, met with a group of IDDS employees to conduct a diligence review of IDDS.

     On August 20, 2002, Dr. Goode, Dr. Suliman, Dr. Rogers, Arthur P. Bollon, Ph.D., Executive Vice President of eXegenics, and Dorit Arad, Ph.D., Vice President of Drug Design of eXegenics, held a meeting at which Dr. Rogers presented additional information regarding IDDS' programs and technology and at which Dr. Rogers conducted further due diligence on eXegenics.

     On August 21 and 22, 2002, Sylvia Sironi, an associate of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., eXegenics' outside legal counsel, met with representatives of IDDS to conduct a further diligence review of IDDS.

     On August 26, 2002, Joan Gillett, Vice President and Controller of eXegenics, Dr. Rogers, Douglas Hamilton, Chief Operating Officer of IDDS, Christopher Donald, Controller of IDDS, Dr. Albin, Dr. Petkevich, Dr. Suliman, Matthew Fix, an associate at Petkevich & Partners, as well as the legal advisors and auditors for both eXegenics and IDDS, held a conference call to discuss the terms of the potential business combination.

     On August 28, 2002, Dr. Suliman, Ms. Gillett, WaLisa Davenport, Assistant Director, Human Resources & Administration of eXegenics, Dr. Bollon, Robert Rousseau, Vice President of Licensing of eXegenics, Mr. Hamilton, Mr. Donald and Joseph Favuzza, of PricewaterhouseCoopers LLP, IDDS' auditors, held a meeting to conduct a diligence review of eXegenics.

     On August 29, 2002, Mr. Favuzza met with representatives of Ernst & Young LLP, eXegenics' auditors, to conduct additional diligence.

     On September 9, 2002, a meeting of the eXegenics board of directors was held to review a number of potential strategic alternatives, including the proposed business combination with IDDS. Joel Papernik, a member of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. and Dr. Petkevich were in attendance at the meeting, and Dr. Suliman participated by telephone. Also, on September 9, 2002, Dr. Rogers made a presentation to the board of directors of eXegenics regarding the potential business combination.

     On September 11, 2002, representatives of IDDS, Dr. Goode, Dr. Petkevich, Mr. Singer, Dr. Suliman and the legal advisors and auditors for both eXegenics and IDDS held a conference call to discuss IDDS' comments to the draft merger agreement.

     On September 16, 2002, Dr. Suliman met with Messrs. Hamilton and Donald to conduct a further diligence review of IDDS.

     On September 17 and 18, 2002, Richard Gervase, a member, and Flora Feng, an associate, of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., held conference calls with Paul F. Fehlner, Ph.D. of Darby & Darby P.C., IDDS' outside legal patent counsel, to conduct a diligence review of IDDS' intellectual property.

     Later on September 18, 2002, the board of directors of eXegenics held a meeting to discuss the status of the merger agreement and related diligence issues. Mr. Papernik and representatives of Petkevich & Partners attended this meeting.

     Also on September 18, 2002, IDDS' board of directors held a telephonic meeting, which was also attended by Messrs. Hamilton and Donald and Bruce A. Rich and Melanie Stapp of Thelen Reid & Priest LLP, IDDS' outside counsel. The directors present at the meeting discussed and unanimously approved the merger.

     On the morning of September 19, 2002, the eXegenics board of directors held a special meeting at which outside legal counsel reported on the finalized terms of the merger agreement and related agreements. Representatives of Petkevich & Partners reviewed their financial analyses with respect to the proposed merger and delivered an oral opinion (subsequently confirmed in writing) that the exchange ratio in the merger was fair to eXegenics from a financial point of view. After consideration of these presentations, the eXegenics board of directors unanimously approved the merger and the merger agreement, concluding that the business combination with IDDS was in the best interests of the eXegenics stockholders.

     On the evening of September 19, 2002, eXegenics and IDDS executed the definitive merger agreement.

     On September 20, 2002, eXegenics and IDDS issued a press release announcing the proposed transaction and held a webcast to discuss the terms of the proposed transaction, which was open to the public.

EXEGENICS' REASONS FOR ENTERING INTO THE MERGER

     eXegenics was initially founded and has operated as a drug discovery company. Changing market conditions have led the eXegenics board of directors and management to consider and implement strategies to accelerate the company's forward integration into clinical drug development for the purpose of building stockholder value. Beginning in March of this year, the eXegenics board of directors and management, with the assistance of Petkevich & Partners, has considered a number of alternatives for achieving the objective of enhancing eXegenics' competitive position and moving the company closer to drug commercialization.

     The eXegenics board of directors believes that combining with IDDS presents a significant opportunity to achieve the goal of acquiring clinical product candidates that have the potential to generate drug product sales revenue in the future, thereby building stockholder value. Leading to this belief are the following facts about IDDS:

     - IDDS has three product candidates in clinical trials, two of which are in late phase II clinical development, and one of which is in early phase II clinical development.

     - IDDS has an additional product candidate in preclinical development.

     - The active ingredients of each of the four IDDS product candidates are all approved by the FDA for other uses or methods of delivery, and therefore, have demonstrated safety and efficacy profiles.

     - The markets addressed by the IDDS product candidates are large (greater than $3.4 billion).

     - IDDS has retained exclusive worldwide marketing rights to each of the four clinical product candidates.

     - The IDDS product candidates have strong proprietary patent protection.

     - IDDS has received a research grant in the amount of $1.2 million from the U.S. Department of Defense.

     - IDDS management team has demonstrated the ability to acquire clinical product candidates and advance them through development.

     The eXegenics board of directors unanimously approved the merger agreement and recommends that the eXegenics stockholders approve the issuance of common stock in connection with the merger. The decision by the eXegenics board of directors was based on several potential benefits of the merger that it believes will contribute to the future success of the combined company and to the value received by stockholders of eXegenics. These potential benefits include:

     - IDDS' ability to acquire and develop new clinical product candidates will be strengthened by the addition of eXegenics' management's experience in advancing products through FDA approval.

     - The combined company will have complementary leadership, a strong combined board, an experienced management team, extensive big pharmaceutical company experience and numerous academic associations that will enhance the conduct of its business.

     - The cash from eXegenics balance sheet can be used immediately after the closing of the merger to advance IDDS' compounds further in clinical testing.

     In the course of its deliberations regarding the merger, the eXegenics board of directors reviewed with eXegenics' management and outside advisors a number of factors relevant to the merger, including the strategic overview and prospects for eXegenics. The eXegenics board of directors also considered the following factors, among others, in connection with its review and analysis of the merger. The conclusions of the eXegenics board of directors with respect to each of these factors supported its determination that the merger is fair to, and in the best interests of, the eXegenics stockholders:

     - historical information concerning IDDS' and eXegenics' respective businesses, financial performance and condition, operations, technology, management and competitive position;

     - the belief that the terms of the merger agreement, including the parties' representations, warranties and covenants, and the conditions to the parties' respective obligations, are reasonable;

     - the financial analysis and opinion of Petkevich & Partners, dated September 19, 2002, to the eXegenics board of directors, to the effect that, as of that date and based on and subject to the matters described in its opinion, the exchange ratio in the merger was fair, from a financial point of view, to eXegenics; and

     - the results of the due diligence review of IDDS conducted by eXegenics' management and its financial and legal advisors.

     The eXegenics board of directors also considered a number of potentially negative factors in its deliberations concerning the merger. The potentially negative factors considered by the eXegenics board of directors included:

     - the risk that, because the exchange ratio provides for no adjustment for changes in the market price of eXegenics common stock, the per share value of the consideration to be received by IDDS stockholders on the date of closing might be more than the price immediately before the announcement of the merger due to fluctuations in the market value of eXegenics common stock;

     - the risk that the merger might not be completed in a timely manner or at all;

     - the challenges relating to the integration of the two companies;

     - the possibility of management and employee disruption associated with the proposed merger and integrating the operations of the companies, and the risk that, despite the efforts of the combined company, key management, marketing, technical and administrative personnel of IDDS might not continue with the combined company;

     - the risks relating to IDDS' business and how they would affect the operations of the combined company;

     - the risk of increasing eXegenics' rate of cash burn; and

     - the other risks and uncertainties set forth in the section entitled "Risk
       Factors" beginning on p.   .

     The foregoing discussion of information and factors considered by the eXegenics board of directors is not intended to be exhaustive but is believed to include many material factors considered by the eXegenics board of directors. In view of the wide variety of factors considered by the eXegenics board of directors, the eXegenics board of directors did not find it practicable to quantify or otherwise assign relative weight to the specific factors considered. In addition, the eXegenics board of directors did not reach any specific conclusion on each factor considered, or any aspect of any particular factor, but conducted an overall analysis of these factors. Individual members of the eXegenics board may have given different weight to different factors. However, after taking into account all of the factors set forth above, the eXegenics board of directors unanimously agreed that the merger is fair to, and in the best interests of, the eXegenics stockholders and that eXegenics should proceed with the proposed merger.

     In considering the recommendation of the eXegenics board of directors with respect to the merger agreement, eXegenics stockholders should be aware that the directors and officers of eXegenics have interests in the merger that are different from, or are in addition to, the interests of the eXegenics stockholders generally. For further detail see the section entitled "The
Merger -- Interests of Certain Persons in the Merger" on page   .

IDDS' REASONS FOR ENTERING INTO THE MERGER

     In evaluating the proposed merger, the board of directors of IDDS considered a variety of factors, including financial and operating information relating to eXegenics and IDDS. The following material factors were considered by IDDS' board of directors:

     - the possibility of raising additional capital while affording investors the potential liquidity of a public market;

     - the opportunity for IDDS' stockholders to participate in the future performance of a public company;

     - the difficulty of conducting an initial public offering of IDDS' stock based on prior efforts by IDDS and the current market conditions;

     - the allocation of ownership in the combined companies as between IDDS' stockholders and eXegenics' stockholders; and

     - the expectation that the merger will be tax-free to IDDS and its stockholders.

     For these reasons, IDDS' board of directors concluded that the merger is in the best interests of IDDS and its stockholders. IDDS' board of directors unanimously recommends that IDDS' stockholders approve the merger agreement. Approval of the merger agreement will constitute approval of all transactions that it contemplates, including the exchange of all outstanding shares of IDDS common stock for eXegenics common stock and the applicable exchange ratio.

     In considering the recommendation of the IDDS board of directors with respect to the merger agreement, IDDS stockholders should be aware that the directors and officers of IDDS have interests in the merger that are different from, or are in addition to the interests of the IDDS stockholders generally. For further detail see the section entitled "The Merger -- Interests of Certain
Persons in the Merger" on page   .

BUSINESS OF THE COMBINED COMPANY

     The combined company to be created by the merger of eXegenics and IDDS, combines a drug discovery company, eXegenics, and a drug development company, IDDS. The goal of the combined company is to become a leading specialty pharmaceutical company that rapidly develops and commercializes drugs for the management of pain and, ultimately, for other major medical indications.

     Strategies to accomplish this goal include the following:

     - Focus. Our focus will be the marketplace, and our intent is to maintain a portfolio of pharmaceutical drug product candidates, constantly advancing to the marketplace, that address important medical needs in large markets.

     - Reduce Risk in Clinical Product Development. The active ingredients in our initial four clinical product candidates have all been approved by the FDA and other regulatory bodies, and thus have profiles with known safety, pharmacology and efficacy. Our intent is to fully cooperate with the FDA and conduct clinical programs with the highest probabilities of success.

     - Reserve Rights to Products. We currently retain exclusive global commercialization rights to all of our pain management product candidates in all markets. In general, we intend to independently develop our current and future product candidates through late-stage clinical trials before consideration of partnering them in the marketplace. We believe this will allow us to maximize returns on our investment by capturing a greater percentage of the profits from marketplace sales of these drug products.

     - Pipeline. We intend to continue building a robust clinical pipeline by in-licensing additional products, leveraging our broad network of contacts in the pharmaceutical industry and academic centers worldwide to enable the acquisition of clinical products that fit the profile of our current clinical development strategy of pursuing product candidates that we believe have an increased likelihood of being approved by the FDA. Further, we believe our unique formulation technologies can be utilized to create proprietary drugs from other currently approved pain management drugs.

     - Outsource. We intend to use outsourcing as a strategy to expedite development in a cost efficient manner. Thus, we intend to engage and manage third party vendors who will conduct preclinical studies and clinical trials. Furthermore, as opposed to building and operating formulation and manufacturing facilities ourselves, these functions will also be outsourced obviating the need to hire personnel specifically for these activities. Further, we currently intend to both contract with outside sales organizations and enter into distribution agreements with pharmaceutical partners to sell our products.

     - Out-license and/or Partner Early-Stage Discovery. We will seek to partner our discovery technologies and to out-license our earlier stage preclinical new chemical entities for cancer and infectious diseases to other pharmaceutical or biotechnology companies in order to mitigate the additional risk and cost associated with early development of new chemical entities.

     Assets to be used to implement these strategies include:

     - Sufficient post-merger cash to sustain operations at least through December 31, 2003

     - Three clinical product candidates in or through Phase II clinical testing

     - Strong management and governance

     - Discovery research technologies

OPINION OF EXEGENICS' FINANCIAL ADVISOR

     On March 5, 2002, eXegenics and Petkevich & Partners executed an engagement letter pursuant to which Petkevich & Partners was engaged to act as eXegenics' financial advisor in connection with the merger. Pursuant to the engagement letter, eXegenics retained Petkevich & Partners to provide financial advisory services in connection with a possible strategic transaction, including a potential strategic combination, and to render an opinion as to the fairness of any such transaction, from a financial point of view, to eXegenics. See
"-- Background of the Merger" on page [  ].

     At a meeting of the eXegenics board held on September 19, 2002, Petkevich & Partners gave a presentation on the financial terms of the merger and rendered its oral opinion, which opinion was subsequently confirmed in writing, that, as of September 19, 2002 and based on the matters described therein, the exchange ratio in the merger was fair, from a financial point of view, to eXegenics. Petkevich & Partners does not admit that it is an "expert" within the meaning of the term "expert" as used in the Securities Act or the rules and regulations promulgated thereunder, or that its opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act and the rules and regulations promulgated thereunder.

     The full text of the opinion, which sets forth, among other things, assumptions made, matters considered and limitations on the review undertaken, is attached hereto as Annex B and is incorporated herein by reference. Holders of capital stock of eXegenics are urged to read the opinion in its entirety. The opinion was prepared for the benefit and use of the eXegenics board in its consideration of the merger and does not constitute a recommendation to holders of capital stock of eXegenics as to how they should vote at the special meeting in connection with the merger. The opinion does not address the relative merits of the merger and any other transactions or business strategies discussed by the eXegenics board as alternatives to the merger or the underlying business decision of the eXegenics board of directors to proceed with or effect the merger. The summary of the opinion set forth in this proxy statement/ prospectus is qualified in its entirety by reference to the full text of the opinion.

     In connection with arriving at the opinion set forth in Annex B, Petkevich & Partners, among other things:

     - reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of IDDS and eXegenics, which were furnished to or discussed with Petkevich & Partners by IDDS and eXegenics, including certain potential revenue and cost synergies projected by the senior management of eXegenics to result from the transaction;

     - reviewed certain publicly available business and financial information concerning IDDS and eXegenics;

     - held discussions with members of senior management and representatives of IDDS and eXegenics concerning the businesses, past and current business operations, financial conditions and future prospects of both companies, independently and combined, including discussions with the managements of eXegenics and IDDS concerning their views regarding the strategic rationale of the merger;

     - reviewed a draft of the merger agreement, dated September 18, 2002, and drafts of other related agreements;

     - reviewed the stock prices and trading history of eXegenics;

     - reviewed the valuations of companies that it deemed comparable to IDDS;

     - compared the financial terms of the merger with other transactions that it deemed relevant; and

     - made such other studies and inquiries, and reviewed such other data, as it deemed relevant.

     In its review and analysis, and in arriving at its opinion, Petkevich & Partners assumed and relied upon the accuracy and completeness of all of the financial and other information provided to Petkevich & Partners or publicly available and neither attempted independently to verify nor assumed responsibility for verifying any such information. Petkevich & Partners relied upon the assurances of the managements of eXegenics and IDDS, that they were not aware of any facts that would make such information inaccurate or misleading. Furthermore, Petkevich & Partners did not obtain or make, or assume responsibility for obtaining or making, any independent evaluation or appraisal of any of the properties or assets and liabilities (contingent or otherwise) of eXegenics or IDDS, nor were any such evaluations or appraisals furnished to Petkevich & Partners. Petkevich & Partners did not conduct any evaluation or analyses of the technology underlying the products of eXegenics or IDDS. With respect to the financial information (and the assumptions and bases therefor) of eXegenics and IDDS that Petkevich & Partners discussed with the managements of eXegenics and IDDS, upon the advice of eXegenics and IDDS, Petkevich & Partners assumed that such information was reasonably prepared in good faith on the basis of reasonable assumptions, reflected the best currently available estimates and judgments of the managements of eXegenics and IDDS and that the forecasts contained in such information will be realized in the amounts and in the time periods currently estimated by the managements of eXegenics and IDDS. Petkevich & Partners assumed that the merger will be consummated upon the terms set forth in the Merger Agreement without material alterations thereof and that the merger will qualify as a tax-free reorganization for U.S. federal income tax purposes. Petkevich & Partners has relied as to all legal matters relevant to rendering its opinion on the advice of counsel.

     Without limiting the generality of the foregoing, Petkevich & Partners did not undertake any independent analysis of any pending or threatened litigation, possible unasserted claims or other contingent liabilities, to which eXegenics, IDDS or any of their respective affiliates was a party or may be subject and, at eXegenics' direction and with its consent, the opinion made no assumption concerning and therefore did not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. Although developments following the date of the opinion may affect the opinion, Petkevich & Partners assumed no obligation to update, revise or reaffirm the opinion.

     The following is a summary of the material financial analyses performed by Petkevich & Partners in connection with rendering the opinion.

     Comparable Company Analysis. Petkevich & Partners compared certain financial information relating to IDDS to corresponding publicly-available data and ratios from a group of selected publicly traded companies it deemed comparable to IDDS. The comparable companies selected were eight publicly traded companies involved in the development and manufacture of pain therapy pharmaceutical products or specializing in drug delivery, including:

     - Pain Therapeutics, Inc.

     - Adolor Corporation

     - POZEN Inc.

     - GW Pharmaceuticals plc

     - Aradigm Corporation

     - DURECT Corporation

     - Inhale Therapeutic Systems Inc.

     - Nastech Pharmaceutical Company Inc.

     The analysis, with respect to IDDS, produced enterprise values based upon closing stock prices of the comparable companies as of September 17, 2002, which were then used to calculate a range of implied exchange ratios, which were compared to the exchange ratio used in this transaction of 3.132. The following table summarizes the results of this analysis. "Stripped Mean" figures remove the highest and lowest data points from each set of data.

Stripped Mean of Pain Therapy Comparable Companies
  Enterprise Values.........................................       $114.1M
Stripped Mean of Drug Delivery Comparable Companies
  Enterprise Values.........................................       $111.0M
Implied Aggregate Value Range with 40% Illiquidity
  Discount..................................................  $66.6-$68.5M
Implied Exchange Ratio......................................     4.4x-4.5x
Exchange Ratio..............................................        3.132x

     Precedent Transaction Analysis. The precedent transaction analysis was based on five acquisitions involving publicly traded companies engaged in development of pain therapy pharmaceutical products or specializing in drug delivery, including BML Pharmaceuticals Inc./Endo Pharmaceuticals Inc., ShearWater Corp./Inhale Therapeutics, Southern BioSystems Inc./DURECT Corp., Anesta/Cephalon and Advanced Inhalation Research, Inc./Alkermes, Inc. An analysis of the precedent transactions produced aggregate consideration values which were then used to calculate a range of implied exchange ratios, which were compared to the exchange ratio of 3.132. The following table summarizes the results of this analysis.

Mean of Aggregate Consideration in Precedent Transactions...       $120.4M
Implied Aggregate Value Range less 50%-100% Control
  Premium...................................................  $60.2-$80.3M
Implied Exchange Ratio......................................     4.0x-5.2x
Exchange Ratio..............................................        3.132x

     Discounted Cash Flow Analysis. Petkevich & Partners used financial cash flow forecasts of IDDS for calendar years 2003 through 2007, as estimated by eXegenics' management, to perform a discounted cash flow analysis. In conducting this analysis, Petkevich & Partners assumed that IDDS would perform in accordance with these forecasts. Petkevich & Partners first estimated the terminal value of the forecasted cash flows by applying multiples to IDDS' estimated 2007 sales, which multiples ranged from 2.0 to 3.0. Petkevich & Partners then discounted the cash flows projected through 2007 and the terminal values to present values using rates ranging from 30% to 40%. This analysis indicated a range of equity values from $46.3 million to $103.2 million. This range was used to calculate a range of implied exchange ratios of 2.9 to 6.5 which compared to the exchange ratio of 3.132.

     No company, transaction or business used in the comparable company analysis or comparable transaction analysis as a comparison is identical to eXegenics, IDDS or the merger. Accordingly, an analysis of the results of the foregoing involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading and other values of the comparable companies, comparable transactions or the business segment, company or transactions to which they are being compared. In evaluating the comparable companies and transactions, Petkevich & Partners made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of eXegenics and IDDS, such as the impact of competition on eXegenics or IDDS and the industry generally, industry growth and/or technological change and the absence of any adverse material change in the financial conditions and prospects of eXegenics and IDDS or the industry or financial markets in general. Mathematical analysis (such as determining the mean or median) is not, in itself, necessarily a meaningful method of using comparable company or transaction data.

     While the foregoing summary describes certain analyses and factors that Petkevich & Partners deemed material in its presentation to the eXegenics board of directors, it is not a comprehensive description of all analyses and factors considered by Petkevich & Partners. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Petkevich & Partners believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, would create an incomplete view of the evaluation process underlying its opinion. Several analytical methodologies were employed and no one method of analysis should be regarded as critical to the overall conclusion reached by Petkevich & Partners. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The conclusions reached by Petkevich & Partners are based on all analyses and factors taken as a whole and also on application of Petkevich & Partners' own experience and judgment. Such conclusions may involve significant elements of subjective judgment and qualitative analysis. Petkevich & Partners therefore gave no opinion as to the value or merit standing alone of any one or more parts of the analysis it performed. In performing its analyses, Petkevich & Partners considered general economic, market and financial conditions and other matters, many of which are beyond the control of eXegenics and IDDS. The analyses performed by Petkevich & Partners are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. Accordingly, analyses relating to the value of a business do not purport to be appraisals or to reflect the prices at which the business actually may be purchased. Furthermore, no opinion was expressed as to the price at which the common stock of eXegenics may trade at any future time.

     eXegenics engaged Petkevich & Partners pursuant to the engagement letter on March 5, 2002. The engagement letter provides that, for its services, Petkevich & Partners is entitled to receive, contingent upon consummation of the merger, a fee equal to 3% of the aggregate consideration paid in connection with the merger, with a minimum payment of $500,000. In addition, eXegenics has agreed to pay a fee of $150,000 to Petkevich & Partners upon delivery of its fairness opinion to the eXegenics board of directors. eXegenics has also agreed to reimburse Petkevich & Partners for its out of pocket expenses and to indemnify and hold harmless Petkevich & Partners and its affiliates and any person, director, employee or agent acting on behalf of Petkevich & Partners or any of its affiliates, or any person controlling Petkevich & Partners or its affiliates for certain losses, claims, damages, expenses and liabilities relating to or arising out of services provided by Petkevich & Partners as financial advisor to eXegenics. The terms of the fee arrangement with Petkevich & Partners, which eXegenics and Petkevich & Partners believe are customary in transactions of this nature, were negotiated at arm's length between eXegenics and Petkevich & Partners, and the eXegenics board was aware of such fee arrangements.

     Petkevich & Partners was retained based on Petkevich & Partners' experience as a financial advisor in connection with mergers and acquisitions, as well as Petkevich & Partners' investment banking relationship with eXegenics and familiarity with eXegenics' business and its market.

     Petkevich & Partners is an investment banking firm with significant relevant industry experience. As part of its investment banking business, Petkevich & Partners is frequently engaged in the valuation of businesses in connection with mergers and acquisitions, private placements and other purposes.

     THE OPINION OF PETKEVICH & PARTNERS IS ATTACHED AS ANNEX B TO THIS PROXY STATEMENT/PROSPECTUS. EXEGENICS STOCKHOLDERS ARE URGED TO, AND SHOULD, READ THE OPINION CAREFULLY AND IN ITS ENTIRETY. PETKEVICH & PARTNERS' OPINION IS DIRECTED TO EXEGENICS' BOARD OF DIRECTORS AND ADDRESSES ONLY THE FAIRNESS OF THE EXCHANGE RATIO TO EXEGENICS FROM A FINANCIAL POINT OF VIEW AS OF THE DATE OF THE OPINION. PETKEVICH & PARTNERS' OPINION DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF CAPITAL STOCK OF EXEGENICS AS TO HOW TO VOTE AT THE EXEGENICS SPECIAL MEETING. THE

SUMMARY OF THE OPINION OF PETKEVICH & PARTNERS SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS, ALTHOUGH MATERIALLY COMPLETE, IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION ATTACHED AS ANNEX B TO THIS PROXY STATEMENT/PROSPECTUS.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     When considering the recommendations of the boards of directors of eXegenics and IDDS, you should be aware that certain executive officers and directors of eXegenics and IDDS have interests in the merger and have arrangements that are different from, or are in addition to, those of the stockholders of eXegenics and IDDS, generally. The boards of directors of eXegenics and IDDS were aware of these interests and considered them, among other matters, in approving the principal terms of the merger, the merger agreement and the transactions contemplated thereby.

  NEWLY-APPOINTED MEMBERS OF THE EXEGENICS BOARD OF DIRECTORS

     Following the merger, the board of directors of the combined company will consist of (i) four directors designated by IDDS, who will initially be Mark C. Rogers, M.D., Peter Kash, Edward Miller, M.D. and Mark Siegel; (ii) four directors designated by eXegenics, who initially will be Ronald L. Goode, Ph.D., Gary Frashier, Ira J. Gelb, M.D. and Robert Easton; and (iii) one independent director mutually agreed upon by IDDS and eXegenics, who will initially be Douglas Watson. All of these persons currently serve as directors of IDDS or eXegenics. Upon consummation of the merger, Mark C. Rogers, M.D. will serve as the executive chairman of the combined company.

  STOCK OPTIONS OF OFFICERS AND DIRECTORS

     Upon consummation of the merger, the stock options of those eXegenics officers and directors who are not continuing on as officers or directors of the combined company will immediately vest and such individuals will have the term of their original option grants in which to exercise their options. In addition, options held by officers or directors of IDDS prior to the effective time of the merger will remain exercisable for the time period set forth in the applicable option grant agreement, regardless of whether the holders of such options continue as officers or directors of the combined company after the merger, except for a person who is terminated without cause within six months of the closing of the merger whose options will vest upon termination and such individuals will have the term of their original option grants in which to exercise his options.

  EMPLOYMENT AGREEMENTS

     eXegenics and Mark C. Rogers, M.D., IDDS' current Chief Executive Officer, have agreed on terms of a new employment agreement under which Dr. Rogers will be employed by the combined company as our executive chairman after consummation of the proposed merger. Dr. Rogers' base annual salary will be $290,000 with standard benefits and additional perquisites such as a company car. Dr. Rogers will retain all of his options under the same terms granted to him by IDDS. In addition, concurrently with the closing of the merger, Dr. Rogers will be granted an option to purchase 750,000 shares of IDDS common stock, or 2,349,000 shares of eXegenics common stock post-merger (approximately 2.9% of the combined company on a fully diluted basis), at an exercise price equal to the fair market value of the stock on the fifth day after the consummation of the merger. The option will vest as to one-third immediately and as to each remaining one-third upon each of August 15, 2003 and August 15, 2004. Dr. Rogers' current employment agreement with IDDS will terminate upon the consummation of the merger, and the new employment agreement will supercede and replace in its entirety his existing employment agreement.

     eXegenics and Ronald L. Goode, Ph.D., eXegenics' current President and Chief Executive Officer, have agreed on terms of a new employment agreement under which Dr. Goode will continue to be employed by the combined company as our President and Chief Executive Officer after consummation of the proposed merger. Dr. Goode's salary on an annual basis will be reduced from his current salary of

$375,000 to $290,000, and he will receive standard benefits and additional perquisites such as a company car. Dr. Goode and will retain all of his options under the same terms granted to him by eXegenics. In addition, Dr. Goode will receive an option to purchase 2,349,000 shares of our common stock (approximately 2.9% of the combined company on a fully diluted basis) upon consummation of the merger at an exercise price equal to the fair market value of the stock on the fifth day after the consummation of the merger. The option will vest as to one-third immediately and as to each remaining one-third upon each of the first and second anniversaries of the consummation of the merger. Dr. Goode's current employment agreement with eXegenics will terminate upon the consummation of the merger, and the new employment agreement will supercede and replace in its entirety his existing employment agreement.

  INDEMNIFICATION

     Directors and executive officers of eXegenics and IDDS have customary rights to indemnification against losses incurred as a result of actions or omissions occurring prior to the effective time of the merger and we intend to maintain such customary rights to indemnification for the foreseeable future following the effective time of the merger. In addition, eXegenics will obtain customary "tail" insurance coverage for the directors and officers of eXegenics and may obtain this insurance for officers and directors of IDDS that will not become directors and officers of the combined company for a period of six years after consummation of the merger. For more information regarding indemnification of the directors and officers of the combined company, see "Executive Officers and Directors of IDDS joining eXegenics."

     As a result of these various arrangements, certain directors and executive officers of eXegenics and IDDS may be more likely to vote in favor of recommending the approval of the issuance of eXegenics common stock in connection with the merger or the approval of the merger and the adoption of the merger agreement than if they did not hold these interests.

REGULATORY APPROVALS

     Neither eXegenics nor IDDS is aware of the need to obtain any regulatory approvals in order to consummate the merger other than the following:

     - effectiveness of the registration statement of which this joint proxy statement/prospectus is a part; and

     - approval to list the shares of eXegenics common stock to be issued in connection with the proposed merger on the Nasdaq National or SmallCap Market, upon the consummation of the merger if then so listed.

     eXegenics and IDDS intend to obtain these approvals and any additional regulatory approvals that may be required. However, neither party can assure you that all approvals will be obtained.

ACCOUNTING TREATMENT OF THE MERGER

     For accounting purposes, the merger of eXegenics and IDDS will be accounted for as a reverse merger under the purchase method of accounting in accordance with generally accepted accounting principles in the United States of America. Accordingly, IDDS will be deemed for accounting purposes to be the acquirer. Therefore, IDDS will record the fair value of eXegenics assets purchased and liabilities assumed based on the fair market value of eXegenics' outstanding equity securities, including stock options and warrants, at the date of acquisition. It is expected that the consideration will be less than the fair value of the net assets purchased. Accordingly, negative goodwill will arise which will result in a non-recurring extraordinary gain.

RESTRICTIONS ON SALES OF EXEGENICS COMMON STOCK BY AFFILIATES OF IDDS

     The shares of eXegenics common stock to be issued in connection with the proposed merger will be registered under the Securities Act. Subject to the lock-up agreements between eXegenics and certain of IDDS' principal stockholders, these shares will be freely transferable under the Securities Act, except for shares of eXegenics common stock issued to any person who is an affiliate of IDDS at the time the merger is submitted to the stockholders for vote or consent or who becomes an affiliate of eXegenics after the merger. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control of IDDS, and may include some of the officers and directors, as well as their respective principal stockholders. Affiliates generally include directors, executive officers, and beneficial owners of 10% or more of the common stock of a company. Persons who are affiliates at the time the merger is submitted to the stockholders for vote or consent may not sell their shares of eXegenics common stock acquired in connection with the merger except pursuant to an effective registration statement under the Securities Act covering the resale of those shares, an exemption under paragraph (d) of Rule 145 under the Securities Act, or any other applicable exemption under the Securities Act. Pursuant to the terms of the merger agreement, eXegenics will be entitled to place appropriate legends on the certificates evidencing any eXegenics common stock to be received by the affiliates and to issue stop transfer instructions to the transfer agent for the eXegenics common stock received by the affiliates.

LISTING ON THE NASDAQ STOCK MARKET OF EXEGENICS COMMON STOCK TO BE ISSUED IN THE MERGER

     If eXegenics common stock is listed on either the Nasdaq National Market or the Nasdaq SmallCap Market at the time of the merger, the shares of eXegenics common stock to be issued in the merger must be approved for listing on either the Nasdaq National Market or Nasdaq SmallCap Market, subject to official notice of issuance prior to the effective time of the merger. See Risk Factors relating
to our Nasdaq listing on pages   and   .

                              THE MERGER AGREEMENT

     The following is a summary of the material terms of the merger agreement. A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus. The following is not a complete statement of all of the terms of the merger agreement. Statements made in this joint proxy statement/prospectus are qualified in their entirety by reference to the more detailed information and terms found in the merger agreement. You are encouraged to read the entire merger agreement before voting your shares.

THE MERGER; CLOSING; EFFECTIVE TIME

     The merger agreement provides that IDDS Merger Corp., a newly-formed, wholly-owned subsidiary of eXegenics, will merge with and into IDDS. IDDS will survive the merger as a wholly-owned subsidiary of eXegenics.

     The closing of the merger will occur as soon as practicable after the last of the conditions to the merger have been satisfied or waived, but in no event later than three business days thereafter, or at another time as eXegenics and IDDS agree. At the time of the closing, eXegenics and IDDS will file a certificate of merger with the Secretary of State of the State of Delaware. The merger will become effective upon the filing of the certificate or at another time as eXegenics and IDDS agree. We currently expect that the closing of the merger will take place late in the fourth calendar quarter of 2002. However, because the merger is subject to stockholder approvals and other customary conditions, including the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part, we cannot predict exactly when the closing will occur.

MERGER CONSIDERATION; EXCHANGE RATIO

     In consideration for the merger, eXegenics will issue up to 47,121,963 shares of its common stock in exchange for all of the outstanding common stock of IDDS and may issue up to an additional 12,964,261 shares of its common stock upon the exercise by IDDS option holders and warrant holders of eXegenics options and warrants issued to them in the merger in exchange for their currently outstanding IDDS options and warrants. Immediately prior to the effective time of the merger, all issued and outstanding shares of preferred stock of IDDS will have been converted into shares of common stock of IDDS. If you are a holder of IDDS common stock at the effective time of the merger, you will be entitled to receive approximately 3.132 shares of eXegenics common stock for each share of IDDS common stock that you then own.

     eXegenics will adjust the exchange ratio to reflect any reclassification, stock split, stock dividend, reorganization or other similar change with respect to eXegenics common stock or IDDS capital stock occurring before the effective time of the merger. Otherwise, the exchange ratio for IDDS' common stock set forth above is fixed. As a result, the number of shares of eXegenics common stock that you are entitled to receive in the merger will not change between now and the date the merger is completed, regardless of fluctuations in the market price of eXegenics common stock. In addition, neither eXegenics nor IDDS has the right to terminate the merger agreement or renegotiate the exchange ratio as a result of market price fluctuations.

EXCHANGE OF SHARES

     On the closing of the merger, eXegenics will deposit with American Stock Transfer and Trust Company, eXegenics' exchange agent, or such other institution as eXegenics may select, for the benefit of the holders of shares of IDDS stock, certificates representing the shares of eXegenics common stock to be issued in the merger and an amount of cash for payment in lieu of any fractional shares, except with respect to stockholders who properly sought their statutory appraisal rights.

     Promptly after the closing of the merger, the exchange agent will mail to each IDDS stockholder a letter of transmittal and instructions for effecting the exchange of IDDS stock certificates for stock certificates representing shares of eXegenics common stock. Upon surrender of an IDDS stock certificate for cancellation to the exchange agent, together with the letter of transmittal, the IDDS stockholder will receive a certificate representing the number of shares of eXegenics common stock to which the stockholder is entitled, together with an amount of cash in lieu of any fractional shares, if applicable, less the portion placed in the escrow fund. Should the reverse stock split occur immediately after the closing of the merger, the certificate would be for shares on a post-split basis. For further detail regarding the escrow fund, see the section entitled "Escrow Arrangements"
beginning on page   . Surrendered IDDS stock certificates will be canceled.

     IDDS STOCKHOLDERS SHOULD NOT FORWARD IDDS STOCK CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED A LETTER OF TRANSMITTAL. IDDS STOCKHOLDERS SHOULD NOT RETURN IDDS STOCK CERTIFICATES WITH THEIR PROXY.

NO FRACTIONAL SHARES

     eXegenics will not issue any fractional shares of common stock in the merger. Instead, cash will be paid in lieu of fractional shares of eXegenics common stock, based upon the median price per share of eXegenics common stock over a 20-day period, determined in accordance with a formula set forth in the merger agreement.

DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES

     No dividends or other distributions declared or made after the effective time of the merger with respect to eXegenics common stock will be paid to the holders of any unsurrendered IDDS stock certificates with respect to the shares of eXegenics common stock represented by such IDDS stock certificates until the holders of the stock certificates surrender them in accordance with the letter of transmittal.

LOST, STOLEN OR DESTROYED CERTIFICATES

     If any IDDS stock certificate is lost, stolen or destroyed, an IDDS stockholder must provide an appropriate affidavit certifying that fact. eXegenics may require an IDDS stockholder to deliver a bond as indemnity against any claim that may be made against eXegenics with respect to any lost, stolen or destroyed certificate.

SHARES TO BE ISSUED IN ANOTHER NAME

     If any certificate for shares of eXegenics common stock is to be issued in a name other than the name in which the IDDS stock certificate being exchanged is registered, the IDDS stock certificate must be properly endorsed and otherwise in proper form for transfer. Furthermore, the person requesting the exchange will have to pay eXegenics any transfer or other taxes required by reason of the issuance of the eXegenics certificate in any name other than that of the registered holder of the IDDS stock certificate surrendered, or establish to the satisfaction of eXegenics or its agent that the tax has been paid or is not payable.

STOCK OPTIONS AND WARRANTS

     All options outstanding under eXegenics' stock option plan prior to the merger will remain in full force and effect upon the merger on the same terms as are in effect immediately prior to the merger, except that (i) all options held by a person who is, immediately prior to the merger, an officer or director of eXegenics but who is not continuing as an officer or director of eXegenics after the merger will immediately vest and such officer or director will have the term of his original option grants in which to exercise his options, (ii) all options held by a person who is, immediately prior to the merger, an employee of eXegenics will immediately vest, and (iii) each holder of options who is, immediately prior to the merger, an employee of eXegenics will have three years from and after the termination of his active service with eXegenics in which to exercise his options.

     IDDS' stock option plan will be cancelled upon the merger. Upon the merger, eXegenics will adopt a new stock incentive plan with substantially the same terms as the IDDS stock option plan. eXegenics will issue to the holders of stock options outstanding under the IDDS plan immediately prior to the merger options with the same terms as the options issued under the IDDS plan, except that (i) such options will remain exercisable for the time period set forth in applicable option grant agreement, subject to clause (iv) below, (ii) each such option will be exercisable for such number of shares of eXegenics common stock as equals the number of shares of IDDS common stock into which the IDDS stock options were exercisable multiplied by the exchange ratio, (iii) the per share exercise price for each such option will equal the applicable per share exercise price under the IDDS plan divided by the exchange ratio, and (iv) all options held by a person who is, immediately prior to the merger, an employee, officer or director of IDDS but who is terminated without cause within six months of the closing of the merger, will vest upon such termination and such option holder will have the term of his original option grants in which to exercise his options.

     Upon the effective time of the merger, eXegenics will honor all outstanding IDDS warrants. The IDDS warrants will thereupon be exercisable in accordance with the terms thereof for such number of shares of eXegenics common stock as equals (i) the number of shares of IDDS stock for which the IDDS warrants were exercisable multiplied by (ii) the exchange ratio. The exercise price for the IDDS warrants will thereupon be the exercise price for the IDDS warrants prior to the effective time of the merger divided by the exchange ratio.

REPRESENTATIONS AND WARRANTIES

     The merger agreement contains customary representations and warranties made by IDDS and eXegenics.

  IDDS' REPRESENTATIONS AND WARRANTIES

     The representations and warranties made by IDDS relate to various aspects of IDDS' business, including:

     - organization and good standing as a corporation;

     - capital structure;

     - authorization, execution, delivery and enforceability of the merger agreement and related agreements, receipt of board approval and stockholder voting requirements;

     - accuracy of financial statements and corporate books and records and absence of undisclosed liabilities;

     - absence of certain changes in the business;

     - absence of litigation;

     - tax matters;

     - employee benefit plans;

     - compliance with laws;

     - certain types of agreements, contracts and commitments;

     - intellectual property matters;

     - title to properties and absence of liens and encumbrances;

     - insurance matters;

     - compliance with environmental laws and regulations;

     - employee matters;

     - absence of certain types of transactions with related parties;

     - brokers' and finders' fees and third party expenses incurred in connection with the merger;

     - accuracy and completeness of portions of this joint proxy statement/prospectus; and

     - completeness of representations made.

     The representations and warranties of IDDS terminate upon the effective time of the merger. An aggregate of 10% of the shares of eXegenics common stock issuable in connection with the merger will be placed in an escrow fund and serve as the exclusive source of reimbursement to eXegenics for, among other things, losses arising from any breach by IDDS of its representations and warranties in the merger agreement. For a more detailed description of the escrow fund and IDDS' reimbursement obligations, see the section entitled
"Escrow Arrangements" beginning on page   .

  REPRESENTATIONS AND WARRANTIES OF EXEGENICS AND IDDS MERGER CORP.

     The representations and warranties made by eXegenics and IDDS Merger Corp. relate to various aspects of eXegenics' and IDDS Merger Corp.'s business, including:

     - organization and good standing as a corporation;

     - capital structure;

     - authorization, execution, delivery and enforceability of the merger agreement and related agreements, receipt of board approval and stockholder voting requirements;

     - accuracy of financial statements and corporate books and records and absence of undisclosed liabilities;

     - accuracy and completeness of filings and reports with the Securities and Exchange Commission;

     - absence of certain changes in the business;

     - absence of litigation;

     - tax matters;

     - employee benefit plans;

     - compliance with laws;

     - certain types of agreements, contracts and commitments;

     - intellectual property matters;

     - title to properties and absence of liens and encumbrances;

     - insurance matters;

     - compliance with environmental laws and regulations;

     - employee matters;

     - absence of certain types of transactions with related parties;

     - brokers' and finders' fees and third party expenses incurred in connection with the merger;

     - accuracy and completeness of portions of this joint proxy statement/prospectus; and

     - completeness of representations made.

     The representations and warranties of eXegenics terminate upon the effective time of the merger. An additional number of shares of eXegenics common stock equal to 10% of the shares issuable in connection with the merger will be placed in an escrow fund and serve as the exclusive source of reimbursement to the former holders of IDDS common shares for, among other things, losses arising from any breach by
eXegenics of its representations and warranties in the merger agreement. For a more detailed description of the escrow fund and eXegenics' reimbursement obligations, see the section entitled "Escrow Arrangements" beginning on page
  .

     The representations and warranties contained in the merger agreement are complicated and not easily summarized. You are urged to carefully read Articles III and IV of the merger agreement entitled "Representations and Warranties of the Company," relating to IDDS, and "Representations and Warranties of Parent and Merger Sub," relating to eXegenics and IDDS Merger Corp.

COVENANTS

  CONDUCT OF EXEGENICS' AND IDDS' BUSINESS PRIOR TO THE MERGER

     Each of eXegenics and IDDS has agreed in the merger agreement that, while the merger is pending, it will carry on its business in its usual and customary manner. Furthermore, each of eXegenics and IDDS has committed to conduct its business during the pendency of the merger in compliance with specific restrictions relating to the following:

     - amendment to its charter documents;

     - issuance of securities;

     - incurrence of indebtedness;

     - mortgage and encumbrance or properties;

     - modification, amendment or termination of material contracts;

     - issuance of dividends or other distributions;

     - employees and employee benefits;

     - sale, lease, license and disposition of properties and assets;

     - assumption or guarantee of obligations of other parties;

     - actions that would prevent, delay or impede the consummation of the merger;

     - payment of finders' or investment bankers' fees; and

     - actions which would breach representations and warranties contained in the merger agreement.

     A complete list of these actions is set forth in Section 5.2 of the merger agreement entitled "Prohibited Actions Pending Closing," which is included as Annex A to this joint proxy statement/ prospectus.

  NO SOLICITATION BY EXEGENICS OR IDDS OF OTHER OFFERS

     Each of eXegenics and IDDS has agreed that, while the merger is pending, it will not solicit or initiate any inquiries or proposals from any other entities regarding the sale of eXegenics' or IDDS' business or assets, any of its capital stock or any merger, consolidation, business combination or similar transaction. In the event of a violation of this covenant by IDDS or eXegenics, certain termination fees may be payable to the other party. See section entitled
"Termination of the Merger Agreement," page   .

  CONVERSION OF IDDS PREFERRED STOCK

     IDDS is obligated under the merger agreement to take all steps necessary to obtain the requisite elections from the holders of IDDS preferred stock to effect the conversion of all shares of IDDS preferred stock into IDDS common stock prior to the effective time of the merger.

  FINANCIAL POSITION OF EXEGENICS

     eXegenics is obligated under the merger agreement to have, as of the effective time of the merger, cash or cash equivalents in the amount of at least $16.5 million and current liabilities of not more than $1.1 million.

  LISTING OF EXEGENICS COMMON STOCK ON NASDAQ

     eXegenics has agreed to authorize the listing of the eXegenics common stock to be issued in connection with the merger on the Nasdaq National or SmallCap Market upon official notice of issuance prior to the effective time of the merger if then so listed. In addition, eXegenics and IDDS have agreed to cooperate to pursue all necessary documentation to maintain the listing of the eXegenics common stock on Nasdaq, including an initial listing application, if required, and an appeal of any decision by Nasdaq to delist the eXegenics common stock, if applicable. Please see the Risk Factors relating to our Nasdaq listing on pages [ ] and [ ].

MEETINGS OF STOCKHOLDERS

     eXegenics is obligated under the merger agreement to hold and convene a special meeting of its stockholders for purposes of the consideration of and voting on the issuance of shares of eXegenics common stock in connection with the merger, the amendment to the eXegenics certificate of incorporation to increase the number of shares of eXegenics common stock authorized for issuance, the authorization of the board of directors, in its discretion, to effect a reverse split of eXegenics' issued and outstanding common stock, and the adoption of a new stock incentive plan and an employee stock purchase plan.

     IDDS is obligated under the merger agreement to hold and convene a special meeting of its stockholders for purposes of approval of the proposed merger agreement and related transactions.

BOARDS OF DIRECTORS OF EXEGENICS AND IDDS AFTER THE MERGER

     Upon completion of the proposed merger, pursuant to the terms of the merger agreement, the board of directors of each of eXegenics and IDDS will consist of four directors designated by IDDS (who will be Mark C. Rogers, M.D., Peter Kash, Edward Miller, M.D. and Mark Siegel), four directors designated by eXegenics (who will be Ronald L. Goode, Ph.D., Gary Frashier, Ira J. Gelb, M.D. and Robert Easton) and one independent director mutually agreed upon by IDDS and eXegenics (who will be Douglas Watson). As of the effective time of the merger, Mark C. Rogers, M.D. will serve as the executive chairman of the board of directors of eXegenics and of IDDS.

     As of the effective time of the merger and after receipt of stockholder approval, the board of directors of eXegenics will be divided into three classes, the first class to be comprised of Peter Kash, Robert Easton and Douglas Watson, the second class to be comprised of Edward Miller, M.D., Gary Frashier and Ira J. Gelb, M.D., and the third class to be comprised of Mark C. Rogers, M.D., Ronald L. Goode, Ph.D. and Mark Siegel. The term of the directors in the first class will expire at the annual meeting of eXegenics' stockholders in year 2003; the term of the directors in the second class will expire at the annual meeting of eXegenics' stockholders in year 2004; and the term of the directors in the third class will expire at the annual meeting of eXegenics' stockholders in year 2005. The term of each of such directors thereafter will be three years. None of such directors may be removed from eXegenics' board of directors, except for cause.

CONDITIONS TO CLOSING

     There are numerous conditions that have to be satisfied or waived before the merger can be completed. These conditions are divided into three categories and are summarized below.

     The obligations of each party to complete the merger are subject to the following conditions:

     - the merger agreement and related transactions must have been adopted by the requisite vote of the IDDS stockholders;

     - the issuance of shares of eXegenics common stock to IDDS stockholders, the amendment of the eXegenics certificate of incorporation to increase the number of shares of eXegenics common stock authorized for issuance, the authorization of the board of directors, in its discretion, to effect a reverse split of eXegenics' issued and outstanding common stock, and the adoption of a new stock incentive plan must have been approved by the requisite vote of the eXegenics stockholders;

     - the registration statement, of which this joint proxy statement/prospectus is a part, must have been declared effective by the Securities and Exchange Commission; and

     - no court order or other legal restraint or prohibition preventing the consummation of the merger may be in effect or pending.

     The obligations of eXegenics to complete the merger are subject to the following additional conditions:

     - with certain exceptions, the representations and warranties of IDDS must be accurate in all material respects as of the date of the merger agreement and as of the closing date of the merger;

     - IDDS must have performed or complied in all material respects with all of its agreements and covenants required by the merger agreement to be performed or complied with by IDDS at or before the completion of the merger;

     - eXegenics shall have received an opinion from IDDS' legal counsel regarding certain corporate legal matters;

     - eXegenics shall have received certificates of officers of IDDS with respect to the accuracy of IDDS' representations and warranties and performance by IDDS of its covenants and obligations pursuant to the merger agreement;

     - certain consents, waivers and approvals required to consummate the merger shall have been obtained;

     - shares of IDDS capital stock held by stockholders who have exercised and perfected appraisal rights in accordance with the applicable provisions of Delaware law shall not comprise greater than 5% of the total number of shares of IDDS capital stock outstanding immediately prior to the closing of the merger;

     - certain of IDDS' principal stockholders shall have entered into lock-up agreements with eXegenics;

     - Mark C. Rogers, M.D. must have executed an employment agreement with eXegenics;

     - a comfort letter from PricewaterhouseCoopers LLP must have been delivered to eXegenics; and

     - as of the effective time of the merger, Ronald L. Goode, Ph.D. must have been elected to be president and chief executive officer of eXegenics and IDDS, and four directors designated by eXegenics must have been elected to be members of the boards of directors of eXegenics and IDDS.

     The obligations of IDDS to complete the merger are subject to the following additional conditions:

     - with certain exceptions, the representations and warranties of eXegenics must be accurate in all material respects as of the date of the merger agreement and as of the closing date of the merger;

     - eXegenics must have performed or complied in all material respects with all of its agreements and covenants required by the merger agreement to be performed or complied with by eXegenics at or before the completion of the merger;

     - IDDS shall have received an opinion from eXegenics' legal counsel regarding certain corporate legal matters;

     - IDDS shall have received certificates of officers of eXegenics with respect to the accuracy of eXegenics' representations and warranties and performance by eXegenics of its covenants and obligations pursuant to the merger agreement;

     - certain consents, waivers and approvals required to consummate the merger shall have been obtained;

     - certain of eXegenics' principal stockholders shall have entered into lock-up agreements with eXegenics;

     - Ronald L. Goode, Ph.D. must have executed an employment agreement with eXegenics;

     - a comfort letter from Ernst & Young LLP must have been delivered to IDDS; and

     - as of the effective time of the merger, Mark C. Rogers, M.D. must have been elected as executive chairman of eXegenics and IDDS, and four directors designated by IDDS must have been elected to be members of the boards of directors of eXegenics and IDDS.

     Each of the conditions listed in the previous two paragraphs is waivable by the party or parties whose obligations to complete the merger are so conditioned.

ESCROW ARRANGEMENTS

     An aggregate of 10% of the shares of eXegenics common stock issuable in the merger to holders of IDDS capital stock will automatically be deposited in an escrow fund upon the consummation of the merger. The escrow fund will be held by U.S. Trust Company as the escrow agent. The escrowed shares will be held in the escrow fund for a period of six months following the effective time of the merger and will serve as the exclusive source of reimbursement to eXegenics for, among other things: (i) any losses arising from any breach by IDDS of its representation and warranties in the merger agreement; or (ii) any failure by IDDS to perform its covenants and obligations under the merger agreement.

     Upon the consummation of the merger, eXegenics will issue and deliver into escrow an additional number of shares of its common stock equal to the number of shares described above. The escrow fund will be held by U.S. Trust Company as the escrow agent. The escrowed shares will be held in the escrow fund for a period of six months following the effective time of the merger and will serve as the exclusive source of reimbursement to the former holders of IDDS common shares for, among other things: (i) any losses arising from any breach by eXegenics of its representation and warranties in the merger agreement; or (ii) any failure by eXegenics to perform its covenants and obligations under the merger agreement.

     Subject to any unresolved claims, the escrow fund will terminate on the six-month anniversary of the closing date of the merger. The remaining escrow shares, if any, will be distributed to the former holders of IDDS capital stock that contributed such shares of eXegenics common stock to the escrow fund or to eXegenics for cancellation, as applicable. For more information regarding the escrow arrangements, we encourage you to review Article VIII of the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus.

STOCKHOLDER REPRESENTATIVES

     Mark C. Rogers, M.D. will serve as the representative of IDDS stockholders and Ronald L. Goode, Ph.D. will serve as the representative of eXegenics stockholders to authorize delivery of the escrow shares for reimbursement of claims, to object to such deliveries, to negotiate and enter into settlements and compromises with respect to such claims and to take certain other actions with respect to claims made on the shares of eXegenics common stock in the escrow fund.

TERMINATION OF THE MERGER AGREEMENT

     Under the following conditions, the merger agreement may be terminated at any time before the completion of the merger, whether before or after the stockholder approvals have been obtained at the special meetings:

     - by mutual consent of eXegenics and IDDS;

     - subject to certain conditions, by either eXegenics or IDDS if the merger has not been completed before February 14, 2003;

     - subject to certain conditions, by eXegenics or IDDS if any application for regulatory or governmental approval necessary to consummate the merger is denied;

     - by eXegenics or IDDS if a final, non-appealable order of a court prevents consummation of the merger or if a law is enacted which would make consummation of the merger illegal;

     - by eXegenics, if (i) the stockholders of IDDS fail to approve the merger agreement or (ii) the requisite approval of the conversion of all outstanding shares of IDDS preferred stock into shares of IDDS common stock is not obtained from the stockholders of IDDS;

     - by IDDS, if the stockholders of eXegenics fail to approve any of the proposals to (i) issue shares of eXegenics common stock in connection with the merger, (ii) increase the number of shares of eXegenics common stock authorized for issuance, (iii) authorize the board of directors, in its discretion, to effect a reverse split of the issued and outstanding shares of eXegenics common stock or (iv) adopt a new employee stock incentive plan of eXegenics;

     - by IDDS if, as of the effective time of the merger, eXegenics does not have cash or cash equivalents in the amount of at least $16.5 million, or eXegenics' current liabilities exceed $1.1 million;

     - by eXegenics, if (i) IDDS materially breaches a representation, warranty, covenant or other provision of the merger agreement and fails to cure such breach within 30 days of receiving notice of the breach or (ii) any of the conditions precedent to eXegenics' obligation to close the merger has not been satisfied or satisfaction is or becomes impossible;

     - by IDDS, if (i) eXegenics materially breaches a representation, warranty, covenant or other provision of the merger agreement and fails to cure such breach within 30 days of receiving notice of the breach or (ii) any of the conditions precedent to IDDS' obligation to close the merger has not been satisfied or satisfaction is or becomes impossible; or

     - subject to certain conditions, by eXegenics or IDDS, if the other party approves or enters into an agreement providing for it to engage in a superior acquisition proposal in that the acquisition proposal, if consummated would result in a transaction more favorable to stockholders.

EFFECT OF TERMINATION

     If the merger agreement is terminated pursuant to the conditions set forth above, all further obligations of the parties under the merger agreement will terminate, except that any obligations with respect to payment of the break-up fee described below will survive.

BREAK-UP FEE

     If IDDS terminates the merger agreement because eXegenics has not obtained the requisite vote of its stockholders, because of a material breach of representations or covenants by eXegenics, because of failure of eXegenics to satisfy conditions to closing or because eXegenics has approved or entered into an agreement relating to a superior acquisition proposal, or eXegenics terminates the merger agreement because it has received a superior acquisition proposal, or because ten business days have elapsed since eXegenics deemed an acquisition proposal to be superior and such determination has not been withdrawn, then eXegenics will pay to IDDS a termination fee equal to $2 million in cash.

     If eXegenics terminates the merger agreement because IDDS has not obtained the requisite vote of its stockholders, because of a material breach of representations or covenants by IDDS, because of failure of IDDS to satisfy conditions to closing or because IDDS has approved or entered into an agreement relating to a superior acquisition proposal, or IDDS terminates the merger agreement because it has received a superior acquisition proposal, or because ten business days have elapsed since eXegenics deemed an acquisition proposal to be a superior and such determination has not been withdrawn, then IDDS will pay or deliver to eXegenics, at IDDS' option, either a termination fee equal to $2 million in cash or shares of IDDS having a value of $4 million (based on a valuation prepared by Thomas Weisel Partners LLC, C. E. Unterberg, Towbin, Inc., Wells Fargo Securities LLC or such other firm as is mutually agreed to by eXegenics and IDDS or, if they cannot mutually agree on a firm, the valuation will be prepared by Wells Fargo Securities, LLC.

EXPENSES

     Whether or not the merger is completed, all fees and expenses incurred in connection with the merger, the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring such fees or expenses, including fees and expenses of agents, representatives, counsel and accountants, except that eXegenics and IDDS will each pay 50% of all expenses and fees related to filing of the registration statement of which this joint proxy statement/prospectus is a part and related documents with the SEC.

                   AGREEMENTS RELATED TO THE MERGER AGREEMENT

     This section of the joint proxy statement/prospectus describes agreements related to the merger agreement. While eXegenics and IDDS believe that these descriptions cover the material terms of these agreements, these summaries may not contain all of the information that is important to you. Forms of these agreements are attached as exhibits to this joint proxy statement/prospectus as Exhibits A-1 and A-2.

VOTING AGREEMENTS

     As a condition to eXegenics' willingness to enter into the merger agreement, the following significant IDDS stockholders entered into voting agreements: Mark C. Rogers, M.D. and Lindsey A. Rosenwald, M.D. By entering into the voting agreements, these IDDS stockholders have agreed to vote the shares of IDDS capital stock that they beneficially own in favor of the approval of the merger and the adoption of the merger agreement. These IDDS stockholders may vote their shares of IDDS capital stock on all unrelated matters.

     On or prior to September 19, 2002, these IDDS stockholders entered into
voting agreements with respect to approximately [          ] shares of IDDS
capital stock beneficially owned by them which represented approximately
[     ]% of the total IDDS capital stock. None of the IDDS stockholders who are parties to the voting agreements were paid additional consideration in connection with the voting agreements.

     The IDDS voting agreements will terminate upon the earlier to occur of the termination of the merger agreement or the completion of the merger. The form of IDDS voting agreement is contained within Exhibit A-1 to this joint proxy statement/prospectus. We encourage you to read the form of IDDS voting and lock-up agreement carefully.

AFFILIATE LOCK-UP AGREEMENTS

     As a condition to eXegenics' willingness to enter into the merger agreement, the following significant IDDS stockholders entered into lock-up agreements: Mark C. Rogers, M.D. and Lindsay Rosenwald, M.D. In addition, each director and executive officer of IDDS has entered into a lock-up agreement. By entering into the lock-up agreements with eXegenics, these IDDS stockholders, subject to certain conditions and exceptions, agreed to limit the sale or transfer of the shares of eXegenics common stock that these stockholders may receive in connection with the proposed merger. These stockholders have agreed not to sell or otherwise transfer any shares of eXegenics common stock received in connection with the proposed merger for a period of six months following the completion of the merger.

     As a condition to IDDS' willingness to enter into the merger agreement, each director and executive officer of eXegenics has entered into a lock-up agreement. By entering into the lock-up agreements with IDDS, these eXegenics stockholders, subject to certain conditions and exceptions, agreed to limit the sale or transfer of the shares of eXegenics common stock that these stockholders own. These stockholders have agreed not to sell or otherwise transfer any shares of eXegenics common stock for a period of six months following the completion of the merger.

     The form of lock-up agreement for Drs. Rogers and Rosenwald is attached within Exhibit A-1 to this joint proxy statement/prospectus and the form of lock-up agreement for all other directors and executive officers of IDDS and eXegenics is attached as Exhibit A-2 to this joint proxy statement/prospectus. We encourage you to read the forms of lock-up agreements carefully.

           STATUTORY APPRAISAL RIGHTS OF DISSENTING IDDS STOCKHOLDERS

     If the merger agreement is approved by the required vote of IDDS stockholders and is not abandoned or terminated, holders of IDDS capital stock who did not vote in favor of the merger may have the right to demand in cash the fair value of all their IDDS shares (and not in part) instead of receiving shares of eXegenics common stock. Holders of options or warrants to purchase IDDS stock will not be entitled to appraisal rights. Shares of IDDS stock will not be exchanged for eXegenics common stock if the holder of the shares validly exercises and perfects statutory appraisal rights with respect to the shares by complying with Section 262 of the Delaware General Corporation Law, or DGCL, a copy of which is attached to this joint proxy statement/prospectus as Annex C. When and if the holder of those shares withdraws the demand for appraisal or otherwise becomes ineligible to exercise appraisal rights, the shares will be automatically exchanged for shares of eXegenics common stock on the same basis as all other IDDS shares are exchanged on in the merger.

     A summary of Delaware law regarding dissenting stockholders' appraisal rights is provided below. HOWEVER, IN VIEW OF THE COMPLEXITY OF LAW RELATING TO APPRAISAL RIGHTS, IDDS STOCKHOLDERS CONSIDERING OBJECTING TO THE MERGER ARE URGED TO CONSULT THEIR OWN LEGAL COUNSEL.

     Pursuant to the terms of the merger agreement, eXegenics will be released from its obligation to effect the merger if appraisal rights have been exercised by IDDS stockholders holding more than 5% of IDDS' outstanding voting shares.

APPRAISAL RIGHTS PROCEDURES

     If you are an IDDS stockholder and you wish to exercise your appraisal rights, you must satisfy the provisions of Section 262 of the Delaware General Corporation Law. Section 262 requires the following:

     You Must Make a Written Demand for Appraisal. You must deliver a written demand for appraisal to IDDS before the vote on the merger agreement and the merger is taken at the special meeting. This written demand for appraisal must be provided to IDDS separately from your proxy. In other words, a vote against the IDDS merger agreement and the merger will not alone constitute a valid demand for appraisal. Additionally, this written demand must reasonably inform IDDS of your identity and of your intention to demand the appraisal of your shares of IDDS stock.

     You Must Refrain from Voting for Approval of the Merger. You must not vote for approval of the merger agreement and the merger. If you vote, by proxy or in person, in favor of the merger agreement and the merger, this will terminate your right to appraisal. You can also terminate your right to appraisal if you return a signed proxy and (1) fail to vote against approval of the merger agreement and the merger or (2) fail to note that you are abstaining from voting. Your appraisal rights will be terminated even if you previously filed a written demand for appraisal.

     You Must Continuously Hold Your IDDS Shares. You must continuously hold your shares of IDDS stock, from the date you make the demand for appraisal through the effective date of the merger. If you are the record holder of IDDS stock on the date the written demand for appraisal is made but thereafter transfer the shares prior to the effective date of the merger, you will lose any right to appraisal in respect of those shares. You should read the paragraphs below for more details on making a demand for appraisal.

     A written demand for appraisal of IDDS stock is effective only if it is signed by, or for, the stockholder of record who owns such shares at the time the demand is made. The demand must be signed as the stockholder's name appears on his/her/its stock certificate(s). If you are the beneficial owner of IDDS stock, but not the stockholder of record, you must have the stockholder of record sign a demand for appraisal.

     If you own IDDS stock in a fiduciary capacity, such as a trustee, guardian or custodian, you must disclose the fact that you are signing the demand for appraisal in that capacity.

     If you own IDDS stock together with one or more persons, such as in a joint tenancy or tenancy in common, all of the owners must sign, or have signed for them, the demand for appraisal. An authorized agent, which could include one or more of the joint owners, may sign the demand for appraisal for a stockholder of record; however, the agent must expressly disclose the identity of the stockholder of record and the fact that the agent is signing the demand as that stockholder's agent.

     If you are an IDDS stockholder who elects to exercise appraisal rights, you should mail or deliver a written demand to:

        Innovative Drug Delivery Systems, Inc.
        787 Seventh Avenue
        48th Floor
        New York, New York 10019

     It is important that IDDS receive all written demands for appraisal before the vote concerning the merger agreement and the merger is taken at the special meeting. As explained above, this written demand should be signed by, or on behalf of, the stockholder of record. The written demand for appraisal should specify the stockholder's name and mailing address, the number of shares of stock owned, and that the stockholder is thereby demanding appraisal of that stockholder's shares.

     If you fail to comply with any of these conditions and the merger becomes effective, you will only be entitled to receive the merger consideration provided in the merger agreement.

     Written Notice. Within ten days after the effective date of the merger, IDDS must give written notice that the merger has become effective to each stockholder who has fully complied with the conditions of Section 262 of the DGCL.

     Petition with the Chancery Court. Within 120 days after the effective date of the merger, either IDDS or any IDDS stockholder who has complied with the conditions of Section 262 of the DGCL, may file a petition in the Delaware Court of Chancery. This petition should request that the chancery court determine the value of the shares of stock held by all of the stockholders who are entitled to appraisal rights. If you intend to exercise your rights of appraisal, you should file such a petition in the chancery court. IDDS has no intention at this time to file such a petition. Because IDDS has no obligation to file such a petition, if you do not file such a petition within 120 days after the effective date of the merger, you will lose your rights of appraisal.

     Withdrawal of Demand. If you change your mind and decide you no longer want appraisal rights, you may withdraw your demand for appraisal rights at any time within 60 days after the effective date of the merger. You may also withdraw your demand for appraisal rights after 60 days after the effective date of the merger, but only with the written consent of IDDS. If you effectively withdraw your demand for appraisal rights, you will receive the merger consideration provided in the merger agreement.

     Request for Appraisal Rights Statement. If you have complied with the conditions of Section 262 of the DGCL, you are entitled to receive a statement from IDDS. This statement will set forth the number of shares that have demanded appraisal rights, and the number of stockholders who own those shares. In order to receive this statement, you must send a written request to IDDS within 120 days after the effective date of the merger. After the merger, IDDS has 10 days after receiving a request to mail the statement to you.

     Chancery Court Procedures. If you properly file a petition for appraisal in the chancery court and deliver a copy to IDDS, IDDS will then have 20 days to provide the chancery court with a list of the names and addresses of all stockholders who have demanded appraisal rights and have not reached an agreement with IDDS as to the value of their shares. The chancery court will then send notice to all of the stockholders who have demanded appraisal rights. If the chancery court thinks it is appropriate, it has the power to conduct a hearing to determine whether the stockholders have fully complied with Section 262 of the DGCL and whether they are entitled to appraisal rights under that section. The chancery court may also require you to submit your stock certificates to the Registry in Chancery so that it can note on the certificates that an appraisal proceeding is pending. If you do not follow the chancery court's directions, you may be dismissed from the proceeding.

     Appraisal of Shares. After the chancery court determines which stockholders are entitled to appraisal rights, the chancery court will appraise the shares of stock. To determine the fair value of the shares, the chancery court will consider all relevant factors except for any appreciation or depreciation due to the anticipation or accomplishment of the merger. After the chancery court determines the fair value of the shares, it will direct IDDS to pay that value to the stockholders who are entitled to appraisal rights. The chancery court can also direct IDDS to pay interest, simple or compound, on that value if the chancery court determines that the payment of interest is appropriate. In order to receive the fair value of your shares, you must then surrender your IDDS stock certificates to IDDS.

     The chancery court could determine that the fair value of your shares of IDDS stock is more than, the same as, or less than the merger consideration. In other words, if you demand appraisal rights, you could receive less consideration than you would under the merger agreement. You should also be aware that an opinion of an investment banking firm that the merger is fair is not an opinion that the merger consideration is the same as the fair value under
Section 262 of the DGCL.

     In determining fair value, the chancery court is to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "fair price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. In Weinberger, the Delaware Supreme Court stated that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter's exclusive remedy.

     Costs and Expenses of Appraisal Proceeding. The costs and expenses of the appraisal proceeding may be assessed against IDDS and the stockholders participating in the appraisal proceeding, as the chancery court deems equitable under the circumstances. You can request that the chancery court determine the amount of interest, if any, IDDS should pay on the value of stock owned by stockholders entitled to the payment of interest. You may also request that the chancery court allocate the expenses of the appraisal action incurred by any stockholder pro rata against the value of all of the shares entitled to appraisal.

     Loss of Stockholder's Rights. If you demand appraisal rights, from and after the effective date of the merger you will not be entitled to:

     - vote your shares of IDDS stock, for any purpose, for which you have demanded appraisal rights;

     - receive payment of dividends or any other distribution with respect to such shares, except for dividends or distributions, if any, that are payable to holders of record as of a record date prior to the effective time of the merger; or

     - receive the payment of the consideration provided for in the merger agreement (unless you properly withdraw your demand for appraisal).

     If no petition for an appraisal is filed within 120 days after the effective date of the merger, your right to an appraisal will cease. You may withdraw your demand for appraisal and accept the merger consideration by delivering to IDDS a written withdrawal of your demand, except that (1) any attempt to withdraw your demand for appraisal made more than 60 days after the effective date of the merger will require the written approval of IDDS, and (2) an appraisal proceeding in the chancery court cannot be dismissed unless the chancery court approves such dismissal.

     FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR EXERCISING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS (IN WHICH EVENT AN IDDS STOCKHOLDER WILL BE ENTITLED TO RECEIVE THE APPLICABLE MERGER CONSIDERATION WITH RESPECT TO SUCH DISSENTING SHARES IN ACCORDANCE WITH THE MERGER AGREEMENT). IN VIEW OF THE COMPLEXITY OF THE PROVISIONS OF SECTION 262 OF THE DGCL, IDDS STOCKHOLDERS WHO ARE CONSIDERING OBJECTING TO THE MERGER ARE URGED TO CONSULT THEIR OWN LEGAL ADVISORS.

          MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The following is a summary of the material U.S. federal income tax consequences of the merger applies to IDDS stockholders. This summary is based on the Internal Revenue Code, applicable U.S. Treasury Regulations, judicial authority, and administrative rulings and practice, all as of the date of this joint proxy statement/prospectus, all of which are subject to change, possibly with retroactive effect, and to differing interpretations. This summary does not purport to be a complete discussion of all U.S. federal income tax consequences of the merger. The discussion below does not address any state, local or foreign tax consequences of the merger. Your tax treatment may vary depending on your particular situation. For example, the discussion may not apply, in whole or in part, to you if you hold options in IDDS capital stock or acquired IDDS capital stock under a compensatory or other employment-related arrangement, or if you are an insurance company, a tax-exempt organization, a financial institution or broker-dealer, a person who is neither a citizen nor a resident of the U.S., a trader in securities that elects to mark-to-market, a person who holds IDDS capital stock as part of a hedge, straddle or conversion transaction or if you otherwise are a person subject to special treatment under the U.S. federal income tax laws. The following discussion assumes that you held your IDDS capital stock as a capital asset at the effective time of the merger, and only summarizes the consequences of receiving eXegenics common stock in exchange for IDDS capital stock. The following discussion does not describe the consequences of receiving eXegenics common stock for other reasons, such as in consideration for the performance of services.

     YOU ARE URGED TO CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF THE MERGER TO YOU, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL OR FOREIGN LAWS, AND THE EFFECT OF POSSIBLE CHANGES IN APPLICABLE TAX LAWS.

     The obligation of IDDS to complete the merger is conditioned upon the receipt by IDDS of the opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., counsel to eXegenics, that the merger will qualify as a "reorganization", within the meaning of Section 368(a) of the Internal Revenue Code. The obligation of eXegenics to complete the merger is also conditioned upon the receipt by eXegenics of the opinion of Thelen Reid & Priest LLP, counsel to IDDS, that the merger will be a reorganization, as described in Section 368(a) of the Internal Revenue Code. However, neither IDDS nor eXegenics has requested nor will request an advance ruling from the Internal Revenue Service as to the tax consequences of the merger to you, and there can be no assurance that the Internal Revenue Service or a court will agree with the conclusions set forth in this joint proxy statement/prospectus or the opinions of counsel. Moreover, the tax opinions will be based upon certain facts, representations and assumptions set forth or referred to in the opinions and the continued accuracy and completeness of certain representations made by eXegenics, IDDS and IDDS Merger Corp. Provided the merger qualifies as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code, the merger will result in the following U.S. federal income tax consequences to you:

     - You will recognize no gain or loss upon your receipt of eXegenics common stock solely in exchange for the shares of IDDS capital stock you surrender in the merger.

     - Your aggregate tax basis for the shares of eXegenics common stock you receive pursuant to the merger will equal your aggregate tax basis in the shares of IDDS capital stock you surrender in the merger reduced by the basis allocated to any fractional shares for which you receive cash in lieu of shares.

     - Your holding period for the shares of eXegenics common stock you receive pursuant to the merger will include the period during which you held your shares of IDDS capital stock.

     - If you exercise your dissenters' rights and receive cash for your IDDS capital stock, you will generally recognize capital gain or loss measured by the difference, if any, between the amount of cash you receive and your basis in the IDDS capital stock you surrender for the cash, provided that the cash payment may be treated under certain circumstances as a dividend if you own, actually or constructively, stock in eXegenics after the payment. If you are a non-corporate stockholder, you may be subject to backup withholding at a rate of 30% on the cash you receive. Backup withholding will not apply to you, however, if you (a) furnish a correct taxpayer identification number and certify that you are not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal to be delivered to you following the date of the merger, (b) provide a certification of foreign status on Form W-8 or successor form or (c) otherwise establish an exemption from backup withholding. Any amount withheld under these rules will be credited against your U.S. federal income tax liability.

     - If you receive cash in lieu of fractional shares as a result of the merger, you will generally recognize capital gain or loss measured by the difference, if any, between the amount of cash received and your basis in the fractional shares.

     - Although the matter is not free from doubt, for federal income tax purposes, you should be treated as having received the escrow shares upon consummation of the merger. Accordingly, (i) until the escrow shares are released, the interim basis of the eXegenics common stock received by you will be determined as though the maximum number of shares of eXegenics common stock were received by you, (ii) no gain or loss should result from your receipt of escrow shares upon termination of the escrow fund, and (iii) upon the return to eXegenics of any escrowed shares treated as previously received by you, no gain or loss should result to you but the basis in your remaining eXegenics shares should be increased by the basis of the shares returned to eXegenics. In the event the IRS prevails in asserting a different view of the treatment of escrowed shares, a fraction of the value of shares delivered to you upon termination of the escrow may be treated as imputed interest calculated from the time of consummation of the merger until the time the shares are delivered to you.

     - For federal income tax purposes, eXegenics currently has net operating losses, or NOLs, available for carry forward of approximately $35 million expiring in years 2006 through 2022 that may be used to offset possible future taxable income. As a consequence of the merger, eXegenics' ability to utilize the NOLs will be limited under section 382 of the Internal Revenue Code to approximately $400,000 per year.

     - For federal income tax purposes, IDDS currently has NOLs available for carry forward of approximately $18 million expiring in years 2018 through 2022 that may be used to offset possible future taxable income.

     THE PRECEDING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL RELEVANT TAX EFFECTS TO YOU. THUS, YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, AND OTHER APPLICABLE TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

             UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

     The following unaudited pro forma condensed combined financial statements are presented to illustrate the effects of the merger on the historical financial position and operating results of eXegenics and IDDS and to reflect the termination of sponsored research funding to eXegenics from Bristol-Myers Squibb, or BMS. As discussed further below, for accounting purposes the merger will be accounted for as a reverse acquisition whereby IDDS is assumed to be the accounting acquirer. The pro forma statements were prepared as if the merger had been completed and the BMS funding had terminated as of January 1, 2001 for statement of operations purposes and as of June 30, 2002 for balance sheet purposes. The pro forma statements have been derived from, and should be read in conjunction with, the historical financial statements, including the notes thereto, of each of eXegenics and IDDS included in this proxy statement/ prospectus. For eXegenics, those financial statements are also included in eXegenics' Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, and its Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

     In addition, unaudited supplemental pro forma per share data has been provided to illustrate the effect of the proposed reverse common stock split of 1-for-[5]. The supplemental pro forma per share data was prepared as if the reverse common stock split had been completed as of January 1, 2001.

     The unaudited pro forma condensed combined financial data does not reflect cost savings, synergies or other financial benefits which may be achieved from the merger, nor do they purport to be indicative of the operating results or the financial position that would have been realized had the merger been consummated as of the date and for the periods for which the pro forma data is presented. The unaudited pro forma adjustments described in the notes are based upon preliminary estimates and contain assumptions that eXegenics' and IDDS' management believe are reasonable in such circumstances. The estimates used for the purpose of preparing these pro forma financial statements are based on current facts, circumstances, assumptions and estimates and the expectation that the merged company will remain a development stage enterprise. The determination of the fair value of assets acquired and liabilities assumed will be finalized subsequent to the consummation of the merger and could be materially different from amounts disclosed herein.

     The following pro forma data is provided:

          1. Unaudited pro forma condensed combined balance sheet as of June 30, 2002.

          2. Unaudited pro forma condensed combined statement of operations, including supplemental pro forma per share data, for the year ended December 31, 2001.

          3. Unaudited pro forma condensed combined statement of operations, including supplemental pro forma per share data, for the six months ended June 30, 2002.

          4. Unaudited notes to pro forma condensed combined financial data.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                              AS OF JUNE 30, 2002

                                          HISTORICAL          PRO FORMA ADJUSTMENTS
                                     --------------------     ---------------------      PRO FORMA
                                     EXEGENICS     IDDS        DEBIT        CREDIT      COMBINED(4)
                                     ---------   --------     --------     --------     -----------
                                                             (IN THOUSANDS)
Current assets:
  Cash, cash equivalents and
     restricted cash...............  $ 12,170    $  3,579     $    --      $    --       $ 15,749
  Investments......................    10,027          --                                  10,027
  Other current assets.............       421         395                                     816
                                     --------    --------                                --------
          TOTAL CURRENT ASSETS.....    22,618       3,974                                  26,592
  Property, plant and equipment,
     net...........................       708          48                      708(1)          48
  Notes
receivable -- officer/stockholder..       278          --                                     278
  Other assets.....................        63          40                       55(1)          48
                                     --------    --------                                --------
          TOTAL ASSETS.............  $ 23,667    $  4,062                                $ 26,966
                                     ========    ========                                ========
Current liabilities:
  Accounts payable and accrued
     expenses......................  $    827    $    699                    1,500(1)    $  3,026
  Current portion of capital lease
     obligations...................        91          --                                      91
                                     --------    --------                                --------
          TOTAL CURRENT
            LIABILITIES............       918         699                                   3,117
Capital lease obligations, less
  current portion..................       148          --                                     148
                                     --------    --------                                --------
          TOTAL LIABILITIES........     1,066         699                                   3,265
                                     --------    --------                                --------
Redeemable preferred stock.........        --      18,795      18,795(3)                       --
                                     --------    --------                                --------
Stockholders' equity (deficit):
  Common stock, preferred stock and
     additional paid-in capital....    67,315      23,392      67,315(2)    19,599(1)      61,786
                                                                            18,795(3)
  Subscriptions receivable.........      (352)         --                       50(1)        (302)
  Unearned compensation............        --        (453)                                   (453)
  Accumulated deficit..............   (41,792)    (38,371)                   1,041(1)     (37,330)
                                                                            41,792(2)
  Treasury stock...................    (2,570)         --                    2,570(2)          --
                                     --------    --------                                --------
          TOTAL STOCKHOLDERS'
            EQUITY (DEFICIT).......    22,601     (15,432)                                 23,701
                                     --------    --------                                --------
                                     $ 23,667    $  4,062                                $ 26,966
                                     ========    ========                                ========

   See accompanying notes to Unaudited Pro Forma Condensed Combined Financial
                                  Statements.

   UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS, INCLUDING
                     SUPPLEMENTAL PRO FORMA PER SHARE DATA,
                      FOR THE YEAR ENDED DECEMBER 31, 2001

                                               EXEGENICS     IDDS     ADJUSTMENTS   COMBINED(4)(7)
                                               ---------   --------   -----------   --------------
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
REVENUES:
  Licensing and research fees................  $  1,333                 $(1,333)(5)    $     --
  Government grants..........................        --    $    882                         882
                                               --------    --------                    --------
     Total revenue...........................     1,333    $    882                         882
                                               --------    --------                    --------
OPERATING EXPENSES:
  Research and development...................     5,321       7,010      (1,094)(5)      11,030
                                                                           (207)(6)
  General and administrative.................     6,530       2,289        (199)(5)       8,541
                                                                            (79)(6)
                                               --------    --------                    --------
          Total operating expenses...........    11,851       9,299                      19,571
                                               --------    --------                    --------
Operating loss...............................   (10,518)     (8,417)                    (18,689)
Other income, net............................     1,733         348                       2,081
                                               --------    --------                    --------
          NET LOSS...........................    (8,785)     (8,069)                    (16,608)
Preferred stock dividend.....................      (180)     (3,559)                     (3,739)
                                               --------    --------                    --------
          NET LOSS AVAILABLE TO COMMON
            STOCKHOLDERS.....................  $ (8,965)   $(11,628)                   $(20,347)
                                               ========    ========                    ========
NET LOSS PER SHARE AVAILABLE TO COMMON
  STOCKHOLDERS
  Basic and diluted..........................  $   (.57)   $  (1.20)                   $   (.35)(8)
                                               ========    ========                    ========
WEIGHTED AVERAGE COMMON STOCK OUTSTANDING....    15,749       9,725                      58,920 (8)
                                               ========    ========                    ========
Supplemental pro forma per share data
  assuming a one-for-five reverse stock split
NET LOSS PER SHARE AVAILABLE TO COMMON
  STOCKHOLDERS
  Basic and diluted(9).......................  $  (2.85)   $  (5.98)                   $  (1.73)(10)
                                               ========    ========                    ========
WEIGHTED AVERAGE COMMON STOCK
  OUTSTANDING(9).............................     3,150       1,945                      11,784 (10)
                                               ========    ========                    ========

   See accompanying notes to Unaudited Pro Forma Condensed Combined Financial
                                  Statements.

        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS,
                INCLUDING SUPPLEMENTAL PRO FORMA PER SHARE DATA,
                     FOR THE SIX MONTHS ENDED JUNE 30, 2002

                                                     HISTORICAL
                                                 -------------------    PRO FORMA      PRO FORMA
                                                 EXEGENICS    IDDS     ADJUSTMENTS   COMBINED(4)(7)
                                                 ---------   -------   -----------   --------------
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
REVENUES:
  Licensing and research fees..................   $   556                 $(556)(5)     $    --
  Government grants............................        --    $   191                        191
                                                  -------    -------                    -------
     Total revenue.............................       556    $   191                        191
                                                  -------    -------                    -------
OPERATING EXPENSES:
  Research and development.....................     2,476      1,940       (472)(5)       3,786
                                                                           (158)(6)
  General and administrative...................     2,109      3,894        (71)(5)       5,880
                                                                            (52)(6)
                                                  -------    -------                    -------
          Total operating expenses.............     4,585      5,834                      9,666
                                                  -------    -------                    -------
Operating loss.................................    (4,029)    (5,643)                    (9,475)
Other income, net..............................       376         40                        416
                                                  -------    -------                    -------
          NET LOSS.............................    (3,653)    (5,603)                    (9,059)
Preferred stock dividend.......................      (169)        --                       (169)
                                                  -------    -------                    -------
          NET LOSS AVAILABLE TO COMMON
            STOCKHOLDERS.......................   $(3,822)   $(5,603)                   $(9,228)
                                                  =======    =======                    =======
NET LOSS PER SHARE AVAILABLE TO COMMON
  STOCKHOLDERS Basic and diluted...............   $  (.24)   $  (.58)                   $  (.15)(8)
                                                  =======    =======                    =======
WEIGHTED AVERAGE COMMON STOCK OUTSTANDING......    15,671      9,737                     62,101 (8)
                                                  =======    =======                    =======
Supplemental pro forma per share data assuming
  a one-for-five reverse stock split
NET LOSS PER SHARE AVAILABLE TO COMMON
  STOCKHOLDERS
  Basic and diluted(9).........................   $ (1.22)   $ (2.88)                   $ (0.74)(10)
                                                  =======    =======                    =======
WEIGHTED AVERAGE COMMON STOCK OUTSTANDING(9)...     3,134      1,947                     12,420 (10)
                                                  =======    =======                    =======

   See accompanying notes to Unaudited Pro Forma Condensed Combined Financial
                                  Statements.

         UNAUDITED NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

 (1) In accordance with Statement of Financial Accounting Standards No. 141 Business Combinations, the merger will be accounted for as a reverse acquisition using the purchase method whereby IDDS is deemed to be the accounting acquirer. The purchase price of $19,599 will be allocated to the fair value of eXegenics' assets acquired and liabilities assumed. Based on preliminary estimates, the fair value of acquired assets and assumed liabilities will be in excess of the purchase price. Accordingly, for the purposes of preparing the accompanying pro forma data, such excess has been initially applied to reduce fixed and intangible assets to zero and the remaining excess of $1,041 has been reflected herein as an extraordinary gain. The table below summarizes the estimated fair value of the assets purchased and the liabilities assumed and the corresponding balance sheet adjustments:

      ESTIMATED FAIR VALUE OF ASSETS PURCHASED AND LIABILITIES ASSUMED:

                                                            ESTIMATED
                                                            FAIR VALUE   EXEGENICS
                                                             ASSIGNED    BOOK VALUE     ADJUSTMENT
                                                            ----------   ----------   --------------
                                                                                      DEBIT (CREDIT)
     Current assets, primarily cash and investments.......   $22,618      $22,618        $    --
     Property, plant and equipment........................        --          708           (708)
     Notes receivable -- officer/stockholders.............       278          278             --
     Other assets.........................................         8           63            (55)
     Total liabilities, including transaction costs of
       $1,500.............................................    (2,566)      (1,066)        (1,500)
     Stock subscription receivable........................       302          352            (50)
     Extraordinary gain(a)................................    (1,041)          --         (1,041)
                                                             -------
                                                             $19,599
                                                             =======

     --------------------

     (a) The extraordinary gain represents the excess of fair value of acquired net assets over cost. For accounting purposes, such amount will be recorded as a non-recurring extraordinary gain upon consummation of the merger and has been reflected in the pro forma condensed combined balance sheet as a decrease to accumulated deficit.

        The equity securities to be issued in consideration for the purchased assets and assumed liabilities of eXegenics includes shares of common stock, preferred stock, stock options and warrants. The table below summarizes the securities to be issued and the estimated fair value assuming: (i) the reverse stock split is not approved and (ii) if the reverse stock split is approved.

                                                    ASSUMING NO 1-FOR-5            ASSUMING 1-FOR-5
                                                    REVERSE STOCK SPLIT           REVERSE STOCK SPLIT
                                                ----------------------------   -------------------------
                                    ESTIMATED               WEIGHTED AVERAGE   NUMBER   WEIGHTED AVERAGE
                                      FAIR       NUMBER      EXERCISE PRICE      OF      EXERCISE PRICE
                                    VALUE(B)    OF SHARES      PER SHARE       SHARES      PER SHARE
                                    ---------   ---------   ----------------   ------   ----------------
         Common stock.............   $12,695     15,673              NA        3,135             NA
         Preferred stock..........     1,573        828              NA           (c)            NA
         Stock options............     3,600      3,305          $ 4.41          661         $22.05
         Warrants.................       231      1,130          $10.81          226         $54.05
         Transaction costs........     1,500
                                     -------
           TOTAL..................   $19,599
                                     =======

        NA -- Not applicable

                UNAUDITED NOTES TO PRO FORMA CONDENSED COMBINED
                         FINANCIAL DATA -- (CONTINUED)

     (b) The fair values were determined as follows:

         (i) Common stock was determined based on the per share closing price of $0.81 on June 30, 2002.

         (ii) Preferred stock was based on publicly-traded comparables with similar terms and conditions.

         (iii) Stock options and warrants were based on the Black-Scholes option pricing model.

      (c) The number of outstanding shares of preferred stock will not change if the reverse stock split is approved; however the conversion ratio of preferred stock into common stock will change from 1-for-1 to 1-for-5. Therefore, if the reverse stock split is approved, outstanding shares of preferred stock would convert into 166 shares of common stock.

         Included in the above table are options to be granted to individuals who: (i) are employed by eXegenics prior to consummation of the merger and, (ii) who are expected to continue in employment with the combined company upon consummation of the merger. The number, terms and conditions of these grants will be identical to those held by eXegenics employees prior to the merger consummation date. For the purposes of preparing these pro forma statements, the exercise price of these options is currently estimated to be in excess of the fair value of the underlying common stock on the grant date and accordingly, no compensation expense will result from such grant. In the event that the exercise price of these options is below the fair value of the underlying common stock on the grant date, then there will be compensation expense recognized in operations pro rata over the options vesting period equal to the difference between exercise price and the fair market value of the common stock.

 (2) Adjustment to eliminate eXegenics' common stock, preferred stock, paid-in capital, treasury stock and stockholders' deficit.

 (3) Upon consummation of the merger, all outstanding shares of IDDS' preferred stock will convert into shares of common stock.

 (4) The impact of income taxes on the pro forma condensed combined balance sheet and statements of operations is immaterial.

 (5) For the year ended December 31, 2001 and the six months ended June 30, 2002, all of eXegenics license and research fee revenue was derived from BMS. During the six months ended June 30, 2002, BMS made their last payment under a research agreement and, therefore, eXegenics does not expect future revenues from BMS. Adjustments reflect the elimination of revenue and direct incremental cost related to the BMS sponsored research funding as if the funding terminated effective January 1, 2001.

 (6) Eliminate eXegenics' historical depreciation and amortization expense related to fixed and intangible assets that were adjusted to zero as part of the purchase price allocation.

 (7) As discussed in Note 1, upon the consummation of the merger, there will be a non-recurring extraordinary gain of $1,041 recorded as the result of the excess of fair value of the acquired net assets over cost. Such amount has been intentionally omitted from the pro forma condensed combined statements of operation.

 (8) Pro forma per share data has been computed assuming that the historical weighted average shares outstanding of IDDS is adjusted to reflect the following:

      (i) Adjust the outstanding shares of common stock to effectuate the merger exchange ratio. Each share of common stock held by IDDS stockholders before the merger consummation date will be exchanged for 3.132 shares of common stock upon the consummation of the merger.

      (ii)  Issuance of 15,673 shares of common stock to eXegenics stockholders.

                UNAUDITED NOTES TO PRO FORMA CONDENSED COMBINED
                         FINANCIAL DATA -- (CONTINUED)

      (iii) Issuance of 15,928 shares of common stock upon the assumed conversion of all outstanding shares of IDDS' preferred stock.

     The table below summarizes the pro forma adjustments:

                                                          YEAR ENDED       SIX MONTHS ENDED
                                                       DECEMBER 31, 2001    JUNE 30, 2002
                                                       -----------------   ----------------
Weighted average shares outstanding for the period...        9,725               9,737
Adjustment to effectuate the merger..................       20,737              20,763
                                                            ------              ------
                                                            30,462              30,500
Shares issued to eXegenics stockholders..............       15,673              15,673
Shares issued in connection with conversion of all
  outstanding shares of IDDS's preferred stock(d)....       12,785              15,928
                                                            ------              ------
                                                            58,920              62,101
                                                            ======              ======

---------------

     (d) As of December 31, 2001, there were 5,004 shares of preferred stock outstanding that converts into 15,928 shares of common stock as the result of the exchange ratio. Included therein are 990 shares of Series B convertible preferred stock that was issued on December 31, 2001, which converts into 3,151 shares of common stock adjusted for the exchange ratio. For purposes of computing the weighted average effect on pro forma per share data the Series B preferred stock was deemed to be outstanding for only one day during the year ended December 31, 2001 and for the full period during the six months ended June 30, 2002.

 (9) The historical per share data of eXegenics and IDDS has been adjusted to reflect a reverse stock split of 1-for-5.

(10) The supplemental pro forma per share data has been computed assuming the pro forma per share data is adjusted to reflect the 1-for-5 reverse stock split as summarized below:

                                                          YEAR ENDED       SIX MONTHS ENDED
                                                       DECEMBER 31, 2001    JUNE 30, 2002
                                                       -----------------   ----------------
Pro forma weighted average shares outstanding (Note
  8).................................................       58,920              62,101
Reverse stock split..................................           /5                  /5
                                                            ------              ------
                                                            11,784              12,420
                                                            ======              ======

                        INFORMATION REGARDING EXEGENICS

     In this section, "Information Regarding eXegenics," references to "we," "us," and "our" refer to eXegenics.

GENERAL

     We were organized under the laws of the State of Delaware as BioPharmaceuticals, Inc. and commenced operations in 1991 and changed our name to Cytoclonal Pharmaceuticals Inc. in 1992. During October 2001, we changed our name to eXegenics Inc. Prior to 2001, our efforts were principally devoted to research activities including efforts to discover therapeutic products for human diseases. Beginning in 2001, we repositioned ourselves as a post-genomics drug creation enterprise with a goal of building a development pipeline of commercially viable drug leads and pharmaceutical products for the treatment of cancers and drug-resistant bacterial diseases. In addition, we increased our efforts to obtain and develop clinical drug candidates and to identify opportunities for financial and operational synergies, specifically to identify acquisition and merger opportunities that would provide pharmaceutical compounds in or close to human clinical trials. We engaged Petkevich & Partners in March of 2002 to assist us in this endeavor, and on September 20, 2002, we announced that we had executed a definitive merger agreement with IDDS, a private company with a portfolio of product candidates in Phase II clinical development. We are currently involved in activities related to the pending business combination, including regulatory filings and a stockholders' meeting while continuing work on our internal scientific programs.

     We utilize our proprietary research technologies, Quantum Core Technology (QCT(TM)) and Optimized Anti-Sense Inhibitory Sequence (OASIS(TM)), in attempts to create novel compounds that may be advanced towards clinical drug candidates and pharmaceutical products. QCT is a computer-assisted drug design technology platform primarily targeted to the inhibition of proteins involved in disease processes. OASIS is a patented technology platform that uses computers to design "anti-sense sequences" -- molecules capable of blocking the expression of specific genes. By targeting both proteins and genes, we believe we have the capability to produce chemical molecules that can be developed into drugs effective against a variety of cancers and infectious diseases. If such compounds are successfully synthesized, they must undergo additional testing. If they are successfully tested and optimized in vitro, they will then be tested in animals and ultimately in humans. Successful development of such drugs could provide a broad range of business opportunities between us and other pharmaceutical and biotechnology companies.

     During the first quarter of 2002, we announced the discovery of a series of novel chemical entities, or NCEs. These NCEs demonstrated in-vitro activity against Gram-positive bacterial pathogens, including Staphylococcus aureus, that are resistant to ordinary antibiotics. We filed a provisional U.S. patent application regarding the structure and use of these agents. Using our proprietary research technology QCT, we are endeavoring to create clinical drug candidates based on these agents, although we must first overcome a number of hurdles, such as increased activity and less toxicity, before we are ready to begin clinical trials. There can be no assurance that we will overcome these hurdles or otherwise be successful in producing clinical drug candidates.

     We are engaged in a Master License Agreement with Bristol-Myers Squibb, or Bristol-Myers. The technology that is the basis for the license agreement concerns genetically engineered fermentation technology that has been under development for the creation of an improved production system for paclitaxel, the active ingredient in Taxol(R), and its precursor taxane, baccatin. We obtained the rights to patents covering this technology from the Research and Development Institute at Montana State University, or RDI, and Washington State University Research Foundation, or WSU. A sponsored research program had been actively funded by Bristol-Myers since 1998; we received their final payment in February of this year and, as of June 12, 2002, we had no further research obligations to Bristol-Myers. However, our Master License Agreement with Bristol-Myers remains in effect. We have initiated discussions with Bristol-Myers with the objective of negotiating an agreement to reacquire exclusive rights to the WSU paclitaxel gene technology for eXegenics.

     As a result of the completion of funding related to our Sponsored Research Agreement with Bristol-Myers, we initiated efforts to renegotiate several scientific collaborations, including agreements with RDI and WSU. The agreement with RDI was terminated in June 2002, relieving the Company of future annual minimum royalty payments and neither party has any further obligation to the other with respect to any terminated licenses or their respective technologies. We have requested a renegotiation of our current agreement with WSU.

     We continue to search for a party willing to outlicense our production system for manufacturing a recombinant form of glucocerebrosidase that is intended for use as an enzyme replacement therapy for Type 1 Gaucher's Disease. Our production system for the enzyme could result in a more cost-effective means of producing the enzyme as compared to those production systems currently in commercial use.

     Our overall business strategy has been to:

     - Acquire, via merger or acquisition, later-stage pharmaceutical compounds that complement our strategy to accelerate the development of proprietary drugs;

     - Establish a partner relationship to advance and leverage our QCT and OASIS research platforms;

     - Continue development of on our anti-bacterial NCEs; and

     - Advance our research related to enzyme targets that are central to the development of antibiotic resistance in Mycobacterium tuberculosis, the causative agent of tuberculosis. Using QCT, we are in the preclinical discovery stage of creating "core inhibitors" of the specific enzyme targets.

QUANTUM CORE TECHNOLOGY(TM) (QCT(TM))

     QCT is a proprietary, drug creation methodology that is based on a combination of quantum chemistry, proprietary computational software and molecular modeling. Unlike the traditional and more common structural-based drug design techniques, QCT is a Quantum Mechanism-Based drug creation technique that combines quantum mechanical calculations and physical organic chemistry to understand essential biochemical reactions at the level of the atom. The insights we gain into "quantum core mechanisms" in this way may produce a wide range of drug leads.

     This approach to drug creation rises from fundamental concepts in the quantum mechanics pioneered by Dr. John Pople, a Nobel Prize winner in Chemistry in 1998 and Chairman of our Scientific Advisory Board. Dr. Dorit Arad, our Vice-President of Drug Design, developed QCT and currently leads a team of scientists who systematically apply these principles to our drug discovery efforts.

     By gaining a deep understanding of how enzymes work at the level of the atom, we believe that we can custom-design novel, small molecules that can be developed into therapeutic drug candidates. Because the approach is computational in nature, our scientists can use computers to predict how to fine-tune the molecular design of a new molecule to optimize its potential therapeutic effect. We can also use computers to make virtual searches of large chemical libraries to find core and lead molecules that will work well with the core quantum mechanism. In addition, our synthetic and medicinal chemistry capabilities allow us to produce appropriate quantities of the lead drug compounds for testing and research development. There can be no assurance, however, that we will be successful in our endeavors to produce clinical drug candidates using QCT.

     We have utilized outside experts to evaluate, guide and supplement our research efforts. Included among those experts is Dr. Andrew Kende, C.F. Houghton Professor of Chemistry, Emeritus, at the University of Rochester, Associate Editor of the Journal of Organic Chemistry, and a member of the editorial advisory board of the Journal of the American Chemical Society. Dr. Kende has been a scientific advisor to us since 1999 and has served as a member of the team comprising our office of the chief scientific officer.

     We are using QCT to design inhibitors to a system of enzymes present in mycobacteria that is involved in drug resistance of this organism. Mycobacteria make a chemical called mycothiol that allows the bacteria to modify and inactivate antibiotics, rendering drugs ineffective, and thereby resulting in antibiotic resistance and increased incidence of tuberculosis. We have obtained a worldwide, exclusive license to use the enzymes that are involved in the synthesis and use of mycothiol as targets for antibiotic drugs. These enzymes have been isolated by researchers at the University of British Columbia, or UBC, and University of California, San Diego, or UCSD. Further work on the mycothiol enzymes is continuing at UBC and UCSD under sponsored research agreements by eXegenics. Such inhibitors potentially could be prescribed along with existing antibiotics to overcome the mechanism by which the organisms achieve resistance and thereby render other antibiotics effective and useful against these otherwise resistant and dangerous microorganisms.

OPTIMIZED ANTI-SENSE INHIBITORY SEQUENCE(TM) (OASIS(TM))

     OASIS is a patented technology platform that uses computers to design "anti-sense sequences" -- molecules capable of blocking the expression of specific genes. OASIS may eliminate the trial and error work traditionally involved in finding anti-sense sequences and may efficiently predict the most potent anti-sense molecules in a gene sequence. Thus, anti-sense sequences predicted by OASIS should be optimal in location and size in that they are designed to block gene expression at the site that will have the highest impact and are the minimum size required to achieve an effective blocking.

     The OASIS technology has been licensed from the University of Texas at Dallas, or UTD. Further development of the technology is ensuing at UTD under a sponsored research agreement. Our scientists have used OASIS to create a library of optimal inhibitor sequences (for which we have a filed patent application) to 100% of the genes of mycobacterium tuberculosis -- the infectious organism that causes tuberculosis. Another library consists of optimal inhibitors for 25% of human genes, and patent applications are in process. To take advantage of these libraries, we are seeking corporate partners who have identified novel gene targets for which they want inhibitors to knockout gene function.

TAXANES PROGRAM

     We have obtained an exclusive worldwide license from WSU to use gene-based technology to synthesize taxanes (the chemical class to which Taxol(R) belongs). Taxol(R) is expensive to manufacture since it is derived from hard-to-obtain natural products: the bark and needles of the Pacific Yew tree. This license from WSU covers families of patents giving broad protection to our technology. A genetically engineered production system for baccatin could potentially be used to manufacture an improved second-generation paclitaxel. In the absence of external funding for this program, there can be no assurance that we will continue our research in this area.

OTHER PROGRAMS

     We are seeking to outlicense our program to produce glucocerebrosidase for use in Gaucher's disease. However, there is no assurance that we will be successful in this endeavor. We have previously announced that certain programs that we pursued in the past, such as vaccine engineering, telomerase, polycystic kidney disease, estrogen peptide, and monoclonal antibodies, have not achieved sufficient progress to merit continuation.

COLLABORATIVE AND LICENSE AGREEMENTS

  QCT

     In June 2000, we entered into an exclusive worldwide license agreement with UCSD and UBC to use or sublicense patent rights disclosed in a pending U.S. patent titled "A New Anti-tuberculosis Drug Target." Pursuant to the agreement, we paid a license issue fee and we are obligated to pay license maintenance fees, milestone and royalties payments. Also in June 2000, we agreed to a three-year collaborative research agreement with UBC and Vancouver Hospital to fund research under the direction of Dr. Yossef Av-Gay of the Department of Medicine at UBC. In August 2000, we entered into a three-year collaborative research agreement with the Regents of the University of California to fund research performed under the direction of Dr. Robert Fahey of the Department of Chemistry and Biochemistry at the UCSD. We are currently renegotiating our license agreement with UCSD.

  OASIS

     In June 1992, we entered into an agreement with the UTD, pursuant to which the University is to perform certain research and development activities relating to antisense compounds and related technology for use in humans. The agreement has been extended through August 31, 2003 in consideration for our agreement to increase the original funding commitment.

     In June 1996, we entered into a patent license agreement with the Board of Regents of UTD whereby we obtained an exclusive royalty-bearing license to manufacture, have manufactured, use, sell and sublicense products related to a U.S. patent application entitled, "A Method for Ranking Sequences to Select Target Sequence Zones of Nucleus Acids." The OASIS technology has identified optimum regions within genes to bind antisense products. We are required to pay royalty and sublicensing fees under this agreement.

PACLITAXEL PROGRAM

     In June 1993, we entered a license agreement with RDI. Pursuant to this agreement, we were granted worldwide exclusive rights to fungal technology to produce paclitaxel. This agreement was terminated by our request on June 19, 2002.

     In July 1996, we entered into an agreement with WSU whereby we received an exclusive, worldwide license to use or sublicense the foundation's technology for gene-based synthesis of paclitaxel. We have requested a renegotiation of our current agreement with WSU.

     In June 1998, we entered into a license agreement and a research and development agreement with Bristol-Meyers in which we granted them exclusive worldwide sublicenses under our agreements with RDI and WSU. The research and development agreement between Bristol-Myers and eXegenics terminated on June 12, 2002. We have initiated discussions with Bristol-Myers with the objective of negotiating an agreement to reacquire exclusive rights to the WSU paclitaxel gene technology for eXegenics.

OTHER PROGRAMS

     In February 1996, we entered into two license agreements with UCLA. One of these license agreements gave us exclusive rights to a pending patent entitled, "Inhibition of Cyst Formation By Cytoskeletal Specific Drugs," that makes use of various drugs, one of which is paclitaxel. The other license agreement gave us exclusive rights to technology in the field of pharmacological treatment for polycystic kidney disease. In August of 2002, we terminated these agreements for lack of progress.

     In December 1998, we obtained an exclusive license to technology for the fungal production of telomerase, the so-called "immortality enzyme," from RDI for a term based on the useful life of the pending patent or related patents. In September 2000, we obtained an exclusive license for gene technology for telomerase reverse transcriptase from RDI. These licenses were terminated at our request on June 19, 2002.

PATENTS, LICENSES AND PROPRIETARY RIGHTS

     We own or have rights to 12 U.S. patents and 4 foreign patents. We have numerous pending U.S. patent applications and several pending foreign patent applications.

     Our policy is to protect our technology by, among other things, filing patent applications for technology we consider important in the development of our business. In addition to filing patent applications in the U.S., we have filed and intend to file, patent applications in foreign countries on a selective basis. Although a patent has a statutory presumption of validity in the U.S., the issuance of a patent is not conclusive as to such validity or as to the enforceable scope of the claims of the patent.

There can be no assurance that our issued patents or any patents subsequently issued to us, or licensed by us, will not be successfully challenged in the future. The validity or enforceability of a patent after its issuance by the U.S. Patent and Trademark Office can be challenged in litigation. If the outcome of the litigation is adverse to the owner of the patent, third parties may then be able to use the invention covered by the patent, in some cases without payment. There can be no assurance that patents in which we have rights will not be infringed or successfully avoided through design innovation.

     There can be no assurance that patent applications owned by us or licensed to us will result in patents being issued or that any such patents will afford protection against competitors with similar technology. It is also possible that third parties may obtain patent or other proprietary rights that may be needed by us. In cases where third parties are the first to invent a particular product or technology, it is possible that those parties will obtain patents that will be sufficiently broad so as to prevent us from using certain technology or from further developing or commercializing certain products. If licenses from third parties are necessary but cannot be obtained, commercialization of the related products would be delayed or prevented. We are aware of patent applications and issued patents belonging to competitors but we are uncertain whether any of these, or patent applications filed of which we may not have any knowledge, will require us to alter our potential products or processes, pay licensing fees or cease certain activities.

     We also rely on unpatented technology as well as trade secrets and information. No assurance can be given that others will not independently develop substantially equivalent information and techniques or otherwise gain access to our technology or disclose such technology, or that we can effectively protect our rights in such unpatented technology, trade secrets and information. We require each of our employees to execute a confidentiality agreement at the commencement of their employment with us. The agreements generally provide that all inventions conceived by the individual in the course of employment or in the providing of services to us and all confidential information developed by, or made known to, the individual during the term of the relationship shall be our exclusive property and shall be kept confidential and not disclosed to third parties except in limited specified circumstances. There can be no assurance, however, that these agreements will provide us with meaningful protection in the event of unauthorized use or disclosure of such confidential information.

COMPETITION

     All of our proposed products will face competition from existing therapies. The development by others of novel treatment methods for those indications for which we are developing compounds could render our compounds non-competitive or obsolete. This competition potentially includes all of the pharmaceutical concerns in the world that are developing pharmaceuticals for the diagnosis and treatment of cancer. Competition in pharmaceuticals is generally based on performance characteristics as well as price and timing of market introduction of competitive products. Acceptance by hospitals, physicians and patients is crucial to the success of a product. Price competition may become increasingly important as a result of an increased focus by insurers and regulators on the containment of health care costs. In addition, the various federal and state agencies have enacted regulations requiring rebates of a portion of the purchase price of many pharmaceutical products.

     Most of our existing or potential competitors have substantially greater financial, technical and human resources than us and may be better equipped to develop, manufacture and market products. In addition, many of these companies have extensive experience in preclinical testing, human clinical trials and the regulatory approval process. These companies may develop and introduce products and processes competitive with, or superior to, ours.

     Our competition also will be determined in part by the potential indications for which our compounds are developed. For certain potential products, an important factor in their success may be the lack of competitive products at the time of their market introductions. For example, a generic version of Taxol(R) was recently approved for sale in the U.S. If this generic version of Taxol(R) is able to achieve market acceptance, it may erode the sales of Taxol(R), which could, in turn, decrease the value of our paclitaxel program. Accordingly, the relative speed with which we can develop products, complete the clinical trials and regulatory approval processes, and supply commercial quantities of the products to the market are expected to be important competitive factors. We expect that competition among products approved for sale will be based on, among other things, product efficacy, safety, reliability, availability, price and patent position.

     Our competitive position also depends upon our ability to attract and retain qualified personnel, obtain patent protection or otherwise develop proprietary products or processes and secure sufficient capital resources for the often-lengthy period between technological conception and commercial sales.

GOVERNMENT REGULATION

     At the current time, the FDA does not regulate us. However, our partners and licensees may be subject to regulation depending on the type of products or services they provide. The FDA and comparable regulatory agencies in foreign countries impose substantial requirements on the clinical development, manufacture and marketing of pharmaceuticals and in vitro diagnostic products. These agencies regulate research and development activities and the testing, manufacture, quality control, safety, effectiveness, labeling, storage, record keeping, advertising and promotion of these products and services. Different centers within the FDA are responsible for regulating these products, depending on whether the product is considered a pharmaceutical, biologic, medical device or combination product.

     The process required by the FDA before a new product may be marketed in the US generally requires substantial time, effort and financial resources. Satisfaction of FDA requirements or similar requirements of foreign regulatory agencies typically takes several years and the actual time required may vary substantially based upon the type, complexity and novelty of the product or disease. Even if a product receives regulatory approval, later discovery of previously unknown problems with a product may result in restrictions on the product or even complete withdrawal of the product from the market.

     We are also subject to numerous environmental and safety laws and regulations, including those governing the use and disposal of hazardous materials. Any violation of, and the cost of compliance with, these regulations could have a material adverse effect on our business and results of operations.

MANUFACTURING AND MARKETING

     We have no marketed pharmaceutical products. In addition, we have never commercially manufactured any products, and we do not have the resources to manufacture any products on a commercial scale. For the foreseeable future, we will be required to rely upon corporate partners or others to manufacture and market products developed by us, if any. No assurance can be given that we will be able to enter into any such arrangements on acceptable terms, if at all.

  MANUFACTURING

     While we intend to select manufacturers that comply with regulatory standards, there can be no assurance that these manufacturers will comply with such standards, that they will give our orders the highest priority or that we will be able to find substitute manufacturers, if our selected manufacturers prove to be unsatisfactory. In order for us to establish a manufacturing facility, we would require substantial additional funds, would be required to hire and retain significant additional personnel and comply with the extensive regulations of the FDA applicable to such a facility. No assurance can be given that we will be able to make the transition successfully to commercial production, should we choose to do so.

  MARKETING

     Despite our strategy to develop products for sale to concentrated markets, significant additional expenditures and management resources would be required to develop an internal sales force, and there can be no assurance that we will be successful in penetrating the markets for any products developed. For certain products under development, we may seek to enter into development and marketing agreements that grant exclusive marketing rights to our corporate partners in return for royalties to be received on sales, if any. Under certain agreements, our marketing partner may have the responsibility for all or a significant portion of the development and regulatory approval. In the event that our marketing and development partners fail to develop a marketable product or to successfully market a product, our business may be materially adversely affected. The sale of certain products outside the U.S. will also be dependent on the successful completion of arrangements with future partners, licensees or distributors in each territory. There can be no assurance that we will be successful in establishing any additional collaborative arrangements, or that, if established, such future partners will be successful in commercializing products.

INSURANCE

     The testing, marketing and sale of human health care products entail an inherent risk of allegations of product liability, and there can be no assurance that product liability claims will not be asserted against us. We intend to obtain clinical trial liability insurance prior to conducting any clinical trials. Such coverage may not be adequate as and when we develop our products. There can be no assurance that we will be able to obtain, maintain or increase our insurance coverage in the future on acceptable terms or that any claims against us will not exceed the amount of such coverage.

EMPLOYEES

     As of September 30, 2002, we had 13 full-time employees (including five Ph.D.s), of whom seven were engaged directly in research and development activities and six were in executive and administrative positions. Although we believe that we have been successful to date in attracting skilled scientific personnel, competition for personnel is intense and we cannot assure that we will continue to be able to attract and retain personnel of high scientific caliber. Our employees are not governed by any collective bargaining agreement, and we believe that our relationship with them is good.

PROPERTIES

     We occupy approximately 19,300 square feet of office and laboratory space at 2110 Research Row, Dallas, Texas, pursuant to a lease assigned to us by the Wadley/Phillips Partnership, which lease term has been extended until December 2003. Our lease payments for the fiscal year ended December 31, 2001, of approximately $294,000, included $30,000 in payments related to an office/laboratory space lease agreement that was terminated in December 2001, effective March 31, 2002. We believe that our current facilities are suitable for our present needs and for the foreseeable future.

LEGAL PROCEEDINGS

     We are not a party to any litigation in any court, and management is not aware of any contemplated proceeding by any governmental authority against us.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

                      EQUITY COMPENSATION PLAN INFORMATION
                            AS OF DECEMBER 31, 2001

                                                                                       NUMBER OF SECURITIES
                                                                                      REMAINING AVAILABLE FOR
                                 NUMBER OF SECURITIES TO BE     WEIGHTED-AVERAGE       FUTURE ISSUANCE UNDER
                                  ISSUED UPON EXERCISE OF      EXERCISE PRICE OF     EQUITY COMPENSATION PLANS
                                    OUTSTANDING OPTIONS,      OUTSTANDING OPTIONS,     (EXCLUDING SECURITIES
                                    WARRANTS AND RIGHTS       WARRANTS AND RIGHTS    REFLECTED IN COLUMN (A))
PLAN CATEGORY                               (a)                       (b)                       (c)
-------------                    --------------------------   --------------------   -------------------------
Equity compensation plans
  approved by security
  holders......................          2,858,155                   $ 4.94                  1,600,845
Equity compensation plans not
  approved by security
  holders......................            830,354                   $12.23                          0

     We have authorized the issuance of equity securities under the compensation plans described below without the approval of stockholders. No additional options, warrants or rights are available for issuance under any of these plans, except for additional shares which may become purchasable under warrants with anti-dilution protection as noted below. We have either already registered or agreed to register for resale the common stock underlying all of these plans.

     - Roan-Meyers UPO (1998) warrants, dated April 1998: provided common stock purchase warrants to our placement agent in connection with a private placement of our securities, to purchase an aggregate of 201,300 shares of our common stock at a weighted average purchase price of $9.75 per share, with an expiration date of April 2, 2003.

     - The Synergy Group/Seavey Funds warrants, dated April 7, 1998: provided common stock purchase warrants in connection with financial advisory services, to purchase an aggregate of 75,000 shares of our common stock at a weighted average purchase price of $7.66 per share, with an expiration date of August 6, 2003.

     - Gruntal & Co. warrants, dated February 23, 2000: provided common stock purchase warrants to Gruntal & Co., L.L.C. ("Gruntal") and various Gruntal employees in connection with financial advisory services, to purchase an aggregate of 300,000 shares of our common stock at a purchase price of $15.00 per share, with an expiration date of February 23, 2005. These warrants were issued as a result of a re-issuance of a common stock purchase warrant, dated February 1, 2000, to Gruntal for the purchase of 300,000 shares of our common stock.

     - Dominick & Dominick Financial Services Advisory Letter Agreement warrants, dated July 9, 1999: provided common stock purchase warrants to Dominick & Dominick LLC, a financial consultant, to purchase 150,000 shares of our common stock for a purchase price of $7.00 per share, with an expiration date of July 15, 2004.

     - Southwest Securities warrants, dated February 23, 2000: provided common stock purchase warrants in connection with financial advisory services, to purchase 21,250 shares of our common stock at a purchase price of $12.00 per share, with an expiration date of February 23, 2003.

     - Darrell Todd warrants, dated February 23, 2000: provided common stock purchase warrants in connection with financial advisory services, to purchase 3,750 shares of our common stock at a purchase price of $12.00 per share, with an expiration date of February 23, 2003.

     - Roan-Meyers warrants, dated November 2, 2001: provided common stock purchase warrants in connection with financial advisory services, to purchase 125,000 shares of our common stock at a purchase price of $7.00 per share, with an expiration date of November 2, 2003.

     - Roan-Meyers warrants, dated August 13, 2002: provided common stock purchase warrants in connection with financial advisory services, to purchase 125,000 shares of our common stock at a purchase price of $1.00 per share, with an expiration date of August 13, 2007.

     - Roan-Meyers warrants, dated August 13, 2002: provided common stock purchase warrants in connection with financial advisory services to purchase 125,000 shares of our common stock at a purchase price of $0.55 per share, with an expiration date of August 13, 2007.

                       EXEGENICS SELECTED FINANCIAL DATA

     The following selected financial data should be read in conjunction with eXegenics' Financial Statements and related Notes and "Management's Discussion and Analysis of eXegenics' Financial Condition and Results of Operations" included elsewhere in this joint proxy statement/prospectus. The selected statements of operations data for the fiscal years ended December 31, 1999 and 2000 and the selected balance sheet data as of December 31, 2000 are derived from eXegenics' audited financial statements which have been audited by Eisner LLP (formerly Richard A. Eisner & Company, LLP), independent auditors, as stated in their reports included elsewhere herein, and are included elsewhere in this joint proxy statement/prospectus. The selected statements of operations data for the fiscal year ended December 31, 2001 and the selected balance sheet data as of December 31, 2001 are derived from eXegenics' audited financial statements which have been audited by Ernst & Young LLP, independent auditors, as stated in their reports included elsewhere herein, and are included elsewhere in this joint proxy statement/prospectus. The selected statements of operations data for the six months ended June 30, 2001 and 2002 and the selected balance sheet data as of June 30, 2002 are derived from unaudited financial statements included elsewhere in this joint proxy statement/prospectus. The unaudited financial statements include all adjustments, consisting of normal recurring accruals the Company considers necessary for a fair presentation of the financial position and results of operations for these periods. Results for the year ending December 31, 2002 may materially differ from the results for the six months ended June 30, 2002.

                     EXEGENICS INC. SELECTED FINANCIAL DATA

                                                                                                       SIX MONTHS ENDED
                                                  YEAR ENDED DECEMBER 31,                                  JUNE 30,
                            --------------------------------------------------------------------   -------------------------
                                2001          2000          1999          1998          1997          2002          2001
                            ------------   -----------   -----------   -----------   -----------   -----------   -----------
STATEMENT OF OPERATION
  DATA:
Revenue...................  $  1,333,000   $   865,000   $ 1,375,000   $ 1,183,000   $        --   $   556,000   $   667,000
                            ------------   -----------   -----------   -----------   -----------   -----------   -----------
Research and
  development.............     5,321,000     3,681,000     2,332,000     1,692,000     1,469,000     2,476,000     3,006,000
General and administrative
  expenses................     6,530,000     5,788,000     3,194,000     2,500,000     1,888,000     2,109,000     2,708,000
                            ------------   -----------   -----------   -----------   -----------   -----------   -----------
Total operating
  expenses................    11,851,000     9,469,000     5,526,000     4,192,000     3,357,000     4,585,000     5,714,000
                            ------------   -----------   -----------   -----------   -----------   -----------   -----------
Operating loss............   (10,518,000)   (8,604,000)   (4,151,000)   (3,009,000)   (3,357,000)   (4,029,000)   (5,047,000)
Other income (expense)....    (1,651,000)   (1,534,000)     (216,000)     (281,000)     (105,000)     (364,000)     (827,000)
Provision (benefit) for
  taxes...................       (82,000)       95,000            --            --            --       (12,000)       68,000
                            ------------   -----------   -----------   -----------   -----------   -----------   -----------
Net loss before cumulative
  effect of a change in
  accounting principle....    (8,785,000)   (7,165,000)   (3,935,000)   (2,728,000)   (3,252,000)   (3,653,000)   (4,288,000)
                            ------------   -----------   -----------   -----------   -----------   -----------   -----------
Cumulative effect on prior
  years of changing method
  of revenue
  recognition.............            --            --      (422,000)           --            --            --            --
                            ------------   -----------   -----------   -----------   -----------   -----------   -----------
Net loss..................  $ (8,785,000)  $(7,165,000)  $(4,357,000)  $(2,728,000)  $(3,252,000)  $(3,653,000)  $(4,288,000)
                            ============   ===========   ===========   ===========   ===========   ===========   ===========
Basic and diluted loss per
  common share............  $      (0.57)  $     (0.51)  $     (0.44)  $     (0.30)  $     (0.42)  $     (0.24)  $     (0.28)
                            ============   ===========   ===========   ===========   ===========   ===========   ===========
Weighted average number of
  shares outstanding basic
  and diluted.............    15,749,000    14,452,000    10,333,000     9,742,000     8,268,000    15,671,000    16,160,000
                            ============   ===========   ===========   ===========   ===========   ===========   ===========
BALANCE SHEET DATA:
Total assets..............  $ 27,625,000   $37,378,000   $ 4,491,000   $ 7,746,000   $ 2,802,000   $23,667,000   $32,977,000
Working capital...........    24,949,000    35,050,000     2,324,000     6,227,000     1,330,000    21,700,000    29,738,000
Royalties payable-less
  current portion.........            --       750,000       875,000     1,000,000     1,125,000            --       687,000
Shareholders' equity......    26,121,000    35,775,000     2,592,000     6,062,000     1,123,000    22,601,000    30,812,000

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            EXEGENICS' FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     In this section, "Management's Discussion and Analysis of eXegenics' Financial Condition and Results of Operations," references to "we," "us," "our," and "ours" refer to eXegenics and its consolidated subsidiaries.

     You should read the following discussion and analysis in conjunction with "eXegenics Selected Financial Data" and our Consolidated Financial Statements and related Notes included elsewhere in this joint proxy statement/prospectus. In addition to historical information, the following discussion contains certain forward-looking statements that involve known and unknown risks and uncertainties, such as statements of our plans, objectives, expectations and intentions. You should read the cautionary statements made in this joint proxy statement/prospectus as being applicable to all related forward-looking statements wherever they appear in this joint proxy statement/prospectus. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to such differences, include, but are not limited to, those discussed below and in the section entitled "Risk Factors" as well as those discussed elsewhere in this joint proxy statement/prospectus. See the section entitled "Forward-Looking Statements" at page 1. You should not rely on these forward-looking statements, which reflect only our opinion as of the date of this joint proxy statement/prospectus. We do not assume any obligation to revise forward-looking statements.

     We were organized and commenced operations in 1991. Prior to 2001, our efforts were principally devoted to research activities including efforts to discover therapeutic products for human diseases. Beginning in 2001, we repositioned ourselves as a post-genomics drug creation enterprise with a goal of building a development pipeline of commercially viable drug leads and pharmaceutical products for the treatment of cancers and drug-resistant bacterial diseases. In addition, we increased our efforts to obtain and develop clinical drug candidates and to identify opportunities for financial and operational synergies, specifically to identify acquisition and merger opportunities that would provide pharmaceutical compounds in or close to human clinical trials. We engaged Petkevich & Partners in March of 2002 to assist us in this endeavor, and on September 20, 2002 we announced that we had executed a definitive merger agreement with Innovative Drug Delivery Systems, Inc., or IDDS, a private company with product candidates ready to enter Phase III clinical trials. We are currently involved in activities related to the pending business combination, including regulatory filings and a stockholders' meeting while continuing work on our internal scientific programs.

     We utilize our proprietary research technologies, Quantum Core Technology, or QCT(TM), and Optimized Anti-Sense Inhibitory Sequence, or OASIS(TM), in attempts to create novel compounds that may be advanced towards clinical drug candidates and pharmaceutical products. QCT is a computer-assisted drug design technology platform, primarily targeted to the inhibition of proteins involved in disease processes. OASIS is a patented technology platform that uses computers to design "anti-sense sequences" -- molecules capable of blocking the expression of specific genes. By targeting both proteins and genes, we believe we have the capability to produce chemical molecules that can be developed into drugs effective against a variety of cancers and infectious diseases. If such compounds are successfully synthesized, they must undergo additional testing. If they are successfully tested and optimized in vitro, they will then be tested in animals and ultimately in humans. Successful development of such drugs could provide a broad range of business opportunities between us and other pharmaceutical and biotechnology companies.

     During the first quarter of 2002, we announced the discovery of a series of novel chemical entities, or NCEs. These NCEs demonstrated in-vitro activity against Gram-positive bacterial pathogens, including Staphylococcus aureus, that are resistant to ordinary antibiotics. We filed a provisional U.S. patent application regarding the structure and use of these agents. Using our proprietary research technology QCT, we are endeavoring to create clinical drug candidates based on these agents, although we must first overcome a number of hurdles, such as increased activity and less toxicity, before we are ready to begin clinical trials. There can be no assurance that we will overcome these hurdles or otherwise be successful in producing clinical drug candidates.

     We are engaged in a Master License Agreement with Bristol-Myers Squibb, or Bristol-Myers. The technology that is the basis for the license agreement concerns genetically engineered fermentation technology that has been under development for the creation of an improved production system for paclitaxel, the active ingredient in Taxol(R), and its precursor taxane, baccatin. We obtained the rights to patents covering this technology from Research and Development Institute, or RDI, and Washington State University Research Foundation, or WSU. A sponsored research program had been actively funded by Bristol-Myers since 1998; we received their final payment in February of this year; and as of June 12, 2002, we had no further research obligations to Bristol-Myers. However, our Master License Agreement with Bristol-Myers remains in effect. We have initiated discussions with Bristol-Myers with the objective of negotiating an agreement to reacquire exclusive rights to the WSU paclitaxel gene technology for eXegenics.

     As a result of the completion of funding related to the Sponsored Research Agreement with Bristol-Myers, we initiated efforts to renegotiate several scientific collaborations, including agreements with the RDI and WSU. The agreement with RDI was terminated in June 2002, relieving us of future annual minimum royalty payments and neither party has any further obligation to the other with respect to any terminated licenses or their respective technologies. We have requested a renegotiation of our current agreement with WSU.

     We have initiated efforts to find a party willing to outlicense our production system for manufacturing a recombinant form of glucocerebrosidase that is intended for use as an enzyme replacement therapy for Type 1 Gaucher's disease. Our production system for the enzyme could result in a more cost-effective means of producing the enzyme as compared to those production systems currently in commercial use.

     Our overall business strategy has been to:

     - Acquire, via merger or acquisition, later-stage pharmaceutical compounds that complement our strategy to accelerate the development of proprietary drugs;

     - Establish a partner relationship to advance and leverage our QCT and OASIS research platforms;

     - Continue development of our anti-bacterial NCEs into anti-infective candidate drug leads; and

     - Advance our research related to enzyme targets that are central to the development of antibiotic resistance in Mycobacterium tuberculosis, the causative agent of tuberculosis. Using QCT, we are in the preclinical discovery stage of creating core inhibitors of the specific enzyme targets.

     Our actual research and development and related activities may vary significantly from current plans depending on numerous factors, including changes in the costs of such activities from current estimates, the results of our research and development programs, the results of clinical studies, the timing of regulatory submissions, technological advances, determinations as to commercial potential and the status of competitive products. The focus and direction of our operations will also be dependent upon the establishment of collaborative arrangements with other companies, the availability of financing and other factors.

                             RESULTS OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2002 AND JUNE 30, 2001

  REVENUE

     Revenues were $556,000 and $667,000 for the six months ended June 30, 2002 and 2001, respectively. Revenues were attributable to license and research and development payments from our agreements with Bristol-Myers Squibb.

  RESEARCH AND DEVELOPMENT EXPENSES

     We incurred research and development expenses of $2,476,000 for the six months ended June 30, 2002 and $3,006,000 for the six months ended June 30, 2001, a decrease of $530,000 or 18%. The decrease in research and development expenses for the six months ended June 30, 2002 as compared to the same period in 2001 was due to a $420,000 decrease for research salaries due to discontinuation of non-strategic research projects, a $420,000 decrease in expenses for contract research, licenses and royalties, partially offset by a $174,000 increase in research consultant costs related to the creation of drug leads, a $54,000 increase in equipment and depreciation expenses as well as costs associated with the closing of one location and a $72,000 increase in research operating costs previously charged to general and administrative expenses.

  GENERAL AND ADMINISTRATIVE EXPENSES

     We incurred general and administrative expenses of $2,109,000 for the six months ended June 30, 2002 and $2,708,000 for the six months ended June 30, 2001, a decrease of $599,000 or 22 %. The decrease in general and administrative expenses for the six months ended June 30, 2002 as compared to the same period in 2001 was attributable to a $200,000 decrease in administrative salary expense, a decrease of $325,000 in professional fees for general corporate legal activities, an $86,000 decrease in travel related expenses, a $93,000 decrease in corporate governance fees, a $95,000 decrease in research operating costs now charged to research and development expenses offset by a $49,000 increase in legal services related to intellectual property, a $132,000 increase in professional consulting and audit services and a $20,000 increase in other operating expenses.

  INTEREST INCOME

     Interest income was $371,000 and $828,000 for the six months ended June 30, 3002 and June 30, 2001, respectively, a decrease of $457,000 or 55%. The decrease was due primarily to lower interest rates in 2002 and also to lower principal balances.

  NET LOSS

     In the six months ended on June 30, 2002, we incurred a net loss attributable to common stockholders of $3,822,000, or 14% less than the $4,468,000 loss for the six months ended June 30, 2001. The decrease in net loss of $646,000 was primarily the result of the aforementioned changes in our operations. Net loss per common share was $0.24 for the six months ended June 30, 2002 and $0.28 for the six months ended June 30, 2001.

FOR THE FISCAL YEAR ENDED DECEMBER 31, 2001 AND DECEMBER 31, 2000

  REVENUE

     Revenues for 2001 and 2000 were primarily attributable to license and research and development payments, including those from our agreements with Bristol-Myers. We recognized revenues of $1,333,000 during fiscal 2001, compared to $865,000 for fiscal 2000, an increase of $468,000 or 54.1%. The increase was a result of the extension of our research and development agreement with Bristol-Myers.

  RESEARCH AND DEVELOPMENT EXPENSES

     We incurred research and development expenses of $5,321,000 during fiscal 2001 and $3,681,000 during fiscal 2000, an increase of $1,640,000 or 45%. The increase in research and development expenses in 2001 from 2000 was due to the hiring of additional scientific staff in 2001, severance payments related to restructuring of operations, additional expenses for research services including a non-cash charge related to options granted to consultants, additional commitments to fund external research, increased depreciation expense, and an increase in office and laboratory supplies required to support our increased activities. Expenses in 2001 primarily include $643,000 for research consultants, $1,311,000 for contract research and $344,000 for lab supplies and other research services and materials.

  GENERAL AND ADMINISTRATIVE EXPENSES

     General and administrative expenses for fiscal 2001 were $6,530,000 compared to $5,788,000 for fiscal 2000, an increase of $742,000 or 13%. General and administrative expenses increased as a result of higher salary costs, additional travel and lodging expenses including relocation reimbursements, increases in legal and professional fees, including a $765,000 charge for a dispute settlement, and a non-cash expense for the issuance of options. These expenses were substantially offset by a decrease in public and financial relations expenses, as well as a decrease in tax expenses. Expenses in 2001 include $836,000 for expense related to our corporate restructuring activities, $207,000 for audit fees and other accounting related services, $667,000 for legal fees related to patents and intellectual property, $400,000 for company and employee insurance and $803,000 for legal services, of which the consulting and legal services were mainly due to assistance with our restructuring and reorganization.

  OTHER INCOME

     Other income for fiscal 2001 was $274,000 as compared to $0 during fiscal 2000. The increase was due to recognizing a gain for the relinquishment of patent rights.

  INTEREST INCOME

     Interest income for fiscal 2001 was $1,383,000 compared to $1,543,000 for fiscal 2000, a decrease of $160,000 or 10.4%. The decrease in interest income was due to lower interest rates and declining balances as disbursements were made.

  NET LOSSES

     We incurred net losses of $8,785,000 during fiscal 2001 and $7,165,000 during fiscal 2000. The increase in net losses of $1,620,000 or 22.6%, is a result of the aforementioned changes in our operations. Net loss per common share for fiscal 2001 was $0.57 and for fiscal 2000 was $0.51.

FOR THE FISCAL YEAR ENDED DECEMBER 31, 2000 AND DECEMBER 31, 1999

  REVENUE

     Revenues for 2000 and 1999 were primarily attributable to license and research and development payments, including those from our agreements with Bristol-Myers. We recognized revenues of $865,000 during fiscal 2000, compared to $1,375,000 during fiscal 1999, a decrease of $510,000 or 37.0%. The decrease was a result of the schedule of payments under our license and research and development agreements.

  RESEARCH AND DEVELOPMENT EXPENSES

     We incurred research and development expenses of $3,681,000 during fiscal 2000 and $2,332,000 during fiscal 1999, an increase of $1,349,000 or 58%. The increase was due to the hiring of additional scientific staff in 2000, increased expenses for research consultants including a non-cash charge related to options granted to consultants, additional commitments to fund external research, higher rent, an increase in depreciation expense, an increase in contract labor expenses, additional fees paid for conference and seminar attendance, and an increase in office and laboratory supplies required to support our increased activities.

  GENERAL AND ADMINISTRATIVE EXPENSES

     General and administrative expenses for fiscal 2000 were $5,788,000, compared to $3,194,000 for fiscal 1999, an increase of $2,594,000 or 81%. General and administrative expenses increased as a result of additional public and financial relations costs including a non-cash charge related to the value assigned to warrants granted to our financial advisors and consultants, higher insurance premiums, relocation reimbursements, increased legal and professional fees including a non-cash expense for the issuance of options, as well as expenses related to our growth in operations. These expenses were partially offset by a decrease in expenses associated with the acquisition of QCT, as well as decreases in consulting and contract labor expenses.

  INTEREST INCOME

     Interest income for fiscal 2000 was $1,543,000, compared to $222,000 for fiscal 1999, an increase of $1,321,000 or 595%. The increase in interest income was due to an increase in available cash balances resulting from the receipt of proceeds from the exercise of warrants during 2000.

  NET LOSSES

     We incurred net losses of $7,165,000 during fiscal 2000 and $4,357,000 during fiscal 1999. The increase in net losses of $2,808,000, or 64.4%, is a result of the aforementioned changes in our operations. Net loss per common share for fiscal 2000 was $0.51 and for fiscal 1999 was $0.44.

LIQUIDITY AND CAPITAL RESOURCES

     At June 30, 2002, we had cash, cash equivalents and investments of approximately $22,200,000. Since inception we have financed our operations from debt and equity financings as well as fees received from licensing and research and development agreements. During the six months ended June 30, 2002, net cash used in operating activities was $3,462,000, the largest element of which was the net loss of $3,654,000. In addition, during the six months ended June 30, 2002 we used $46,000 in financing activities and received $133,000 from investing activities, primarily from the sale of equipment. As a result of the decision by Bristol-Myers to discontinue funding of our paclitaxel research efforts, we have lost our previous sole source of revenue. We cannot make any assurance as to when, if ever, we will generate revenue again.

     We have scheduled payments to fund scientific research at academic institutions and to make minimum royalty payments for licensing and collaborative agreements of approximately $300,000 during the remainder of 2002. We do not expect these arrangements to have a significant impact on our liquidity and capital resources. We intend to continue to maintain and develop relationships with academic institutions and to establish licensing and collaborative agreements. We have no material capital commitments for the year ending December 31, 2002.

     We believe that we have sufficient cash and cash equivalents on hand to finance our plan of operation for the next twelve months. However, there can be no assurance that we will generate sufficient revenues, if any, to fund our operations after such period or that any required financings will be available, through bank borrowings, debt or equity offerings, or otherwise, on acceptable terms or at all.

     If we are successful with our efforts to combine the operations of eXegenics and IDDS, the combined company will have several products that have reached the development stage. We will have to fund all of our operations and capital expenditures from the cash on hand at the time of the merger. We expect that our operating expenses and capital expenditures will increase in future periods as a result of increased preclinical studies and clinical trial activity, research and development and the anticipated commercialization of our product candidates, assuming we receive the necessary regulatory approvals. The initiation of commercial activities will require the hiring of additional staff, among other activities, to coordinate contract manufacturing services at multiple locations. Our capital expenditure requirements will depend on numerous factors, including the progress of our research and development programs, the time required to file and process regulatory approval applications, the ability to obtain additional licensing arrangements, and the demand for our product candidates, if and when approved by the FDA or other regulatory authorities.

     We assume that cash on hand after the merger in the amount of approximately $17,000,000 will be sufficient to meet working capital and capital expenditure needs of the combined company for at least the next twelve months. Thereafter, we will require substantial funds to conduct research and development activities, preclinical studies, clinical trials and other activities prior to the commercialization of any potential products. We anticipate that such funds will be obtained from external sources and intend to seek additional equity, debt or lease financing to fund future operations. We also expect to seek additional collaborative agreements with corporate partners to fund our research and development programs. However, our actual capital requirements will depend on many factors. If we experience unanticipated cash requirements, we may need to seek additional sources of funding, which may not be available on favorable terms, if at all. If we do not succeed in raising additional funds on acceptable terms, we may be unable to complete planned preclinical studies and clinical trials or obtain approval of our product candidates from the FDA and other regulatory authorities. In addition, we could be forced to discontinue product development, reduce or forego sales and marketing efforts and attractive business opportunities or discontinue operations.

     As our common stock has not maintained a bid price of greater than $1.00 under Nasdaq's listing guidelines, our common stock was due to be delisted from the Nasdaq National Market on October 23, 2001. Prior to that date, however, we successfully applied to have the listing of our common stock transferred to the Nasdaq SmallCap Market. Transferring to the Nasdaq SmallCap Market provides us with a grace period until January 21, 2003 to comply with Nasdaq's $1.00 minimum bid price requirement. In the event that we do not meet the minimum bid price requirement by January 21, 2003, Nasdaq can grant us an additional 180-day grace period to comply, if we meet the "core" initial listing standards for the Nasdaq SmallCap Market as of that date. If we fail to qualify for this additional grace period or if our common stock should otherwise be delisted from the Nasdaq SmallCap Market, this would likely have an adverse impact on the trading price and liquidity of our common stock. If our common stock were to be delisted, trading, if any, in the common stock may continue to be conducted on the OTC Bulletin Board upon application by the requisite market makers.

RECENT ACCOUNTING PRONOUNCEMENTS

     In July 2001, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards No. 143, "Accounting for Obligations Associated with the Retirement of Long-Lived Assets." The objective of FAS 143 is to provide accounting guidance for legal obligations associated with the retirement of tangible long-lived assets. The retirement obligations included within the scope of FAS 143 are those that an entity cannot avoid as a result of either the acquisition, construction or normal operation of a long-lived asset. Components of larger systems also fall under FAS 143, as well as tangible long-lived assets with indeterminable lives. FAS 143 is required to be adopted on January 1, 2003.

     In April 2002, the FASB issued Statement of Financial Accounting Standards No. 145, "Rescission of FAS Nos. 4, 44, and 64, amendment of FASB 13, and Technical Corrections as of April 2002." As a result, the accounting for gains and losses from extinguishment of debt and sale-leaseback transactions will be effected by FAS 145. The provisions of FAS 145 related to the rescission of Statements 4, 44 and 64 shall be applied in fiscal years beginning after May 15, 2002. The provisions of FAS 145 related to Statement 13 shall be effective for transactions occurring after May 15, 2002.

     In June 2002, the FASB issued Statement of Financial Accounting Standards No. 146, "Accounting for Costs Associated with Exit or Disposal Activities". FAS 146 nullifies Emerging Issues Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." FAS 146 requires a liability for a cost associated with an exit or disposal activity to be recognized when the liability is incurred rather than on the date of an entity's commitment to an exit plan and establishes that fair value is the objective for initial measurement of the liability. The provisions of FAS 146 shall be effective for exit or disposal activities initiated after December 31, 2002. The provisions of Issue 94-3 shall continue to apply for an exit activity initiated under an exit plan that met the criteria of Issue 94-3 prior to FAS 146's initial application.

     We believe that the adoption of these accounting standards will not have a material impact on our financial statements.

     Effective January 1, 2002, eXegenics adopted the provisions of Financial Accounting Standards No. 141 "Business Combinations", No. 142 "Goodwill and Other Intangible Assets" and No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets". The impact of adopting these standards on the financial position and results of operations of eXegenics was immaterial.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Our exposure to financial market risk, including changes in interest rates, relates primarily to our marketable security investments. We generally place our marketable security investments in high credit quality instruments, primarily U.S. government obligations. We do not believe that a 100 basis point increase or decrease in interest rates would significantly impact our business. We do not have any derivative instruments. We operate only in the U.S. and all sales have been made in U.S. dollars. We do not have any material exposure to changes in foreign currency exchange rates.

                             EXEGENICS' MANAGEMENT

     In this section, "eXegenics' Management," references to "we," "us," and "our" refers to eXegenics.

BOARD OF DIRECTORS

     Our board of directors currently consists of Arthur P. Bollon, Robert J. Easton, Gary E. Frashier, Ira J. Gelb, M.D., Irwin C. Gerson, Ronald L. Goode, Ph.D., and Walter M. Lovenberg. Upon the consummation of the merger and as authorized by our bylaws, however, our board of directors has voted to increase the size of the board of directors to nine and has appointed Robert J. Easton, Gary E. Frashier, Ira J. Gelb, M.D., Peter Kash, Ronald L. Goode, Ph.D., Edward Miller, M.D., Mark C. Rogers, M.D., Mark Siegel and Douglas Watson to serve on the board of directors. Assuming eXegenics stockholders approve the amendment to the certificate of incorporation to establish a "staggered board," the board of directors will be divided into three classes, with the classes serving for staggered, three-year terms. The first class, whose term will expire at our 2003 annual meeting of stockholders, will be comprised of Peter Kash, Robert Easton and Douglas Watson; the second class, whose term will expire at our 2004 annual meeting of stockholders, will be comprised of Edward Miller, M.D., Gary Frashier and Ira J. Gelb, M.D. and the third class, whose term will expire at our 2005 annual meeting of stockholders, will be comprised of Mark C. Rogers, M.D., Ronald L. Goode, Ph.D., and Mark Siegel.

     Set forth below are the names of each our current directors who have been nominated to continue to serve as a director after the merger, their ages, their offices in eXegenics, if any, their principal occupations or employment for the past five years, the length of their tenure as directors and the names of other public companies in which such persons hold directorships. For a discussion of such information as it relates to Messrs. Kash, Miller, Siegel, Watson and Dr. Rogers, please see the
section entitled "IDDS' Management" on page   .

NAME                                   AGE              POSITION WITH THE COMPANY
----                                   ---              -------------------------
Robert J. Easton.....................  58    Director
Gary E. Frashier.....................  66    Director and Chairman of the Board
Ira J. Gelb, M.D. ...................  74    Director
Ronald L. Goode, Ph.D. ..............  58    President, Chief Executive Officer and Director

     The following information is furnished as to each of the above individuals:

     Robert J. Easton, was elected to our board of directors in December 2000. Mr. Easton founded a health care consulting practice named Easton Associates LLC in May 2000. Prior to this latest venture, he spent 18 years as a management consultant, most recently as Managing Director with IBM Healthcare Consulting. Prior to IBM, Mr. Easton served as President of the Wilkerson Group, also a health care consulting concern. Mr. Easton has executed proprietary studies in a wide variety of medical products and service fields. His areas of expertise include pharmaceuticals, biotechnology and in vitro diagnostics. Mr. Easton is a frequent speaker for medical industry and investment groups in the U.S. and Europe. He is a Director of CollaGenex Pharmaceuticals and Cepheid, Inc., Nasdaq listed companies and two private companies, the former President of the Biomedical Marketing Association, and Special Limited Partner of Advanced Technology Ventures. Mr. Easton received an M.B.A. from Harvard Graduate School of Business Administration and undergraduate degrees in Chemical Engineering from Rice University.

     Gary E. Frashier commenced serving as one of our directors on June 28, 1999 and was elected to Chairman in a non-executive capacity in December 2000. Mr. Frashier serves as President and Principal of Management Associates, which provides strategic consulting services to entrepreneurial companies in the life sciences field. Mr. Frashier previously served as Chairman of the Board and Chief Executive Officer of OSI Pharmaceuticals, Inc., a Nasdaq listed company, from January 1997 through September 1998, and as Chairman of the Board through September 2000. He previously served as CEO and Vice-Chairman of OSI during 1996, and as President and CEO of OSI from March 1990 through December 1995. From March 1987 through February 1990, Mr. Frashier served as President and CEO of Genex Corporation, which specialized in protein engineering. Previously, Mr. Frashier served as Executive Vice President of Millipore Corporation, where he was also President of Waters Associates, Inc., a leader in liquid chromatography. At Millipore, Mr. Frashier also served as President, International Operations. In 1984, Mr. Frashier organized a management buy-out of Millipore's ultra high-purity and laboratory water systems business, Continental Water Systems, Inc., which was later sold to Olin Corporation. Mr. Frashier has a B.S. in chemical engineering from Texas Technological University, where he was honored in 1985 as a Distinguished Engineer of the University. In 1970, he received his M.S. degree in Management from the Massachusetts Institute of Technology, where he was selected as a Sloan Fellow in Management. He was also selected as the "Long Island Businessman of the Year" in 1993 by the Wharton Club. He is a registered Professional Engineer in chemical engineering, a member of the society of Sloan Fellows (MIT) and a former member of the Young President's Organization. Mr. Frashier serves on the board of another public biopharmaceutical firm, Maxim Pharmaceuticals, Inc., which is a Nasdaq listed company and three private companies: Aderis Pharmaceuticals, Inc., Merrimack Pharmaceuticals, Inc. and Helicon Therapeutics.

     Ira J. Gelb, M.D. has been one of our directors since April 1994. Dr. Gelb received his M.D. from New York University School of Medicine in 1951. After finishing his training in cardiology at the Mount Sinai Hospital in New York City in 1957, Dr. Gelb continued his association with that institution until his retirement from private practice in 1992. During this period, he was appointed Attending Cardiologist and Associate Clinical Professor at the Mount Sinai School of Medicine. Other appointments included Adjunct Associate Clinical Professor of Cardiology at Cornell Medical School, Adjunct Clinical Professor of Cardiology at New York Medical College, Cardiology Consultant at Lawrence Hospital in Bronxville, New York and United Hospital, Portchester, New York. Dr. Gelb is a former President of the American

Heart Association, Westchester-Putnam Chapter, and was a Senior Assistant Editor with the American Journal of Cardiology from 1968 to 1983, when he became a founding editor of the Journal of the American College of Cardiology, or JACC. Dr. Gelb continued as a Senior Assistant Editor of JACC until his retirement in 1992. Since that time, he has served on the boards of various pharmaceutical companies. He was appointed Adjunct Clinical Professor of Medicine at the Mount Sinai School of Medicine in 2002 where he had been an Honorary Lecturer since 1992. Dr. Gelb has also served as the Clinical Coordinator of Biomedical Programs and Professor of Chemistry & Biochemistry at Florida Atlantic University, or FAU since 1998, an Adjunct Professor and a member of FAU's Foundation board since October 1996 and of FAU's Steering Committee since 1997. Dr. Gelb has served as a member of the Board of directors of the American Heart Association, Boca Raton Division, since December 1996 and was appointed President in June 1999 for a two-year term. In 1998, Boca Raton Community Hospital added Dr. Gelb as a member to its Foundation Board. In November 1998, Dr. Gelb was appointed Voluntary Professor of Medicine at the University of Miami School of Medicine. At present he is Director of Clinical Programs and Clinical Professor, Biomedical Science, Charles E. Schmidt College of Science, Florida Atlantic University. He was appointed to the advisory board of Cleveland Clinic, Florida in 1999.

     Ronald L. Goode, Ph.D. was named President and Chief Executive Officer and elected to the board of directors on March 21, 2001. Dr. Goode has held key management positions at G. D. Searle & Co. (Corporate Senior Vice President and President of Asia/Pacific World Area from 1995 to 1997, President of Searle International from 1991 to 1995, and Senior Vice President of Commercial Development from 1986 to 1989) and before that at Pfizer Pharmaceuticals (Vice President of Clinical Research and Scientific Affairs from 1985 to 1986 and Director of Marketing Research in 1980). He was responsible for many of Searle's acquisitions, including DayPro(TM) that became Searle's largest selling drug. Dr. Goode has supervised clinical development programs that led to the filing of over a dozen New Drug Approval applications, including Procardia XL(TM) and Ambien(TM). After his tenure at Searle, Dr. Goode was President and CEO of Unimed Pharmaceuticals, Inc. from 1997 to 1999. He also positioned the company for sale to Solvay Et Cie, a Belgium-based conglomerate. He formed the consulting company Pharma-Links in 1999 with the mission of being the "link" between pharmaceutical companies to help them create alliances, form joint ventures and effect various transactions. In 2000 Dr. Goode and his wife spent a sabbatical with his "charity of choice", Mercy Ships. Dr. Goode also serves on the board of directors of several not-for-profit organizations. Dr. Goode received his Ph.D. in Microbiology from the University of Georgia.

COMMITTEES OF THE BOARD OF DIRECTORS AND MEETINGS

     Audit Committee. The audit committee reviews the engagement of our independent accountants, reviews annual financial statements, considers matters relating to accounting policy and internal controls and reviews the scope of annual audits. The audit committee, which met four times in fiscal 2001, currently has three members, Irwin C. Gerson (Chairman), Ira J. Gelb and Walter Lovenberg. Upon consummation of the merger, the audit committee will be reconstituted and will consist of three independent, non-employee directors.

     Compensation and Organization Committee. The compensation and organization committee, which met four times during fiscal 2001, currently has three members, Gary E. Frashier (Chairman), Robert J. Easton and Irwin C. Gerson. The compensation and organization committee reviews, approves and makes recommendations on our compensation policies, practices and procedures to ensure that legal and fiduciary responsibilities of the board of directors are carried out and that such policies, practices and procedures contribute to our success. Upon consummation of the merger, the compensation and organization committee will be reconstituted and will consist of three independent, non-employee directors.

     Nominating and Governance Committee. We do not have a standing nominating and governance committee. Upon consummation of the merger, however, we intend to form a nominating and governance committee, which will consist of two independent, non-employee directors.

     Compensation and Organization Committee Interlocks and Insider Participation. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation and organization committee.

COMPENSATION OF DIRECTORS

     We pay each non-employee director a monthly fee of $1,500 for service as a director, plus $1,500 for each day of a board of directors meeting attended, $1,000 for each board of directors conference call meeting attended, $750 for each committee meeting attended and $750 for each committee conference call meeting attended. We reimburse directors for all expenses incurred in attending our board of director meetings and committee meetings.

     Directors are eligible to participate in our Amended and Restated 2000 Stock Option Plan, or the Plan. The board of directors previously approved an option grant schedule for non-employee directors that provides for an option to purchase 50,000 shares of our common stock upon first joining the board and then annual grants to be awarded at the beginning of each calendar year as follows: an option to purchase 25,000 shares of our common stock until a total of 150,000 options is reached, an option to purchase 15,000 shares of our common stock until a total of 200,000 options is reached, and then an option to purchase 10,000 shares of our common stock every year thereafter. The initial grant of an option to purchase 50,000 shares of our common stock has an exercise price equivalent to the fair market value of our common stock on the date of issuance, while each annual option grant has an exercise price equivalent to the fair market value of our common stock on the second Friday of January of the year in which it was granted. In addition, directors are eligible to receive other periodic grants of options from time to time under the Plan. Options granted under the Plan to non-employee directors are immediately exercisable on the date of grant. Options to purchase a total of 225,000 shares were granted under this formula during fiscal 2001 to Robert J. Easton, Gary E. Frashier, Ira J. Gelb, M.D., Irwin C. Gerson and Walter M. Lovenberg. Options granted during fiscal 2001 to Arthur P. Bollon and Ronald L. Goode, Ph.D. are reported under
"Executive Compensation -- Option Grants in Last Fiscal Year" on page   .

     We paid Easton Associates L.L.C., of which Robert J. Easton, one of our directors, is the Chairman, $125,000 during fiscal 2001 for consulting services for strategy and market planning services. This payment is in addition to the remuneration Mr. Easton receives as a director.

     Gary E. Frashier is also employed as a consultant by us in addition to his responsibilities as a director. Mr. Frashier's total remuneration for consulting services during fiscal 2001 was $80,250.

EXECUTIVE OFFICERS

     Other than Ronald L. Goode, Ph.D., none of our executive officers will continue to serve as executive officers for the combined company. Dr. Goode will serve as President and Chief Executive Officer of the combined company.

EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

     The following Summary Compensation Table sets forth summary information as to compensation received by our Chief Executive Officer and each of our other most highly compensated executive officers who were employed by us at the end of fiscal 2001 for services rendered to us in all capacities during the three fiscal years ended December 31, 1999, 2000 and 2001, and who earned in excess of $100,000 for services rendered to us during fiscal 2001. Collectively, the CEO and the most highly compensated executive officers are referred to herein as the "named executive officers."

                                                                                       LONG-TERM
                                                                                      COMPENSATION
                                                     ANNUAL COMPENSATION              ------------
                                          -----------------------------------------    SECURITIES
                                                                       OTHER ANNUAL    UNDERLYING
NAME AND PRINCIPAL POSITION               YEAR    SALARY     BONUS     COMPENSATION    OPTIONS(#)
---------------------------               ----   --------   --------   ------------   ------------
Ronald L. Goode, Ph.D...................  2001   $203,362   $105,000     $81,312(1)     400,000
  President, CEO and Director             2000         --         --          --             --
                                          1999         --         --          --             --
Arthur P. Bollon, Ph.D..................  2001   $254,487   $ 25,000     $ 6,038(2)     100,000
  Executive Vice President and            2000   $220,769         --     $ 6,000(2)      75,000
  Director(3)                             1999   $205,988         --     $ 6,000(2)      25,000
Joan H. Gillett.........................  2001   $133,667   $ 14,000     $ 4,884(2)          --
  Vice President and Controller(4)        2000   $ 24,000         --          --         35,000
                                          1999         --         --          --             --
Robert J. Rousseau, Ph.D................  2001   $111,873         --     $27,668(6)      50,000
  Vice President of Business              2000         --         --          --             --
  Development and Licensing(5)            1999         --         --          --             --

---------------

(1) Other annual compensation for Dr. Goode during fiscal 2001 consisted of $70,812 toward relocation expenses and $10,500 toward car expenses.

(2) Other annual compensation for these named executive officers consisted of a car allowance.

(3) Although Dr. Bollon will not serve as an executive officer of the combined company after the consummation of the merger, we will continue to pay Dr. Bollon pursuant to the terms of his employment agreement, which is described in this section under the subheading "Employment Contracts, Termination of Employment and Change-in-Control Arrangements" on page [ ].

(4) Although we expect Ms. Gillett will continue to serve the combined company after the consummation of the merger, she will not do so as an executive officer.

(5) Although we expect Dr. Rousseau will continue to serve the combined company after the consummation of the merger, he will not do so as an executive officer.

(6) Other annual compensation for Dr. Rousseau consisted of $22,691 toward relocation expenses and $4,977 toward car expenses.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information regarding each stock option granted during fiscal year 2001 to each of the named executive officers.

                                                          INDIVIDUAL GRANTS
                                         ----------------------------------------------------    POTENTIAL REALIZABLE
                                         NUMBER OF                                                 VALUE AT ASSUMED
                                         SECURITIES    % OF TOTAL                                ANNUAL RATES OF STOCK
                                         UNDERLYING     OPTIONS                                 PRICE APPRECIATION FOR
                                          OPTIONS      GRANTED TO    EXERCISE OR                    OPTION TERM(3)
                                          GRANTED     EMPLOYEES IN   BASE PRICE    EXPIRATION   -----------------------
NAME                                        (#)       FISCAL YEAR     ($/SHARE)       DATE         5%           10%
----                                     ----------   ------------   -----------   ----------   ---------   -----------
Ronald L. Goode, Ph.D.(1)..............   400,000         68.71%        $3.25       03/21/11    $818,000    $2,072,000
Joan Gillett...........................        --             --           --             --          --            --
Arthur P. Bollon, Ph.D.(2).............   100,000         17.18%        $5.11       06/03/11    $321,000    $  814,000
Robert J. Rousseau, Ph.D.(1)...........    50,000          8.59%        $4.84       03/01/11    $152,000    $  386,000

---------------

(1) The options were granted pursuant to our Amended and Restated 2000 Stock Option Plan, and vest annually in two equal installments commencing one year from the date of grant.

(2) The options were granted pursuant to our Amended and Restated 2000 Stock Option Plan. Options to purchase 75,000 shares of common stock vest annually in three equal installments commencing one year from the date of grant. Options to purchase 25,000 shares of common stock vested at the time of the grant.

(3) The amounts shown in this table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of our commons stock, the optionee's continued employment through the option period and the date on which the options are exercised.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

     The following table provides information regarding the exercises of options by each of the named executive officers during fiscal 2001. In addition, this table includes the number of shares covered by both exercisable and unexercisable stock options as of December 31, 2001 and the values of "in-the-money" options, which values represent the positive spread between the exercise price of any such option and the fiscal year-end value of our common stock.

                                                               NUMBER OF SECURITIES
                                                              UNDERLYING UNEXERCISED       VALUE OF THE UNEXERCISED
                                                                 OPTIONS AT FISCAL           IN-THE-MONEY OPTIONS
                                  SHARES                             YEAR-END                AT FISCAL YEAR-END(2)
                                ACQUIRED ON      VALUE      ---------------------------   ---------------------------
NAME                             EXERCISE     REALIZED(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                            -----------   -----------   -----------   -------------   -----------   -------------
Ronald L.Goode, Ph.D..........      --            $0          200,000        200,000       $ 16,000        $16,000
Arthur P. Bollon, Ph.D........      --            $0          627,500        117,500       $504,600        $     0
Joan H. Gillett...............      --            $0           17,500         17,500       $      0        $     0
Robert J. Rousseau, Ph.D......      --            $0           25,000         25,000       $      0        $     0

---------------

(1) Amounts shown in this column do not necessarily represent actual value realized from the sale of the shares acquired upon exercise of the option because in many cases the shares are not sold on exercise but continue to be held by the executive officer exercising the option. The amounts shown represent the difference between the option exercise price and the market price on the date of exercise, which is the amount that would have been realized if the shares had been sold immediately upon exercise.

(2) The value of unexercised in-the-money options at fiscal year end assumes a fair market value for our common stock of $3.33, the closing sale price per share of our common stock as reported in the Nasdaq National Market on December 31, 2001.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
ARRANGEMENTS

     Ronald L. Goode, Ph.D. entered into an employment agreement with us on March 21, 2001 to serve as our President and Chief Executive Officer until March 20, 2004. The employment agreement provides for the payment to Dr. Goode of a base salary of $375,000 per year with an annual bonus payment of up to 60% of Dr. Goode's base salary, at the discretion of the board of directors. The employment agreement provides that in the event Dr. Goode's employment is terminated by us without cause, Dr. Goode terminates his employment for good reason, or upon a change of control, Dr. Goode shall receive severance payments of equal monthly installments at the base rate until either (i) the expiration of 24 months following the date of termination, if such date is prior to March 21, 2003, or (ii) the expiration of 18 months following the date of termination, if such date is after March 21, 2003. In addition, we granted to Dr. Goode an option to purchase up to 400,000 shares of our common stock at an exercise price of $3.25 per share. Dr. Goode also receives a car expense allowance of $1,000 per month under the employment agreement. The employment agreement contains a two-year post-termination non-compete, non-solicitation and non-disclosure agreement. Upon the consummation of the merger, Dr. Goode will enter into a new employment agreement with eXegenics, which will supersede and replace in its entirety his current employment agreement. The new employment agreement is described in "Interests of Certain Persons in the Merger" on page [ ].

     Arthur P. Bollon, Ph.D. is employed by us under an employment agreement extended through November 6, 2003. The employment agreement provides for the payment to Dr. Bollon of a base salary of $250,000 per year. In addition, in the event Dr. Bollon is terminated without cause or due to a disability, the employment agreement provides that Dr. Bollon shall receive severance payments of equal monthly installments at his base rate until the expiration of the term. Dr. Bollon also receives a car expense allowance of approximately $600 per month under the employment agreement. The employment agreement contains a one year post-termination non-compete and non-solicitation agreement. It is expected that we will enter into a revised employment agreement with Dr. Bollon, the terms of which have yet to be determined.

     Dorit Arad, Ph.D. is employed by us under an employment agreement dated July 1, 2002. The employment agreement renews each year on December 31 unless either party provides notice of termination 90 days prior to the expiration, and provides for the payment to Dr. Arad of a base salary of $190,000 subject to annual reviews and adjustments in accordance with our compensation plan and practices and approval by the compensation committee of our board of directors. The agreement also provides for an annual performance bonus, at the discretion of the board of directors, of not more that 30% per year of her annual salary. An additional payment of $9,750 as a one-time cash bonus was paid to Dr. Arad upon execution of the agreement. In the event we terminate Dr. Arad's employment without cause, the agreement requires us to pay her salary for twelve months following the date of termination. In addition, we granted to Dr. Arad an option to purchase up to 150,000 shares of our common stock at an exercise price of $0.81 per share. The agreement provides for additional option grants to purchase up to 160,000 shares of our common stock based on achievement of milestones related to the development of certain products. The employment agreement contains an assignment of certain patents and a post-termination non-compete, non-solicitation and non-disclosure agreement that extends for a period of one year following the expiration or termination of employment. Certain conditions existing in Dr. Arad's previous employment agreement, dated December 31, 1998, obligated us to make royalty payments of 3% of sales and 10% of sublicense fees related to products developed from her technology as a potential payment, pay on her behalf a sum of up to $200,000 to Saturi Medical Research, Ltd., and reimburse her for certain business expenses related to her research for us while she was resident in Israel. In lieu of our making direct cash payments to Dr. Arad or making payments on her behalf to Saturi Medical Research, in settlement of our obligations (amounting to approximately $355,000), Dr. Arad agreed to accept termination of her liabilities to us under the loans we previously issued to her.

     Each of our officers and principal scientists has entered into confidentiality and patent assignment agreements with us.

     The outstanding option agreements issued under the Plan provide for acceleration of the vesting of the options granted upon or in connection with a change in control.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  EASTON ASSOCIATES L.L.C.

     In December 2000, we entered into an agreement with Easton Associates L.L.C. for strategy and market planning services. Under this agreement, Easton Associates receives an annual fee of $125,000. Mr. Easton, one of our directors, is the chairman of Easton Associates.

  GARY E. FRASHIER

     In December 2000, we entered into an agreement with Gary E. Frashier, chairman of our board of directors, for consulting services. Mr. Frashier was paid $80,250 for his consulting services during fiscal 2001 and as of June 30, 2002, has been paid $24,750 during fiscal 2002.

  RONALD L. GOODE, PH.D.

     In May 2001, we sold 100,000 shares of common stock to our president and chief executive officer, Ronald L. Goode, Ph.D., for a purchase price of $3.25 per share, the fair market value at the time of the transaction. Dr. Goode paid the purchase price of $325,000 with $25,000 in cash and $300,000 by issuing a five-year promissory note to us bearing interest at a rate of 4.71% per annum, payable semi-annually. To date, Dr. Goode is current on all loan payments and has made $15,165.32 in interest payments as of June 30, 2002.

  ROAN/MEYERS ASSOCIATES, L.P.

     On August 13, 2002 we entered into an agreement with Roan/Meyers Associates, L.P. for financial advisory services. Pursuant to the terms of this agreement, we paid Roan/Meyers Associates a retainer of $50,000 and must pay them $6,500 per month through July 2003. In addition, we issued them warrants to purchase 125, 000 shares of our common stock at a purchase price of $1.00 per share, with an expiration date of August 13, 2007, and additional warrants to purchase 125,000 shares of our common stock at a purchase price of $0.55 per share, with an expiration date of August 13, 2007. Roan/Meyers Associates is also entitled to reimbursement for reasonable out-of-pocket expenses.

                        SECURITY OWNERSHIP OF MANAGEMENT
                    AND PRINCIPAL STOCKHOLDERS OF EXEGENICS

     The table below shows the number of shares of eXegenics common stock and series A preferred stock beneficially owned as of November 30, 2002 by the following persons:

     - each stockholder known by eXegenics to beneficially own more than 5% of the outstanding shares of either the common stock or series A preferred stock;

     - each current member of the board of directors,

     - each named executive officer; and

     - and all directors and named executive officers as a group.

     To the knowledge of eXegenics and unless otherwise indicated, each person in the table has sole voting power and investment power, or shares such power with his or her spouse, with respect to all shares of capital stock listed as owned by such person.

     The number of shares beneficially owned by each stockholders is determined under the rules promulgated by the SEC. The information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and any shares as to which the individual has the right to acquire beneficial ownership within 60 days after September 30, 2002 through the exercise of any option, warrant or other right. The inclusion in the following table of those shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of those shares.

                                                    COMMON STOCK
                                         ----------------------------------

                                                        PERCENT OF CLASS
                                                     ----------------------
                                                     BEFORE THE   AFTER THE
NAME AND ADDRESS OF BENEFICIAL OWNER(1)   NUMBER     MERGER(2)     MERGER
---------------------------------------  ---------   ----------   ---------
Bruce Meyers(5).......................   2,002,859     10.90%       2.82%
Roan/Meyers Associates, L.P.(6).......   1,967,059     10.71%       2.77%
Arthur P. Bollon, Ph.D.(7)............     834,375      4.54%       1.18%
Robert J. Easton(8)...................      66,650         *           *
Gary E. Frashier(9)...................     199,000      1.08%          *
Ira J. Gelb, M.D.(10).................     185,000      1.01%          *
Irwin C. Gerson(11)...................     186,000      1.01%          *
Ronald L. Goode, Ph.D.(12)............     511,700      2.79%          *
Walter M. Lovenberg, Ph.D.(13)........     185,500      1.01%          *
Directors and executive officers as a
  group (7 persons)(14)...............   2,168,225     11.80%       3.06%

                                                         SERIES A PREFERRED STOCK
                                         --------------------------------------------------------
                                                                           PERCENT OF ALL VOTING
                                                     PERCENT OF CLASS            SECURITIES
                                                  ----------------------   ----------------------
                                                  BEFORE THE   AFTER THE   BEFORE THE   AFTER THE
NAME AND ADDRESS OF BENEFICIAL OWNER(1)  NUMBER   MERGER(3)     MERGER     MERGER(4)     MERGER
---------------------------------------  ------   ----------   ---------   ----------   ---------
Bruce Meyers(5).......................   29,282      3.54%       3.54%       10.58%       2.74%
Roan/Meyers Associates, L.P.(6).......   29,282      3.54%       3.54%       10.40%       2.69%
Arthur P. Bollon, Ph.D.(7)............       --        --          --         4.35%       1.13%
Robert J. Easton(8)...................       --        --          --            *           *
Gary E. Frashier(9)...................       --        --          --            *           *
Ira J. Gelb, M.D.(10).................       --        --          --            *           *
Irwin C. Gerson(11)...................       --        --          --            *           *
Ronald L. Goode, Ph.D.(12)............       --        --          --         2.67%          *
Walter M. Lovenberg, Ph.D.(13)........       --        --          --            *           *
Directors and executive officers as a
  group (7 persons)(14)...............       --        --          --        11.29%       2.92%

---------------

 *  Less than 1%

Except as otherwise indicated, each of the persons named has sole voting and investment power with respect to the shares shown below.

(1) Except as otherwise indicated, the address of each beneficial owner is c/o eXegenics Inc., 2110 Research Row, Dallas, Texas 75235.

(2) Calculated on the basis of 16,184,486 shares of common stock outstanding except that shares of common stock underlying options or warrants exercisable within 60 days of the date hereof are deemed to be outstanding for purposes of calculating the beneficial ownership of securities of the holder of such options or warrants. This calculation excludes shares of common stock issuable upon the conversion of series A preferred stock.

(3) Calculated on the basis of 828,023 shares of series A preferred stock outstanding.

(4) Calculated on the basis of an aggregate of 16,184,486 shares of common stock and 828,023 shares of series A preferred stock outstanding except that shares of common stock underlying options and warrants exercisable within 60 days of the date hereof are deemed to be outstanding for purposes of calculating beneficial ownership of securities of the holder of such options or warrants. This calculation excludes shares of common stock issuable upon the conversion of series A preferred stock.

(5) Mr. Meyers' address is c/o Roan/Meyers Associates, L.P., 17 State Street, New York, New York 10004. Mr. Meyers is the sole stockholder, officer and director of the corporate general partner of Roan/Meyers Associates, L.P., or RMA (formerly, Janssen-Meyers Associates, L.P.). Mr. Meyers beneficial ownership consists of the securities beneficially owned by RMA, which are described in note (6) below, and 35,800 shares of common stock held by The Meyers Foundation of which Mr. Meyers has voting control. This information was obtained from the last Schedule 13D filed by Mr. Meyers, which was filed with the SEC on June 1, 2000.

(6) RMA's address is 17 State Street, New York, New York 10004. Ownership consists of (i) 1,444,470 shares of common stock, (ii) 33,987 shares of common stock issuable upon the exercise of a currently exercisable unit purchase option and underlying class E warrants granted to RMA for placement agent services in connection with eXegenics' April 1998 private placement,
    (iii) 1,510 shares of common stock issuable upon the exercise of 377.5 unit purchase options and underlying class C and D warrants originally granted to RMA for underwriting services in connection with eXegenics' initial public offering, (iv) 30,563 shares of common stock issuable upon the exercise of currently exercisable class E warrants, (v) 81,529 shares of common stock issuable upon the exercise of a unit purchase option and underlying class E warrants granted to RMA for placement agent services in connection with eXegenics' April 1998 private placement, (vi) 125,000 shares of common stock issuable upon the exercise of currently exercisable two-year warrants issued in 2001 to RMA, and (vii) 250,000 shares of common stock issuable upon the exercise of currently exercisable five-year warrants issued in 2002 to RMA. Does not include 29,282 shares of common stock issuable upon the conversion of 29,282 shares of series A preferred stock. This information was obtained from the last Schedule 13D filed by Mr. Meyers, which was filed with the SEC on June 1, 2000.

(7) Ownership consists of 169,400 shares of common stock and options to purchase 664,975 shares of common stock that are currently exercisable or exercisable within 60 days of the date hereof. Does not include options to purchase 105,025 shares of common stock not exercisable within 60 days of the date hereof.

(8) Ownership consists of options to purchase 66,650 shares of common stock currently exercisable or exercisable within 60 days of the date hereof. Does not include options to purchase 33,350 shares of common stock not exercisable within 60 days of the date hereof.

(9) Ownership consists of options to purchase 199,000 shares of common stock currently exercisable or exercisable within 60 days of the date hereof. Does not include options to purchase 41,000 shares of common stock not exercisable within 60 days of the date hereof.

(10) Ownership consists of options to purchase 185,000 shares of common stock that are currently exercisable or exercisable within 60 days of the date hereof. Does not include options to purchase 9,000 shares of common stock not exercisable within 60 days of the date hereof.

(11) Ownership consists of 1,000 shares of common stock and options to purchase 185,000 shares of common stock that are currently exercisable or exercisable within 60 days of the date hereof. Does not include options to purchase 9,000 shares of common stock not exercisable within 60 days of the date hereof.

(12) Ownership consists of 111,700 shares of common stock and options to purchase 400,000 shares of common stock that are currently exercisable or exercisable within 60 days of the date hereof.

(13) Ownership consists of 4,500 shares of common stock and options to purchase 181,000 shares of common stock currently exercisable or exercisable within 60 days of the date hereof. Does not include options to purchase 9,000 shares of common stock not exercisable within 60 days of the date hereof.

(14) Ownership consists of 286,,600 shares of common stock and options to purchase an aggregate of 1,881,625 shares of common stock which are currently exercisable or exercisable within 60 days of the date hereof. Does not include options to purchase 306,375 shares of common stock not exercisable within 60 days of the date hereof.

                            DIVIDEND POLICY OF EXEGENICS

     We have never declared nor paid any cash dividends on our common stock. We do not intend to pay cash dividends on our common stock in the foreseeable future. We presently intend to retain future earnings, if any, to finance the expansion and growth of our business. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements and other factors that our board of directors deems relevant.

                           INFORMATION REGARDING IDDS

     In this section, "Information Regarding IDDS," references to "we," "us," and "our," refer to IDDS.

                                BUSINESS OF IDDS

     We are a specialty pharmaceutical company that applies proprietary technologies to develop new drugs and improved formulations of existing drugs for the prescription pain management market. We believe that our product candidates address unmet medical needs for breakthrough cancer pain, postoperative pain, lower-back pain, pain due to orthopedic injury, dental pain and pain due to other indications. We believe our product candidates, if approved, will offer a combination of enhanced pain relief, with profiles of reduced side effects, and faster onset of pain relief compared to currently available treatments. Our lead product candidates have demonstrated safety and effectiveness in early-stage and mid-stage clinical trials.

OUR OPPORTUNITY

     Drugs are a key element in the treatment of pain. The worldwide market for therapeutics to manage pain is expected to grow from $22 billion in 2000 to $30 billion in 2007 according to Front Line Strategic Management, Inc. Our product candidates target a $3.4 billion subsegment of the worldwide pain management market.

PAIN MANAGEMENT MARKET

     Because of the increasing awareness of the importance of pain management by the healthcare industry, growth in the pain management market has been significant in recent years and is expected to continue. Additional factors that are contributing to the growth of the pain management market include:

     - population demographic shifts expanding the target market population;

     - new therapies that have increased survival times for patients with chronic conditions;

     - increasing recognition of the therapeutic and economic benefits of effective pain management by physicians, healthcare providers and payors;

     - rapid market acceptance of new products with novel mechanisms of action; and

     - targeted markets that permit cost-effective selling and marketing.

     The drugs most commonly used to treat acute, moderate-to-severe pain include strong opioids, such as morphine, and in the case of moderate pain, weaker opioids such as hydrocodone and oxycodone or stronger nonsteroidal anti-inflammatory drugs, or NSAIDs, such as ketorolac. Patients suffering from chronic, moderate-to-severe pain syndromes, such as cancer pain, often require long-term use of opioids that are typically prescribed in sustained-release or extended-release formulations. Chronic pain is often treated with a combination of drugs, including sustained-release products, such as the fentanyl patch or sustained-release morphine, to treat the underlying baseline pain and immediate-release products, such as transmucosal fentanyl, or immediate-release or intravenous morphine to treat episodic breakthrough pain.

     Despite advances in medicine and the development of new drugs, we believe pain management remains a critical area of unmet medical need. Increasingly, patients, advocacy groups and the media are highlighting the shortcomings of pain management and are demanding changes to the current standards of care provided by the medical system. To address these inadequacies, clinicians and the pharmaceutical industry are creating a variety of different pain control products that can provide the flexibility and versatility required to close the gap in the current practice of pain management. These gaps include:

     - Slow onset of action. Commercially available oral pain medications can take 20 to 40 minutes to provide detectable levels of pain relief. Drugs delivered through a transdermal patch can take several hours to reach effective blood levels, and prolonged drug absorption can occur after patch removal.

     - Insufficient dose-to-intensity control. It is difficult to match the doses of drugs that are administered orally or by transdermal patch to the patient's level of pain. This mismatch can result in either under-treatment or over-treatment.

     - Costly to administer. Although intravenous administration provides rapid entry of drugs into the bloodstream, delivery by this route requires both trained personnel and, in some cases, specialized equipment. This adds to the overall cost of therapy.

     - Invasive route of delivery. Intravenous or intramuscular delivery of drugs can cause pain to patients when administered. Consequently, some patients are adverse to receiving injections.

     - Poor side-effect profile. Opioids, such as morphine, are associated with a number of side-effects, including nausea, vomiting, constipation, respiratory depression and sedation. In addition, some patients are unable to use opioid medications.

OUR SOLUTION

     We believe that our product candidates, if approved, have the potential to address many of the limitations of existing pain treatment therapies by providing one or all of the following characteristics:

     - Rapid onset of pain relief. Our intranasal ketamine and morphine product candidates rapidly enter the bloodstream following administration and appear to provide detectable pain relief within two to five minutes after administration.

     - Appropriate dose-to-intensity control. Our intranasal product candidates should allow the patient to administer an amount of drug that is appropriate for that individual's level of pain and to discontinue administration once a desired level of pain relief is obtained. This ability to self-regulate the dose of drugs avoids doses that are higher than necessary to achieve safe and effective management of pain.

     - Low cost to administer. Our intranasal product candidates should permit patients to self-administer and self-regulate the dose of drugs. This may eliminate the need for the personnel and equipment necessary to establish an intravenous line and we anticipate that it will be more affordable for hospitals and home care settings.

     - Non-invasive route of delivery. Our intranasal product candidates are non-invasive, eliminating the need for injections. In addition, a non-invasive route of delivery reduces the incidence of needle stick injuries and the potential for transmission of blood-borne viruses.

     - Improved side-effect profile. We believe our intranasal ketamine and intravenous diclofenac product candidates will have improved side-effect profiles over comparable products in their category. For example, initial studies indicate that they are non-sedating and do not affect a patient's blood pressure or heart rate. In addition, when used in combination with other opioids, ketamine and diclofenac have been reported to reduce the amount of opioids required to produce an equal level of pain relief, which reduces the requirement for narcotics. This reduction in the requirement for opioids has the potential to enhance the patient's overall quality of life.

OUR STRATEGY

     Our goal is to become a leading specialty pharmaceutical company that develops and commercializes new drugs for the management of pain in order to fulfill unmet medical needs. Key elements of our strategy to accomplish this goal are to (i) develop new products with reduced clinical and regulatory risk,
(ii) focus on large markets where our product candidates can address unmet clinical needs, (iii) focus on clinical development and late-stage product candidates, (iv) retain significant rights to our product candidates, (v) use our technology platforms to develop new product candidates and (vi) outsource key functions.

OUR PRODUCT CANDIDATES

     We are developing prescription drugs comprised of a number of well-known analgesic drugs for the treatment of a variety of moderate-to-severe pain syndromes. We selected our product candidates based on our belief that they offer significantly lower clinical, regulatory and commercial risk profiles as compared to new chemical entities. All of our product candidates contain drugs approved for other uses by the U.S. Food and Drug Administration, or FDA. We are developing proprietary formulations for these drugs, which are designed to deliver fast and effective therapeutic levels directly into the bloodstream.

     We are evaluating each of our product candidates in several clinical models of pain in order to seek approval by the FDA for use in the treatment of acute and chronic moderate-to-severe pain indications. The guidelines established by the FDA recommend that we demonstrate effectiveness in more than one clinical model of pain. Acceptable clinical models of pain include dental pain, postoperative pain, cancer pain and pain due to various types of trauma. Typically, our clinical trials are designed as randomized, double-blind, placebo-controlled and, where appropriate, comparator-controlled studies. A randomized study is one in which the patient is randomly assigned to receive a study drug or placebo based on a pre-determined ratio. A double-blind study is one in which the patient, the physician and the sponsor are unaware if the patient is receiving a placebo or drug in order to preserve the integrity of the trial and prevent observer bias. A placebo-controlled study is one in which a subset of patients is purposefully not administered the study drug. A comparator-controlled study is one in which a subset of patients is administered a medication that is currently prescribed to treat the condition in order to directly compare the study drug to approved therapies.

     All of our product candidates offer the potential to deliver an approved drug into the bloodstream through a fast and effective route of administration. Three of our product candidates are administered by a nasal spray, and one is administrated intravenously. Nasal delivery is an ideal route for drug administration as it does not require intravenous or intramuscular injections. The large surface area, uniform temperature, high permeability and high density of blood vessels in the lining of the nasal cavity all contribute to the rapid absorption of drugs into the bloodstream. The nasal route of delivery is also a good alternative for patients who have difficulty swallowing oral products.

     Drugs that are administered orally are absorbed from the blood vessels that line the stomach and pass through the liver where they may be metabolized to an inactive form. This process is referred to as first pass metabolism. By contrast, our product candidates enter the bloodstream directly through intravenous administration or through the blood vessels of the nasal cavity and avoid the phenomenon of first pass metabolism. By avoiding first pass metabolism, it is possible to achieve higher concentrations of the active drug circulating in the bloodstream.

     The following table identifies our current product candidates according to clinical indication and stage of development in the U.S. and the U.K.:

PRODUCT CANDIDATE                            CLINICAL INDICATION              DEVELOPMENT STAGE
-----------------                            -------------------              -----------------
Intranasal Ketamine              Acute Pain and Acute Episodes of Chronic       Phase II
                                 Moderate-to-Severe Pain
Intranasal Morphine              Acute Pain and Acute Episodes of Chronic       Phase II
                                 Moderate-to-Severe Pain
Intravenous Diclofenac           Acute Moderate-to-Severe Pain                  Phase II
Intranasal Fentanyl              Acute Episodes of Chronic                      Preclinical
                                 Moderate-to-Severe Pain

INTRANASAL KETAMINE

  BACKGROUND

     Our intranasal ketamine product candidate is in clinical development for the treatment of syndromes associated with acute and acute episodes of chronic moderate-to-severe pain. Ketamine is an FDA-approved drug that has been in clinical use for over 25 years for general anesthesia. At lower doses than that approved for use as an anesthetic, ketamine has been reported to be an effective analgesic for the treatment of breakthrough pain, postoperative pain and pain associated with emergency medical procedures. We have licenses to two U.S. patents and their foreign counterparts directed towards the use of ketamine to manage pain and the administration of ketamine through the nasal passage.

     The use of ketamine as an analgesic is gaining acceptance by clinicians in view of its effectiveness and minimal impact on cardiovascular and respiratory functions. Since ketamine is not approved for use as a pain reliever, physicians have resorted to using the drug off-label. We believe that an FDA-approved formulation of ketamine for the treatment of moderate-to-severe pain will provide physicians with an accepted and regulated alternative to off-label use. In addition, in 1999, ketamine was labeled by the Drug Enforcement Agency, or DEA, as a Schedule III controlled substance. The scheduling of ketamine by the DEA provides additional protection with respect to controlling potential misuse by placing restrictions on the ability to prescribe and distribute the drug.

  CLINICAL RESULTS

     Our intranasal ketamine product is in clinical development for the treatment of a heterogeneous group of syndromes associated with acute pain and acute episodes of chronic pain. All of our clinical trials for intranasal ketamine are being performed in the U.S. under a company-sponsored investigational new drug application, or IND. We have successfully completed three Phase II clinical trials and one Phase I clinical trial of intranasal ketamine in a total of 118 patients and volunteers. We have completed a Phase I pharmacokinetic and safety study, two phase II post-operative pain trials and a Phase II breakthrough pain trial. After the study reports are completed and submitted to the FDA, we will request a formal End-of-Phase II meeting where we will seek feedback regarding the trial design of our future clinical trials. We anticipate initiating Phase III clinical trials shortly thereafter.

  ACUTE INDICATIONS

     In the second quarter of 2001, we completed a placebo-controlled Phase II randomized, double-blind trial evaluating the safety and effectiveness of three dose levels of intranasal ketamine for the treatment of moderate-to-severe postoperative pain in 40 patients undergoing the removal of two to four wisdom teeth. In this trial, we observed the following results:

     - compared to a placebo, all three dose levels of intranasal ketamine provided significant postoperative pain relief;

     - intranasal ketamine is fast-acting, with onset of pain relief generally occurring within two to ten minutes following administration;

     - both analgesic effectiveness and duration of effect depended on the dose of intranasal ketamine; and

     - intranasal ketamine appears to be safe and well-tolerated by patients.

     Patients enrolled in this trial received either placebo or one of three doses of intranasal ketamine upon the onset of moderate-to-severe pain following dental surgery. Both pain intensity and pain relief were evaluated at specific time intervals over a three-hour period following the administration of intranasal ketamine. In this trial, the onset of pain relief was rapid in each of the three dose groups of intranasal ketamine. Maximum pain relief was attained 30 minutes following dose administration. No harmful effects on heart rate or blood pressure were found and assessment of patient vital signs and the results of physical and nasal examinations indicated that intranasal ketamine was well-tolerated. Based on the results of this study, we believe that intranasal ketamine may offer a safe, non-opioid alternative for the treatment of moderate-to-severe postoperative pain. These data were presented at the American Society for Clinical Pharmacology and Therapeutics in Atlanta, Georgia in April 2002.

     In the third quarter of 2001, we initiated, and successfully completed, a second 40-patient Phase II clinical trial of intranasal ketamine for the treatment of acute pain. This trial was designed to confirm the safety and effectiveness and determine the minimum effective dose of intranasal ketamine required by patients suffering from moderate-to-severe postoperative pain.

     In this trial, we observed the following results:

     - intranasal ketamine generally provides pain relief within two to ten minutes following administration;

     - the amount and duration of pain relief depends on the dose of intranasal ketamine;

     - intranasal ketamine appears to be safe and well-tolerated by patients;
       and

     - at very low doses, intranasal ketamine provides minimum and limited pain relief.

     Our clinical trial results suggest that intranasal ketamine provides rapid onset of pain relief with dose-related effectiveness and duration of effect. In the fourth quarter of 2001, we initiated a Phase II clinical trial conducted at multiple clinical sites of intranasal ketamine for the treatment of moderate-to-severe pain associated with orthopedic injury. We currently have enrolled half of the planned patients for this study.

  ACUTE EPISODES OF CHRONIC PAIN

     In the fourth quarter of 2001, we completed a Phase II clinical trial conducted at multiple clinical sites that evaluated the safety and effectiveness of intranasal ketamine for the treatment of moderate-to-severe episodes of breakthrough pain. Patients who enrolled in this trial had a documented history of chronic debilitating malignant pain and most were considered opioid tolerant. The trial was designed as a placebo-controlled, double-blind crossover trial in 20 patients experiencing severe breakthrough pain episodes. In this trial, we observed the following results:

     - compared to placebo, intranasal ketamine provided statistically significant relief for breakthrough pain;

     - intranasal ketamine is fast-acting with measurable pain relief obtained within five minutes of administration;

     - intranasal ketamine provided significant pain relief over the one-hour treatment period; and

     - intranasal ketamine appears to be safe and well tolerated by patients.

     Patients enrolled in this trial were given either placebo or intranasal ketamine upon inception of their first breakthrough pain episode and instructed to administer a fixed dose of up to five sprays until adequate pain relief was achieved. The results of our clinical trial suggests that intranasal ketamine provides rapid onset of relief for breakthrough pain syndromes. Compared to placebo, intranasal ketamine demonstrated a significant reduction in breakthrough pain intensity over the duration of the breakthrough pain episode. The onset of action of intranasal ketamine was rapid and statistically different from the placebo, occurring within four minutes after administration of the fifth, and final, spray. No harmful effects on heart rate or blood pressure were found and assessment of patient vital signs and the results of physical and nasal examinations indicated that intranasal ketamine was well-tolerated. Based on the results of this study, we believe that intranasal ketamine may offer a safe, non-opioid alternative for the treatment of moderate-to-severe breakthrough pain. These data were presented at the American Society of Clinical Oncology in Orlando, Florida in May 2002.

INTRANASAL MORPHINE

     Our intranasal morphine product candidate is in clinical development for the treatment of syndromes associated with acute pain and acute episodes of chronic moderate-to-severe pain. Morphine, the analgesic standard to which all other opioids are usually compared, is used for the relief of acute and chronic moderate-to-severe pain and is the drug of choice for pain associated with cancer. Orally delivered morphine products may not provide rapid relief of pain and demonstrate considerable patient-to-patient variability in absorption. Injectable formulations of morphine provide rapid and effective pain relief, but administration often requires professional assistance or hospitalization. Therefore, alternative formulations of morphine that are easy to administer by a patient or caregiver and afford rapid onset of action and high levels of active drug in the bloodstream would provide significant medical benefit.

     We have licensed a proprietary drug delivery technology that should allow us to achieve therapeutic blood levels of drugs that were previously unattainable when they were administered through the nasal route. The key to this technology is chitosan, a naturally occurring carbohydrate polymer that, while pharmaceutically inert by itself, appears to enhance the absorption of compounds across mucosal membranes, such as those found in the nasal cavity, and provides the potential to deliver drugs through alternative routes. This is particularly important for compounds such as morphine that are poorly absorbed across mucosal barriers and, in particular, the nasal membrane. The contribution of chitosan to enhancing mucosal drug absorption appears to be due to several factors, including its potent mucoadhesive property, which we believe prevents drug washout. We believe that intranasal morphine will represent an alternative formulation that combines patient convenience, ease of use and cost-effectiveness with the rapid onset of pain relief and the well-accepted potency of injectable delivery routes.

     - We have completed two Phase I clinical trials and one Phase II clinical trial of our intranasal morphine product candidate. Our single- and multiple-dose Phase I clinical trials suggest that:

     - intranasal morphine is rapidly absorbed, achieving blood levels typically associated with analgesic effectiveness in as early as five to ten minutes following administration;

     - the safety profile of intranasal morphine was comparable to other formulations of morphine;

     - blood levels of intranasal morphine varied depending on the dose administered; and

     - intranasal morphine was well tolerated by the mucous membranes of the nasal cavity.

     Based on the results of both the single- and multiple-dose Phase I clinical trials, we initiated a placebo and comparator-controlled Phase II randomized double-blind single dose postoperative pain trial in the first quarter of 2002. This study compared two dose levels of intranasal morphine with placebo and with both intravenous and oral morphine in a total of 225 patients suffering moderate to severe pain following dental surgery. In this trial we demonstrated that both doses of intranasal morphine were statistically superior to placebo and statistically similar to the positive comparators. Intranasal morphine was well tolerated in this patient population and there were no serious adverse events and no withdrawals due to adverse events or other safety concerns.

INTRAVENOUS DICLOFENAC

  BACKGROUND

     In December 2001, we acquired the rights to develop a proprietary intravenous formulation of diclofenac from Shimoda Biotech, Ltd. and Farmarc. Diclofenac belongs to the class of NSAIDs and is widely prescribed as an anti-inflammatory agent due to its combination of effectiveness and tolerability. The exact mechanism action of diclofenac and other NSAIDs has not been fully determined but appears to be associated with inhibiting the body's ability to synthesize prostaglandins, which the body produces in response to tissue injury which in turn results in inflammation and pain.

     The key to the intravenous formulation of diclofenac that we have in-licensed is hydroxypropyl-SS-cyclodextrin, or HPBCD. Cyclodextrins, such as HPBCD, are donut-shaped carbohydrate molecules that can improve the solubility of poorly soluble drugs such as diclofenac. By improving the solubility of diclofenac, HPBCD provides a means to create an intravenous formulation that can efficiently deliver the drug to the patient's bloodstream. While there are many types of cyclodextrins, only modified cyclodextrins such as HPBCD are regarded as safe for injection.

     NSAIDs offer several advantages over the more traditional opioid narcotics for the management of postoperative pain. NSAIDs have limited effect on the central nervous system, do not depress respiration and are non-sedating. This latter attribute is of special importance in intermediate, ambulatory surgery since NSAIDs can provide analgesia without delaying discharge from the hospital or outpatient setting. In addition, NSAIDs are also useful in patients who cannot take opioids.

     There exists an unmet medical need for a safe and effective injectable NSAID in the hospital setting. Diclofenac is currently approved for use in the U.S. in a variety of oral formulations as well as a topical and ophthalmic formulation. An intramuscular formulation of diclofenac is commercially available in Europe. The development of injectable formulations of diclofenac have been limited by the drug's poor solubility in water and susceptibility to breakdown. We believe that the proprietary formulation of diclofenac that we have in-licensed has the potential to overcome these issues and may provide an effective and safe treatment of moderate-to-severe acute pain.

  CLINICAL RESULTS

     Our intravenous diclofenac product candidate has been evaluated in over 300 human subjects in Phase I clinical trials performed in South Africa and Phase II clinical trials performed in the U.K., with both sets of trials conducted on behalf of a third party. In addition, we filed an IND with the FDA and may initiate clinical trials in the US at any time.

     A 269-patient Phase II clinical trial has been completed in the U.K. evaluating the safety and effectiveness of intravenous diclofenac for the treatment of acute postoperative pain. This trial was a randomized, double-blind, placebo-controlled study conducted at multiple clinical sites to evaluate the safety, effectiveness and tolerability of three dose levels of intravenous diclofenac for the treatment of pain following removal of one or more impacted wisdom teeth. This trial demonstrated that: (i) as compared to placebo, all three dose levels of intravenous diclofenac provided statistically significant pain relief and delayed the need for rescue medication; and (ii) at all three dose levels, intravenous diclofenac appears to be safe and well-tolerated. Upon onset of moderate to severe pain following surgery, patients were treated with either intravenous diclofenac or placebo. By comparison to placebo, there was a rapid drop in pain intensity with all three dose levels of intravenous diclofenac. This drop in pain intensity is characteristic of effective pain medications when delivered by the intravenous route. This trial suggests that:

     - compared to placebo, all three dose levels of intravenous diclofenac provide statistically significant pain relief and delayed the need for rescue medication; and

     - at all three dose levels, intravenous diclofenac appear to be safe and well-tolerated.

INTRANASAL FENTANYL

     Our intranasal fentanyl product candidate is currently in preclinical development for the treatment of acute episodes of chronic moderate-to-severe pain. The actions of fentanyl are similar to those of morphine, although fentanyl is much more potent and has a more rapid onset of action. By comparison, while the analgesic potency of fentanyl is some 75 to 100 times that of morphine, its duration of effect is shorter. When administered using a transdermal patch that provides a controlled rate of delivery, fentanyl is effective in controlling the chronic pain associated with cancer. Fentanyl was originally approved by the FDA in 1968 and is commercially available in formulations for transdermal, transmucosal and injectable delivery.

     Fentanyl is a widely-used and effective opioid analgesic for treating chronic moderate-to-severe pain, including cancer pain. A fentanyl drug matrix in a lollipop format, Actiq(R), was approved in 1998 for the treatment of breakthrough pain in cancer patients who are already receiving and tolerating opioid therapy for their pain. This oral, transmucosal formulation of fentanyl is the first opioid approved specifically for this indication and is frequently used as an adjunct to the fentanyl patch to control these flare-up pain episodes.

     We believe that an intranasal formulation of fentanyl could also be used to complement the fentanyl transdermal patch, as well as oral morphine controlled-release formulations, to effectively treat episodes of breakthrough pain. Intranasal fentanyl may offer several advantages over existing fentanyl-based products for the management of breakthrough pain, including rapid and consistent onset of action, coupled with certain cost and safety advantages. Nasal delivery of fentanyl could provide an advantage for cancer patients who, as a side effect of chemotherapy, have difficulty swallowing due to oral ulcerations.

     Intranasal fentanyl is currently in preclinical development using our chitosan delivery platform technology.

COMPETITIVE GRANTS

     We have received the following grants that provide both financial and development support for several of our clinical programs:

  U.S. MILITARY

     We were awarded a grant of approximately $1.2 million in the third quarter of 2000 to be paid over a three-year period from the U.S. Department of Defense to develop intranasal ketamine for the treatment of acute moderate-to-severe pain associated with traumatic orthopedic injury. This award, entitled "A Non-Opiate, Nasally Administered Alternative to Injection of Morphine Sulfate For the Treatment of Pain in Military Casualties," is based on the desire of the military for a fast-acting, non-invasive and non-sedating alternative to the intravenous and oral medications commonly used today for treating combat related injuries such as burns, bullet wounds and blunt trauma associated with mass casualty management. We began enrolling patients for clinical trials of intranasal ketamine in the first quarter of 2002.

  NATIONAL INSTITUTES OF HEALTH/NATIONAL CANCER INSTITUTE

     In the third quarter of 2000, we were awarded a Phase I grant from the National Institutes of Health/National Cancer Institute Small Business Innovation Research Award for "The Development of Transnasal Ketamine for Breakthrough Pain." This award provided approximately $298,000 of funding for a period of one year from the National Cancer Institute for the development of intranasal ketamine as an analgesic for intractable malignant pain, such as breakthrough cancer pain, based on its potential to provide a substantial medical benefit in an area of unmet medical need.

STRATEGIC AGREEMENTS

     We have entered into a license agreement with Dr. Stuart Weg, a number of strategic agreements with West Pharmaceutical related to its proprietary chitosan intranasal delivery technology for the administration of morphine, fentanyl and other compounds and an agreement with Shimoda Biotech, Ltd. and the Farmarc companies.

  KETAMINE LICENSE

     We assumed a license agreement with Dr. Stuart Weg upon the closing of our merger with Pain Management in September 2000. The license grants us the exclusive worldwide rights, including the right to grant sublicenses, for the intellectual property surrounding intranasal ketamine. In connection with the license agreement, we made an initial payment to Dr. Weg, Dr. Herbert Brotspies and Calgar & Associates and issued each shares of our common stock, a portion of which is currently held in escrow and will be released to them upon the successful completion of a Phase III clinical trial for ketamine, if at all. Dr. Weg, one of our principal stockholders, was issued 757,983 shares of our common stock in February 1998. An additional 189,495 shares are held in escrow as described above. We also reimbursed Dr. Weg, Dr. Brotspies and Calgar & Associates for patent and other costs. The license requires that we pay semi-annual royalty payments to Dr. Weg, Dr. Brotspies and Calgar & Associates based on a percentage of net sales of intranasal ketamine we or our sublicensees sell, if any. In addition, we will pay Dr. Weg, Dr. Brotspies and Calgar & Associates a defined percentage of all sublicensing fees or other lump sum payments. Under this agreement, we have made aggregate payments to Dr. Weg, Dr. Brotspies and Calgar & Associates of $300,000 in cash as of June 30, 2002. We are obligated to make aggregate future payments of approximately $1.3 million upon the earlier of certain defined dates ranging from August 2003 to November 2004 or satisfaction of certain clinical and regulatory milestones, which include the filing of an NDA with the FDA, the approval of an NDA by the FDA and the first commercial sale of a licensed product. Although defined percentages of such milestone payments will be creditable against the royalties earned, in no event will the royalties earned be reduced by more than a certain percentage in any applicable semi-annual period. At our option, we may satisfy a portion of the milestone payments as they accrue through the issuance of shares of our common stock, if and when, we become a publicly traded company. Dr. Weg will have the right to terminate this agreement upon 60 days notice to us if we fail to pay him royalties due under the agreement or in the event we breach the agreement and fail to cure the breach within the 60-day period. The agreement may also be terminated by mutual agreement or on the date the last patent under the agreement expires. In addition, we may terminate the agreement in whole or in part as to any portion of the patent rights upon 60 days prior notice.

  WEST PHARMACEUTICAL AGREEMENTS

     In August 2000, we entered into a license agreement, which was amended in October 2001, with West Pharmaceutical under which we have a worldwide exclusive right to develop and commercialize products, including intranasal morphine and intranasal fentanyl under patents held by West Pharmaceutical, for the transmucosal delivery to humans and animals of morphine and fentanyl for the treatment of pain. The most significant of these patents expire between 2014 and 2016. As consideration for the license, we paid West Pharmaceutical initial license fees in the amount of approximately $2.3 million. In addition, under the license agreement for morphine, fentanyl and other products, we are obligated to make royalty payments to West Pharmaceutical based upon our net sales of these products, if any. We are also obligated to pay West Pharmaceutical a minimum annual royalty for each licensed product that receives approval by a regulatory agency to be marketed in any major market country. We are also obligated to pay West Pharmaceutical a defined amount of any license fee in the event we sublicense any such rights to any third party.

     The term of the license agreement expires in 2020, which is the date the last patent expires, unless terminated earlier by the parties. The license agreement can be terminated by mutual agreement or by either party upon default by the other party under any one of several agreements contained in the license, but only if the breaching party fails to remedy the default within 30 days of receiving notice from the non-defaulting party. We can also terminate the license agreement with respect to specific compounds if the FDA does not allow chitosan in the products contemplated by the agreement. If the license agreement is terminated for any reason other than West Pharmaceutical's breach, we must grant to West

Pharmaceutical perpetual, exclusive, worldwide, royalty-free rights to what we develop under the agreement.

     In connection with the license agreement, in September 2000, we entered into an intranasal morphine development milestone and option agreement with West Pharmaceutical. The parties meet regularly to discuss the status of the development programs and we submit biannual revised product plans to West Pharmaceutical, the scope of which we believe are consistent with industry standards. Under this agreement, we made aggregate milestone payments to West Pharmaceutical of approximately $2.3 million in cash in November 2001. We are obligated to make future payments totaling $5.0 million upon reaching certain defined development milestones, which include the filing of an NDA with the FDA and the approval of an NDA by the FDA of a licensed product. Milestone payments can be paid in cash or stock upon the satisfaction of certain clinical and regulatory milestones and provided that we are publicly traded at the time the milestone payment accrues. In addition, we granted West Pharmaceutical a right of first refusal to enter into a commercial manufacturing agreement for nasal morphine. The development milestone and option agreement remains in effect until our intranasal morphine product is launched in all specified major country markets, unless earlier terminated for failure of a defaulting party to remedy its breach within 30 days notice by the non-defaulting party, within five days notice from West Pharmaceutical to us in the event we breach the payment terms of this agreement or by mutual agreement.

     In October 2000, we entered into a research and development and option agreement with West Pharmaceutical for the development of a product for the intranasal administration of fentanyl, based upon the intranasal delivery technology licensed from West Pharmaceutical. Under this agreement, West Pharmaceutical will conduct preclinical development activities related to intranasal fentanyl. As of June 30, 2002, we have made no payments to West Pharmaceutical. We are obligated to make future aggregate payments totaling approximately $6.3 million payable in cash, or if agreed by both parties, in stock, upon the attainment of specified clinical and regulatory milestones, including the filing of an NDA and the receipt of the first approval letter of an NDA in a major market. Additionally, we have granted to West Pharmaceutical a right of first negotiation with respect to the manufacturing and packaging of commercial quantities of the licensed fentanyl products. This agreement remains in effect until our product covered by the agreement is launched in all specified major markets. The agreement, however, may be terminated earlier for failure of a defaulting party to remedy its breach within 30 days notice by the non-defaulting party, within five days notice from West Pharmaceutical in the event we breach the payment terms in that agreement or by mutual agreement.

  SHIMODA AGREEMENT

     In December 2001, we entered into a license agreement with Shimoda Biotech, Ltd. and its wholly-owned subsidiaries, Farmarc N.A.N.V. (Netherlands Antilles) and Farmarc Netherlands B.V. under which we received certain worldwide exclusive rights to develop and commercialize products related to a proprietary formulation of the intramuscular and intravenous delivery of diclofenac. Under the terms of this agreement, we agreed to use our commercially reasonable efforts to bring to market products that use the technology we licensed from Farmarc and Shimoda, continue active marketing efforts for those products and comply with the commercialization timelines imposed on Shimoda by the company that licensed some of this technology to Shimoda. Shimoda agreed that, during the first three years of the agreement, it will not grant to any third party any right or license under any of Shimoda's intellectual property rights involving the use of any cyclodextrin product related to pain management, anesthesia or sedation without first offering us the right on the same terms and conditions.

     Upon entering into the agreement with Shimoda and its subsidiaries, we made certain payments on Shimoda's behalf to third parties. As of June 30, 2002 we have made aggregate payments of $1,625,000 in cash to Shimoda or on its behalf. Under the terms of this Agreement, we are obligated to make future payments to Shimoda and Farmarc, and on Shimoda's behalf, to certain third parties, for a license fee and other milestone and reimbursement payments which have an aggregate amount of $6.1 million, and if we commercialize products using the technology under this agreement, we are obligated to pay Shimoda and

Farmarc, on a country-by-country basis, a royalty on the sales, net of various customary cash discounts, attributable to these products. Our obligation to make milestone payments occurs upon specified developmental milestones, including the filing of an IND for diclofenac, the filing of an NDA for diclofenac, the approval of an NDA by the FDA and the first commercial sale of a product.

     Shimoda may terminate our agreement upon 15 days written notice if we fail to maintain a minimum amount of certain types of insurance and do not produce written proof of any such insurance within 14 days of Shimoda's request, and Shimoda or Farmarc may terminate the agreement upon 60 days written notice if we fail to make royalty payments on a timely basis. We and Shimoda have the right to terminate the agreement upon 60 days written notice if the other party materially breaches the agreement in any other way. In each case, however, the defaulting party will have the opportunity to cure a payment default or breach of the agreement in order to prevent termination of the agreement. We also have the right to terminate the agreement upon 90 days written notice to the Shimoda parties. If we terminate the agreement under this provision, or if the agreement is terminated due to our breach, we have agreed to assign to Shimoda (at no cost to Shimoda) all clinical information and other data developed by us in furtherance of the development of the products licensed to us.

COMPETITION

     Our success will depend, in part, upon our ability to achieve market share at the expense of existing, established and future products in our target markets. Existing and future products, therapies, technological innovations and delivery systems will compete directly with our products. Competing products and technologies may provide greater therapeutic benefit for a specific indication, or may offer comparable performance at a lower cost. Alternative technologies are being developed to improve the delivery of drugs within the pain management industry, several of which may be in the clinical trials stage or are awaiting FDA approval.

     We compete with fully integrated pharmaceutical companies, smaller companies that are collaborating with larger pharmaceutical companies, academic institutions, government agencies and other public and private research institutions. We believe that our competitors include, but are not limited to, Cephalon, Inc., Merck & Co., Inc., Nastech Pharmaceutical Company Inc., Pain Therapeutics, Inc. and Pharmacia Corporation. Such competitors may also have access to more resources, financial and otherwise, which may allow these institutions to develop and market competing products more rapidly and more effectively than we do.

INTELLECTUAL PROPERTY

     Our goal is to obtain, maintain and enforce patent protection for our products, formulations, processes, methods and other proprietary technologies, preserve our trade secrets, and operate without infringing on the proprietary rights of other parties, both in the U.S. and in other countries. Our policy is to actively seek to obtain, where appropriate, the broadest intellectual property protection possible for our product candidates, proprietary information and proprietary technology through a combination of contractual arrangements and patents, both in the U.S. and elsewhere in the world.

     We currently have licenses to five U.S. patents and a number of foreign counterpart patents and applications. We have licensed two U.S. patents and their foreign counterparts from Dr. Stuart Weg, M.D., which are directed toward the use of ketamine to manage pain and the administration of ketamine through the nasal route. We have licensed two U.S. patents and their foreign counterparts from West Pharmaceutical, which are directed toward the use of chitosan and pectin for the transmucosal delivery of morphine and fentanyl. We have licensed one U.S. patent and its foreign counterparts under the Shimoda license agreement, which are directed toward intravenous diclofenac formulations and methods of preparing the same. Under each of these patents, the remaining patent projection period ranges from 2005 to 2020.

     We also depend upon the skills, knowledge and experience of our scientific and technical personnel, as well as that of our advisors, consultants and other contractors, none of which is patentable. To help protect our proprietary know-how that is not patentable, and for inventions for which patents may be difficult to enforce, we rely on trade secret protection and confidentiality agreements to protect our interests. To this end, we require all employees, consultants, advisors and certain other contractors to enter into confidentiality agreements which prohibit the disclosure of confidential information and, where applicable, require disclosure and assignment to us of the ideas, developments, discoveries and inventions important to our business. Additionally, these confidentiality agreements require that our employees, consultants and advisors do not bring to us, or use without proper authorization, any third party's proprietary technology.

MANUFACTURING

     We own no manufacturing facilities. However, we contract with qualified third parties for the manufacture of bulk active pharmaceutical ingredients and production of clinical supplies. The contract manufacturers comply with current good manufacturing practices and procedures Intravenous diclofenac clinical supplies were provided by Baxter Pharmaceutical Solutions (formerly Cook Pharmaceutical Solutions).

GOVERNMENT REGULATION

     The FDA and comparable regulatory agencies in state and local jurisdictions and in foreign countries impose substantial requirements upon the clinical development, manufacture and marketing of pharmaceutical products. These agencies and other federal, state and local entities regulate research and development activities and the testing, manufacture, quality control, safety, effectiveness, labeling, storage, record keeping, approval, advertising and promotion or our products.

     The process required by the FDA under the drug provisions of the federal Food, Drug and Cosmetics Act before our initial products may be marketed in the U.S. generally involves the following:

     - performance of preclinical laboratory and animal tests;

     - submission of an IND which must become effective before human clinical trials may begin;

     - completion of adequate and well-controlled human clinical trials to establish the safety and efficacy of the product candidate in our intended use;

     - submission to the FDA of an NDA; and

     - FDA approval of an NDA.

     The testing and approval process requires substantial time, effort, and financial resources and we cannot be certain that any approval will be granted on a timely basis, if at all.

     Preclinical studies include laboratory evaluation of the product candidate, its chemistry, formulation and stability, as well as animal studies to assess the potential safety and efficacy of the product candidate. We then submit the results of the preclinical studies, together with manufacturing information and analytical data, to the FDA as part of an IND, which must become effective before we may begin human clinical trials. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, raises concerns or questions about the conduct of the trials as outlined in the IND and imposes a clinical hold. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before clinical trials can begin. Our submission of an IND may not result in FDA authorization to commence clinical trials. Further, an independent institutional review board, or IRB, at each medical center proposing to conduct the clinical trials must review and approve any clinical study.

     Human clinical trials are typically conducted in three sequential phases that may overlap:

     - Phase I: The drug is initially introduced into healthy human subjects or patients and tested for safety, dosage tolerance, absorption, metabolism, distribution and excretion.

     - Phase II: The drug is studied in a limited patient population to identify possible adverse effects and safety risks, to determine the efficacy of the product for specific targeted diseases and to determine dosage tolerance and optimal dosage.

     - Phase III: When Phase II evaluations demonstrate that a dosage range of the drug is effective and has an acceptable safety profile, Phase III clinical trials are undertaken to further evaluate dosage, clinical efficacy and to further test for safety in an expanded patient population, often at geographically dispersed clinical study sites.

     We cannot be certain that we will successfully complete Phase I, Phase II or Phase III testing of our product candidates within any specific time period, if at all. Furthermore, the FDA or IRB or the IND sponsor may suspend clinical trials at any time on various grounds, including a finding that the subjects or patients are being exposed to an unacceptable health risk.

     The results of product development, preclinical studies and clinical trials are submitted to the FDA as part of an NDA for approval of the marketing and commercial shipment of the product. The FDA reviews each NDA submitted, and may request additional information, before accepting the NDA for filing. Once the FDA accepts the NDA for filing, the FDA has 180 days in which to review the NDA and respond to the applicant. The review process may be significantly extended by FDA requests for additional information or clarification regarding information already provided. The FDA may deny an NDA if the applicable regulatory criteria are not satisfied or may require additional clinical data. Even if these data are submitted, the FDA may ultimately decide that the NDA does not satisfy the criteria for approval. Once issued, the FDA may withdraw product approval if compliance with regulatory standards is not maintained or if safety problems occur after the product reaches the market. In addition, the FDA requires surveillance programs to monitor approved products that have been commercialized, and the agency has the power to require changes in labeling or to prevent further marketing of a product based on the results of these post-marketing programs.

     Satisfaction of the above FDA requirements or similar requirements of state, local and foreign regulatory agencies typically takes several years and the actual time required may vary substantially, based upon the type, complexity and novelty of the pharmaceutical product. Government regulation may delay or prevent marketing of potential products for a considerable period of time and impose costly procedures upon our activities. We cannot be certain that the FDA or any other regulatory agency will grant approval for any of our products under development on a timely basis, if at all. Success in preclinical studies or early-stage clinical trials does not assure success in later-stage clinical trials. Data obtained from preclinical and clinical activities are not always conclusive and may be susceptible to varying interpretations that could delay, limit or prevent regulatory approval. Even if a product receives regulatory approval, the approval may be significantly limited to specific indications. Further, even after regulatory approval is obtained, later discovery of previously unknown problems with a product may result in restrictions on the product or even complete withdrawal of the product from the market. Delays in obtaining, or failures to obtain regulatory approvals, would have a material adverse effect on our business.

     Any products manufactured or distributed by us pursuant to FDA clearances or approvals are subject to pervasive and continuing regulation by the FDA, including record-keeping requirements and reporting of adverse experiences with the drug. Drug manufacturers and their subcontractors are required to register their facilities with the FDA and state agencies, and are subject to periodic unannounced inspections by the FDA with good manufacturing practices, which impose procedural and documentation requirements upon us and our third-party manufacturers. Failure to comply with these regulations could result, among other things, in suspension of regulatory approval, recalls, injunctions or civil or criminal sanctions. We cannot be certain that we or our present or future subcontractors will be able to comply with these regulations and other FDA regulatory requirements.

     The FDA regulates drug labeling and promotion activities. The FDA has actively enforced regulations prohibiting the marketing of products for unapproved uses. Under the FDA Modernization Act of 1997, the FDA will permit the promotion of an approved drug for an unapproved use in certain circumstances, but subject to very stringent requirements. We and our product candidates are also subject to a variety of state laws and regulations in those states or localities where our products are or will be marketed. Any applicable state or local regulations may hinder our ability to market our products in those states or localities. In addition, whether or not FDA approval has been obtained, approval of a pharmaceutical product by comparable governmental regulatory authorities in foreign countries must be obtained prior to the commencement of clinical trials and subsequent sales and marketing efforts in those countries. The approval procedure varies in complexity from country to country, and the time required may be longer or shorter than that required for FDA approval. We may incur significant costs to comply with these laws and regulations now or in the future.

     The FDA's policies may change and additional government regulations may be enacted which could prevent or delay regulatory approval of our potential products. Moreover, increased attention to the containment of health care costs in the U.S. and in foreign markets could result in new government regulations that could have a material adverse effect on our business. We cannot predict the likelihood, nature or extent of adverse governmental regulation that might arise from future legislative or administrative action, either in the U.S. or abroad.

OTHER REGULATORY REQUIREMENTS

     The Controlled Substances Act imposes various registration, record-keeping and reporting requirements, procurement and manufacturing quotas, labeling and packaging requirements, security controls and a restriction on prescription refills on certain pharmaceutical products. A principal factor in determining the particular requirements, if any, applicable to a product is its actual or potential abuse profile. A pharmaceutical product may be "scheduled" as a
Schedule I, II, III, IV or V substance, with Schedule I substances considered to present the highest risk of substance abuse and Schedule V substances the lowest. Ketamine, morphine and fentanyl are classified as Schedule II and III substances. In addition, any of our products that contain one of our product candidates in combination with narcotics will be subject to DEA regulations relating to manufacturing, storage, distribution and physician prescribing procedures.

     We are also subject to numerous federal, state and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control and disposal of hazardous or potentially hazardous substances. We may incur significant costs to comply with these laws and regulations now or in the future. The regulatory framework under which we currently operate may change and any change could have a material adverse effect on our current and anticipated operations.

EMPLOYEES

     As of June 30, 2002, we had eighteen full-time employees, including five employees with Ph.D. or M.D. degrees. Most members of our senior management have had prior experience in pharmaceutical or biotechnology companies. None of our employees is covered by collective bargaining agreements. We believe that our relations with our employees are good.

FACILITIES

     We maintained our executive offices on a rent-free basis in premises of approximately 2,500 square feet that we shared with Paramount Capital Investments, or Paramount, and will continue to do so until November 2002. We currently have an agreement in place with Paramount under which Paramount has waived any claim for reimbursement for any rent or similar payments for this arrangement and will continue to waive any claim for reimbursement for any similar payments through the end of the third quarter of 2002. Paramount has assessed a commercial market rate of rent for our continued use of these offices during the month of October and part of November 2002. See section entitled
"Relationships and Related Party Transactions" on page   .

     As of November 2002, we will move our executive offices to Tower 49, 12 East 49th Street, New York, N.Y. 10017. We entered into a sublease agreement with Paradigm Capital Management, Inc and Paradigm Investment Advisors, Inc. commencing on or about November 22, 2002 and ending on

December 30, 2003 for premises of approximately 7,000 square feet of office space, at a rental of $31,000 per month.

     We believe that our existing facilities and new facilities are adequate for our current needs and that suitable additional or alternative space will be available without material disruption of our business and that such space will be available to us in the future on commercially reasonable terms.

LEGAL PROCEEDINGS

     We are not a party to any legal proceedings.

                          IDDS SELECTED FINANCIAL DATA

     You should read the following selected financial data in conjunction with "Management's Discussion and Analysis of IDDS' Financial Condition and Results of Operations" and the financial statements and related notes included elsewhere in this joint proxy statement/prospectus. The selected financial data presented below as of December 31, 2000 and 2001 and for each of the three years in the period ended December 31, 2001 are derived from IDDS' financial statements, which are included elsewhere in this joint proxy statement/prospectus and which have been audited by PricewaterhouseCoopers LLP. The selected financial data presented below as of December 31, 1998 and 1999 and for the period from February 23, 1998 (inception) to December 31, 1998 have been derived from IDDS' audited financial statements that are not included in this joint proxy statement/prospectus. The selected financial data presented below as of June 30, 2002, for the six months ended June 30, 2001 and 2002 and for the period from February 23, 1998 (inception) to June 30, 2002 are derived from our unaudited financial statements, which are included elsewhere in this joint proxy statement/prospectus and, in the opinion of IDDS' management, reflect all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of our financial position and results of operations. Operating results for the six months ended June 30, 2002 are not necessarily indicative of results that may be expected for any other interim period or for the year ending December 31, 2002.

                            PERIOD FROM                                      SIX MONTHS ENDED     CUMULATIVE FROM
                         FEBRUARY 23, 1998      YEAR ENDED DECEMBER 31,          JUNE 30,        FEBRUARY 23, 1998
                          (INCEPTION) TO     -----------------------------   -----------------    (INCEPTION) TO
                         DECEMBER 31, 1998    1999       2000       2001      2001      2002       JUNE 30, 2002
                         -----------------   -------   --------   --------   -------   -------   -----------------
                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
  DATA:
Revenues:
  Government grants....       $   --         $    --   $    306   $    882   $   394   $   191       $  1,379
Operating expenses:
  Research and
    development(1).....          207             665     21,833      7,010     1,129     1,940         31,654
  General and
   administrative(2)...          257             312      1,353      2,286       638     3,891          8,099
  Depreciation and
    amortization.......           --              --          1          3         1         3              7
                              ------         -------   --------   --------   -------   -------       --------
    Total operating
       expenses........          464             977     23,187      9,299     1,768     5,834        (39,760)
                              ------         -------   --------   --------   -------   -------       --------
    Operating loss.....         (464)           (977)   (22,881)    (8,417)   (1,374)   (5,643)       (38,381)
Interest (expense),
  income net...........           (6)           (229)      (143)       349       236        41             11
                              ------         -------   --------   --------   -------   -------       --------
Net loss attributable
  to common
  stockholders.........       $ (470)        $(1,206)  $(23,024)  $(11,627)  $(1,138)  $(5,602)      $(41,929)
                              ======         =======   ========   ========   =======   =======       ========
Net loss per share:
  Basic and diluted....       $(0.11)        $ (0.28)  $  (3.93)  $  (1.20)  $ (0.12)  $ (0.58)
                              ======         =======   ========   ========   =======   =======

---------------

(1) Includes non-cash expense, related to in-kind payments from Paramount and a license fee of $18.6 million in 2000, of $3 for the period from February 23, 1998 (inception) to December 31, 1998, $29 for the year ended December 31, 1999, $18,614 for the year ended December 31, 2000, and $72 for the year ended December 31, 2001. $40 for the six months ended June 30, 2001 and $36 for the six months ended June 30,2002.

(2) Includes non-cash expense, related to in-kind payments from Paramount and stock options and warrants granted to non-employee consultants, of $87 for the period from February 23, 1998

    (inception) to December 31, 1998, $220 for the year ended December 31, 1999, $857 for the year ended December 31, 2000 and $409 for the year ended December 31, 2001, $228 for the six months ended June 30, 2001 and $1,277 for the six months ended June 30, 2002.

                                                      AS OF DECEMBER 31,
                                             ------------------------------------       AS OF
                                             1998     1999      2000       2001     JUNE 30, 2002
                                             -----   -------   -------   --------   -------------
                                                                (IN THOUSANDS)
Balance Sheet Data:
Cash and cash equivalents..................  $  49   $   253   $10,084   $  7,744     $  3,579
Working capital (deficit)..................  $(379)  $(1,268)  $10,175   $  6,805     $  3,275
Total assets...............................  $  49   $   398   $10,498   $  8,845     $  4,062
Convertible preferred stock................  $  --   $    --   $13,775   $ 18,795     $ 18,795
Stockholders' deficit......................  $(379)  $(1,136)  $(3,556)  $(11,142)    $(15,432)

       MANAGEMENT'S DISCUSSION AND ANALYSIS OF IDDS' FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     You should read the following discussion in conjunction with our financial statements, the related notes and other financial information appearing elsewhere in this joint proxy statement/prospectus. This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of many factors, including those set forth under "Risk Factors" and elsewhere in this joint proxy statement/prospectus.

OVERVIEW

     We have devoted substantially all of our resources since we began our operations in February 1998 to the development of proprietary pharmaceutical products for the treatment of pain. We are a development stage pharmaceutical company and have not generated any revenues from product sales. We have not been profitable and, since our inception, we have incurred an accumulated net loss attributable to our common stockholders of approximately $41.9 million through June 30, 2002. These losses have resulted principally from costs incurred in research and development activities, including acquisition of technology rights and general and administrative expenses. We expect to incur additional operating losses until such time as we generate sufficient revenue to offset expenses and may never achieve profitable operations.

     Research and development, manufacturing and marketing costs will continue to increase as we advance our product candidates and prepare for the commercialization of our products pending regulatory approval.

     Since our inception, we have incurred approximately $31.7 million of research and development costs. The major research projects undertaken by us include intranasal ketamine, morphine, fentanyl and intravenous diclofenac. Total research and development costs incurred to date for each of these products was approximately $3.5 million, $6.8 million, $1.0 million and $1.8 million, respectively. In addition, we incurred a charge of approximately $18.6 million related to our merger with Pain Management, Inc. and the related acquisition of a licensing agreement. For various reasons, many of which are outside our control, including timing and results of our clinical trials, obtaining regulatory approval and dependence on third parties, we cannot estimate the total remaining costs to be incurred to commercialize our products, nor can we estimate when, if ever, any of our products will be approved by regulatory agencies for commercial sale. In addition, we may experience adverse results in the development of our products, which could result in significant delays in obtaining approval to sell our products, additional costs to be incurred to obtain regulatory approval or failure to obtain regulatory approval. In the event any of our product candidates were to experience setbacks, it would have a material adverse effect on our financial position and operating results. Even if we successfully complete developments and obtain regulatory approval of one or more of our products, failure of physicians and patients to accept our products as a safe, cost-effective alternative compared to existing products would have a material adverse effect on our business.

     In June 2000, we issued 5,080,717 shares of our common stock to our founders. In September 2000, in connection with our merger with Pain Management, Inc., we issued an aggregate of 4,648,220 shares of our common stock for the outstanding shares of Pain Management's common stock. At the time of the merger with Pain Management, the only asset held by us was a license agreement with West Pharmaceutical Services, Inc. We remained dormant until the merger with Pain Management and the execution of the license agreement. This merger was accounted for financial reporting purposes as the acquisition of a license agreement by the predecessor company, Pain Management, and a reorganization with IDDS as the surviving entity. As a result, our assets, liabilities and historic operating results prior to September 2000 are those of Pain Management. The fair value of the license agreement was determined to be approximately $18.6 million based on the then fair value of the common stock we issued. Since the licensed technology had not reached technological feasibility and had no alternative future use, the fair value of the consideration issued to obtain the license agreement was expensed as research and development at the time the merger with Pain Management closed.

     In the future, we may be required to pay West Pharmaceutical an aggregate of $11.25 million for research and development milestones if certain defined events occur, which include the filing of an NDA with the FDA, the approval of an NDA by the FDA and the first commercial sale of an intranasal morphine and intranasal fentanyl licensed product. As of June 30, 2002, we had paid West in aggregate $5.6 million in cash since the inception of this agreement. The timing of the remaining milestones is dependent upon factors that are beyond our control, including our ability to recruit patients, the outcome of future clinical trials and any requirements imposed on our clinical trials by the FDA. If the FDA imposes more stringent requirements on our clinical trials, the length and number of such trials may be increased resulting in additional research and development expenses.

     In addition, under our license agreement with Shimoda Biotech (Proprietary) Ltd., we were obligated to pay a license fee of $1.5 million to Shimoda, which was paid in full as of June 30, 2002. Under this agreement, we are also obligated to pay to Shimoda an aggregate of $6.0 million upon the occurrence of specified developmental milestones, which include the filing of an NDA with the FDA for diclofenac, the approval of an NDA by the FDA and the first commercial sale of a licensed product and pay a royalty based upon our and our sublicensees' sales of products. The timing of the remaining milestones is dependent upon factors that are beyond our control, including our ability to recruit patients, the outcome of future clinical trials and any requirements imposed on our clinical trials by the FDA. If the FDA imposes more stringent requirements on our clinical trials, the length and number of such trials may be increased resulting in additional research and development expenses.

     In addition, under our license agreement with Dr. Stuart Weg, we are obligated to make aggregate milestone payments of approximately $1.6 million, of which $300,000 was paid as of June 30, 2002, upon the earlier of certain defined dates ranging from August 2003 to November 2004 or satisfaction of certain clinical and regulatory milestones, which include the filing of an NDA with the FDA for ketamine, the approval of an NDA by the FDA and the first commercial sale of a licensed product. The timing of the remaining milestones, which total approximately $1.3 million, is dependent upon factors that are beyond our control, including our ability to recruit patients, the outcome of future clinical trials and any requirements imposed on our clinical trials by the FDA. If the FDA imposes more stringent requirements on our clinical trials, the length and number of such trials may be increased resulting in additional research and development expenses.

NON-CASH EXPENSE, BENEFICIAL CONVERSION FEATURE OF PREFERRED STOCK AND FINANCIAL SUPPORT PROVIDED BY A PRINCIPAL STOCKHOLDER

     Since our inception, we have issued stock or granted stock options or warrants to non-employee lenders, consultants and members of the board of directors for which we recorded non-cash expense of approximately $93,000 for the year ended December 31, 1999, $708,000 for the year ended December 31, 2000, none for the year ended December 31, 2001 and approximately $1.2 million for the six months ended June 30, 2002.

     In December 2001, we issued 989,991 shares of series B preferred stock in consideration of gross proceeds of approximately $5.5 million. The series B conversion price represented a discount from the estimated fair value of our common stock at the time of issuance. Accordingly, the discount amount is considered incremental yield to the preferred stockholders and has been accounted for as a deemed dividend to preferred stockholders. Based on the conversion terms of the series B stock, a deemed dividend of approximately $3.6 million was added to the net loss applicable to common stockholders in the year ended December 31, 2001.

     From our inception until June 30, 2002, Paramount Capital Investments, LLC provided us with office space, industry expertise, financial support and certain administrative and legal assistance at no cost to us. Paramount Capital Investments is an affiliate of Paramount Capital, Inc., which, in turn, is affiliated with Lindsay A. Rosenwald, M.D., one of our principal stockholders. Paramount Capital is an integrated, privately held, full-service investment banking firm specializing in private placements of equity and debt securities for publicly traded and privately held biotechnology and biopharmaceutical companies.

Paramount's assistance has allowed us to focus our available cash resources almost exclusively on product development and has reduced our cash burn rate through in-kind overhead contributions.

     The estimated fair value of Paramount's assistance has been reflected in the accompanying financial statements as an expense in the period benefited with a corresponding deemed capital contribution. The estimated fair value of the financial assistance totaled approximately $156,000 for the year ended December 31, 1999, approximately $163,000 for the year ended December 31, 2000, approximately $481,000 for the year ended December 31, 2001 and approximately $155,000 for the six months ended June 30, 2002.

RESULTS OF OPERATIONS

     Revenues. With the exception of revenues derived from government grants, we have generated no operating revenues since our inception and do not expect operating revenues for the foreseeable future. In the second half of 2000, we were awarded a $1.2 million research and development grant for intranasal ketamine from the U.S. Department of Defense, or DOD, payable monthly from October 1, 2000 to October 31, 2003, subject to an annual maximum not to exceed $400,000. Also in 2000, we were awarded a $298,000 research and development grant from the National Institutes of Health, or NIH, for intranasal ketamine which was exhausted in August 2001. The funds under the DOD grant are billed monthly as costs are incurred.

     Research and Development Expenses. Research and development expenses consist primarily of salaries and related expenses for personnel, materials and supplies used to develop our product candidates. Other research and development expenses include compensation paid to consultants and outside service providers and the costs to license acquired technologies that have no alternative future use. We expense research and development costs as incurred. We expect that we will continue to incur significant research and development expenses in the future.

     General and Administrative Expenses. General and administrative expenses consist primarily of salaries and other related costs for personnel in executive, finance, accounting, information technology and human resource functions. Other costs include facility costs and professional fees for legal and accounting services.

     Interest Income and Expense. Interest income consists of interest earned on our cash and cash equivalent balances. Interest expense consists of interest incurred on loans.

SIX MONTHS ENDED JUNE 30, 2002 AND JUNE 30, 2001

     Revenues. Grant revenue decreased from $394,096 for the six months ended June 30, 2001 to $190,797 for the six month ended June 30, 2002. The decrease is attributable to a decrease in resources dedicated to fulfilling our obligations under the DOD grant and the expiry of the NIH grant in August 2001.

     Research and Development Expenses. Research and development expenses increased from approximately $1.1 million for the six months ended June 30, 2001 to approximately $1.9 million for the six months ended June 30, 2002. The increase in research and development expense resulted primarily from the costs associated with the Shimoda license and initial milestone payments for intravenous diclofenac. Two human clinical trials were active during the first six months of 2002, including a Phase II intranasal ketamine and Phase II intranasal morphine clinical study. Our consulting expenses also increased as a result of increased clinical activity associated with protocol development, regulatory management and report finalization.

     General and Administrative Expenses. General and administrative expenses increased from approximately $0.6 million for the six months ended June 30, 2001 to approximately $3.9 million for the six months ended June 30, 2002. This increase resulted from approximately $1.3 million in expenses incurred in connection with our withdrawn registration statement on Form S-1, which was withdrawn in the third quarter of 2002. In addition, higher general and administrative expenses were due to an increase of approximately $1.2 million for non-cash compensation charge in connection with stock options granted at below fair value, and approximately $0.8 million from the hiring of additional personnel and increased professional service fees. Excluding non-recurring charges of $2.5 million, we expect the general and administrative expenses of $1.4 million incurred during the six months ended June 30, 2002 to increase further as we lease our own facilities. Such increase will be offset by a decline in personnel cost, if necessary, to preserve cash until the completion of this merger or we may be required to raise additional funding from the sale of our equity securities. In addition, we have already reduced certain activities, such as initiation of new clinical trials and all discretionary expenses in order to preserve cash.

     Interest Income. Interest income decreased from $236,304 for the six months ended June 30, 2001 to $40,537 for the six months ended June 30, 2002. The decrease in interest income was primarily due to lower interest rates and lower cash balances.

YEARS ENDED DECEMBER 31, 2000 AND 2001

     Revenues. Grant revenue increased from $306,035 for the year ended December 31, 2000 to $882,358 for the year ended December 31, 2001. The increase is attributable to grant revenue resulting from an increase in resources dedicated to fulfilling our obligations under the DOD and NIH grants.

     Research and Development Expenses. Research and development expenses decreased from approximately $21.8 million for the year ended December 31, 2000 to approximately $7.0 million for the year ended December 31, 2001. The decrease in research and development expense resulted primarily from an $18.6 million noncash charge we recorded for the year ended December 31, 2000 for the fair value of the license agreement purchased in connection with the merger with Pain Management. Excluding the non-cash charge, research and development expenses increased from approximately $3.2 million for the year ended December 31, 2000 to $7.0 million for the year ended December 31, 2001.

     This increase resulted from increased costs associated with the clinical development of our lead product candidates, intranasal ketamine and intranasal morphine. Four human clinical trials were active during the period, including two intranasal ketamine Phase II clinical trials and two intranasal morphine Phase I clinical trials. Our consulting expenses also increased as a result of increased clinical activity associated with protocol development, regulatory management and report finalization.

     General and Administrative Expenses. General and administrative expenses increased from approximately $1.4 million for the year ended December 31, 2000 to approximately $2.3 million for the year ended December 31, 2001. This increase resulted from the hiring of additional personnel and increased professional service fees. We expect general and administrative expenses to increase further as we hire additional personnel, lease our own facilities and separate our operations from Paramount.

     Interest Expense. Interest expense decreased from $320,533 for the year ended December 31, 2000 to zero for the year ended December 31, 2001. The decrease in interest expense was due to the repayment of $475,000 of bank notes and $1.0 million of bridge notes during 2000 from the net proceeds of our September 2000 series A convertible preferred stock financing. We had no debt outstanding during 2001.

     Interest Income. Interest income increased from $177,490 for the year ended December 31, 2000 to $348,475 for the year ended December 31, 2001. The increase in interest income was primarily due to interest earned on the net proceeds raised from our September 2000 series A convertible preferred stock financing.

THE YEARS ENDED DECEMBER 31, 1999 AND 2000

     Revenues. We generated no operating revenues during 1999. We generated revenues of $306,035 in 2000 due to the commencement of projects funded by grants from the DOD in July 2000 and the NIH in September 2000.

     Research and Development Expenses. Research and development expenses increased from $664,636 in 1999 to $21.8 million in 2000. The increase in research and development expenses from 1999 to 2000 resulted primarily from costs associated with acquisition of a license agreement valued at approximately $18.6 million in connection with the merger with Pain Management.

     General and Administrative Expenses. General and administrative expenses increased from $312,079 in 1999 to $1.4 million in 2000. The increase in general and administrative expenses resulted primarily from non-cash compensation expenses of approximately $708,000 relating to options granted to non-employees and from an increase in the number of personnel from three employees in the first quarter of 1999 to seven employees in the fourth quarter of 2000 and related expenses necessary to support our growth.

     Interest Expense. Interest expense increased from $239,092 in 1999 to $320,533 in 2000. The increase in interest expense resulted from interest accrued on the bridge notes. Between April 1999 and July 2000, the bridge notes accrued interest at a rate of 12% per annum for the first 12 months and 15% per annum thereafter.

     Interest Income. Interest income increased from $10,572 in 1999 to $177,490 in 2000. The increase in interest income from 1999 to 2000 reflected higher invested balances during 2000 due primarily to interest earned on the proceeds of our September 2000 series A convertible preferred stock financing.

LIQUIDITY AND CAPITAL RESOURCES

     As of June 30, 2002, we had cash and cash equivalents of approximately $3.6 million, and working capital was approximately $3.3 million.

     From inception through June 30, 2002, net cash used in operating activities was approximately $16.1 million. From inception through June 30, 2002, net cash used in investing activities was $95,560, primarily due to the acquisition of products, furniture and fixtures and office equipment. From inception through June 30, 2002, net cash provided by financing activities was $19.8 million. The principal source of cash was from equity and debt financings.

     As a development stage enterprise, our primary efforts to date have been devoted to raising capital, forming collaborations, conducting research and development and recruiting staff. We have limited capital resources and revenues and have experienced net operating losses and negative cash flows from operations since inception and expects these conditions to continue for the foreseeable future. Management has adopted a plan to conserve liquid assets which to date has entailed reducing or eliminating certain discretionary spending and provides for additional reductions in operating activities if needed to ensure we continue as a going concern. Management believes that cash and cash equivalents on hand at June 30, 2002 will be sufficient to fund operations beyond one year. We will be required to raise additional funds to meet long-term planned goals. We are in the process of obtaining financing through this merger and would consider other alternatives including public or private equity financings. There can be no assurance that the merger will be successful or that such additional financing, if at all available, can be obtained on terms acceptable to us. If we are unable to obtain such additional financing, future operations will need to be scaled back further or discontinued.

INCOME TAXES

     As of June 30, 2002, we had approximately $18.0 million of net operating loss carry forwards available to offset future taxable income. These carry forwards will begin to expire in 2018.

RECENT ACCOUNTING PRONOUNCEMENTS

     In July 2001, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards No. 143, "Accounting for Obligations Associated with the Retirement of Long-Lived Assets." The objective of FAS 143 is to provide accounting guidance for legal obligations associated with the retirement of tangible long-lived assets. The retirement obligations included within the scope of FAS 143 are those that an entity cannot avoid as a result of either the acquisition, construction or normal operation of a long-lived asset. Components of larger systems also fall under FAS 143, as well as tangible long-lived assets with indeterminable lives. FAS 143 is required to be adopted on January 1, 2003.

     In April 2002, the FASB issued Statement of Financial Accounting Standards No. 145, "Rescission of FAS Nos. 4, 44, and 64, amendment of FASB 13, and Technical Corrections as of April 2002." As a result, the accounting for gains and losses from extinguishment of debt and sale-leaseback transactions will be effected by FAS 145. The provisions of FAS 145 related to the rescission of Statements 4, 44 and 64 shall be applied in fiscal years beginning after May 15, 2002. The provisions of FAS 145 related to Statement 13 shall be effective for transactions occurring after May 15, 2002.

     In June 2002, the FASB issued Statement of Financial Accounting Standards No. 146, "Accounting for Costs Associated with Exit or Disposal Activities". FAS 146 nullifies Emerging Issues Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." FAS 146 requires a liability for a cost associated with an exit or disposal activity to be recognized when the liability is incurred rather than on the date of an entity's commitment to an exit plan and establishes that fair value is the objective for initial measurement of the liability. The provisions of FAS 146 shall be effective for exit or disposal activities initiated after December 31, 2002. The provisions of Issue 94-3 shall continue to apply for an exit activity initiated under an exit plan that met the criteria of Issue 94-3 prior to FAS 146's initial application.

     We believe that the adoption of these accounting standards will not have a material impact on our financial statements.

     Effective January 1, 2002 IDDS adopted the provisions of Financial Accounting Standards No. 141 "Business Combinations", No. 142 "Goodwill and Other Intangible Assets" and No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets". The impact of adopting these standards on the financial position and results of operations of IDDS was immaterial.

DISCLOSURE ABOUT MARKET RISK

     Our exposure to market risk is principally confined to our cash equivalents, all of which currently have maturities of less than three months. We maintain a non-trading investment portfolio of investment grade, liquid debt securities that limits the amount of credit exposure to any one issue, issuer or type of instrument. The fair value of these securities approximates their cost.

     The primary objective of our investment activities is to preserve principal while at the same time maximizing the income we receive from investments without significantly increasing risk. Some of the securities that we may invest in may be subject to market risk. This means that a change in prevailing interest rates may cause the value of the investment to fluctuate. For example, if we purchase a security that was issued with a fixed interest rate and the prevailing interest rate later rises, the value of our investment will probably decline. To minimize this risk, we intend to maintain our portfolio of cash equivalents and short-term investments in a variety of securities, including commercial paper, money market funds and government and non-government debt securities. In general, money market funds are not subject to market risk because the interest paid on such funds fluctuates with the prevailing interest rate. As of June 30, 2002, we neither had any holding of derivative financial or commodity instruments, nor any foreign currency denominated transactions, and all of our cash and cash equivalents were in money market and checking funds.

                             MANAGEMENT OF IDDS AND
         THE EXECUTIVE OFFICERS AND DIRECTORS OF IDDS JOINING EXEGENICS

DIRECTORS AND EXECUTIVE OFFICERS

     Set forth below are the names of each of our current directors who have been nominated to continue to serve as directors after the merger, their ages, their offices in IDDS, if any, their principal occupations or employment for the past five years, the length of their tenure as directors and officers and the names of other public companies in which they hold directorships, and the names of each current executive officer who shall be appointed as an officer after the merger in such capacity as the newly constituted board of directors deems appropriate, their ages, their offices in IDDS, their principal occupations or employment for the past five years, the length of their tenure as directors and officers and the names of other public companies in which they hold directorships. Except for executive officers who have employment agreements with us, the executive officers shall serve at the pleasure of the newly constituted board of directors of the combined company.

NAME                                   AGE                        TITLE
----                                   ---                        -----
Mark C. Rogers, M.D. ................  60    Chairman of the Board and Chief Executive
                                             Officer
Douglas A. Hamilton..................  37    Chief Operating Officer and Chief Financial
                                             Officer
J. Christopher Donald................  37    Controller
Randi Albin, Ph.D. ..................  43    Chief Scientific Officer
Fred H. Mermelstein, Ph.D. ..........  43    President and Secretary
Peter M. Kash........................  40    Director
Edward Miller, M.D. .................  58    Director
Mark S. Siegel.......................  50    Director
Douglas G. Watson....................  56    Director

     Mark C. Rogers, M.D. Dr. Rogers has served as the Chairman of our board of directors since August 1999 and Chief Executive Officer since August, 2002. Dr. Rogers has served as President and Chief Executive Officer of Paramount Capital, Inc., Paramount Capital Investments, LLC and Paramount Capital Asset Management, Inc. from July 1998 to August 2002. Paramount Capital Asset Management serves as the general partner of each of the Aries Domestic Fund, L.P. and the Aries Domestic Fund II, L.P., and as the managing member of each of Aries Select I, LLC, Aries Select II, LLC, Aries Select Domestic, LLC and Aries Select Domestic II, LLC. Dr. Rogers is also a member of Orion Biomedical GP, LLC, which serves as the general partner to the Orion BioMedical Funds. In addition, Dr. Rogers also serves as a director of Genta Incorporated and Discovery Laboratories, Inc, as well as several privately held corporations. Prior to his position with Paramount, Dr. Rogers was Senior Vice President, Corporate Development and Technology for the Perkin-Elmer Corporation. Dr. Rogers holds a M.D. from Downstate Medical Center and a M.B.A. from The Wharton School of Business.

     Douglas A. Hamilton. Mr. Hamilton has served as our Chief Financial Officer since March 1999 and also as our Chief Operating Officer since April 2001. Mr. Hamilton concurrently served as Chief Financial Officer and Project Manager for Trisenox(R) at PolaRx BioPharmaceuticals from March 1999 to October 2000. Mr. Hamilton also concurrently served from March 1999 to August 2002 as Director, Business Development at Paramount Capital Investments, LLC a biotechnology venture capital firm. From October 1997 to March 1999, Mr. Hamilton served as Project Manager for Zithromax(R) and Voriconazole(R) in addition to a member of the Strategic Asset Management (SAM) task force in Central Research at Pfizer, Inc. From August 1993 to October 1997, Mr. Hamilton served as Project Manager at Amgen Inc. for EPOGEN(R), Aranesp(TM) and STEMGEN(R), among other products and assumed responsibility for developing and leading a research and development portfolio management system. Mr. Hamilton has also served in various capacities at other Biopharmaceutical companies including; sales and marketing at Pharmacia, business development at NPS Allelix Bipharmaceuticals, Inc. and research at Pasteur Merieux Connaught. Mr. Hamilton holds a M.B.A. from the Richard Ivey School of Business and a B.S. in

Molecular Biology and Molecular Genetics from the Department of Medical Genetics at the University of Toronto.

     J. Christopher Donald, CFA. Mr. Donald has served as our Controller since he joined in April 2002. Prior to IDDS, Mr. Donald worked as a consultant with Deutsche Bank AG in the Equity Prime Services & Derivatives groups based in New York and Hong Kong from 2000 to 2002. He has also held several management positions within the Hazelton Partners & Metfin Group of companies including President, CFO, & COO of several of the investment companies from 1996 through 1999. He was a co-founder of the Canadian Storage Investment Trust and currently serves as a trustee. From January 1994 to April 1995, Mr. Donald served as a management consultant to a major real estate hospitality chain and assumed responsibility for creating their asset management and investment capabilities. Mr. Donald has also worked for Lehman Brothers in London as a sales associate in their Equity Finance Group and as a consultant in Hong Kong to the Equities Division from 1993 to 1994. He was awarded the Chartered Financial Analyst designation in 1997 by AIMR and received his M.B.A. from the Richard Ivey School of Business.

     Randi Albin, Ph.D. Dr. Albin has served as our Chief Scientific Officer since inception. From August 1998 to December 2001, Dr. Albin also served as an Investment Strategist at Paramount Capital Investments, LLC. From August 1988 to August 1998, Dr. Albin held positions of increasing responsibility at the Schering-Plough Research Institute of Schering-Plough Corporation. Dr. Albin holds a M.S. and a Ph.D. in Molecular Biology from Albert Einstein College of Medicine. She completed her post-doctoral training as a Visiting Research Fellow in the Department of Molecular Biology at Princeton University where she was supported by grants from the National Institutes of Health and the Leukemia Society of America.

     Fred H. Mermelstein, Ph.D. Dr. Mermelstein has served as a member of our board of directors and has been our President since inception. Dr. Mermelstein concurrently serves as Director of Venture Capital at Paramount Capital Investments, LLC, a biotechnology, biomedical and biopharmaceutical merchant banking firm, since April 1996. Dr. Mermelstein is also a member of Orion Biomedical GP, LLC. Dr. Mermelstein has concurrently served as a director and the Chief Science Officer of PolaRx BioPharmaceuticals, an oncology based biopharmaceutical company, from February 1997 until January 2000. Dr. Mermelstein holds a dual Ph.D. in Pharmacology and Toxicology from Rutgers University and University of Medicine and Dentistry of New Jersey (UMDNJ) Robert Wood Johnson Medical School. He completed his post-doctoral training supported by two grant awards, a National Institutes of Health fellowship and a Howard Hughes Medical Institute fellowship in the Department of Biochemistry at UMDNJ Robert Wood Johnson Medical School.

     Peter M. Kash. Mr. Kash has served as a member of our board of directors since February 2001. He has served as vice chairman of Keryx BioPharmaceuticals, Inc. and as a member of its board of directors since February 2001 and as a director of Paramount Capital Asset Management, Inc. and Senior Managing Director of Paramount Capital, Inc. since September 1991. In addition, Mr. Kash has served as an Adjunct Professor at The Wharton School of Business since 1996 and is currently a Visiting Professor. Mr. Kash also serves as a director of The Aries Master Fund, The Aries Master Fund II and Aries Select, Ltd., for each of which Paramount Capital Asset Management serves as general partner, and Gemini Management Partners, LLC. Mr. Kash is also a member of Orion Biomedical GP, LLC. Mr. Kash holds a M.B.A. in Finance and Banking from Pace University.

     Edward Miller, M.D. Dr. Miller has served as a member of our board of directors since February 2001. He has served as the Dean and Chief Executive Officer of the Johns Hopkins School of Medicine since January 1997. From July 1986 until June 1994, he was Professor and Chairman of the Department of Anesthesiology at Columbia Presbyterian Medical Center. From July 1994 to May 1999, Dr. Miller served as Professor and Chairman of the Department of Anesthesiology and Critical Care Medicine at Johns Hopkins University. Dr. Miller holds a M.D. from the University of Rochester School of Medicine. He was a resident in anesthesiology at the Peter Bent Brigham Hospital and completed post-doctoral training in physiology at Harvard Medical School.

     Mark S. Siegel. Mr. Siegel has served as a member of our board of directors since September 2000. He has served as the President of Remy Investors & Consultants Inc., a private investment and financial management company, since 1993. He also serves as Chairman of the board of directors of Patterson-UTI Energy, Inc., and Chairman of the board of directors of Variflex, Inc., and as a member of the board of directors of Discovery Laboratories, Inc. Mr. Siegel holds a J.D. from the University of California at Berkeley (Boalt Hall) School of Law.

     Douglas G. Watson. Mr. Watson has served as a member of our board of directors since April 1, 2002. He is the Chief Executive Officer of Pittencrieff Glen Associates, a consulting company, which Mr. Watson founded in June 1999. From January 1997 to June 1999, Mr. Watson served as President, Chief Executive Officer and a director of Novartis Corporation, the U.S. subsidiary of Novartis A.G. Mr. Watson serves as a director of Engelhard Corporation and Dendreon Corporation as well as several privately held companies. Mr. Watson is a member of the Fleet Bank-New Jersey Advisory Board and serves on the President's Advisory Council of Drew University. Mr. Watson holds a M.A. in Mathematics from Churchill College, Cambridge University. He is also a member of the Chartered Institute of Management Accountants.

EXECUTIVE COMPENSATION

     The following tables summarizes the total compensation earned by our Chief Executive Officer and each of our most highly compensated executive officers, other than the Chief Executive Officer, who earned more than $100,000 during each of the fiscal years ended December 31, 1999, 2000 and 2001.

     Annual compensation of an executive officer listed in the following table excludes other compensation in the form of perquisites and other personal benefits that constitute the lesser of $50,000 or 10% of the total annual salary and bonus for that officer in the applicable year. The options listed in the following table for the years prior to December 31, 2001 were granted outside our Amended and Restated 2000 Omnibus Stock Incentive Plan.

                           SUMMARY COMPENSATION TABLE

                                            ANNUAL      OTHER ANNUAL                  SECURITIES
                                         COMPENSATION   COMPENSATION    LONG-TERM     UNDERLYING    ALL OTHER
NAME AND PRINCIPAL POSITION       YEAR    SALARY($)       BONUS($)     COMPENSATION   OPTIONS(#)   COMPENSATION
---------------------------       ----   ------------   ------------   ------------   ----------   ------------
Leonard L. Firestone, M.D.(1)...  2001           --                                                  $339,341(2)
  Chief Executive                 2000           --
  Officer and                     1999           --
  Chief Medical Officer
Fred H. Mermelstein, Ph.D.(3)...  2001     $165,000(3)    $16,500                                          --
  President,                      2000     $140,000(3)                                                     --
                                  1999     $100,000(3)
Douglas A. Hamilton(4)..........  2001     $135,000(4)    $25,000                                          --
  Chief Operating                 2000     $120,000(4)                                                     --
  Officer and                     1999     $120,000(4)                                                     --
  Chief Financial Officer
Randi Albin, Ph.D.(5)...........  2001     $110,000(5)    $11,100              --            --            --
  Chief Scientific Officer        2000     $ 95,000(5)                                                     --
                                  1999     $ 85,000(5)                                                     --

---------------

(1) Compensation paid to Dr. Firestone was paid to Experimed Ltd., a company wholly owned by Dr. Firestone, with which we contracted for Dr. Firestone's services. Dr. Firestone resigned his positions with IDDS effective August 1, 2002. He will remain a director of IDDS until consummation of the merger.

(2) Of this amount, $325,000 represented payment for salary and approximately $14,341 for benefits. Of these amounts, $121,875 of salary was paid by Paramount Capital and approximately $3,785 of benefits was paid by Paramount Capital.

(3) Dr. Mermelstein devotes approximately one-third of his business time to us. In 2001, of the $165,000, $45,000 was paid by Paramount Capital, in 2000, of the $140,000, $70,000 was paid by Paramount Capital and in 1999, of the $100,000, $94,750 was paid by Paramount Capital.

(4) Mr. Hamilton is Chief Operating Officer and Chief Financial Officer of IDDS. In 2001, of the $135,000, $67,500 was paid by Paramount Capital, in 2000, of the $120,000, $58,625 was paid by Paramount Capital and in 1999, of the $120,000, $80,308 was paid by Paramount Capital.

(5) In 2001, of the $110,000, $55,000 was paid by Paramount Capital, in 2000, of the $95,000, $47,500 was paid by Paramount Capital and in 1999, the full $85,000 was paid by Paramount Capital.

OPTION GRANTS DURING THE YEAR ENDED DECEMBER 31, 2001

     The following table contains information concerning stock options granted in 2001 to each of the executive officers named in the summary compensation table. The potential realizable value is calculated assuming the fair market value of our common stock appreciates at the indicated rate for the entire term of the option and that the option is exercised and sold on the last day of its term at the appreciated price. These gains are based on assumed rates of appreciation compounded annually from the dates the respective options were granted to their expiration date based on eXegenics closing stock price on June 30, 2002 of $0.81 divided by the exchange ratio of 3.132 to give effect to the merger, minus the applicable per share exercise price. Annual rates of stock price appreciation of 5% and 10% from the eXegenics closing stock price on June 30, 2002 of $0.81 divided by the exchange ratio of 3.132 to give effect to the merger are assumed pursuant to the rules of the Securities and Exchange Commission. The actual stock price will appreciate over the term of the options at the assumed 5% and 10% levels or any other defined level. Actual gains, if any, on exercised stock options will depend on the future performance of our common stock.

                                                 INDIVIDUAL GRANTS
                                 --------------------------------------------------
                                              PERCENTAGE                              POTENTIAL REALIZABLE VALUE AT
                                 NUMBER OF     OF TOTAL                                  ASSUMED ANNUAL RATES OF
                                 SECURITIES    OPTIONS                                STOCK PRICE APPRECIATION FOR
                                 UNDERLYING   GRANTED TO    EXERCISE                           OPTION TERM
                                  OPTIONS     EMPLOYEES       PRICE      EXPIRATION   -----------------------------
NAME                              GRANTED      IN 2001     (PER SHARE)      DATE           5%              10%
----                             ----------   ----------   -----------   ----------   -------------   -------------
Leonard L. Firestone, M.D. ....  1,113,896       100%         $1.26       02/2011      $1,814,419      $2,889,159
Fred H. Mermelstein, Ph.D. ....         --        --             --
Douglas A. Hamilton............         --        --             --
Randi Albin, Ph.D. ............         --        --             --

OPTION GRANTS SINCE DECEMBER 31, 2001

     The following describes the stock options granted to each of the executive officers named in the summary compensation table from December 31, 2001 through September 30, 2002.

     Dr. Firestone, for serving as a director, received an option to purchase 50,807 shares of common stock in February 2002 at an exercise price of $5.46 per share, of which 33,871 shares are currently exercisable. This option will expire in February 2012.

     Dr. Rogers was named the Chairman and Chief Executive Officer of IDDS in September 2002. Dr. Rogers received an option to purchase an additional 50,807 shares of common stock in February 2002 at an exercise price of $5.46 per share, of which 33,871 shares are currently exercisable for serving as a director of IDDS. This option will expire in February 2012. Additionally, upon the effective date of the merger, Dr. Rogers will receive an option to purchase 750,000 shares of common stock, or 2,349,000 shares of eXegenics common stock post-merger (approximately 2.9% of the combined company on a fully diluted basis), at an exercise price equal to the fair market value of the stock on the fifth day after the consummation of the merger of which 250,000 would be immediately exercisable. This option will expire ten years from the date of grant.

     Dr. Mermelstein, for serving as a director, received an option to purchase 50,807 shares of common stock in February 2002 at an exercise price of $5.46 per share, of which 33,871 shares are currently exercisable. This option will expire in February 2012. Additionally, Dr. Mermelstein received an option to purchase 50,000 shares of common stock in September 2002 at an exercise price of $3.94 per share, all of which are currently exercisable. This option will expire in September 2012.

     In April 2002, J. Christopher Donald was hired as Controller of IDDS and received an option to purchase 150,000 shares of common stock at an exercise price equal to the fair market value of the stock on the fifth day after the consummation of the merger, of which 50,000 are currently exercisable. This option will expire in April 2012.

OPTION VALUES AS OF DECEMBER 31, 2001

     The following table contains information concerning stock options to purchase common stock held as of December 31, 2001 by each of the officers named in the summary compensation table who have stock options. There was no public trading market for our common stock as of December 31, 2001. Accordingly, the values set forth below have been calculated on the basis of the closing stock price of eXegenics common stock on June 30, 2002 divided by the exchange ratio of 3.132, less the applicable exercise price per share, multiplied by the number of shares underlying the options.

                                                                 NUMBER OF SECURITIES        VALUE OF UNEXERCISED IN-
                                                                UNDERLYING UNEXERCISED         THE-MONEY OPTIONS AT
                                    SHARES                    OPTIONS AT FISCAL YEAR END          FISCAL YEAR-END
                                  ACQUIRED ON      VALUE      ---------------------------   ---------------------------
NAME                              EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                              -----------   -----------   -----------   -------------   -----------   -------------
Leonard L. Firestone(1).........                               1,113,896                       $  --          $  --
Mark C. Rogers, M.D.(2).........       --            --          238,693                       $  --          $  --
Fred H. Mermelstein, Ph.D.(3)...       --            --          318,255                       $  --          $  --
Douglas A. Hamilton.............       --            --          477,386                       $  --          $  --
Randi Albin, Ph.D. .............       --            --          477,386                       $  --          $  --

EMPLOYEE BENEFIT PLANS

     Amended and Restated 2000 Omnibus Stock Incentive Plan. Our Amended and Restated 2000 Omnibus Stock Incentive Plan was adopted by our board of directors on February 5, 2001 and approved by our stockholders on February 15, 2001. Our plan was subsequently amended by our board of directors on March 12, 2002 and approved by our stockholders on April 29, 2002. On September 18, 2002, our board of directors approved the amendment and restatement of this plan to incorporate the prior amendment. Upon consummation of the merger, and pursuant to the merger agreement, this plan will be canceled and, subject to stockholder approval, a similar stock incentive plan will be adopted by eXegenics that will replace the existing IDDS option grants with grants to purchase eXegenics common stock on the same terms as the IDDS option grants. See the section entitled "eXegenics Proposal 6" on page [ ] for a description of the new plan to be adopted by eXegenics upon the receipt of stockholder approval.

     We have reserved 4,200,000 shares of our common stock for issuance under our stock incentive plan. The number of shares of common stock reserved for issuance under our stock incentive plan will automatically increase on the first trading day in January of each calendar year, beginning in calendar year 2003, by an amount equal to 3% of the total number of shares of our common stock outstanding on the last trading day in December of the preceding calendar year, but in no event will any annual increase exceed 1,000,000 shares. No participant in our stock incentive plan may be granted awards with respect to more than 1,000,000 shares of our common stock per calendar year.

     The individuals eligible to participate in our stock incentive plan include our officers and other employees, our non-employee board members and any consultants we hire. Our stock incentive plan provides for the grant of stock options, stock appreciation rights, or SARs, and direct stock grants. Stock options are the right to purchase shares of our common stock at a specified price, which may be less than, equal to or greater than the fair market value per share on the date of grant. SARs may be granted alone or in connection with another award, such as a stock option or grant of restricted stock, and provide for an appreciation distribution from us equal to the increase in the fair market value per share of common stock from a price specified on the grant date. If granted in connection with another award, exercise of the SAR will generally require the surrender of the related award. This appreciation distribution may be made in cash or in shares of common stock. Direct stock grants include the grant of performance shares which are distributable to the holder based on the achievement of specified performance targets, stock which may be purchased at a price less than, equal to or greater than the fair market value on the date of purchase, and grants of bonus stock which do not require purchase by the award recipient. Any of the direct stock grants may be restricted stock, which is subject to forfeiture by the holder (or repurchase by us) upon the occurrence of specified events, such as the holder's cessation of service prior to a specified date.

     The stock incentive plan includes an automatic option grant program for non-employee directors, under which option grants will automatically be made at periodic intervals to our non-employee board members to purchase shares of common stock at an exercise price equal to 100% of the fair market value of those shares on the grant date.

     Under this program, each individual who first becomes a non-employee board member will automatically receive an option grant for 12,500 shares of our common stock on the date such individual joins the board, if such individual has not been in our prior employ, except for our chairman who shall receive an option grant for 25,000 shares of our common stock. In addition, on the date of each annual stockholders meeting each non-employee board member who is to continue to serve as a non-employee board member, including each of our current non-employee board members, will automatically be granted an option to purchase 12,500 shares of our common stock, except for our chairman who shall receive an option grant for 25,000 shares of our common stock, if such individual has served on our board for at least six months.

     The stock incentive plan will be administered by the compensation committee, except for automatic option grants. This committee will determine which eligible individuals are to receive option grants, SARs or stock issuances, the time or times when such awards are to be made, the number of shares subject to each such award, the status of any granted option as either an incentive stock option or a non-statutory stock option under the federal tax laws, the vesting schedule to be in effect for the award and the maximum term for which any award is to remain outstanding.

     The exercise price for the shares of the common stock subject to option grants made under our stock incentive plan may be paid in cash or, with approval of the committee, in shares of common stock, including restricted shares, valued at the fair market value on the exercise date; however, such shares must have been held for at least six months prior to the date of exercise, valued at fair market value. The option may also be exercised through a same-day sale program without any cash outlay by the optionee. In addition, the plan administrator may provide financial assistance to one or more optionees, other than officers and directors, in the exercise of their outstanding options or the purchase of their unvested shares by allowing the individuals to deliver a full-recourse, interest-bearing promissory note in payment of the exercise price and any associated withholding taxes incurred in connection with the exercise or purchase.

     In the event that we are acquired by merger or an asset sale in which we will not be the surviving entity or in which we will survive as a wholly owned subsidiary of another entity, each outstanding option will be assumed by the successor corporation unless the compensation committee determines that the options will accelerate and vest in full prior to such transaction. Alternatively, the committee may cancel the options and pay each holder cash or securities equal, for each cancelled option share, to the per share consideration received by our stockholders in the transaction less the exercise price of the option share. The compensation committee will have complete discretion to structure one or more awards so those awards will vest in full or in part in connection with such a transaction, upon the holder's cessation of service within a specified period following such a transaction or under other circumstances as determined by the compensation committee in its discretion.

     The compensation committee may also grant awards subject to accelerated vesting in connection with a successful tender offer for more than 50% of our outstanding voting stock or a change in the majority of our board through one or more contested elections for board membership. Such accelerated vesting may occur either at the time of such transaction or upon the subsequent termination of the individual's service.

     Each automatic grant will have an exercise price per share equal to the fair market value per share of our common stock on the grant date and will have a term of ten years, subject to earlier termination following the optionee's cessation of board service. The option will be immediately exercisable for all of the option shares; however, we may repurchase, at the lower of the exercise price paid per share and the fair market value at the time of repurchase, any shares purchased under the option which are not vested at the time of the optionee's cessation of board service. The shares subject to each initial 12,500 or 25,000 share automatic option grant, as applicable, will vest in a series of successive annual installments upon the optionee's completion of each year of board service. The shares subject to each annual automatic option grant will vest upon the optionee's completion of one year of board service measured from the grant date.

     The board may amend or modify the stock incentive plan at any time, subject to any required stockholder approval. The stock incentive plan will terminate no later than February 4, 2011.

EMPLOYEE STOCK PURCHASE PLAN

     Upon consummation of the merger, our stock purchase plan will be canceled and, subject to stockholder approval, eXegenics will adopt a substantially similar plan according employees rights that are substantially equivalent to their rights under the existing plan. As of June 30, 2002, no share purchases have been made under this plan. See the section entitled "eXegenics Proposal 7" on page [ ] for a description of the new plan to be adopted by eXegenics upon receipt of stockholder approval.

EMPLOYMENT AGREEMENTS

     In August 2002, we entered into an employment agreement with Dr. Mark Rogers, our Chief Executive Officer, which commenced on September 16, 2002. This agreement has been Amended and Restated as of September 19, 2002 to become effective only upon the consummation of the merger with eXegenics whereupon eXegenics shall assume the obligations under this agreement with Dr. Rogers becoming the Executive Chairman of eXegenics. The amended and restated employment agreement has an initial term of two years, subject to automatic two-year renewal terms, unless terminated by us at least six months prior to the end of the then-current term. Dr. Rogers will receive an initial annual base salary of $290,000, subject to appropriate increases at the discretion of our board of directors. In addition, concurrently with the closing of the merger, Dr. Rogers has been granted an option to purchase 750,000 shares of our common stock, or 2,349,000 shares of eXegenics common stock post-merger (approximately 2.9% of the combined company on a fully diluted basis), at an exercise price equal to the [the fair market value of the stock on the fifth day after the consummation of the merger]. These options vest with respect to one-third of the shares on the date of the grant and then in two equal installments on the first and second annual anniversaries of the date of grant, as long as he remains employed with us.

     If Dr. Rogers is terminated without cause, we are required to continue to pay his salary for 12 months or until the expiration of the agreement, whichever is longer, any bonuses and incentives accrued but unpaid prior to the date his employment is terminated, his health benefits for 12 months and accelerate the vesting of all his unvested stock options. In the event of a change of control or similar event, Dr. Rogers may terminate his employment and we will be obligated to continue to pay to him his salary for 18 months and any accrued but unpaid bonuses and incentives and accelerate the vesting of all his unvested options.

     None of our other executive officers has entered into employment agreements with us. See the section entitled "Transactions with Directors and Executive Officers" below for information with regard to the prior employment agreement with our former CEO, Leonard Firestone.

RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     We believe that we have executed all of the transactions set forth below on terms no less favorable to us than we could have obtained from unaffiliated third parties. Our intention is to ensure that all future transactions, between us and our officers, directors and principal stockholders and their affiliates, are approved by a majority of our board of directors, including a majority of the independent and disinterested members of the board of directors, and are on terms no less favorable to us than those that we could obtain from unaffiliated third parties.

OFFICE SPACE, ADMINISTRATIVE SERVICES AND FINANCIAL SUPPORT

     We presently maintain our executive offices on a rent-free basis in premises of approximately 2,500 square feet that we share with Paramount Capital Investments, LLC. We do not have a lease agreement with Paramount Capital Investments and consequently our use of this space may be terminated at any time. We have leased suitable alternative space and anticipate moving our offices in November 2002.

     In addition, Paramount Capital Investments provides us with back office and financial support and management services free of charge. We do not have a management services agreement with Paramount Capital Investments and consequently our use of their services may be terminated at any time. For the year ended December 31, 2001, the estimated fair value of the financial assistance Paramount has provided to us totaled $481,299, which has been reflected in the accompanying financial statements as an expense in that period with a corresponding deemed capital contribution and for the interim period ended June 30, 2002, the estimated fair value of the financial assistance Paramount has provided to us totaled $155,086, which has been reflected in the accompanying financial statements as an expense in that period with a corresponding deemed capital contribution.

PRIVATE PLACEMENT OF SECURITIES

     In April and July 1999, our predecessor corporation, Pain Management, Inc., issued promissory notes to purchasers in the total principal amount of $1,040,000 bearing interest at a rate of 12% per annum for the first year in which they were outstanding and 15% per annum thereafter. It also issued warrants to purchase a total of 260,000 shares of its common stock at an exercise price of $0.01, exercisable on or prior to September 22, 2005. Immediately upon the closing of our series A convertible preferred stock financing, the principal amount and the accrued interest on the notes became due and payable. We repaid the notes in full, and, following our merger with Pain Management, the warrants to purchase shares of Pain Management were exchanged for warrants to purchase an aggregate of 231,859 shares of our common stock.

     In June 2000, we issued to our founders 5,080,717 shares of our common stock for an aggregate purchase price of $5,000 pursuant to stock purchase agreements between us and our founders. In connection with this transaction, we issued approximately 127,018 shares to Peter M. Kash, 254,035 shares to Fred H. Mermelstein, Ph.D., 1,162,164 shares to Mark C. Rogers, M.D., 2,224,084 shares to Lindsay A. Rosenwald, 227,098 shares to David Tanen, 253,517 shares to Michael Weiser, 254,035 shares to Douglas A. Hamilton and 254,035 shares to Randi Albin, Ph.D.

     In September and October 2000, we issued a total of 4,014,125 shares of our series A convertible preferred stock at a purchase price of $4.00 per share and warrants to purchase 407,893 shares of our common stock at an exercise price of $3.94 per share. Paramount Capital, Inc., an NASD member broker-dealer, acted as our finder in connection with our sale of the series A convertible preferred stock. As compensation for acting as our placement agent in connection with this financing, Paramount Capital's designees received a cash commission plus expenses equal to $1,157,572. In addition, Paramount Capital's designees received unit purchase options to purchase 395,788 shares of series A convertible preferred stock (convertible into 402,177 shares of common stock) and warrants to purchase 40,218 shares of our common stock. Peter M. Kash, a member of our board of directors, received a unit purchase option to acquire 164,655 shares of series A convertible preferred stock (convertible into 167,313 shares of common stock) and warrants to purchase 16,732 shares of common stock. Mark C. Rogers, M.D., our Chairman, received a unit purchase option to acquire 16,665 shares of series A convertible preferred stock (convertible into 16,935 shares of common stock) and warrants to purchase 1,693 shares of common stock. Mark S. Siegel, one of our directors, is the President of Remy Investors & Consultants, which purchased 500,000 shares of our series A convertible preferred stock in the offering for an aggregate purchase price of $2,000,000.

     In September 2000, in connection with our merger with Pain Management, we issued an aggregate of 4,648,220 shares of our common stock, or 0.89174482 shares of common stock for each outstanding share of common stock of Pain Management. We also exchanged warrants to purchase 485,000 shares of Pain Management common stock with a weighted average exercise price of $0.01 with warrants to purchase 432,496 shares of our common stock with a weighted average exercise price of approximately $0.01. In connection with this transaction, we issued approximately 111,463 shares to Peter M. Kash, 222,936 shares to Fred H. Mermelstein, Ph.D., 1,666,349 shares to Lindsay A. Rosenwald, 103,944 shares to David Tanen, 113,544 shares to Michael Weiser, 127,840 shares to Douglas A. Hamilton and 127,840 shares to Randi Albin, Ph.D.

     In December 2001, we issued a total of 989,991 shares of series B convertible preferred stock at a purchase price of approximately $5.55 per share. Paramount Capital and Wells Fargo Securities, LLC, both NASD member broker-dealers, acted as our placement agents in connection with the sale of our series B convertible preferred stock. In connection with the financing, Paramount Capital's designees received a cash commission equal to $169,943, Wells Fargo's designees received a cash commission of $182,603 and we have paid other expenses of $121,771.

TRANSACTIONS WITH STOCKHOLDERS

     In February 1998, Pain Management entered into a license agreement with Dr. Stuart Weg. We assumed the license agreement upon the closing of our merger with Pain Management. The license grants us the exclusive worldwide rights, including the right to grant sublicenses, for the intellectual property surrounding intranasal ketamine. In connection with the license agreement, we made an upfront payment to Dr. Weg, Dr. Herbert Brotspies and Calgar & Associates and issued to them shares of our common stock, a portion of which is currently held in escrow and will be released to them upon the successful completion of the Phase III clinical trial, if at all. Dr. Weg, one of our principal stockholders was issued 757,983 shares of our common stock in February 1998. An additional 189,495 shares are held in escrow. We also reimbursed Dr. Weg, Dr. Brotspies and Calgar for patent and other costs. We will pay semi-annual royalty payments to them based on a percentage of net sales of intranasal ketamine sold by us or our sublicensees, if any. In addition, we will pay Dr. Weg, Dr. Brotspies and Calgar a defined percentage of all sublicensing fees or other lump sum payments. Under this agreement, we have made aggregate payments to Dr. Weg, Dr. Brotspies and Calgar of $100,000 in 1999, $50,000 in 2000 and $150,000 in 2001. We are
obligated to make aggregate future payments of approximately $1.3 million upon defined dates ranging from August 2003 to November 2004 or satisfaction of certain clinical and regulatory milestones, which includes the filing of an NDA with the FDA, the approval of an NDA by the FDA and the first commercial sale of a licensed product and an aggregate payment of $750,000 before March 31, 2003 relating to ketamine. A defined percentage of such milestone payments will be creditable against royalties earned, provided that in no event will royalties earned be reduced by more than a certain percentage in any applicable semi-annual period.

     In connection with the license agreement, in February 1998, Pain Management entered into a stockholders agreement with Dr. Lindsay A. Rosenwald, Dr. Stuart Weg, Herbert Brotspies and Calgar & Associates. We assumed the obligations under the stockholders agreement upon the closing of our merger with Pain Management. The stockholders agreement provides the parties with two piggyback registrations any time we file a registration statement after our initial public offering. These registration rights will terminate on February 25, 2003.

TRANSACTIONS WITH DIRECTORS AND EXECUTIVE OFFICERS

     In January 2002, we entered into a lease agreement with Experimed Ltd., a wholly-owned entity of Dr. Leonard L. Firestone, pursuant to which Dr. Firestone became employed by us as our Chief Executive Officer on January 1, 2001. Dr. Firestone resigned from his positions with IDDS effective as of August 1, 2002 and presently continues to receive his salary of $339,341 and benefits on a month to month basis at the discretion of the board of directors.

     In August 2002, we entered into an employment agreement with Mark C. Rogers, M.D. to replace Dr. Firestone as the Chief Executive Officer effective September 16, 2002. See section entitled "Employment Agreements" above.

     We have included in our certificate of incorporation and By-laws provisions to eliminate the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty to the fullest extent permitted by the Delaware General Corporation Law and indemnify our directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary. We believe that these provisions are necessary to attract and retain qualified persons as directors and officers.

RELATIONSHIP WITH PARAMOUNT

     Dr. Randi Albin, our Chief Scientific Officer, also served as Investment Strategist at Paramount Capital Investments, LLC until December 2001.

     Mr. Peter M. Kash, a member of our board of directors, is also a Senior Managing Director of Paramount Capital, Inc. and a director of Paramount Capital Asset Management. He also serves as a director to The Aries Master Fund, Aries Master Fund II and Aries Select, Ltd., each a Cayman Island company for which Paramount Capital Asset Management serves as general partner.

     Dr. Fred H. Mermelstein, our President and Secretary and a member of our board of directors, is also the Director of Venture Capital of Paramount Capital Investments, LLC and spends approximately two-thirds of his business time with Paramount and one-third of his business time with us.

     Dr. Mark C. Rogers, the chairman of our board of directors, also serves as President and Chief Executive Officer of Paramount Capital, Inc., Paramount Capital Asset Management and Paramount Capital Investments, LLC. He also serves as the general partner of each of the Aries Domestic Fund, L.P. and The Aries Domestic Fund II, L.P., and as managing member of each of Aries Select I, LLC, Aries Select II, LLC, Aries Select Domestic LLC and Aries Select Domestic II, LLC, each a Cayman Island company for which Paramount Capital Asset Management serves as general partner. Dr. Rogers resigned from Paramount in August 2002 and now devotes all of his time to us.

     Lindsay A. Rosenwald, one of our principal stockholders, is also the chairman of Paramount Capital, Inc., Paramount Capital Asset Management, Inc. and Paramount Capital Investments, LLC. Dr. Rosenwald has in the past guaranteed certain of our bank loans totaling $475,000 in the aggregate and the obligations securing these guarantees have been fulfilled.

     On July 22, 2002, we entered into an employment agreement with Dr. Elizabeth Rogers, the wife of Dr. Mark C. Rogers, our chairman. Under the employment agreement, Dr. Rogers provides 60% of her professional time to our clinical product development team. In consideration for these services, we have agreed to pay to Dr. E. Rogers a salary equal to $145,000 per year, payable in equal bi-monthly installments. In addition, we have agreed to reimburse Dr. E. Rogers for all pre-approved, out-of-pocket expenses incurred on our behalf. Dr.
E. Rogers has also been granted options to purchase 75,000 shares of our common stock at an exercise price of $5.46.

     Paramount Capital previously paid a portion of the compensation of our executive officers. Of the $339,341 Dr. Firestone received in 2001, Paramount Capital paid $125,661. Of the $165,000 Dr. Mermelstein received in 2001, Paramount Capital paid $45,000. Of the $135,000 Mr. Hamilton received in 2001, Paramount Capital paid $67,500. Of the $110,000 Dr. Albin received in 2001, Paramount Capital paid $55,000. Our executive officer's respective salaries have been paid solely by us since August 15, 2002.

LICENSE AGREEMENT GUARANTEE

     In August 2000, we entered into a license agreement with West Pharmaceutical under which we received certain worldwide-exclusive rights to develop and commercialize products including intranasal morphine and intranasal fentanyl under patents held by West Pharmaceutical. The agreement required us to pay West Pharmaceutical up-front license fees, milestone payments upon the successful completion of certain defined events, a portion of any up-front license fees that we may receive from our sub-licensees, a royalty based upon our or our sub-licensees' sales of products and minimum annual royalty payments for each licensed product that receives regulatory approval. Paramount Capital Investments guaranteed our ability to pay the up-front license fees to West Pharmaceutical. The guarantee expired upon the payments by us of the amounts we owed to West Pharmaceutical.

                        SECURITY OWNERSHIP OF MANAGEMENT
                       AND PRINCIPAL STOCKHOLDERS OF IDDS

     Except as otherwise set forth below, the following table sets forth certain information regarding beneficial ownership of our common stock as of September 30, 2002, by (i) each person (or group of affiliated persons) who is known by us to own more than five percent of the outstanding shares of our common stock,
(ii) each of our directors, (iii) executive officers named in the summary compensation table, and (iv) all of our executive officers and directors as a group.

     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. The principal address of each of the stockholders listed below is c/o Innovative Drug Delivery Systems, Inc., 787 Seventh Avenue, 48th Floor, New York, New York 10019. We believe that all persons named in the table have sole voting and sole investment power with respect to all shares beneficially owned by them. All figures include shares of common stock issuable upon the exercise of options or warrants exercisable within 60 days of September 30, 2002 and, which are deemed to be outstanding and to be beneficially owned by the person holding those options or warrants for the purpose of computing the percentage ownership of that person, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. All figures also assume conversion of all outstanding shares of our series A and series B convertible preferred stock.

                                         NUMBER OF SHARES      PERCENT OF SHARES OUTSTANDING
                                           BENEFICIALLY     ------------------------------------
NAME OF BENEFICIAL OWNERS                    OWNED**        BEFORE THE MERGER   AFTER THE MERGER
-------------------------                ----------------   -----------------   ----------------
Lindsay A. Rosenwald(1)................      3,890,504            20.3%               16.0%
Mark C. Rogers(2)......................      1,672,894             8.7%                6.7%
Leonard L. Firestone(3)................        389,521             2.0%                1.6%
Stuart Weg(4)..........................        762,441             4.0%                3.1%
Fred H. Mermelstein(5).................        628,586             3.3%                2.6%
Peter M. Kash(6).......................        544,642             2.8%                2.2%
Douglas A. Hamilton(7).................        473,334             2.5%                1.9%
Randi Albin(8).........................        356,478             1.9%                1.5%
Michael Weiser(9)......................        404,350             2.1%                1.7%
Mark S. Siegel(10).....................        600,952             3.1%                2.5%
Edward Miller(11)......................         33,871               *                   *
Christopher Donald(12).................         14,177               *                   *
Douglas G. Watson(13)..................         50,000               *                   *
All directors and executive officers as
  a group (10 persons).................      9,821,750            51.2%               40.3%

---------------

  *  less than one percent

 ** Assumes the conversion of all preferred stock into common stock. The preferred stock converts on a 1.0-to-1.016143 basis and has one vote per share.

*** Calculated on the basis of an aggregate of 19,184,618 shares of IDDS common stock on a fully diluted basis plus 16,184,486 shares of eXegenics common stock outstanding except that shares of common stock underlying options and warrants exercisable within 60 days of the date hereof are deemed outstanding for the purpose of calculating the beneficial ownership of the holders after the merger.

 (1) Includes 486,313 shares of common stock owned by each of Donni Rosenwald, Joshi Rosenwald, David Rosenwald and Demi Rosenwald, affiliates of Lindsay
     A. Rosenwald. Dr. Rosenwald disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

 (2) Includes a unit purchase option to acquire 16,934 shares of series A convertible preferred stock (convertible into 17,207 shares of common stock) and warrants to purchase 1,693 shares of common stock and 385,082 shares of common stock obtainable upon exercise of stock options exercisable within 60 days of September 30, 2002. Includes 25,000 shares of common stock obtainable upon exercise of stock options exercisable within 60 days of September 30, 2002 granted to Dr. Elizabeth Rogers, an affiliate of Dr. Rogers. Excludes 50,000 shares of common stock obtainable upon exercise of stock options not currently exercisable within 60 days of September 30, 2002 granted to Dr. Elizabeth Rogers. Excludes 750,000 shares of common stock obtainable upon exercise of stock options not currently exercisable within 60 days of September 30, 2002 to be granted to Dr. Rogers solely upon consummation of the merger and excludes 16,936 shares of common stock obtainable upon exercise of stock options not currently exercisable within 60 days of September 30, 2002.

 (3) Includes 389,521 shares of common stock obtainable upon exercise of stock options exercisable within 60 days of September 30, 2002. Also excludes an additional 16,936 shares of common stock obtainable upon exercise of stock options not exercisable within 60 days of September 30, 2002.

 (4) Excludes 189,495 shares of common stock held in escrow over which Dr. Weg exercises no voting or dispositive control. Includes warrants to purchase 2,229 shares of common stock and warrants owned by Pain Treatment Specialist, an affiliate of Dr. Weg, to purchase 2,229 shares of common stock.

 (5) Includes 151,614 shares of common stock obtainable upon exercise of stock options exercisable within 60 days of September 30, 2002. Excludes 50,807 shares of common stock obtainable upon exercise of stock options not currently exercisable within 60 days of September 30, 2002.

 (6) Includes, in the aggregate, 60,968 shares, 15,242 shares of which are owned by each of Shantal Kash, Colby Kash, Jared Kash and the Kash Family Trust, affiliates of Peter Kash, a unit purchase option to acquire 167,313 shares of series A convertible preferred stock (convertible into 170,014 shares of common stock) and warrants to purchase 16,731 shares of common stock and 119,412 shares of common stock obtainable upon exercise of stock options exercisable within 60 days of September 30, 2002. Mr. Kash disclaims beneficial ownership of the shares held by Shantal Kash, Colby Kash, Jared Kash and the Kash Family Trust except to the extent of his pecuniary interest therein. Excludes 16,936 shares of common stock obtainable upon exercise of stock options not currently exercisable within 60 days of September 30, 2002.

 (7) Includes 101,615 shares of common stock obtainable upon exercise of stock options exercisable within 60 days of September 30, 2002. Excludes 50,807 shares of common stock obtainable upon exercise of stock options not currently exercisable within 60 days of September 30, 2002.

 (8) Includes 101,615 shares of common stock obtainable upon exercise of stock options exercisable within 60 days of September 30, 2002. Excludes 50,807 shares of common stock obtainable upon exercise of stock options not currently exercisable within 60 days of September 30, 2002.

 (9) Includes a unit purchase option to acquire 3,048 shares of series A convertible preferred stock (convertible into 3,097 shares of common stock) and warrants to purchase 305 shares of common stock and 33,871 shares of common stock obtainable upon exercise of stock options exercisable within 60 days of September 30, 2002. Excludes 16,936 shares of common stock obtainable upon exercise of stock options not currently exercisable within 60 days of September 30, 2002.

(10) Includes 508,072 shares of series A convertible preferred stock (convertible into 516,274 shares of common stock) and warrants to purchase 50,807 shares of common stock owned by Remy Investors & Consultants, Inc., of which Mr. Siegel is the President and 33,871 shares of common stock obtainable upon exercise of stock options exercisable within 60 days of September 30, 2002. Mr. Siegel disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. Excludes 16,936 shares of common stock obtainable upon exercise of stock options not currently exercisable within 60 days of September 30, 2002.

(11) Includes 33,871 shares of common stock obtainable upon exercise of stock options exercisable within 60 days of September 30, 2002. Excludes 16,936 shares of common stock obtainable upon exercise of stock options not currently exercisable within 60 days of September 30, 2002.

(12) Includes 12,702 shares of Series A convertible preferred stock (convertible into 12,907 shares of common stock) and warrants to purchase 1,250 shares of common stock. Excludes 150,000 shares of common stock obtainable upon exercise of stock options not currently exercisable within 60 days of September 30, 2002.

(13) Includes 50,000 shares of common stock obtainable upon exercise of stock options exercisable within 60 days of September 30, 2002.

                    INFORMATION REGARDING IDDS MERGER CORP.

     IDDS Merger Corp. is a newly-formed, wholly-owned subsidiary of eXegenics, which was incorporated in Delaware for the sole purpose of effecting the merger by merging with and into IDDS. It engages in no other business. Its principal executive offices are presently located at 2110 Research Row, Dallas, Texas 75235 and its telephone number is (214) 358-2000.

                 THE SPECIAL MEETING OF EXEGENICS STOCKHOLDERS

     In this section, "The Special Meeting of eXegenics Stockholders," references to "we," "us," "our" and "ours" refer to eXegenics.

GENERAL

     eXegenics is furnishing this joint proxy statement/prospectus to holders of eXegenics common stock and series A preferred stock in connection with the solicitation of proxies by the eXegenics board of directors for use at the
special meeting of stockholders to be held on [          ], 2002, and any
adjournment or postponement thereof.

     The Agreement and Plan of Merger and Reorganization is attached to this joint proxy statement/ prospectus as Annex A-1. For further information, you can also refer to the sections entitled "The Merger" on page [ ] and "The Merger Agreement" on page [ ].

DATE, TIME AND PLACE

     The date, time and place of the special meeting of eXegenics stockholders are as follows:

                                  [Date], 2002
                            [10:00 a.m.], local time
                                 Embassy Suites
                           3880 W. Northwest Highway
                              Dallas, Texas, 75235

VOTING PROCEDURES

     Shares represented by valid proxies in the form enclosed or for which voting instructions have been given to us over the telephone in accordance with the instructions outlined below, received in time for use at the special meeting and not revoked at or prior to the special meeting, will be voted at the special meeting. Where you specify a choice as to how your shares are to be voted on a particular matter, the shares will be voted accordingly. If no choice is specified, the shares will be voted:

     - FOR Proposal 1 to approve, for purposes of NASD Marketplace Rule 4350(i)(1)(B), the issuance of up to 60,086,224 shares of eXegenics common stock in connection with the proposed merger of a newly-formed, wholly-owned subsidiary of eXegenics, IDDS Merger Corp., a Delaware corporation, with and into Innovative Drug Delivery Systems, Inc., a Delaware corporation, as contemplated by the Agreement and Plan of Merger and Reorganization, dated as of September 19, 2002, by and among eXegenics, IDDS Merger Corp., IDDS, Ronald L. Goode, Ph.D., as the representative of the holders of the common stock of eXegenics, and Mark
       C. Rogers, M.D., as the representative of the holders of the common stock of IDDS.

     - FOR Proposal 2 to approve an amendment to our certificate of incorporation to increase the number of authorized shares of common stock from 30,000,000 to 90,000,000;

     - FOR Proposal 3 to authorize the board of directors, in its discretion, to effect a 1-for-[5] reverse split of our issued and outstanding shares of common stock without further approval or authorization of our stockholders at any time prior to the next annual meeting of our stockholders;

     - FOR Proposal 4 to approve an amendment to our certificate of incorporation to change the name of eXegenics Inc. to Accel Pharmaceuticals, Inc.;

     - FOR Proposal 5 to approve an amendment to our certificate of incorporation to provide that our board of directors will be divided into three classes, each consisting of one-third of such directors, as nearly as may be, designated Class I, Class II and Class III;

     - FOR Proposal 6 to approve the 2002 Omnibus Stock Incentive Plan; and

     - FOR Proposal 7 to approve the 2002 Employee Stock Purchase Plan.

     If proposals 1, 2, 3 and 6, to approve the issuance of shares of eXegenics common stock in connection with the merger, the amendment of the eXegenics certificate of incorporation to increase the number of shares of eXegenics common stock authorized for issuance, the authorization of the board of directors, in its discretion, to effect a reverse split of eXegenics' issued and outstanding common stock, and the adoption of a new employee stock incentive plan, are not approved, the merger will not be consummated. If the merger is not consummated, none of the foregoing proposals, except the proposal to authorize the board to effect a reverse stock split, will be implemented. In addition, proposals 4 and 7, to amend the certificate of incorporation to change the name of eXegenics and approve the employee stock purchase plan, will also not be implemented if the merger is not consummated. eXegenics may, however, effect the reverse stock split or amend its certificate of incorporation to provide for a staggered board if either proposal 3 or 5, respectively, is approved, even if none of the other proposals are approved and the merger is not consummated.

     THE BOARD OF DIRECTORS HAS NOT YET MADE A DETERMINATION TO PROCEED WITH A REVERSE SPLIT OF OUR ISSUED AND OUTSTANDING SHARES OF COMMON STOCK. SUCH DETERMINATION WILL BE BASED ON A NUMBER OF FACTORS, INCLUDING MARKET CONDITIONS, EXISTING AND EXPECTED TRADING PRICES OF OUR COMMON STOCK AND THE LIKELY EFFECT OF BUSINESS DEVELOPMENTS ON THE MARKET PRICE OF OUR COMMON STOCK.

RECORD DATE AND OUTSTANDING SHARES

     eXegenics has fixed the close of business on [          ], 2002, as the
record date for the special meeting. Only holders of record of eXegenics' common stock and series A preferred stock at the close of business on the record date are entitled to notice of and to vote at the meeting.

STOCKHOLDERS ENTITLED TO VOTE

     As of the close of business on [          ], 2002, there were [          ]
shares of eXegenics common stock outstanding and entitled to vote [held by
[          ] stockholders of record] and [          ] shares of series A
preferred stock outstanding and entitled to vote [held by [          ]
stockholders of record]. Because many of eXegenics shares of common stock are held in "street name" by brokers and other institutions on behalf of stockholders, eXegenics is unable to estimate the total number of stockholders represented by these holders of record.

     Holders of eXegenics common stock and series A preferred stock are entitled to one vote for each share held as of the record date. The holders of series A preferred stock vote together with the holders of common stock as one class.

QUORUM; ABSTENTIONS; BROKER NON-VOTES

     The presence, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock and series A preferred stock is necessary to constitute a quorum at the special meeting. Votes of stockholders of record who are present at the meeting in person or by proxy, abstentions and broker non-votes (as defined below) are counted as present or represented at the meeting. If a quorum is not present at the eXegenics special meeting, we expect that the meeting will be adjourned or postponed to solicit additional proxies.

     Any abstentions will be counted for purposes of determining a quorum and will have the same effect as votes against the approval of the proposals considered at the special meeting.

     If you hold your shares of common stock through a broker, bank or other representative, generally the broker or your representative may only vote the common stock that it holds for you in accordance with your instructions. However, if it has not timely received your instructions, the broker or your representative may vote on certain matters for which it has discretionary voting authority. If a broker or your representative cannot vote on a particular matter because it does not have discretionary voting authority, this is a "broker non-vote" on the matter. Those shares subject to a broker non-vote will not be considered for purposes of determining the number of shares entitled to vote with respect to a particular proposal on which the broker has expressly not voted, but will be counted for purposes of determining the presence or absence of a quorum for the transaction of business.

VOTE REQUIRED

     To approve Proposal 1, the issuance of up to 60,086,224 shares of our common stock in connection with the merger, Proposal 6, the adoption of the 2002 Omnibus Stock Incentive Plan and Proposal 7, the adoption of the 2002 Employee Stock Purchase Plan, we require the affirmative vote of a majority of the common stock and series A preferred stock present or represented by proxy and entitled to vote on the matter. Broker non-votes are not deemed to be present or represented and are not entitled to vote, and therefore will have no effect on the outcome of the vote on Proposals 1, 6 or 7. Abstentions are treated as shares present or represented and entitled to vote and have the same effect as a vote against these proposals.

     To approve Proposal 2, the amendment of our certificate of incorporation to increase our authorized common stock, Proposal 3, a reverse split of our common stock, Proposal 4, the amendment of our certificate of incorporation to change our name, and Proposal 5, the amendment to our certificate of incorporation to create a staggered board of directors, we require the affirmative vote of holders of at least a majority of the outstanding shares of our common stock. Abstentions and broker non-votes, because they are not affirmative votes, will have the same effect as a vote against Proposals 2, 3, 4 and 5.

EXPENSES OF PROXY SOLICITATION

     eXegenics will pay the expenses of soliciting proxies to be voted at the meeting. Following the original mailing of the proxies and other soliciting materials, eXegenics will request brokers, custodians, nominees and other record holders of eXegenics common stock to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of eXegenics common stock and to request authority for the exercise of proxies. In such cases, upon the request of the record holders, eXegenics will reimburse such holders for their reasonable expenses.

     In addition to solicitation by mail, directors, officers and key employees of eXegenics may solicit proxies in person or by telephone, telegram or other means of communication. These persons will receive no additional compensation for solicitation of proxies but may be reimbursed for reasonable out-of-pocket expenses.

     eXegenics has also engaged Georgeson Shareholder Communications Inc. to solicit proxies on its behalf. It is expected that the fees of Georgeson Shareholder Communications Inc. will be approximately $10,000 plus the reimbursement of reasonable out-of-pocket expenses.

VOTING OF PROXIES

     The proxy accompanying this joint proxy statement/prospectus is being solicited on behalf of our board of directors for use at the special meeting. You may instruct us on how to vote your shares by either attending our special meeting in person, mailing the enclosed proxy card back to us or calling the appropriate toll-free phone number.

  VOTING BY MAIL

     If you wish to instruct us how to vote your shares by mail, please complete, date and sign the accompanying proxy and promptly return it in the enclosed envelope or otherwise mail it to us. All properly signed proxies that we receive prior to the vote at the special meeting and that are not revoked will be voted at the special meeting according to the instructions indicated on the proxies or, if no direction is indicated, such proxies will be voted to approve each of the proposals to be considered at the special meeting.

  VOTING BY TELEPHONE

     Instead of submitting your vote by attending the meeting in person or by mail on the enclosed proxy card, you may instruct us how to vote your shares by telephone. Please note that there are separate telephone voting arrangements depending on whether shares registered in our records are in your name or in the name of a broker, bank or other representative, which are discussed below. The telephone voting procedures are designed to authenticate stockholders' identities, to allow stockholders to vote their shares and to confirm that their instructions have been properly recorded. Stockholders who vote by telephone will be able to utilize a toll-free telephone number, the cost of which is borne by the Company. Votes submitted by telephone must be received by 5:00 p.m.
eastern standard time on           , 2002. All votes properly received by
telephone and that are not revoked will be voted at the special meeting according to the instructions given on the telephone.

     Stockholders with shares registered directly in their name in our stock records maintained by our transfer agent, American Stock Transfer and Trust Co., may vote their shares by calling (toll-free) 866-206-4936 and following the instructions listed on the enclosed proxy card.

     For shares registered in the name of a broker or bank, a number of brokerage firms and banks participate in separate programs that offer telephone voting options. Such programs are different from the program provided by American Stock Transfer for shares registered directly in the name of the stockholder. If your shares are held in an account at a brokerage firm or bank participating in any such program, you may vote those shares by telephone in accordance with instructions set forth on the voting form provided to you by the brokerage firm or bank that holds your shares.

HOW TO REVOKE YOUR PROXY

     You may revoke your proxy at any time before it is exercised at the meeting by taking any of the following actions:

     - delivering a written notice to the Corporate Secretary of eXegenics by any means, including facsimile, bearing a date later than the date of the proxy, stating that the proxy is revoked;

     - signing and delivering a proxy relating to the same shares and bearing a later date prior to the vote at the meeting; or

     - attending the meeting and voting in person, although attendance at the meeting will not, by itself, revoke a proxy. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must bring to the meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares.

     eXegenics' board of directors does not know of any matter that is not referred to in this joint proxy statement/prospectus to be presented for action at the meeting. If any other matters are properly brought before the meeting, the persons named in the proxies will have discretion to vote on such matters in accordance with their best judgment.

                              EXEGENICS PROPOSAL 1

                  APPROVAL OF ISSUANCE OF SHARES IN THE MERGER

BACKGROUND

     The merger will be consummated on the terms and subject to the conditions set forth in the Agreement and Plan of Merger and Reorganization. As a result of the merger, a wholly-owned subsidiary of eXegenics will be merged with and into IDDS, with IDDS being the surviving corporation. eXegenics will issue 3.132 shares of common stock in exchange for each share of outstanding common stock of IDDS and upon the exercise of outstanding IDDS options and warrants, subject to adjustment only in the event of a reclassification, stock split, stock dividend or other similar change with respect to eXegenics or IDDS capital stock occurring before the effective time of the merger. Based on this exchange ratio and the capitalization of eXegenics
as of [            ], 2002, the shares of eXegenics common stock expected to be issued in the merger would represent approximately 74% of the shares of eXegenics common stock outstanding immediately following the merger (including eXegenics series A preferred stock on an as-converted basis).

     Because the merger would result in issuances that would likely be deemed to result in a change of control for Nasdaq purposes, NASD Marketplace Rule 4350(i)(1)(B) requires that we obtain stockholder approval of the issuance of our shares of common stock to maintain our listing on the Nasdaq SmallCap Market.

PROPOSAL

     We are seeking your approval of the issuance of up to 60,086,224 shares of our common stock in connection with the merger of eXegenics and IDDS, of which 47,121,963 shares will be issued in exchange for the outstanding IDDS common stock and 12,964,261 shares will be reserved for issuance upon exercise by IDDS option holders and warrant holders of eXegenics options and warrants issued to them in the merger in exchange for their currently outstanding IDDS options and warrants.

     Approval of this proposal constitutes approval of the issuance of eXegenics common stock as described in the merger agreement.

     You are encouraged to read the sections of this joint proxy
statement/prospectus entitled "The Merger" on page   and "The Agreement and Plan
of Merger and Reorganization" on page   .

REQUIRED VOTE

     The approval of the issuance of shares in the merger requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the special meeting. Abstentions are treated as shares present or represented and entitled to vote at the special meeting and will have the same effect as a vote against this proposal. Broker non-votes are not deemed to be present and represented and are not entitled to vote, and therefore will have no effect on the outcome of this proposal.

RECOMMENDATION

     Our board of directors has unanimously approved, and believes that it is in the best interests of eXegenics that the stockholders approve, the proposal to approve the issuance of shares in connection with the merger.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL 1 TO APPROVE THE ISSUANCE OF UP TO 60,086,224 SHARES OF OUR COMMON STOCK IN CONNECTION WITH THE MERGER WITH IDDS.

                              EXEGENICS PROPOSAL 2

                APPROVAL OF INCREASE OF AUTHORIZED COMMON STOCK

BACKGROUND

     We are seeking your approval to amend our certificate of incorporation to increase the number of shares of common stock we are authorized to issue from 30,000,000 to 90,000,000, which will result in an increase of the total number of authorized shares of capital stock from 40,000,000 to 100,000,000.

     Of the 30,000,000 shares of common stock currently authorized, as of
            ,2002,      shares were issued and outstanding,      shares were
reserved for issuance upon conversion of our series A
preferred stock (assuming each shares of series A preferred stock converts at a
conversion price of $2.50),           were reserved for issuance under our
Amended and Restated 2000 Stock Option Plan and other stock option plans and shares were reserved for issuance upon the exercise of outstanding
warrants. As a result, only      shares of common stock remain available for
future issuance. It is anticipated that we will issue approximately      shares
of our common stock in connection with merger, as described in Proposal 1.

PROPOSAL

     Under the proposed amendment, paragraph A of Article Fourth of our certificate of incorporation would be amended and restated as follows:

          "A. Ninety Million (90,000,000) shares of Common Stock, having a par value of $.01 per share."

     The proposed amendment would provide a sufficient number of available shares to enable us to close the transaction discussed in Proposal 1, to reserve 15,200,000 shares of common stock for issuance under the 2002 Omnibus Stock
Incentive Plan described in Proposal 6, to reserve      shares of common stock
for issuance under the 2002 Employee Stock Purchase plan described in Proposal 7 and provide the board of directors with the ability to issue additional shares of common stock without requiring stockholder approval of such issuances except as otherwise may be required by applicable law or rules of any stock exchange or trading system on which the securities may be listed or traded, including the Nasdaq Stock Market. Our board of directors does not intend to issue any common stock except on terms that the board deems to be in the best interests of eXegenics and its stockholders or as required by the merger agreement.

     The proposed amendment does not change the number of authorized shares of preferred stock.

REQUIRED VOTE

     The approval of the amendment to the certificate of incorporation requires the affirmative vote of holders of at least a majority of the outstanding shares of our common stock and series A preferred stock voting together as a class. Abstentions and broker non-votes, because they are not affirmative votes, will have the same effect as a vote against this proposal.

RECOMMENDATION

     Our board of directors has unanimously approved, and believes that it is in the best interests of eXegenics that the stockholders approve the proposal to amend the certificate of incorporation.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL 2 TO AMEND OUR CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 30,000,000 TO 90,000,000.

                              EXEGENICS PROPOSAL 3

                   APPROVAL OF 1-FOR-[5] REVERSE STOCK SPLIT

GENERAL

     We are seeking your approval of a 1-for-[5] reverse split of our common stock. The board of directors has adopted a resolution (i) declaring the advisability of a 1-for-[5] reverse split of our common stock, subject to stockholder approval, (ii) approving a corresponding amendment of our certificate of incorporation to effect the reverse split, subject to stockholder approval, and (iii) authorizing any other action it deems necessary to effect the reverse split without further approval or authorization of our stockholders, at any time prior to the next annual meeting of our stockholders. The board of directors may subsequently effect, in its sole discretion, the reverse split as approved by the stockholders.

     If approved by our stockholders, the 1-for [5] reverse split would become effective on any date selected by the board of directors on or prior to the next annual meeting of our stockholders. The board of director will not, however, effect a reverse split until after the merger has closed and eXegenics common stock has been issued to the former IDDS stockholders or the merger agreement has been terminated. Accordingly, the reverse stock split will not affect the pro rata share ownership of eXegenics and former IDDS stockholders immediately after the merger. The board of directors reserves the right, even after stockholder approval, to forego or postpone filing of the amendment to our certificate of incorporation to effect the reverse split if such action is determined not to be in the best interests of eXegenics and our stockholders. If the reverse split adopted by the stockholders is not subsequently implemented by the board of directors and effected prior to the next annual meeting of stockholders, the reverse split will be deemed abandoned, without any further effect. In such case, the board of directors may again seek stockholder approval at a future date for a reverse stock split if it deems a reverse stock split to be advisable at that time.

PROPOSAL

     In Proposal 3, our stockholders are being asked to authorize the board of directors, in its discretion, to effect the 1-for-[5] reverse split, including the filing of an amendment to our certificate of incorporation, without further approval or authorization of our stockholders, at any time prior to the next meeting of our stockholders.

     Under the proposed amendment, Article Fourth of our certificate of incorporation would be amended by inserting a new paragraph D., which will read in its entirety as follows:

          "Effective as of 5:00 p.m. on the date of the filing of this Second Certificate of Amendment to the Certificate of Incorporation (the "Effective Time"), each five shares of the Corporation's outstanding Common Stock will be converted and reconstituted into one share of Common Stock (the "Reverse Split"). No fractional shares shall be issued upon such conversion and reconstitution. Instead, the Corporation will pay cash equal to such fraction multiplied by the average of the high and low trading prices of the Corporation's Common Stock on the Nasdaq SmallCap Market during regular trading hours for the five trading days immediately preceding the Effective Time, which amount is hereby determined to equal the fair market value of the Corporation's Common Stock upon the Effective Time of the Reverse Split.

REASONS FOR THE REVERSE SPLIT

     The reason for the 1-for-[5] reverse split is to satisfy one of the requirements to maintain our listing on the Nasdaq Stock Market and to increase investor interest in our company. Our common stock is currently listed on the Nasdaq SmallCap Market, however, as previously disclosed, Nasdaq Marketplace Rule 4450(a)(5) requires that as a condition to the continued listing of a company's securities on the SmallCap Market, the company must satisfy certain requirements, including maintaining a minimum bid price equal to or greater than $1.00 per share. We do not currently satisfy this requirement. A company's failure to meet Nasdaq's minimum bid price requirement for 30 consecutive business days normally results in delisting proceedings, unless the company can demonstrate compliance with those requirements for ten consecutive days during a 90-day grace period that immediately follows the initial 30-day period of non-compliance. On February 12, 2002, however, Nasdaq announced a pilot program that extends the minimum bid price grace period to 180 days. The pilot program is scheduled to terminate on December 31, 2003. If a company still fails to satisfy the minimum bid price requirement by the conclusion of the 180-day grace period, a company listed on the SmallCap Market that demonstrates compliance with the core initial listing standards of the SmallCap Market, either net income of $750,000, stockholders' equity of $5 million or a market capitalization of $50 million, may be afforded an additional 180-day grace period within which to regain compliance.

     Our board of directors believes that a delisting could adversely affect our ability to attract the interest of investors and to maximize stockholder value. In addition, the board of directors believes that the delisting may result in decreased liquidity for the holders of outstanding shares of common stock. We believe that, if the 1-for-[5] reverse split is approved, there is a greater likelihood that the minimum bid price of the common stock will be increased to and maintained at a level over $1.00 per share. However, should Nasdaq deem the proposed merger to be a "change of control" transaction pursuant to NASD Marketplace Rule 4330(f), we would be subject to the Nasdaq initial listing requirements. One requirement for initial listing is a bid price of at least $4.00 per share. If Nasdaq makes such a determination, we will seek to adjust the proposed reverse stock split ratio to a level sufficient for us to satisfy the $4.00 per share bid price requirement.

     An increase in the per share price of our common stock, which we expect as a result of the 1-for-[5] reverse split, may heighten the interest of the financial community in eXegenics and broaden the pool of investors that may consider investing in eXegenics, potentially increasing the trading volume and liquidity of our common stock. As a matter of policy, many institutional investors are prohibited from purchasing stocks below minimum price levels. For the same reason, brokers often discourage their customers from purchasing such stocks. To the extent that the price per share of our common stock increases as a result of the reverse split, some of these concerns may be ameliorated. However, many investors will not invest in securities that have a trading price below $5.00 per share, and there can be no assurance that the 1-for[5] reverse split will increase the price above that level.

     The reduction in the number of outstanding shares of common stock caused by the 1-for-[5] reverse split is anticipated initially to increase the market price of the common stock. However, because some investors may view the 1-for-[5] reverse split negatively, there can be no assurance that the market price of the common stock after the proposed 1-for-[5] reverse split will adjust
to reflect the conversion ratio (e.g. if the market price is $[          ]
before the 1-for-[5] reverse split and the ratio is one new share for every five shares outstanding there can be no assurance that the market price immediately
after the 1-for-[5] reverse split will be $[          ] ([5] x $.[          ])
or that any price gain will be sustained in the future.

     In addition, if we do not satisfy the core initial listing standards of the Nasdaq SmallCap Market, of which the most applicable to us is maintenance of
stockholders' equity of at least $[     ] million, our common stock could still
be delisted. As of [                    ], 2003, we had stockholders' equity of
approximately $[          ] million.

     If our common stock were delisted from Nasdaq, this could adversely affect the liquidity of our common stock and our ability to raise capital. In the event of delisting, the common stock would probably be traded in the over-the-counter market maintained by the NASD Electronic Bulletin Board and the spread between the bid price and ask price of the shares of common stock is likely to be greater than at present. Stockholders may also experience a greater degree of difficulty in obtaining accurate, timely information concerning pricing and trading volume and in executing trades of our common stock.

     In addition, if the common stock were to be delisted from trading on Nasdaq and the trading price of the common stock were to remain below $5.00 per share, trading in the common stock would be subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934, as amended, which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a "penny stock" (generally, any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions, including for an issuer in continuous operation for at least three years who has net tangible assets in excess of $2 million). The additional burdens imposed upon broker-dealers by such requirements could discourage broker-dealers from executing transactions in the common stock, which could limit the market liquidity of the common stock and the ability of investors to trade our common stock. We anticipate, however, that the combined company will have net tangible assets in excess of $2 million upon completion of the merger.

     There is no guarantee that the 1-for-[5] reverse split will result in compliance with the Nasdaq minimum bid price requirement or that we will continue to meet all of the other requirements for continued listing. Consequently, our securities may be delisted even after the 1-for-[5] reverse split.

PRINCIPAL EFFECTS OF THE 1-FOR-[5] PROPOSED REVERSE SPLIT

     If the proposed 1-for-[5] reverse split is approved at the special meeting and the board of directors elects to effect the reverse split, each outstanding share of our common stock as of the record date of the 1-for-[5] reverse split will immediately and automatically be changed, as of the effective date of the amendment to our certificate of incorporation, into one fifth of a share of common stock. In addition, the number of shares of our common stock subject to outstanding options and warrants issued by us, and the number of shares reserved for future issuances upon conversion of our preferred stock and under our stock plans, will be reduced by a factor of five. No fractional shares of our common stock will be issued in connection with the proposed reverse split. Holders of our common stock who would otherwise receive a fractional share of common stock pursuant to the reverse split will receive cash in lieu of the fractional share as explained more fully below.

     If the 1-for-[5] reverse split is approved at the special meeting and the board of directors, in its discretion, decides to effect such reverse split, the board of directors will fix a record date for determination of shares subject to the reverse split. As of the date of this joint proxy statement/prospectus, the board of directors had not fixed a record date for the 1-for-[5] reverse split.
As of [          ], 2002, the record date for the special meeting, there were
[     ] shares of our common stock issued and outstanding, [     ] shares of our
common stock subject to warrants and options granted by us and [     ] issuable
upon conversion of our outstanding preferred stock. If additional shares of our common stock are issued or redeemed prior to the record date for the reverse split, the actual number of shares issued and outstanding before and after the reverse split will increase or decrease accordingly.

     Because the reverse split will apply to all issued and outstanding shares of our common stock and outstanding rights to purchase our common stock or to convert other securities into our common stock, the proposed reverse split will not alter the relative rights and preferences of our existing stockholders. The reverse split will, however, effectively increase the number of shares of our common stock available for future issuances by the board of directors.

     If the proposed 1-for-[5] reverse split is approved at the special meeting and effected by the board of directors, some of our stockholders may consequently own less than one hundred shares of our common stock. A purchase or sale of less than one hundred shares (an "odd lot" transaction) may result in incrementally higher trading costs through certain brokers, particularly "full service" brokers. Therefore, those stockholders who own less than one hundred shares following the 1-for-[5] reverse split may be required to pay higher transaction costs should they then determine to sell their shares.

CASH PAYMENT IN LIEU OF FRACTIONAL SHARES

     In lieu of any fractional shares to which a holder of our common stock would otherwise be entitled as a result of the reverse split, we will pay cash equal to such fraction multiplied by the average of the high and low trading prices of our common stock on Nasdaq during regular trading hours for the five trading days immediately preceding the effective time of the reverse split, which amount is hereby determined to equal the fair market value of our common stock at the effective time of the reverse split. In the event that a stockholder owns less than twenty shares of our common stock upon the effective time of the reverse split, such stockholder will only be entitled to a cash payment.

FEDERAL INCOME TAX CONSEQUENCES

     THE FOLLOWING DESCRIPTION OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF ANY OF THE REVERSE STOCK SPLITS IS BASED ON THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, APPLICABLE TREASURY REGULATIONS PROMULGATED THEREUNDER, JUDICIAL AUTHORITY AND CURRENT ADMINISTRATIVE RULINGS AND PRACTICES AS IN EFFECT ON THE DATE OF THIS PROXY STATEMENT. CHANGES TO THE LAWS COULD ALTER THE TAX CONSEQUENCES DESCRIBED BELOW, POSSIBLY WITH RETROACTIVE EFFECT. WE HAVE NOT SOUGHT AND WILL NOT SEEK AN OPINION OF COUNSEL OR A RULING FROM THE INTERNAL REVENUE SERVICE

REGARDING THE FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT. THIS DISCUSSION IS FOR GENERAL INFORMATION ONLY AND DOES NOT DISCUSS THE TAX CONSEQUENCES THAT MAY APPLY TO SPECIAL CLASSES OF TAXPAYERS (E.G., NON-RESIDENT ALIENS, BROKER/DEALERS OR INSURANCE COMPANIES). THE STATE AND LOCAL TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT MAY VARY AS TO EACH STOCKHOLDER, DEPENDING UPON THE JURISDICTION IN WHICH SUCH STOCKHOLDER RESIDES. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR CONSEQUENCES TO THEM.

     We believe stockholders will recognize no gain or loss as a result of receiving a reduced number of shares of common stock in the reverse stock split. Stockholders receiving cash in lieu of fractional shares as a result of the reverse stock split will generally recognize capital gain or loss measured by the difference between the amount of cash received and the basis for the fractional shares. A stockholder's basis in the reduced number of shares received in the reverse stock split will equal the stockholder's basis in its old shares of stock reduced by the basis allocated to the fractional shares for which cash is received in lieu of shares. A stockholder's holding period for the reduced number of shares received in the reverse stock split will include the period during which the old shares were held.

     We will not recognize any gain or loss as a result of the reverse split.

BOARD DISCRETION TO IMPLEMENT THE 1-FOR-[5] REVERSE SPLIT

     If the proposed 1-for-[5] reverse split is approved at the special meeting, the board of directors may, in its sole discretion, at any time prior to our next annual meeting of stockholders, authorize the reverse split and file an amendment to our certificate of incorporation with the Secretary of State of the State of Delaware. The determination by the board of directors will be based on a number of factors, including market conditions, existing and expected trading prices for the our common stock and the likely effect of business developments on the market price for our common stock.

     THE BOARD OF DIRECTORS HAS NOT YET MADE A DETERMINATION TO PROCEED WITH THE REVERSE SPLIT OF OUR ISSUED AND OUTSTANDING SHARES OF COMMON STOCK. NOTWITHSTANDING APPROVAL OF THE 1-FOR-[5] REVERSE SPLIT AT THE SPECIAL MEETING, THE BOARD OF DIRECTORS MAY, IN ITS SOLE DISCRETION, DETERMINE NOT TO IMPLEMENT SUCH 1-FOR-[5] REVERSE SPLIT.

REQUIRED VOTE

     To be approved by the stockholders, the proposal to implement the 1-for-[5] reverse split must receive the affirmative vote of holders of at least a majority of the outstanding shares of our common stock and series A preferred stock voting together as a class. Abstentions and broker non-votes, because they are not affirmative votes, will have the same effect as a vote against this proposal.

RECOMMENDATION

     Our board of directors has unanimously approved, and believes it is in the best interests of eXegenics that the stockholders approve, the proposal to amend the certificate of incorporation to effect a 1-for-[5] reverse split of our common stock at any time prior to the next annual meeting of stockholders.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL 3 TO AUTHORIZE THE BOARD OF DIRECTORS, IN ITS DISCRETION, TO AMEND THE CERTIFICATE OF INCORPORATION TO EFFECT A 1-FOR-[5] REVERSE SPLIT OF OUR COMMON STOCK AT ANY TIME PRIOR TO THE NEXT ANNUAL MEETING OF STOCKHOLDERS.

                              EXEGENICS PROPOSAL 4

                      APPROVAL OF AMENDMENT TO CERTIFICATE
                         OF INCORPORATION CHANGING NAME

BACKGROUND

     In connection with the merger described in Proposal 1, eXegenics intends to change its name to Accel Pharmaceuticals, Inc. Our board of directors has determined that a change in the eXegenics name is advisable to reflect the combined company's business following completion of the merger.

PROPOSAL

     Under the proposed amendment, Article First of our certificate of incorporation will be amended to read in its entirety as follows:

          "The name of the corporation is Accel Pharmaceuticals, Inc. (the "Corporation")."

     This amendment to change the name of eXegenics, if approved by the stockholders, will become effective on the date the amendment is filed with the Secretary of State of the State of Delaware. We anticipate that the filing to effect the name change will be made upon the closing of the merger and we would
simultaneously change our ticker symbol to ["          "].

     The name change will not affect the validity of currently outstanding certificates and you will not be required to tender or exchange any stock certificates that you now hold. YOU SHOULD NOT SEND ANY STOCK CERTIFICATES TO EXEGENICS OR OUR TRANSFER AGENT.

REQUIRED VOTE

     The approval of the amendment to the certificate of incorporation requires the affirmative vote of holders of at least a majority of the outstanding shares of our common stock and series A preferred stock voting together as a class. Abstentions and broker non-votes, because they are not affirmative votes, will have the same effect as a vote against this proposal.

RECOMMENDATION

     Our board of directors has unanimously approved, and believes it is in the best interests of eXegenics that the stockholders approve, the proposal to amend the certificate of incorporation to change the name of eXegenics to Accel Pharmaceuticals, Inc.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL 4 TO AUTHORIZE THE BOARD OF DIRECTORS, IN ITS DISCRETION, TO CHANGE THE NAME OF EXEGENICS TO ACCEL PHARMACEUTICALS, INC.

                              EXEGENICS PROPOSAL 5

                      APPROVAL OF AMENDMENT TO CERTIFICATE
                OF INCORPORATION ESTABLISHING A STAGGERED BOARD

BACKGROUND

     Our by-laws provide that our board of directors will have no less than three members and that the number of directors will be fixed from time to time by our board of directors. Our certificate of incorporation does not currently contain any provisions regarding the number or the term of service of our directors. The number of members of our board is currently set at seven and the directors serve in office until the next annual meeting of stockholders and their respective successors have been elected and qualified.

     We are seeking your approval to amend our certificate of incorporation to provide that our board of directors will be divided into three classes, each consisting of one-third of such directors, as nearly as may be, designated Class I, Class II and Class III. Class I directors shall initially serve until the 2003 annual meeting of stockholders, Class II directors shall initially serve until the 2004 annual meeting of stockholders, and Class III directors shall initially serve until the 2005 annual meeting of stockholders. Commencing with the annual meeting of stockholders in 2003, and at each succeeding annual stockholders' meeting, successors to the class of directors whose term expires at such annual stockholders' meeting shall be elected for a three-year term. If the number of directors is changed, an increase or decrease in such directors shall be apportioned among the classes so as to maintain the number of directors comprising each class as nearly equal as possible. In addition, the proposed amendment would provide that the provisions in our certificate of incorporation regarding the staggered board may only be amended or repealed by an affirmative vote of the holders of at least two-thirds of the outstanding shares of our common stock and series A preferred stock.

     In the event that this Proposal 5 is approved, thereby creating a staggered board, the class to which each director will be assigned will be determined by our board of directors. Our board of directors has already determined that if we consummate the merger, there will be nine directors, and Class I will be comprised of Peter Kash, Robert Easton and Douglas Watson; Class II will be comprised of Edward Miller, Gary Frashier and Ira J. Gelb, M.D.; and Class III will be comprised of Mark C. Rogers, M.D., Ronald L. Goode, Ph.D., and Mark Siegel. For a discussion of the biographical information for these individuals,
please see the sections entitled eXegenics' Management on p. [     ] and IDDS'
Management on p. [     ].

POSSIBLE BENEFITS OF A STAGGERED BOARD

     Our board of directors believes that a staggered system of electing directors would provide important benefits to eXegenics, including:

     - A staggered board will help to assure the continuity and stability of our business strategies and policies and management of our business because a majority of the board of directors at any given time will have prior experience as directors of eXegenics, and for the immediate future will have prior experience as directors of IDDS.

     - In the event of an unfriendly or unsolicited proposal to purchase a significant or controlling interest in eXegenics, a staggered board would give us the time necessary to effectively evaluate and negotiate the proposal; to study alternative proposals; to assure that stockholder value is maximized; and to assure that the interests of the stockholders are protected to the maximum extent possible.

     - A staggered board is designed to reduce the vulnerability of a company to an unsolicited takeover proposal, particularly a proposal that does not contemplate the acquisition of all of the outstanding shares, or an unsolicited proposal for the restructuring or sale of all or part of eXegenics.

POSSIBLE ANTI-TAKEOVER EFFECTS OF A STAGGERED BOARD

     Establishing a staggered board has anti-takeover implications by making it more difficult for an unsolicited takeover attempt to succeed, as obtaining control of a company through changing the composition of the board is more difficult. The proposed staggered board amendment will significantly extend the time required to effect a change of control of our board of directors and may discourage a hostile takeover bid for eXegenics. Currently, stockholders holding a plurality of the votes at a single annual meeting can effect a change in control. If we implement a staggered board of directors, a possible acquirer would be unable to obtain majority control of our board of directors for a period of at least two years, because a majority of directors cannot be elected at a single meeting. No more than one-third of the sitting board of directors would be up for election at any one annual meeting. These effects are somewhat mitigated by the ability of stockholders to remove any and all directors, with cause, at a meeting or by written consent.

     Delaware law provides that unless our certificate of incorporation proves otherwise (which it does not), directors serving on a staggered or classified board of directors may be removed by the stockholders only for cause. Currently, under our by-laws, all of our directors may be removed with or without cause by the holders of a majority of our outstanding common stock and Series A preferred stock.

     In addition, if the proposed amendment is adopted, the provision regarding a staggered board in our certificate of incorporation may only be amended or repealed by an affirmative vote of the holders of at least two-thirds of the outstanding shares of our common stock and series A preferred stock.

     Because of the additional time required to change control of the board of directors, the staggered board amendment will tend to perpetuate present management. Without the ability to obtain immediate control of our board of directors, a takeover bidder will not be able to take action to remove other impediments to its acquisition of eXegenics. Because the staggered board amendment will increase the amount of time required for a takeover bidder to obtain control of eXegenics without cooperation of the board of directors, even if the takeover bidder were to a acquire a majority of our outstanding stock, it will tend to discourage some tender offers, perhaps including some tender offers that stockholders may feel would be in their best interests. The staggered board amendment will also make it more difficult for our stockholders to change the composition of our board of directors even if the stockholders believe that such change would be desirable.

PROPOSAL

     Under the proposed amendment, our certificate of incorporation would be amended by adding a new Article ELEVENTH, which will read in its entirety as follows:

          "ELEVENTH: The Board of Directors shall be divided into three classes, each consisting of one-third of such directors, as nearly as may be, designated Class I, Class II and Class III. Class I directors shall initially serve until the 2003 annual meeting of stockholders, Class II directors shall initially serve until the 2004 annual meeting of stockholders, and Class III directors shall initially serve until the 2005 annual meeting of stockholders. Commencing with the annual meeting of stockholders in 2003, and at each succeeding annual stockholders' meeting, successors to the class of directors whose term expires at such annual stockholders' meeting shall be elected for a three-year term. If the number of directors is changed, an increase or decrease in such directors shall be apportioned among the classes so as to maintain the number of directors comprising each class as nearly equal as possible. A director shall hold office until the annual stockholders' meeting for the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, disqualification, or removal from office.

          The nomination for election of directors, resignations and removal of directors and filling of vacancies of the Board of Directors shall be governed by the terms of the Corporation's By-laws.

          Notwithstanding anything contained in this Certificate of Incorporation to the contrary, this Article ELEVENTH shall not be altered, amended or repealed except by an affirmative vote of at least two-thirds of the outstanding shares of all capital stock entitled to vote at a stockholders' meeting duly called for such purpose."

REQUIRED VOTE

     The approval of the amendment to the certificate of incorporation requires the affirmative vote of holders of at least a majority of the outstanding shares of our common stock and series A preferred stock. Abstentions and broker non-votes, because they are not affirmative votes, will have the same effect as a vote against this proposal.

RECOMMENDATION

     Our board of directors has unanimously approved, and believes it is in the best interests of eXegenics that the stockholders approve, the proposal to amend the certificate of incorporation to provide for a staggered board of directors.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL 5 TO AMEND OUR CERTIFICATE OF INCORPORATION TO PROVIDE THAT OUR BOARD OF DIRECTORS WILL BE DIVIDED INTO THREE CLASSES, EACH CONSISTING OF ONE-THIRD OF SUCH DIRECTORS, AS NEARLY AS MAY BE, DESIGNATED CLASS I, CLASS II AND CLASS III.

                              EXEGENICS PROPOSAL 6

               APPROVAL OF THE 2002 OMNIBUS STOCK INCENTIVE PLAN

BACKGROUND

     We are seeking stockholder approval of the eXegenics 2002 Omnibus Stock Incentive Plan. A copy of the 2002 Omnibus Stock Incentive Plan is attached hereto as Exhibit A-3 and should be consulted for detailed information. All statements made herein regarding the 2002 Omnibus Stock Incentive Plan are only intended to summarize it and are qualified in their entirety by reference to the stock incentive plan itself.

PURPOSE OF THE PLAN

     The eXegenics 2002 Omnibus Stock Incentive Plan is designed to promote eXegenics' long-term growth and profitability by providing eXegenics with the discretion to make stock awards to our employees, directors and consultants, and thereby to attract, retain and motivate such persons. Upon consummation of the merger and subject to stockholder approval, IDDS' stock option plan will be cancelled and we will issue, under and pursuant to the terms of the 2002 Omnibus Stock Incentive Plan, options to purchase up to 12,964,261 shares of our common stock to IDDS option holders and warrant holders in exchange for their currently outstanding IDDS options and warrants.

DESCRIPTION OF THE PLAN

     The 2002 Omnibus Stock Incentive Plan was adopted by our board of directors on September 19, 2002 subject to stockholder approval.

     We have reserved 15,200,000 (or 3,040,000 assuming the reverse stock split described in Proposal 3 is effectuated) shares of common stock for issuance under the stock incentive plan. The number of shares of common stock reserved for issuance under the stock incentive plan will automatically increase on the first trading day in January of each calendar year, beginning in calendar year 2004, by an amount equal to 3% of the total number of shares of our common stock outstanding on the last trading day in December of the preceding calendar year, but in no event will any annual increase exceed 1,000,000 shares. No participant in our stock incentive plan may be granted awards with respect to more than 1,000,000 shares of our common stock per calendar year.

     The individuals eligible to participate in our stock incentive plan include our officers and other employees, our non-employee board members and any consultants hired by us. The stock incentive plan provides for the grant of stock options, stock appreciation rights, or SARs, and direct stock grants. Stock options are the right to purchase shares of our common stock at a specified price, which may be less than, equal to or greater than the fair market value per share on the date of grant. SARs may be granted alone or in connection with another award, such as a stock option or grant of restricted stock, and provide for an appreciation distribution from us equal to the increase in the fair market value per share of common stock from a price specified on the grant date. If granted in connection with another award, exercise of the SAR will generally require the surrender of the related award. This appreciation distribution may be made in cash or in shares of common stock. Direct stock grants include the grant of performance shares which are distributable to the holder based on the achievement of specified performance targets, stock which may be purchased at a price less than, equal to or greater than the fair market value on the date of purchase, and grants of bonus stock which do not require purchase by the award recipient. Any of the direct stock grants may be restricted stock, which is subject to forfeiture by the holder (or repurchase by us) upon the occurrence of specified events, such as the holder's cessation of service prior to a specified date.

     The stock incentive plan includes an automatic option grant program for non-employee directors, under which option grants will automatically be made at periodic intervals to our non-employee board members to purchase shares of common stock at an exercise price equal to 100% of the fair market value of those shares on the grant date.

     The stock incentive plan will be administered by the compensation committee or the full board of directors, except for automatic option grants. This committee will determine which eligible individuals are to receive option grants, SARs or stock issuances, the time or times when such awards are to be made, the number of shares subject to each such award, the status of any granted option as either an incentive stock option or a non-statutory stock option under the federal tax laws, the vesting schedule to be in effect for the award and the maximum term for which any award is to remain outstanding.

     The exercise price for the shares of the common stock subject to option grants made under our stock incentive plan may be paid in cash or, with approval of the committee, in shares of common stock, including restricted shares, valued at the fair market value on the exercise date; however, such shares must have been held for at least six months prior to the date of exercise, valued at fair market value. The option may also be exercised through a same-day sale program without any cash outlay by the optionee other than for our executive officers and directors. In addition, the plan administrator may provide financial assistance to one or more optionees, other than our directors or executive officers, in the exercise of their outstanding options or the purchase of their unvested shares by allowing the individuals to deliver a full-recourse, interest-bearing promissory note in payment of the exercise price and any associated withholding taxes incurred in connection with the exercise or purchase.

     The compensation committee will have the authority to cancel outstanding options under the stock incentive plan in return for the grant of new options for the same or a different number of option shares with an exercise price per share based upon the fair market value of our common stock on the new grant date.

     In the event that we are acquired by merger or an asset sale in which we will not be the surviving entity or in which we will survive as a wholly owned subsidiary of another entity, each outstanding option will be assumed by the successor corporation unless the compensation committee determines that the options will accelerate and vest in full prior to such transaction. Alternatively, the committee may cancel the options and pay each holder cash or securities equal, for each cancelled option share, to the per share consideration received by our stockholders in the transaction less the exercise price of the option share. The compensation committee will have complete discretion to structure one or more awards so those awards will vest in full or in part in connection with such a transaction, upon the holder's cessation of service within a specified period following such a transaction or under other circumstances as determined by the compensation committee in its discretion.

     The compensation committee may also grant awards subject to accelerated vesting in connection with a successful tender offer for more than 50% of our outstanding voting stock or a change in the majority of our board through one or more contested elections for board membership. Such accelerated vesting may occur either at the time of such transaction or upon the subsequent termination of the individual's service.

     [Under the automatic option grant program, each individual who first becomes a non-employee board member at any time after the closing of this offering will automatically receive an option grant for 12,500 shares of our common stock on the date such individual joins the board, if such individual has not been under our prior employ, except for our chairman who shall receive an option grant for 25,000 shares of our common stock. In addition, on the date of each annual stockholders meeting held after the closing of this offering, each non-employee board member who is to continue to serve as a non-employee board member, including each current non-employee board member, will automatically be granted an option to purchase 12,500 shares of our common stock, except for our chairman who shall receive an option grant for 25,000 shares of our common stock, if such individual has served on the board for at least six months.]

     [Each automatic grant will have an exercise price per share equal to the fair market value per share of our common stock on the grant date and will have a term of ten years, subject to earlier termination following the optionee's cessation of board service. The option will be immediately exercisable for all of the option shares; however, we may repurchase, at the lower of the exercise price paid per share and the fair market value at the time of repurchase, any shares purchased under the option which are not vested at the time of the optionee's cessation of board service. The shares subject to each initial 12,500 or 25,000 share automatic option grant, as applicable, will vest in a series of four successive annual installments upon the optionee's completion of each year of board service over the four-year period measured from the grant date. The shares subject to each annual share automatic option grant will vest upon the optionee's completion of one year of board service measured from the grant date. However, the shares subject to each automatic option grant will immediately vest in full upon certain changes in control or ownership or upon the optionee's death or disability while a board member.]

     The board may amend or modify the stock incentive plan at any time, subject to any required stockholder approval. The stock incentive plan will terminate no later than September 18, 2012.

FEDERAL INCOME TAX CONSEQUENCES

     BECAUSE OF THE COMPLEXITY OF THE FEDERAL INCOME TAX LAWS AND THE VARIED APPLICABILITY OF STATE, LOCAL AND FOREIGN INCOME TAX LAWS, THE FOLLOWING DISCUSSION OF TAX CONSEQUENCES IS GENERAL IN NATURE AND RELATES SOLELY TO FEDERAL INCOME AND EMPLOYMENT TAX MATTERS. [PARTICIPANTS ARE ADVISED TO CONSULT THEIR PERSONAL TAX ADVISORS BEFORE PURCHASING ANY STOCK UNDER THE TERMS OF THE PLAN]. IN ADDITION, THE FOLLOWING SUMMARY IS BASED UPON AN ANALYSIS OF THE INTERNAL REVENUE CODE OF 1986, AS CURRENTLY IN EFFECT, JUDICIAL DECISIONS, ADMINISTRATIVE RULINGS, REGULATIONS AND PROPOSED REGULATIONS, ALL OF WHICH ARE SUBJECT TO CHANGE.

     Options granted under the 2002 Omnibus Stock Incentive Plan may be either incentive stock options or non-qualified stock options. The recipient of an incentive stock option does not incur ordinary taxable income at the time of grant or exercise of the option provided that the recipient exercise such incentive stock option in accordance with the applicable provisions of the Internal Revenue Code of 1986. However, the optionee may incur alternative minimum tax upon exercise of the option. We are not entitled to a tax deduction at the time of exercise of an incentive stock option regardless of the applicability of the alternative minimum tax. Upon the sale or exchange of the shares at least one year after receipt of shares by the optionee and two years after grant of the incentive stock option, any gain is generally taxed as a long-term capital gain. If these holding periods are not satisfied, the optionee recognizes ordinary taxable income upon exercise equal to the difference between the exercise price and the lower of the fair market value of the stock at the date of the option exercise or the sale price of the stock. In turn, we are entitled to a tax deduction for the amount of the ordinary income recognized by the optionee.

     Options which do not qualify as incentive stock option are non-qualified stock options. An optionee generally does not recognize taxable income at the time of grant of a non-qualified stock option. However, upon exercise, the optionee does recognize ordinary taxable income equal to the excess of the fair market value of the shares at the time of exercise over the exercise price. The income recognized by an optionee who is also an employee of eXegenics is subject to income tax withholding.

PROPOSAL

     In Proposal 6, our stockholders are being asked to approve the eXegenics 2002 Omnibus Stock Incentive Plan.

     You are urged to read the 2002 Omnibus Stock Incentive Plan, which is attached hereto as Exhibit A-3, in its entirety.

REQUIRED VOTE

     The approval of eXegenics 2002 Omnibus Stock Incentive Plan requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the special meeting. Abstentions are treated as shares present or represented and entitled to vote at the special meeting and will have the same effect as a vote against this proposal. Broker non-votes are not deemed to be present and represented and are not entitled to vote, and therefore will have no effect on the outcome of this proposal.

RECOMMENDATION

     Our board of directors has unanimously approved, and believes that it is in the best interests of eXegenics that the stockholders approve, the proposal to approve the eXegenics 2002 Omnibus Stock Incentive Plan.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THIS PROPOSAL 6 TO APPROVE THE EXEGENICS 2002 OMNIBUS STOCK INCENTIVE PLAN.

                              EXEGENICS PROPOSAL 7

          APPROVAL OF THE EXEGENICS 2002 EMPLOYEE STOCK PURCHASE PLAN

BACKGROUND

     We are seeking stockholder approval of the eXegenics 2002 Employee Stock Purchase Plan. A copy of the 2002 Employee Stock Purchase Plan is attached hereto as Exhibit A-4 and should be consulted for detailed information. All statements made herein regarding the 2002 Employee Stock Purchase Plan are only intended to summarize it and are qualified in their entirety by reference to the 2002 Employee Stock Purchase Plan itself.

PURPOSE OF THE PLAN

     The 2002 Employee Stock Purchase Plan is designed to promote eXegenics' long-term growth and profitability by allowing our eligible employees to purchase shares of our common stock, at regular intervals, with their accumulated payroll deductions, and thereby to attract, retain and motivate such persons.

DESCRIPTION OF THE PLAN

     The 2002 Employee Stock Purchase Plan was adopted by our board of directors
on           , 2002, subject to stockholder approval.

     A specific number of shares will be made available for issuance over the term of the plan, subject to periodic adjustment for changes in the outstanding common stock occasioned by stock splits, stock dividends, recapitalizations or other similar changes affecting the outstanding common stock. We will initially
reserve           shares of our common stock for issuance under the plan. The reserve will automatically increase on the first trading day in January of each calendar year, beginning in calendar year 2003, by an amount equal to % of the total number of shares of our common stock outstanding on the last trading day in December in the prior calendar year. In no event will any such annual
increase exceed           shares.

     The plan will have a series of successive overlapping offering periods, with a new offering period beginning on the first business day of [May] and [November] of each year. Each offering period will have a duration of 24 months, unless otherwise determined by the [compensation committee]. However, the initial offering period may have a duration in excess of 24 months and will start on the date [Insert

Effective Date] and will end on the last business day in [          ]. The next
offering period will start on the first business day in           and will also
end on the last business day of           .

     Individuals scheduled to work more than eight hours per week for more than five calendar months per year may join an offering period on the start date of that period. However, employees may participate in only one offering period at a time.

     A participant may contribute up to 15% of his or her cash earnings through payroll deductions, and the accumulated deductions will be applied to the purchase of shares on each semi-annual purchase date. The purchase price per share will be equal to 85% of the fair market value per share on the start date of the offering period in which the participant is enrolled or, if lower, 85% of the fair market value per share on the semi-annual purchase date. Semi-annual purchase dates will occur on the last business day of [April] and [October] of
each year. However, a participant may not purchase more than [          ] shares
on any purchase date, and not more than           shares may be purchased in
total by all participants on any purchase date. Our compensation committee or board of directors will have the authority to change these limitations for any subsequent offering period.

     Participation will terminate immediately upon the individual's cessation of employment or loss of eligibility status, and the payroll deductions collected for the period will be immediately refunded.

     If the fair market value per share of our common stock on any semi-annual purchase date within a particular offering period is less than the fair market value per share on the start date of that offering period, then the participants in that offering period will automatically be transferred and enrolled in the new two-year offering period which will begin on the next business day following such purchase date.

     If we are acquired by merger or a sale of substantially all of our assets or more than 50% of our outstanding voting securities, then all outstanding purchase rights will automatically be exercised immediately prior to the effective date of the acquisition. The purchase price in effect for each participant will be equal to 85% of the market value per share on the start date of the offering period in which the participant is enrolled at the time the acquisition occurs or, if lower, 85% of the fair market value per share immediately prior to the acquisition.

     The plan will terminate no later than ten years after the date it becomes effective. The board may at any time following the close of any six-month purchase interval amend, suspend or discontinue the plan, subject to any required stockholder approval.

FEDERAL INCOME TAX CONSEQUENCES

     BECAUSE OF THE COMPLEXITY OF THE FEDERAL INCOME TAX LAWS AND THE VARIED APPLICABILITY OF STATE, LOCAL AND FOREIGN INCOME TAX LAWS, THE FOLLOWING DISCUSSION OF TAX CONSEQUENCES IS GENERAL IN NATURE AND RELATES SOLELY TO FEDERAL INCOME AND EMPLOYMENT TAX MATTERS. PARTICIPANTS ARE ADVISED TO CONSULT THEIR PERSONAL TAX ADVISORS BEFORE PURCHASING ANY STOCK UNDER THE TERMS OF THE 2002 EMPLOYEE STOCK PURCHASE PLAN. IN ADDITION, THE FOLLOWING SUMMARY IS BASED UPON AN ANALYSIS OF THE INTERNAL REVENUE CODE OF 1986, AS CURRENTLY IN EFFECT, JUDICIAL DECISIONS, ADMINISTRATIVE RULINGS, REGULATIONS AND PROPOSED REGULATIONS, ALL OF WHICH ARE SUBJECT TO CHANGE.

     The plan is designed to qualify as an employee stock purchase plan under Internal Revenue Code Section 423. Under the plan, no taxable income is reportable by the participant upon either the grant of the purchase right or the periodic purchase of common stock pursuant to that right. For participants who sell their shares within two years after the start date of the offering period in which those shares were purchased or within one year after the actual purchase date of the shares, the gain realized upon such sale will be taxed, in general, as follows:

     - ordinary income equal to the excess of (i) the market price of the shares on the purchase date over (ii) the purchase price paid for such shares.

     - capital gain equal to the appreciation in value of the shares between the purchase date and the sale date, with such gain to be long-term if the shares are held for more than one year.

     For participants who sell shares more than two years after the start date of the offering period in which those shares were purchased and more than one year after the actual purchase date, the profit realized upon subsequent sale of the shares will be taxed as follows:

     - ordinary income equal to 15% of the market price of the shares on the start date of the offering period.

     - long-term capital gain equal to the amount by which the selling price of the shares exceeds the sum of (i) the purchase price paid for such shares plus (ii) the ordinary income recognized above.

PROPOSAL

     In Proposal 7, our stockholders are being asked to approve the eXegenics Employee Stock Purchase Plan.

     You are urged to read the 2002 Employee Stock Purchase Plan, which is attached hereto as Exhibit A-4, in its entirety.

REQUIRED VOTE

     The approval of the eXegenics 2002 Employee Stock Purchase Plan requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the special meeting. Abstentions are treated as shares present or represented and entitled to vote at the special meeting and will have the same effect as a vote against this proposal. Broker non-votes are not deemed to be present and represented and are not entitled to vote, and therefore will have no effect on the outcome of this proposal.

RECOMMENDATION

     Our board of directors has unanimously approved, and believes that it is in the best interests of eXegenics that the stockholders approve, the proposal to approve the eXegenics 2002 Employee Stock Purchase Plan

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THIS PROPOSAL 7 TO APPROVE THE EXEGENICS 2002 EMPLOYEE STOCK PURCHASE PLAN.

                    THE SPECIAL MEETING OF IDDS STOCKHOLDERS

     In this section, "The Special Meeting of IDDS Stockholders," references to "we," "us," "our" and "ours" refer to Innovative Drug Delivery Systems, Inc.
(IDDS)

     General. The IDDS board of directors is using this document to solicit proxies from the holders of IDDS common stock and Series A and Series B convertible preferred stock for use at the special meeting of IDDS stockholders and any adjournment or postponement thereof. We are mailing this document and
accompanying form of proxy to IDDS stockholders on or about           , 2002.

     The Agreement and Plan of Merger and Reorganization, including some of the exhibits thereto, is attached to this joint proxy statement/prospectus as Annex
A. For further information, you can also refer to the sections entitled "The
Merger" on page   and "The Merger Agreement" on page   .

     Date, Time and Place. The accompanying proxy is solicited by the IDDS board of directors for use at the special meeting of IDDS stockholders to be
held on           , 2002, at   a.m., local time, or at any adjournment thereof,
for the purposes set forth in this document and in the accompanying Notice of
Special Meeting of Stockholders. The special meeting will be held at           ,
located at           . These proxy solicitation materials are being mailed on or
about           , 2002 to all stockholders entitled to vote at the special meeting.

     Matters to be considered at the Meeting. To approve the merger, the merger agreement and related transactions; and transact such other business as may properly come before the meeting, and any adjournment or postponement thereof.

     Record Date; Outstanding Shares.  IDDS stockholders of record at the close
of business on           , 2002 (as the record date for such meeting) are
entitled to notice of and to vote at the special meeting. As of the record date, IDDS had outstanding 9,960,427 shares of common stock, 4,014,125 shares of Series A convertible preferred stock, and 989,991 shares of Series B convertible preferred stock.

     Stockholders Entitled to Vote. When the common stock and preferred stock vote together as a single class, each share of IDDS common stock has one vote and each share of IDDS preferred stock has the number of votes that the holder of such share would have if the shares were converted into shares of IDDS common stock.

     Quorum; Abstentions. The required quorum, in person or by proxy, for the transaction of business at the special meeting of IDDS is a majority of the votes eligible to be cast by the holders of IDDS common stock and preferred stock issued and outstanding on the record date. Shares that are voted "For," "Against" or "Abstain" on a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the special meeting with respect to such matter. Abstentions will have the same effect as a vote against the merger and the merger agreement.

     Vote Required. Approval of the proposal to approve the merger and merger agreement requires the affirmative vote of at least a majority of the outstanding voting power of the IDDS common stock and preferred stock voting together as a single class.

     Share Ownership of IDDS Management and Certain Principal
Stockholders.  IDDS directors, officers and principal stockholders beneficially
owned      shares of IDDS common stock and preferred stock on an as converted basis on the record date, including exercisable options. These shares represent
in total approximately of   % of the voting securities.

     Expenses of Proxy Solicitation. The cost of soliciting proxies will be borne by IDDS. Proxies may be solicited by IDDS' directors, officers and regular employees, without additional compensation, personally or by telephone, telefax, e-mail or otherwise. None of the directors, officers or employees of IDDS will be directly compensated for such services.

     Voting of Proxies. Holders of IDDS common stock and preferred stock may vote in person by ballot at the IDDS special meeting or by submitting a proxy. We recommend you submit your proxy even if you plan to attend the IDDS special meeting. If you attend the special meeting, you may vote by ballot, thereby canceling any proxy previously submitted. Voting instructions are included on your proxy card. If you properly give your proxy and submit it to IDDS in time to vote, one of the individuals named as your proxy will vote your shares as you have directed. You may vote for or against the proposals or abstain from voting.

     How to Vote by Proxy. To submit your proxy, simply mark your proxy, date and sign it, and return it by U.S. mail to Michelle Carroll, Manager of Investor Relations in the postage-paid envelope provided. If the envelope is missing, please address your completed proxy card to Innovative Drug Delivery Systems,
Inc., Proxy Solicitation, [          ].

     DO NOT SEND IN ANY STOCK CERTIFICATES WITH YOUR PROXY CARD. The exchange agent will mail transmittal forms with instructions for the surrender of stock certificates for IDDS common stock and preferred stock to former IDDS stockholders as soon as practicable after the completion of the merger.

     Revocability of Proxies. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted:

          (i) by timely delivering to IDDS a duly executed proxy bearing a later date;

          (ii) by timely delivering to IDDS a written notice to the IDDS Secretary of revocation before the special meeting; or

          (iii) by attending the special meeting and voting in person by ballot.

     IDDS' board of directors does not know of any other matters that are not referred to in this joint proxy statement/prospectus to be presented for action at the special meeting. If any other matters are properly brought before the meeting, the persons named in the proxies will have discretion to vote on such matters in accordance with their best judgment.

     Recommendation of the IDDS Board of Directors. The IDDS board of directors believes the merger is advisable, fair to you and in your best interests. The IDDS board of directors recommends that you vote FOR the proposal to approve the merger and adopt the merger agreement.

                     DESCRIPTION OF EXEGENICS CAPITAL STOCK

AUTHORIZED STOCK

     The authorized capital stock of eXegenics consists of 30,000,000 shares of common stock, par value $.01 per share, and 10,000,000 shares of preferred stock, par value $.01 per share.

COMMON STOCK

     Of the authorized common stock, 15,673,286 shares are currently outstanding
and are held by [          ] record holders [excluding 511,200 shares of
treasury stock]. Subject to the prior rights of the holders of any shares of preferred stock currently outstanding or which may be issued in the future, the holders of the common stock are entitled to receive dividends from funds of eXegenics legally available therefor when, as and if declared by our board of directors, and are entitled to share ratably in all of our assets available for distribution to holders of common stock upon the liquidation, dissolution or winding-up of the affairs of eXegenics subject to the liquidation preference, if any, of any then outstanding shares of preferred stock of eXegenics. Holders of the common stock do not have any preemptive, subscription, redemption or conversion rights. Holders of the common stock are entitled to one vote per share on all matters which they are entitled to vote upon at meetings of stockholders or upon actions taken by written consent pursuant to Delaware corporate law. The holders of common stock do not have cumulative voting rights, which means that the holders of a plurality of the outstanding shares can elect all of our directors although one proposal at the meeting is to seek approval to stagger the board terms. All of the shares of the common stock currently issued and outstanding are, and any shares of common stock to be issued upon the consummation of the merger, when paid for in accordance with the terms hereof will be, fully-
paid and nonassessable. No dividends have been paid to holders of the common stock since our incorporation, and no, cash dividends are anticipated to be declared or paid in the reasonably foreseeable future. See section entitled
"Dividend Policy" on page   .

PREFERRED STOCK

     Our board of directors has the authority, without further action by the holders of the outstanding common stock, to issue preferred stock from time to time in one or more classes or series, to fix the number of shares constituting any class or series and the stated value thereof, if different from the par value, as to fix the terms of any such series or class, including dividend rights, dividend rates, conversion or exchange rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price and the liquidation preference of such class or series. eXegenics presently has one series of preferred stock outstanding, designated as eXegenics series A convertible preferred stock (the "series A preferred stock"). We have no present plans to issue any other series or class of preferred stock. The designations, right and preferences of the series A preferred stock is set forth in the certificate of designations of series A convertible preferred stock, which has been filed with the Secretary of State of the State of Delaware.

     Series A Preferred Stock. Of the authorized preferred stock, 828,023 shares have been designated series A preferred stock, all of which are currently
issued and outstanding and held by [          ] stockholders. Dividends are
payable on the series A preferred stock in the amount of $.25 per share, payable annually arrears. At the option of our board of directors, dividends will be paid either (i) wholly or partially in cash or (ii) in newly issued shares of series A preferred stock valued at $2.50 per share to the extent cash dividend is not paid.

     Holders of series A preferred stock have the right to convert their shares, at their option exercisable at any time, into shares of common stock of eXegenics on a one-for-one basis subject to anti-dilution adjustments. These anti-dilution adjustments are triggered in the event of any subdivision or combination of our outstanding common stock, any payment by us of a stock dividend to holders of our common stock or other occurrences specified in the certificate of designations relating to the series A preferred stock. We may elect to convert the series A preferred stock into common stock or a substantially equivalent preferred stock in the case of a merger or consolidation in which eXegenics does not survive, a sale of all or substantially all of our assets or a substantial reorganization of us.

     Each share of series A preferred stock is entitled to one vote on all matters on which the common stock has the right to vote. Holders of series A preferred stock are also entitled to vote as a separate class on any proposed adverse change in the rights, preferences or privileges of the series A preferred stock and any increase in the number of authorized shares of series A preferred stock. In the event of any liquidation or winding up of eXegenics, the holders of the series A preferred stock will be entitled to receive $2.50 per share plus any accrued and unpaid dividends before any distribution to the holders of the common stock.

ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF OUR CERTIFICATE OF INCORPORATION, OUR BY-LAWS AND DELAWARE LAW

     Delaware Statute. We are subject to Section 203 of the Delaware General Corporation law, which prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

     - prior to such date, our board of directors approves either the business combination or the transaction that resulted in the stockholder's becoming an interested stockholder;

     - upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of our outstanding voting stock, excluding shares held by directors, officers and certain employee stock plans; or

     - on or after the consummation date, the business combination is approved by our board of directors and by the affirmative vote at an annual or special meeting of eXegenics stockholders holding of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

     For purposes of Section 203, a "business combination" includes, among other things, a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is generally a person who, together with affiliates and associates of such person:

     - owns 15% or more of outstanding voting stock; or

     - is an affiliate or associate of eXegenics and was the owner of 15% or more of our outstanding voting stock at any time within the prior three years.

     Certificate of Incorporation and By-laws Provisions. Our amended and restated certificate of incorporation and amended and restated By-laws include provisions that, among others, could have the effect of delaying, deferring, or discouraging potential acquisition proposals and could delay or prevent a change of control of eXegenics. The provisions in our certificate of incorporation and By-laws that may have such effect include:

     - Preferred Stock. As noted above, our board of directors, without stockholder approval, has the authority under our certificate of incorporation to issue preferred stock with rights superior to the rights of the holders of common stock. As a result, we could issue preferred stock quickly and easily, which could adversely affect the rights of holders of our common stock and could be issued with terms calculated to delay or prevent a change of control or make removal of management more difficult.

     - Election and Removal of Directors. Directors may be removed by the affirmative vote of the holders of at least a majority of the voting power of all of the outstanding shares of capital stock of the corporation entitled to vote thereon, voting together as a single class. Upon receipt of stockholder approval, we plan to institute a staggered board, see the section entitled "eXegenics Management -- Board of
       Directors" beginning on page   .

     - Stockholder Meetings. Under our certificate of incorporation and By-laws, special meetings of our stockholders may be called only by the vote of a majority of the entire board. Our stockholders may not call a special meeting of the stockholders.

     - Requirements for Advance Notification of Stockholder Nominations and Proposals. Our By-laws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee thereof.

TRANSFER AGENT AND WARRANT AGENT

     The transfer agent for our common stock is the American Stock Transfer and Trust Company.

NASDAQ SMALLCAP MARKET LISTING

     Our common stock is listed on the Nasdaq SmallCap Market under the symbol
"EXEG." See the Risk Factors relating to our Nasdaq listing on pages      and
     .

              COMPARISON OF RIGHTS OF HOLDERS OF IDDS COMMON STOCK
                          BEFORE AND AFTER THE MERGER

     eXegenics and IDDS are each incorporated under the laws of the state of Delaware. If the merger is completed, holders of IDDS common stock and preferred stock will become holders of eXegenics' common stock, and the rights of these former IDDS stockholders will be governed by Delaware law, and eXegenics' certificate of incorporation and bylaws, as respectively amended. However, since both eXegenics and IDDS are incorporated under Delaware law, the rights of holders of IDDS common stock will not be materially altered by the merger with respect to Delaware law. Therefore, this section only describes material differences between the rights of holders of eXegenics common stock and IDDS common stock under the companies' respective certificates of incorporation and bylaws. While eXegenics and IDDS believe that these descriptions address the material differences, this summary may not contain all of the information that is important to IDDS stockholders. This summary does not purport to be a complete statement of the rights of holders of shares of eXegenics common stock under applicable Delaware law or eXegenics' certificate of incorporation or bylaws or a comprehensive comparison with the rights of the holders of shares of IDDS common stock under applicable Delaware law or IDDS' certificate of incorporation or bylaws, or a complete description of the specific provisions referred to herein. These stockholders should carefully read this entire document and the documents referred to in this summary for a more complete understanding of the differences between the rights of eXegenics stockholders and those of IDDS stockholders.

     Although the material terms of the bylaws of eXegenics and IDDS are summarized below, you are encouraged to read in its entirety the text of
eXegenics' and IDDS' bylaws that are included in this document as           .
eXegenics' and IDDS' stockholders should also refer to the section entitled "The Special Meeting of eXegenics Stockholders" and each of the stockholder proposals numbered 2, 4 and 5 for a description of the amendments to eXegenics certificate of incorporation which will occur at or immediately before the effective date.

AUTHORIZED CAPITAL STOCK

     eXegenics is currently authorized to issue up to 30,000,000 shares of common stock and 10,000,000 shares of preferred stock. Upon the merger and stockholder approval, the number of authorized shares of eXegenics common stock will be increased to 90,000,000. For detailed description of the rights of the holders of eXegenics common stock, please refer to the section entitled
"Description of eXegenics Capital Stock" beginning on page           .

     IDDS is authorized to issue up to 28,000,000 shares of common stock and 6,500,000 shares of preferred stock, of which 4,500,000 shares of preferred stock have been designated as Series A Convertible Preferred Stock, and 1,351,350 shares of preferred stock have been designated as Series B Convertible Preferred Stock.

COMPARISON OF RIGHTS OF HOLDERS OF IDDS COMMON STOCK AND EXEGENICS COMMON STOCK

     Pursuant to the merger agreement, the holders of each series of IDDS preferred stock will be required to convert their shares of preferred stock for IDDS common stock upon the election of a majority of such preferred holders notifying IDDS of their election for conversion. A majority of preferred stockholders of IDDS are expected to seek to convert their shares of IDDS preferred stock to common stock. Therefore, the holders of preferred stock will become holders of IDDS common stock immediately prior to or simultaneously with the consummation of the merger and upon consummation of the merger, will receive eXegenics common stock in exchange for their shares of IDDS common stock.

COMPARISON OF CERTIFICATE OF INCORPORATION AND BYLAWS OF EXEGENICS AND IDDS

  DATE OF ANNUAL STOCKHOLDER MEETINGS

     Under eXegenics' amended and restated bylaws and IDDS' bylaws, respectively, the annual meeting of stockholders is required to be held on such date and at such time as may be designated from time to time by the board of directors.

  SPECIAL MEETINGS

     Special meetings of eXegenics' stockholders may only be called by a majority of the whole board of directors of eXegenics. Stockholders may not call a special meeting.

     Under IDDS' bylaws, the board of directors or a committee of the board or an officer of IDDS so designated and authorized by resolution of the board or the bylaws may call special meetings of stockholders at any time.

  NOTICE REQUIREMENTS FOR MEETINGS

     Under eXegenics bylaws written notice shall be given to each stockholder entitled to vote of the date, time and place and the general nature of the business to be considered at the meeting not less than ten nor more than sixty days before the date of the meeting.

     Under IDDS' bylaws, notice shall be given to each stockholder of the date, time and place of the meeting, and in the case of a special meeting, the purpose for which the meeting is being called, not less than ten nor more than sixty days prior to the date of the meeting.

  Business and Nominations Properly Brought Before the Annual or Special Meeting of Stockholders.

     eXegenics' bylaws require its stockholders to provide timely written notice to eXegenics' secretary to bring business or nominations before an annual meeting or for nominations to be brought before a special meeting. To be timely, a stockholder's notice pertaining to an annual meeting will need to be delivered to or mailed and received at eXegenics' principal executive offices not later than the close of business on the fifty-fifth day nor earlier than the close of business on the seventy-fifth day prior to the first anniversary of the date on which eXegenics' first mailed its proxy materials for the preceding year's annual meeting, or the Anniversary Date; provided, however, that in the event that the date of the annual meeting is more than thirty days before or more than sixty days after the Anniversary Date, notice must be delivered (1) not later than the close of business on the fifty-fifth day nor earlier than the close of business on the seventy-fifth day prior to the Anniversary Date or (2) by the close of business on the tenth day following the day eXegenics makes a public announcement of the date of such annual meeting will be held. To be timely, a stockholder's notice pertaining to a special meeting held for the purpose of electing one or more directors to the Board must be delivered to the eXegenics' secretary at the principal executive offices not later than the close of business on the fifty-fifth day nor earlier than the close of business on the seventy-fifth day prior to such special meeting date or by the close of business on the tenth day following the day eXegenics makes a public announcement of the date of such special meeting will be held and of the nominees proposed by the Board for election at such meeting. The stockholder's notice to eXegenics' secretary will need to include:

     - a brief description of the business to be brought and the reasons for conducting such business;

     - the name and address, as they appear in eXegenics' records, of the stockholder proposing the business;

     - the class and number of shares of eXegenics' stock beneficially owned by the stockholder;

     - any material interest of the stockholder in such business;

     - for each person whom a stockholder proposes to nominate for election or re-election, all information relating to such person as required to be provided in solicitation of proxies for election of directors, or other required pursuant to Regulation 14A under the Exchange Act; and

     - whether such stockholder or beneficial owner intends to deliver a proxy statement or form of proxy to holders of, in the case of a proposal, at least the percentage of eXegenics' voting shares required under applicable law to carry the proposal or, in case of a nomination, a sufficient number of holder of eXegenics' voting shares to elect such nominee.

     In addition, in order to include information with respect to a stockholder proposal in the proxy statement and form of proxy for a stockholder's meeting, stockholders will need to provide notice as required by the regulations under the Exchange Act if those regulations require notice that is different from the notice described above.

     IDDS' bylaws do not contain a specific notice provision regarding stockholders bringing business before a meeting or with respect to director nominations.

  CONSENT OF STOCKHOLDERS WITHOUT A MEETING

     Any eXegenics stockholder of record seeking to have stockholders authorize or take corporate action by written consent shall upon written notice to the eXegenics' secretary, request the board of directors to fix a record date. The board shall set a record date within ten days after the date of the request or if the board shall fail to do so, the record date shall be the first date on which a signed written consent setting forth the action taken or proposed is delivered to eXegenics through its registered office in the State of Delaware, its principal office or an officer of eXegenics.

     Under IDDS' bylaws, any action required or permitted to be taken at an annual or special meeting of stockholders may be taken without a meeting, if a consent in writing setting forth the action so taken is signed by the holders not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote were present and voted.

  SIZE OF THE BOARD

     eXegenics' bylaws provide that the size of eXegenics' board of directors shall not be less than three and shall be fixed from time to time exclusively by action of the whole board of directors. Upon the merger, eXegenics' board will consist of nine directors and subject to stockholder approval, such board will be divided into three classes with different expiry terms.

     Under IDDS' bylaws, the board shall consist of one or more members, which may be changed from time to time by resolution of the board. Currently, IDDS' board of directors consists of eight directors.

  REMOVAL OF DIRECTORS

     eXegenics' bylaws provide that the entire board or any individual member of the board may be removed from office at any time by the affirmative vote of the holders of at least a majority of eXegenics' outstanding shares entitled to vote, voting as a single class.

     Under IDDS' bylaws, IDDS directors or the entire board may be removed with or without cause by a vote of a majority of the holders of shares then entitled to vote at an election of directors.

  VACANCIES ON THE BOARD

     eXegenics' bylaws provides that vacancies on the board of directors or any committee or office, may be filled by a majority of the directors then in office, even if less than a quorum.

     Under IDDS' bylaws, vacancies on IDDS' board of directors, including any vacancies created by an increase in the number of directors, may be filled by a vote of the majority of remaining directors then in office, even if less than a quorum, or by a sole remaining director.

  MEETINGS OF DIRECTORS

     eXegenics' bylaws provide that the board of directors must hold an annual meeting immediately following the annual meeting of stockholders.

     IDDS' bylaws provide for regular meetings of the board of directors, but do not require the board to hold an annual meeting.

  SPECIAL MEETINGS OF DIRECTORS

     eXegenics' bylaws provide that a special meeting of the board of directors may be called by or at the request of the president or any two directors of eXegenics, and that notice must be given at least 48 hours prior to the time fixed for the special meeting.

     Under IDDS' bylaws, a special meeting may be called by or at the request of the chairman of the board, the president or two directors of IDDS, and that notice must be given at least 48 hours prior to the time of the holding of such meeting, regardless of the form of notice.

  QUORUM OF THE BOARD FOR THE TRANSACTION OF BUSINESS

     The respective bylaws of eXegenics and IDDS provide that a majority of directors in office constitutes a quorum for the transaction of business at any meeting of the board of directors.

  AMENDMENT OF THE BYLAWS

     The bylaws of eXegenics may be amended by the affirmative vote of a majority of the whole board of directors or by the affirmative vote of at least sixty-six and two-thirds percent of the voting power of all of the outstanding shares of capital stock of eXegenics entitled to vote, voting together as a single class.

     The bylaws of IDDS may be amended by a vote of a majority of the directors then in office or by a majority of the holders of the outstanding shares of voting stock of IDDS, at an annual meeting of stockholders or at a special meeting of stockholders. Any bylaw made or altered by the stockholders may be altered or repealed by the board or may be altered or repealed by the stockholders.

  INDEMNIFICATION AND DIRECTOR'S LIABILITY

     Under eXegenics' current certificate of incorporation and bylaws, eXegenics is required to indemnify all persons whom it may indemnify pursuant to Section 145 of the Delaware General Corporation Law to the fullest extent permitted by such section. In addition, under eXegenics current certificate of incorporation and bylaws, the personal liability of eXegenics' directors is eliminated to the fullest extent permitted by law, except for (1) any breach of a director's duty of loyalty, (2) under section 174 of the Delaware General Corporation Law, (3) or any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, or (4) any transaction from which the director derived an improper personal benefit.

     Under IDDS' certificate of incorporation and bylaws, IDDS is required to indemnify all persons whom it may indemnify pursuant to Section 145 of the Delaware General Corporation Law to the fullest extent permitted by such section. In addition, under IDDS' current certificate of incorporation and bylaws, the personal liability of IDDS' directors is eliminated to the fullest extent permitted by paragraph 7 of subsection (b) of Section 102 of the Delaware General Corporation Law. Under IDDS' bylaws, IDDS may purchase and maintain insurance on behalf of each director and officer against any liability asserted against or incurred by such director or officer whether or not IDDS would have the power to indemnify such director or officer against such liability.

                                 LEGAL MATTERS

     The validity of the shares of eXegenics common stock offered by this joint proxy statement/ prospectus will be passed upon for eXegenics by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., New York, New York. Thelen Reid & Priest, LLP, New York, New York is acting as counsel to the board of directors of IDDS in connection with certain legal matters relating to the merger, the merger agreement and the transactions contemplated thereby. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. and Thelen Reid & Priest, LLP will deliver opinions concerning the qualification of the merger as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

                                    EXPERTS

     The financial statements of eXegenics at December 31, 2001, and for the year ended December 31, 2001, included in the proxy statement of eXegenics, which is referred to and made a part of this prospectus and registration statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The financial statements of eXegenics at December 31, 2000, and for the years ended December 31, 1999 and 2000, included in the proxy statement of eXegenics, which is referred to and made a part of this prospectus and registration statement, have been audited by Eisner LLP (formerly Richard A. Eisner & Company, LLP), independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The financial statements of IDDS as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001 included in this joint proxy statement/prospectus, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on authority of said firm as experts in auditing and accounting.

                                 OTHER MATTERS

     Representatives of Ernst & Young LLP are expected to be present at the special meeting of eXegenics stockholders with the opportunity to make statements if they so desire. Representatives of PricewaterhouseCoopers LLP are expected to be present at the special meeting of IDDS stockholders with the opportunity to make statements if they so desire. In each case, such representatives are also expected to be available to respond to appropriate questions.

     We know of no matters to be presented at either special meeting other than the matters described in this document. However, if any other matters do come before the meetings, it is intended that the holders of the proxies will vote on such matters in their discretion.

                             STOCKHOLDER PROPOSALS

     Pursuant to Rule 14a-8 under the Exchange Act of 1934, as amended, stockholders may present proper proposals for inclusion in eXegenics' proxy statement and for consideration at the 2003 annual meeting of stockholders by submitting their proposals to eXegenics in a timely manner. The deadline for timely receipt of stockholder proposals is December 13, 2002.

     If eXegenics does not receive notice of any matter to be considered for presentation at the 2003 meeting, although not included in the proxy statement, by February 26, 2003, management proxies may confer discretionary authority to vote on the matters presented at the annual meeting by a stockholder in accordance with Rule 14a-4 under the Securities Exchange Act of 1934, as amended. All stockholder proposals should be marked for the attention of Controller, eXegenics Inc., 2110 Research Row, Dallas, Texas 75235.

                      WHERE YOU CAN FIND MORE INFORMATION

     eXegenics files reports, proxy statements and other information with the SEC. Copies of these reports, proxy statements and other information may be inspected and copied at the following public reference facility maintained by the SEC:

     Judiciary Plaza
     Room 1024
     450 Fifth Street, N.W.
     Washington, D.C. 20549

     Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy statements and other information regarding each of us. The address of the SEC website is http://www.sec.gov.

     Reports, proxy statements and other information concerning eXegenics may also be inspected at: The National Association of Securities Dealers, 1735 K Street N.W., Washington, D.C. 20006.

     eXegenics has filed a registration statement under the Securities Act with the SEC with respect to the eXegenics common stock to be issued to IDDS stockholders in the merger. This joint proxy statement/prospectus constitutes the prospectus of eXegenics filed as part of the registration statement. This joint proxy statement/prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted as provided by the rules and regulations of the SEC. You may inspect and copy the registration statement at any of the addresses listed above.

     You should rely only on the information contained in this joint proxy statement/prospectus to vote on the proposals related to the merger. eXegenics and IDDS have not authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/prospectus. This
joint proxy statement/prospectus is dated [          ], 2002. You should not
assume that the information contained in this joint proxy statement/prospectus
is accurate as of any date other than [          ], 2002, and neither the
mailing of the joint proxy statement/prospectus to eXegenics and IDDS stockholders nor the issuance of eXegenics common stock in the merger shall create any implication to the contrary.

INFORMATION ON eXEGENICS' WEB SITE

     Information on any eXegenics internet web site is not part of this document and you should not rely on that information in deciding whether to approve the issuance of shares of eXegenics common stock in connection with the merger, unless that information is also in this document.

INFORMATION ON IDDS WEB SITE

     Information on any IDDS internet web site is not part of this document and you should not rely on that information in deciding whether to approve the merger and adopt the merger agreement, unless that information is also in this document.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
EXEGENICS
Report of Ernst & Young LLP, Independent Auditors...........   F-2
Report of Eisner LLP, formerly Richard A. Eisner & Company,
  LLP, Independent Auditors.................................   F-3
Balance sheets as of December 31, 2001 and 2000 and June 30,
  2002 (unaudited)..........................................   F-4
Statements of operations for the years ended December 31,
  2001, 2000 and 1999 and the six months ended June 30, 2002
  and 2001 (unaudited)......................................   F-5
Statements of changes in stockholders' equity for the years
  ended December 31, 2001, 2000 and 1999 and the six months
  ended June 30, 2002 (unaudited)...........................   F-6
Statements of cash flows for the years ended December 31,
  2001, 2000 and 1999 and the six months ended June 30, 2002
  and 2001 (unaudited)......................................   F-7
Notes to eXegenics financial statements.....................   F-8

IDDS
Report of PricewaterhouseCoopers LLP, Independent
  Accountants...............................................  F-23
Balance sheets as of December 31, 2000 and 2001 and June 30,
  2002 (unaudited)..........................................  F-24
Statements of operations for the years ended December 31,
  1999, 2000 and 2001, the six months ended June 30, 2001
  and 2002, and the cumulative period from February 23, 1998
  (inception) to June 30, 2002 (unaudited)..................  F-25
Statements of redeemable convertible preferred stock and
  stockholders' deficit for the period from February 23,
  1998 (inception) to June 30, 2002 (unaudited), including
  the period from February 23, 1998 (inception) to December
  31, 1998, and the years ended December 31, 1999, 2000 and
  2001 and the six months ended June 30, 2002 (unaudited)...  F-26
Statements of cash flows for the years ended December 31,
  1999, 2000, and 2001, the six months ended June 30, 2001
  and 2002 (unaudited) and the cumulative period from
  February 23, 1998 (inception) to June 30, 2002
  (unaudited)...............................................  F-27
Notes to IDDS financial statements..........................  F-28

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Board of Directors and Stockholders
EXEGENICS INC.

     We have audited the accompanying balance sheet of EXEGENICS INC. (the Company), formerly known as Cytoclonal Pharmaceutics Inc., as of December 31, 2001, and the related statements of operations, changes in stockholders' equity and cash flows for the year ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of EXEGENICS INC. as of December 31, 2001, and the results of its operations and its cash flows for the year ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

                                                 /s/ ERNST & YOUNG LLP
                                          --------------------------------------

Dallas, Texas
March 18, 2002

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
EXEGENICS INC.
Dallas, Texas

     We have audited the accompanying balance sheets of EXEGENICS INC. (formerly known as Cytoclonal Pharmaceutics Inc.), as of December 31, 2000, and the related statements of operations, changes in stockholders' equity and cash flows for each of the years in the two-year period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements enumerated above present fairly, in all material respects, the financial position of EXEGENICS INC. as of December 31, 2000, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.

     As discussed in Note B to the financial statements, the Company changed its method of revenue recognition in 1999.

                                                    /s/ EISNER LLP
                                          --------------------------------------
                                          (Formerly Richard A. Eisner & Company,
                                                           LLP)

New York, New York

                                 EXEGENICS INC.

                                 BALANCE SHEETS

                                                            DECEMBER 31,
                                                     ---------------------------
                                                         2001           2000       JUNE 30, 2002
                                                     ------------   ------------   -------------
                                                                                    (UNAUDITED)
                                             ASSETS
Current assets:
  Cash and cash equivalents........................  $ 14,995,000   $ 35,408,000   $ 11,620,000
  Restricted cash..................................       550,000             --        550,000
  Investments......................................    10,050,000             --     10,027,000
  Prepaid expenses and other current assets........       656,000        495,000        421,000
                                                     ------------   ------------   ------------
       Total current assets........................    26,251,000     35,903,000     22,618,000
Equipment, net.....................................     1,009,000        512,000        708,000
Patent rights, less accumulated amortization of
  $111,000, $764,000, and $129,000 at December 31,
  2001 and 2000 and June 30, 2002, respectively....        74,000        670,000         55,000
Notes receivable -- officer/stockholder............       278,000        278,000        278,000
Other assets.......................................        13,000         15,000          8,000
                                                     ------------   ------------   ------------
       Total.......................................  $ 27,625,000   $ 37,378,000   $ 23,667,000
                                                     ============   ============   ============
                                          LIABILITIES
Current liabilities:
  Accounts payable and accrued expenses............  $  1,163,000   $    633,000   $    827,000
  Taxes payable....................................            --         95,000             --
  Deferred revenue.................................        56,000             --             --
  Current portion of capital lease obligations.....        83,000             --         91,000
  Current portion of royalties payable.............            --        125,000             --
                                                     ------------   ------------   ------------
       Total current liabilities...................     1,302,000        853,000        918,000
Capital lease obligations, less current portion....       202,000             --        148,000
Royalties payable, less current portion............            --        750,000             --
                                                     ------------   ------------   ------------
       Total liabilities...........................     1,504,000      1,603,000      1,066,000
                                                     ------------   ------------   ------------
Commitments and contingencies
                                      STOCKHOLDERS' EQUITY
Preferred stock -- $.01 par value, 10,000,000
  shares authorized; 755,950, 718,353, and 828,023
  shares of Series A convertible preferred issued
  and outstanding (liquidation value $1,890,000,
  $1,796,000, and $2,070,000) at December 31, 2001
  and 2000 and June 30, 2002, respectively.........         8,000          7,000          8,000
Common stock -- $.01 par value, 30,000,000 shares
  authorized; 16,180,935, 16,146,730, and
  16,184,486 shares issued at December 31, 2001 and
  2000 and June 30, 2002, respectively.............       162,000        162,000        162,000
Additional paid-in capital.........................    67,025,000     67,083,000     67,145,000
Subscriptions receivable...........................      (360,000)       (51,000)      (352,000)
Unearned compensation..............................        (5,000)       (70,000)            --
Accumulated deficit................................   (38,139,000)   (29,354,000)   (41,792,000)
Treasury stock, 511,200, 260,600, and 511,200
  shares of common stock, at December 31, 2001 and
  2000 and June 30, 2002, respectively.............    (2,570,000)    (2,002,000)    (2,570,000)
                                                     ------------   ------------   ------------
       Total stockholders' equity..................    26,121,000     35,775,000     22,601,000
                                                     ------------   ------------   ------------
       Total.......................................  $ 27,625,000   $ 37,378,000   $ 23,667,000
                                                     ============   ============   ============

                       See notes to financial statements

                                 EXEGENICS INC.

                            STATEMENTS OF OPERATIONS

                                      YEAR ENDED DECEMBER 31,
                              ---------------------------------------    JUNE 30,      JUNE 30,
                                 2001          2000          1999          2002          2001
                              -----------   -----------   -----------   -----------   -----------
                                                                        (UNAUDITED)   (UNAUDITED)
Revenue:
  License and research
     fees...................  $ 1,333,000   $   865,000   $ 1,375,000   $   556,000   $   667,000
                              -----------   -----------   -----------   -----------   -----------
Operating expenses:
  Research and
     development............    5,321,000     3,681,000     2,332,000     2,476,000     3,006,000
  General and
     administrative.........    6,530,000     5,788,000     3,194,000     2,109,000     2,708,000
                              -----------   -----------   -----------   -----------   -----------
                               11,851,000     9,469,000     5,526,000     4,585,000     5,714,000
Other (income) expenses:
  Gain on disposition.......     (274,000)           --            --        (4,000)           --
  Interest income...........   (1,383,000)   (1,543,000)     (222,000)     (371,000)     (828,000)
  Interest expense..........        6,000         9,000         6,000        11,000         1,000
                              -----------   -----------   -----------   -----------   -----------
                               (1,651,000)   (1,534,000)     (216,000)     (364,000)     (827,000)
                              -----------   -----------   -----------   -----------   -----------
Loss before items shown
  below.....................   (8,867,000)   (7,070,000)   (3,935,000)   (3,665,000)   (4,220,000)
Provision (benefit) for
  taxes.....................      (82,000)       95,000            --       (12,000)       68,000
                              -----------   -----------   -----------   -----------   -----------
Loss before cumulative
  effect of a change in
  accounting principle......   (8,785,000)   (7,165,000)   (3,935,000)   (3,653,000)   (4,288,000)
Cumulative effect on prior
  years of changing method
  of revenue recognition....           --            --      (422,000)           --            --
                              -----------   -----------   -----------   -----------   -----------
Net loss....................   (8,785,000)   (7,165,000)   (4,357,000)   (3,653,000)   (4,288,000)
Preferred stock dividend....     (180,000)     (180,000)     (182,000)     (169,000)     (180,000)
                              -----------   -----------   -----------   -----------   -----------
Net loss attributable to
  common stockholders.......  $(8,965,000)  $(7,345,000)  $(4,539,000)  $(3,822,000)  $(4,468,000)
                              ===========   ===========   ===========   ===========   ===========
Basic and diluted loss per
  common share:
  Loss before cumulative
     effect of a change in
     accounting principle...  $     (0.57)  $     (0.51)  $     (0.40)  $     (0.24)  $     (0.28)
  Cumulative effect on prior
     years of changing
     method of revenue
     recognition............           --            --         (0.04)           --            --
                              -----------   -----------   -----------   -----------   -----------
  Net loss..................  $     (0.57)  $     (0.51)  $     (0.44)  $     (0.24)  $     (0.28)
                              ===========   ===========   ===========   ===========   ===========
Weighted average number of
  shares outstanding --basic
  and diluted...............   15,749,000    14,452,000    10,333,000    15,671,000    16,160,000
                              ===========   ===========   ===========   ===========   ===========

                       See notes to financial statements

                                 EXEGENICS INC.

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                        CONVERTIBLE
                                      PREFERRED STOCK        COMMON STOCK        ADDITIONAL
                                     -----------------   ---------------------     PAID IN     SUBSCRIPTIONS     UNEARNED
                                     SHARES    AMOUNT      SHARES      AMOUNT      CAPITAL      RECEIVABLE     COMPENSATION
                                     -------   -------   ----------   --------   -----------   -------------   ------------
BALANCE -- DECEMBER 31, 1999.......  728,903   $ 7,000   10,377,453   $104,000   $24,670,000     $      --       $     --
Preferred dividend (stock).........   72,856     1,000           --         --        (1,000)           --             --
Preferred stock converted to common
 stock.............................  (83,406)   (1,000)      83,406      1,000            --            --             --
Exercise of warrants, net of
 related expenses of $1,999,000....       --        --    5,519,111     55,000    39,313,000       (51,000)            --
Exercise of options and units......       --        --      166,760      2,000       605,000            --             --
Value assigned to warrants and
 options issued for professional
 services..........................       --        --           --         --     2,360,000            --             --
Compensation related to grant of
 options to employees..............       --        --           --         --       130,000            --        (70,000)
Purchase of Treasury stock.........       --        --           --         --            --            --             --
Sale of Treasury stock.............       --        --           --         --         6,000            --             --
Net loss for the year..............       --        --           --         --            --            --             --
                                     -------   -------   ----------   --------   -----------     ---------       --------
BALANCE -- DECEMBER 31, 2000.......  718,353     7,000   16,146,730    162,000    67,083,000       (51,000)       (70,000)
Preferred stock converted to common
 stock.............................  (34,205)       --       34,205         --            --            --             --
Preferred dividend (stock).........   71,802     1,000           --         --        (1,000)           --             --
Proceeds from sale of Treasury
 stock.............................       --        --           --         --      (442,000)     (300,000)            --
Interest accrual on Subscription
 Receivable........................       --        --           --         --            --        (9,000)            --
Purchase of Treasury stock.........       --        --           --         --            --            --             --
Compensation related to grant of
 options to employees..............       --        --           --         --       385,000            --         65,000
Net loss for the year..............       --        --           --         --            --            --             --
                                     -------   -------   ----------   --------   -----------     ---------       --------
BALANCE -- DECEMBER 31, 2001.......  755,950     8,000   16,180,935    162,000    67,025,000      (360,000)        (5,000)
Preferred stock converted to common
 stock.............................   (3,551)       --        3,551         --            --            --             --
Preferred dividend (stock).........   75,624        --           --         --            --            --             --
Interest accrual on Subscription
 Receivable........................       --        --           --         --            --         8,000             --
Compensation and other expense
 related to grant of options.......       --        --           --         --       120,000            --          5,000
Net loss for the period............       --        --           --         --            --            --             --
                                     -------   -------   ----------   --------   -----------     ---------       --------
BALANCE -- JUNE 30, 2002
 (UNAUDITED).......................  828,023   $ 8,000   16,184,486   $162,000   $67,145,000     $(352,000)      $     --
                                     =======   =======   ==========   ========   ===========     =========       ========


                                                        TREASURY STOCK
                                     ACCUMULATED    ----------------------
                                       DEFICIT       SHARES      AMOUNT         TOTAL
                                     ------------   --------   -----------   -----------
BALANCE -- DECEMBER 31, 1999.......  $(22,189,000)        --   $        --   $ 2,592,000
Preferred dividend (stock).........            --         --            --            --
Preferred stock converted to common
 stock.............................            --         --            --            --
Exercise of warrants, net of
 related expenses of $1,999,000....            --         --            --    39,317,000
Exercise of options and units......            --         --            --       607,000
Value assigned to warrants and
 options issued for professional
 services..........................            --         --            --     2,360,000
Compensation related to grant of
 options to employees..............            --         --            --        60,000
Purchase of Treasury stock.........            --    263,600    (2,023,000)   (2,023,000)
Sale of Treasury stock.............            --     (3,000)       21,000        27,000
Net loss for the year..............    (7,165,000)        --            --    (7,165,000)
                                     ------------   --------   -----------   -----------
BALANCE -- DECEMBER 31, 2000.......   (29,354,000)   260,600    (2,002,000)   35,775,000
Preferred stock converted to common
 stock.............................            --         --            --            --
Preferred dividend (stock).........            --         --            --            --
Proceeds from sale of Treasury
 stock.............................            --   (100,000)      767,000        25,000
Interest accrual on Subscription
 Receivable........................            --         --            --        (9,000)
Purchase of Treasury stock.........            --    350,600    (1,335,000)   (1,335,000)
Compensation related to grant of
 options to employees..............            --         --            --       450,000
Net loss for the year..............    (8,785,000)        --            --    (8,785,000)
                                     ------------   --------   -----------   -----------
BALANCE -- DECEMBER 31, 2001.......   (38,139,000)   511,200    (2,570,000)   26,121,000
Preferred stock converted to common
 stock.............................            --         --            --            --
Preferred dividend (stock).........            --         --            --            --
Interest accrual on Subscription
 Receivable........................            --         --            --         8,000
Compensation and other expense
 related to grant of options.......            --         --            --       125,000
Net loss for the period............    (3,653,000)        --            --    (3,653,000)
                                     ------------   --------   -----------   -----------
BALANCE -- JUNE 30, 2002
 (UNAUDITED).......................  $(41,792,000)   511,200   $(2,570,000)  $22,601,000
                                     ============   ========   ===========   ===========

                       See notes to financial statements

                                 EXEGENICS INC.

                            STATEMENTS OF CASH FLOWS

                                                           YEAR ENDED DECEMBER 31,            SIX MONTHS ENDED JUNE 30,
                                                   ----------------------------------------   --------------------------
                                                       2001          2000          1999          2002           2001
                                                   ------------   -----------   -----------   -----------   ------------
                                                                                              (UNAUDITED)   (UNAUDITED)
Cash flows from operating activities:
  Net loss.......................................  $ (8,785,000)  $(7,165,000)  $(4,357,000)  $(3,653,000)  $ (4,288,000)
                                                   ------------   -----------   -----------   -----------   ------------
  Adjustments to reconcile net loss to net cash
    used in operating activities:
    Depreciation and amortization................       286,000       290,000       200,000       210,000        136,000
    Value assigned to warrants, options and
      compensatory stock.........................       450,000     2,420,000       619,000       125,000        234,000
    Gain on disposition of patent rights.........      (274,000)           --            --            --             --
    Interest accrual on subscriptions
      receivable.................................        (9,000)           --            --            --             --
    Payment of royalty liability.................        (5,000)     (135,000)     (146,000)           --             --
Changes in:
  Prepaid expenses and other current assets......      (159,000)     (371,000)      (50,000)      248,000         47,000
  Accounts payable and accrued expenses..........       530,000       (49,000)      221,000      (336,000)       340,000
  Tax payable....................................       (95,000)       95,000            --            --             --
  Deferred revenue...............................        56,000      (207,000)      140,000       (56,000)       222,000
                                                   ------------   -----------   -----------   -----------   ------------
         Net cash used in operating activities...    (8,005,000)   (5,122,000)   (3,373,000)   (3,462,000)    (3,309,000)
                                                   ------------   -----------   -----------   -----------   ------------
Cash flows from investing activities:
  Notes receivable -- officer/shareholder........            --      (204,000)      (74,000)           --             --
  Sale (purchases) of equipment..................      (498,000)     (407,000)     (250,000)      110,000       (461,000)
  Purchases of investment securities.............   (10,050,000)           --            --        23,000    (20,070,000)
                                                   ------------   -----------   -----------   -----------   ------------
         Net cash (used in) provided by investing
           activities............................   (10,548,000)     (611,000)     (324,000)      133,000    (20,531,000)
                                                   ------------   -----------   -----------   -----------   ------------
Cash flows from financing activities:
  Proceeds from sale of common stock through
    exercise of options and warrants.............            --    39,924,000        84,000            --             --
  Increase in restricted cash....................      (550,000)           --            --            --             --
  Purchase of treasury stock.....................    (1,335,000)   (2,023,000)           --            --             --
  Payment of capital lease.......................            --            --            --       (46,000)            --
  Proceeds from sale of treasury stock...........        25,000        27,000            --            --       (936,000)
                                                   ------------   -----------   -----------   -----------   ------------
         Net cash provided by (used in) financing
           activities............................    (1,860,000)   37,928,000        84,000       (46,000)      (936,000)
                                                   ------------   -----------   -----------   -----------   ------------
Net increase (decrease) in cash and cash
  equivalents....................................   (20,413,000)   32,195,000    (3,613,000)   (3,375,000)   (24,776,000)
Cash and cash equivalents at beginning of year...    35,408,000     3,213,000     6,826,000    14,995,000     35,408,000
                                                   ------------   -----------   -----------   -----------   ------------
Cash and cash equivalents at end of period.......  $ 14,995,000   $35,408,000   $ 3,213,000   $11,620,000   $ 10,632,000
                                                   ============   ===========   ===========   ===========   ============
Supplemental disclosures of cash flow
  information:
  Cash paid for interest.........................  $      6,000   $     8,000   $     6,000   $     7,000   $         --
  Noncash investing activities:
    Common stock issued for technology...........            --            --       184,000            --             --
    Taxes paid...................................        95,000                                        --             --
    Property acquired through capital lease
      arrangements...............................       285,000            --            --            --             --

                       See notes to financial statements

                                 EXEGENICS INC.

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2000
         (INFORMATION AS OF JUNE 30, 2002 AND FOR THE SIX-MONTH PERIODS
                   ENDED JUNE 20, 2002 AND 2001 IS UNAUDITED)

NOTE A -- THE COMPANY

  DESCRIPTION OF THE COMPANY

     EXEGENICS INC., formerly known as Cytoclonal Pharmaceutics Inc. (the "Company"), is involved in the research, creation, and development of drugs for the treatment and/or prevention of cancer and infectious diseases. To date, the Company's efforts have been principally devoted to R&D, capital formation and organizational development.

NOTE B -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  EQUIPMENT

     Equipment is stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets, which range from 3 to 5 years. Leasehold improvements are amortized over the lesser of the economic useful life of the improvement or term of the lease.

  PATENT RIGHTS AND COSTS

     Certain patents acquired in October 1991 were stated at cost and amortized to research and development expense using the straight-line method over the 17-year life of the patents. During August 2001, the Company decided to terminate the subject agreement and, after the required three months notice, wrote off the related patents and the accumulated amortization. (see Note C)

     Patents and technology acquired during 1999 are being amortized over an estimated useful life of 5 years (see Note J).

     The Company reviews its patents for impairment whenever events or changes in circumstances indicate that the carrying amount of the patents may not be recoverable. In performing the review, the Company estimates undiscounted cash flows from products under development that are covered by these patents. Impairment based on the estimated fair value of the patents would be recognized if those estimated cash flows were less than the unamortized costs. Related patents are grouped in estimating future cash flows to determine whether patents are impaired and in measuring the amount of the impairment. There were no impairment indicators relating to patent rights and costs at December 31, 2001.

  RESEARCH AND DEVELOPMENT

     Research and development costs are charged to expense as incurred.

  LOSS PER COMMON SHARE

     Basic and diluted loss per common share is based on the net loss increased by dividends on preferred stock divided by the weighted average number of common shares outstanding during the year. No effect has been given to outstanding options, warrants or convertible preferred stock in the diluted computation as their effects would be antidilutive. The number of potentially dilutive securities excluded from the computation of diluted loss per share was approximately 5,125,000, 4,697,000 and 10,069,000 for the years ended December 31, 2001, 2000 and 1999, respectively.

                                 EXEGENICS INC.

  CASH EQUIVALENTS, RESTRICTED CASH, INVESTMENTS AND CONCENTRATION OF CREDIT
  RISK

     The Company considers all non-restrictive, highly liquid short-term investments purchased with an original maturity of three months or less to be cash equivalents. Cash, cash equivalents, and investments totaled $22,197,000 at June 30, 2002 and consisted of $12,170,000 on deposit with a financial institution and an investment security issued by the Federal National Mortgage Agency. The security, purchased in May 2001, matures in March 2003 and has a carrying value of $10,027,000 at June 30, 2002. Interest at 5% per annum is received semi-annually in February and August.

     Cash equivalents, which amount to $14,995,000 and $35,408,000 at December 31, 2001 and 2000, respectively, consist principally of interest bearing cash deposits placed with a single financial institution. Restricted cash, which amounts to $550,000 and $0 at December 31, 2001 and 2000, respectively, consists of certificates of deposits that are used as collateral for equipment leases. Investments, which amount to $10,050,000 and $0 at December 31, 2001 and 2000, respectively, consists of investments with a maturity greater than three months net of unamortized premiums paid on investments.

  STOCK-BASED COMPENSATION

     The Company has elected to continue to account for its stock-based compensation plans using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25") and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants as if the fair-value based method defined in SFAS No. 123 had been applied.

     Under the provisions of APB No. 25, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's common stock at the date of the grant over the amount an employee must pay to acquire the stock.

  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying value of cash equivalents, accounts payable and accrued expenses approximates their fair value due to the short period to maturity of these instruments. It is not practicable to estimate the fair value of royalties payable due to payment terms varying based on sales of products by the Company and the lack of such sales during the years ended December 31, 2001, 2000 and 1999.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  UNAUDITED INTERIM FINANCIAL STATEMENT PRESENTATION

     The unaudited financial statements of the Company, included herein have been prepared in accordance with the rules and regulations promulgated by the Securities and Exchange Commission and, in the opinion of management, reflect all adjustments (consisting only of normal recurring accruals) necessary to present fairly the results of operations for the interim periods presented. The results for the interim periods are not necessarily indicative of the results for the full fiscal year.

                                 EXEGENICS INC.

  REVENUE RECOGNITION AND CHANGE IN ACCOUNTING PRINCIPLE

     Revenue from research support agreements is recognized ratably over the length of the agreements. Revenue resulting from the achievement of milestones is recognized when the milestone is achieved. Amounts received in advance of services to be performed are recorded as deferred revenue. In December 1999, the staff of the Securities and Exchange Commission issued an accounting bulletin on revenue recognition that provides, among other matters, that nonrefundable license fees should be recognized over the period of performance of related research and development activities. Accordingly, the Company changed its accounting policy from recognizing revenue from nonrefundable license fees at signing of the agreement to deferring and recognizing such fees over the period of performance of related research and development activities. Effective January 1, 1999, the Company reflected this change in accounting principle as a cumulative effect on prior years of $422,000, which is shown in the statement of operations. Payments to third parties in connection with nonrefundable license fees are being recognized over the period of performance of related research and development activities.

     Pro forma amounts assuming the change in accounting for revenue recognition had been applied retroactively is as follows:

                                                               DECEMBER 31,
                                                                   1999
                                                               ------------
Net loss....................................................   $(3,935,000)
Net loss per common share -- basic and dilutive.............   $     (0.40)

  RECLASSIFICATIONS

     Certain items have been reclassified in the prior years' financial statements to conform to current year presentation.

NOTE C -- ROYALTIES PAYABLE

     On October 10, 1991, the Company entered into an agreement to acquire certain patent rights, technology and know-how (the "Technology") from Wadley Technologies, Inc. ("Wadtech") for the fixed sum of $1,250,000 and ongoing royalties.

     The agreement provided for the payment of royalties of up to 6.25% of gross selling price of products incorporating the Technology and up to 50% of all compensation received by the Company for sales by sublicensees of any products covered by the Technology, which will be applied to reducing the fixed sum of $1,250,000, until the fixed sum is paid. Thereafter, the agreement provided for the payment of royalties of up to 3.75% of gross selling price of products incorporating the Technology and up to 50% of all compensation received by the Company for sales by sublicensees of any products covered by the Technology. The agreement also provided for minimum annual royalty payments of $31,250, $62,500 and $125,000 payable quarterly during each twelve-month period beginning October 1, 1996, 1997 and 1998, respectively. Thereafter, during each twelve-month period beginning October 1, 1999, the agreement provided for minimum annual royalty payments of $125,000 payable yearly. Through October 31, 2001, the Company has made payments of approximately $480,000.

     The Company granted Wadtech a security interest in the Technology until payment of the fixed sum. The agreement was to continue for 99 years from October 10, 1991 and the Company had the option to terminate the agreement without cause on three months notice to Wadtech. The Company decided to terminate the agreement in August of 2001 and notified Wadtech of its intent. The agreement was terminated at the end of October 2001, resulting in a recognized gain on disposition of $274,000, the excess of prior amortized royalty expense over the actual royalty payments made. No additional payments were required under this agreement.

                                 EXEGENICS INC.

NOTE D -- LICENSE AND RESEARCH AGREEMENT

     In June 1998, the Company entered into an agreement with Bristol-Myers Squibb ("BMS") whereby the Company agreed to sublicense to BMS two technologies, related to production of paclitaxel, the active ingredient in BMS's largest selling cancer product, Taxol(R). The agreement, which is for a term of ten years, subject to earlier termination at the option of BMS, provides for fees, milestone payments and minimum and sales-based royalties to be paid to the Company. Subsequently, the Company and BMS entered into a separate 2-year term research and development support agreement that provided for BMS to pay the company $2,000,000 in support of the Company's research efforts related to development of a production system for paclitaxel. Subsequently, the term of the research and development agreement was extended for an additional two years for an additional payment of $2,000,000.

     For the year ended December 31, 2001, revenues of $0 and $1,333,000 for the license fee and research support, respectively, were recognized under the agreements. For the year ended December 31, 2000, revenues of $187,000 and $678,000 for the license fee and research support, respectively, were recognized under the agreements. For the year ended December 31, 1999, revenues of $375,000 and $1,000,000 for the license fee and research support, respectively, were recognized under the agreements (see Note B).

     The final payment due under an R&D development funding provision of this agreement was made in February 2002. The Company has thus curtailed its R&D spending on this project. Discussions are ongoing with BMS as to their intentions to commercialize this production process

NOTE E -- EQUIPMENT

     Equipment is summarized as follows:

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 2001         2000
                                                              ----------   ----------
Office equipment............................................  $  151,000   $   85,000
Furniture and fixtures......................................      99,000       65,000
Computers and laboratory equipment..........................   1,298,000      820,000
Laboratory software.........................................     209,000       72,000
Leasehold improvements......................................      76,000        8,000
                                                              ----------   ----------
          Total.............................................   1,833,000    1,050,000
Less accumulated depreciation...............................     824,000      538,000
                                                              ----------   ----------
          Net...............................................  $1,009,000   $  512,000
                                                              ==========   ==========

                                 EXEGENICS INC.

NOTE F -- ACCOUNTS PAYABLE AND ACCRUED EXPENSES

     Accounts payable and accrued expenses consist of the following:

                                                                  DECEMBER 31,
                                                              ---------------------
                                                                 2001        2000
                                                              ----------   --------
Professional fees...........................................  $  275,000   $174,000
Accrued restructure expense.................................     210,000         --
Payroll and related expenses................................     182,000    254,000
Licensors and contractors...................................     377,000    139,000
Occupancy costs.............................................      44,000         --
Real estate taxes...........................................      28,000         --
Other.......................................................      47,000     66,000
                                                              ----------   --------
                                                              $1,163,000   $633,000
                                                              ==========   ========

NOTE G -- CAPITAL LEASE OBLIGATIONS

     Included in equipment at December 31, 2001, is lab equipment and software totaling $285,000 under capital lease obligations. The related annual interest rates range from 6.0% to 6.2% throughout the lease terms, which expire in 2005. The leased equipment collateralizes these leases and is amortized over the useful life. The commencement date of these leases was December 28, 2001.

     The Company has a lease line of credit of $1,000,000, of which approximately $500,000 remains unused.

     The following represents future minimum rental payments due under the noncancellable capital leases:

2002........................................................   $ 97,000
2003........................................................    103,000
2004........................................................    103,000
2005........................................................      9,000
                                                               --------
                                                                312,000
Less amounts representing interest..........................     27,000
                                                               --------
Present value of minimum lease payments.....................    285,000
Less current portion of capital lease obligations...........     83,000
                                                               --------
Capital lease obligations, less current portion.............   $202,000
                                                               ========

NOTE H -- STOCKHOLDERS' EQUITY

  PRIVATE PLACEMENT

     In April and May 1998, the Company completed a private placement for an aggregate of 671,026 shares of common stock and 335,538 Class E warrants and received net proceeds of approximately $4,837,000.

  PREFERRED STOCK

     On January 6, 1992, the Board of Directors designated 4,000,000 shares of preferred stock as Series A convertible preferred stock. The holders of Series A preferred stock are entitled to (i) convert on a

                                 EXEGENICS INC.

one-for-one basis to common stock subject to adjustment, as defined, (ii) voting rights equivalent to voting rights of common stockholders, (iii) receive dividends equal to $.25 per share payable on or about January 15 each year in cash or newly-issued shares of Series A preferred or a combination thereof (iv) liquidation preferences of $2.50 per preferred share and (v) certain demand and piggyback registration rights with respect to the common shares issuable upon conversion.

     The Company, at its option, has the right to redeem all or any portion of the Series A convertible preferred stock at $2.50 per share plus accrued and unpaid dividends.

     During January 2001, the Company elected to pay the required yearly dividend by issuing additional shares of Series A convertible preferred. The Company issued 71,802 shares to satisfy the 10% dividend. In addition, during 2001, 34,205 shares of Series A convertible preferred were converted into 34,205 shares of common stock.

  COMMON STOCK

     During 1999 the Company acquired certain technology for 25,000 shares of common stock.

     In addition, during 1999, in conjunction with the employment of the Vice President for Drug Design and the acquisition of technology, the Company paid a fee of $75,000 and issued to third parties an aggregate of 28,000 shares of common stock, which were valued at market value at date of grant.

     In February and March 2000, the Company gave notice to the holders of its Class C and D Warrants that it was exercising its right of redemption at $.05 per warrant effective March 9 and April 12, 2000. Subsequent to the notice, the Company received approximately $13,001,000 from the exercise of 2,000,135 Class C warrants and approximately $25,742,000 from the exercise of 2,941,905 Class D warrants. In connection therewith the Company incurred expenses of $1,999,000. In addition, during 2000, certain Class A, B, E and other warrants were exercised for 577,071 common shares and the Company received proceeds of $2,573,000. Further, during 2000, warrants to acquire 14,268 common shares expired.

     In addition, during 2000, outstanding options to purchase 506,250 warrants at $.10 per warrant were exercised and the acquired warrants were then exercised for 202,500 shares of common stock at a price of $3.75 per share.

     In April 2000, the Company announced a stock buy-back program under which the Board of Directors authorized the purchase of up to $2,000,000 of its common stock. During the year ended December 31, 2000, the Company had purchased 263,600 shares of common stock at a cost of approximately $2,023,000.

     In February 2001, the Company extended its stock buy-back program under which the Board of Directors authorized the purchase of up to an additional $1,000,000 of its common stock. During the year ended December 31, 2001 the Company had purchased 250,600 shares of common stock at a cost of approximately $935,000.

     In May of 2001, the Company sold 100,000 shares of its Treasury Stock to its CEO for $325,000 or $3.25 per share, the then current market value. The Company received $25,000 cash and a note receivable of $300,000, bearing interest at a rate of 5% per annum. The weighted average method was used to determine the cost basis of $7.67 per share of the Treasury Stock.

     In October 2001, the Company purchased 100,000 shares of its common stock and warrants to purchase 40,605 shares of its common stock for $1,165,000 pursuant to a settlement agreement. Of this amount, $765,000 was recognized as expense in the third quarter of 2001 and $400,000 as the purchase of treasury stock.

                                 EXEGENICS INC.

     In addition, during 2001, 34,205 shares of Series A convertible preferred stock were converted into 34,205 shares of common stock.

  WARRANTS AND UNIT PURCHASE OPTIONS

     At December 31, 2001, outstanding warrants to acquire shares of the Company's common stock are as follows:

                                                                              NUMBER OF
                                                                               SHARES
       WARRANT TYPE         EXERCISE PRICE         EXPIRATION DATES           RESERVED
       ------------         ---------------   --------------------------   ---------------
Class E...................  $9.82 to $11.35   April 2003                           326,554(a)
Other.....................   $4.25 to $9.00   July 2002 -- July 2004               513,500(b)
                                                                           ---------------
                                                                                   840,054
                                                                           ===============

---------------

     (a) See Note J

     (b) See Note J

     In connection with its initial public offering, the Company sold to the underwriter, at a nominal amount, a unit purchase option to purchase up to an aggregate of 200,000 additional units at $8.25 per unit. The units purchasable upon exercise of the unit purchase option are comprised of one share of common stock, one Class C warrant and one Class D warrant. Each Class C warrant entitles the holder to purchase a unit consisting of one share of common stock and one redeemable Class D detachable warrant. Each Class D warrant entitles the holder to purchase one share of common stock. The exercise price of Class C and D warrants is $6.50 and $8.75, respectively. The unit purchase options became exerciseable in November 1998 for a two-year period. During 2000, the exercise period was extended to November 2001. Upon expiration in November 2001, it was determined to be in the best interest of the Company to replace the expiring unit purchase options with two year warrants to purchase 125,000 shares of common stock at $7.00 per share, expiring in November of 2003. The Company evaluated the transaction using the Black-Scholes model and determined that the cost was de minimis.

     See Note J for unit purchase option issued in connection with private placement in 1998.

  STOCK OPTIONS

     During 1992, the Board of Directors and the stockholders of the Company approved a Stock Option Plan (the "1992 Plan") which provides for the granting of options to purchase up to 520,000 shares of common stock, pursuant to which officers, directors, key employees and the Company's Scientific Advisory Board are eligible to receive incentive and/or nonstatutory stock options. At December 31, 2001, no more options were available for future grant under the 1992 Plan.

     During 1996, the Board of Directors and the stockholders of the Company approved the 1996 Stock Option Plan (the "1996 Plan") which provides for the granting of incentive and nonstatutory options for up to 750,000 shares of common stock to officers, employees, directors and consultants of the Company. During 1998, the Board of Directors and the stockholders of the Company approved an amendment to the Plan to allow for the granting of an additional 750,000 options. At December 31, 2001, no more options were available for future grant under the 1996 Plan.

     During 2000, the Board of Directors and the stockholders of the Company approved the 2000 Stock Option Plan (the "2000 Plan"), which provides for the granting of incentive and nonstatutory options for up to 1,500,000 shares of common stock to officers, employees, directors, independent contractors, advisors and consultants of the Company. The Company subsequently amended the 2000 plan to increase the

                                 EXEGENICS INC.

options available by 1,250,000 shares and to change the vesting period. At December 31, 2001, 1,600,845 options are available under the 2000 Plan.

     Options granted under the Plans are exercisable for a period of up to 10 years from date of grant at an exercise price which is not less than the fair value of the common stock on date of grant, except that the exercise period of options granted to a stockholder owning more than 10% of the outstanding capital stock may not exceed five years and their exercise price may not be less than 110% of the fair value of the common stock at date of grant. For the 1992 Plan and the 1996 Plan options generally vest 40% after six months of employment and thereafter 20% annually on the anniversary date of the grant. For the 2000 Plan, options generally vest 50% annually on the anniversary date of the grant.

     An amendment approved by the stockholders in 2001, for the 2000 plan, changed the vesting period from 50% annually on the anniversary date of the grant, to 33 1/3% annually on the anniversary date of the grant.

     Stock option activity under the Plans are summarized as follows:

                                              YEAR ENDED DECEMBER 31,
                        -------------------------------------------------------------------
                                2001                   2000                    1999
                        --------------------   ---------------------   --------------------
                                    WEIGHTED                WEIGHTED               WEIGHTED
                                    AVERAGE                 AVERAGE                AVERAGE
                                    EXERCISE                EXERCISE               EXERCISE
                         SHARES      PRICE       SHARES      PRICE      SHARES      PRICE
                        ---------   --------   ----------   --------   ---------   --------
Options outstanding at
  beginning of year...  2,080,600    $5.01      1,635,300    $4.16     1,310,300    $3.50
Granted...............    812,155     4.87        492,000(a)   7.69      335,000     6.62
Exercised.............         --                 (46,700)    3.57        (7,000)    3.55
Canceled..............    (34,600)    7.32             --       --        (3,000)    4.31
                        ---------              ----------              ---------
Options outstanding at
  end of year.........  2,858,155     4.94      2,080,600     5.01     1,635,300     4.16
                        =========              ==========              =========
Options exercisable at
  end of year.........  2,150,320     4.68      1,394,380     3.94     1,141,340     3.53
                        =========              ==========              =========

---------------

(a) In January and April 2000, respectively, options to acquire 106,000 and 10,000 shares were granted, subject to stockholder approval, to employees and directors of the Company at an exercise price equal to the market price at date of grant. At date of stockholder approval the market price exceeded the exercise price by $1.06 and $1.75 per share, respectively, such excess is being charged to operations over the vesting period.

                                 EXEGENICS INC.

     The following table presents information relating to stock options outstanding under the plans as of December 31, 2001:

                                         OPTIONS OUTSTANDING          OPTIONS EXERCISABLE
                                   --------------------------------   --------------------
                                                          WEIGHTED
                                               WEIGHTED    AVERAGE                WEIGHTED
                                               AVERAGE    REMAINING               AVERAGE
                                               EXERCISE    LIFE IN                EXERCISE
RANGE OF EXERCISE PRICE             SHARES      PRICE       YEARS      SHARES      PRICE
-----------------------            ---------   --------   ---------   ---------   --------
$1.65 - $3.9375..................  1,012,155    $2.75       6.00        812,155    $2.63
$3.94 - $4.995...................    749,000     4.45       6.26        620,000     4.43
$5.00 - $7.437...................    414,000     6.69       7.44        308,000     6.63
$7.4375 - $9.875.................    683,000     7.67       8.56        410,165     7.64
                                   ---------                          ---------
                                   2,858,155     4.94       6.89      2,150,320     4.68
                                   =========                          =========

     At December 31, 2001, no more options were available for future grant under the 1992 Plan and the 1996 Plan and 1,600,845 options are available under the 2000 Plan.

     In addition to options granted under the plans, in February 1996, the Company granted options to purchase 100,000 shares of common stock at $4.25 as compensation for professional services. These options were exercised during 2000.

     Pro forma information regarding net income and earnings per share is required by SFAS No. 123, and has been determined as if we accounted for our stock option grants under the fair market value method as prescribed by such statement. The fair market value of our stock options was estimated at the date of grant using a Black-Scholes option pricing model with the following assumptions.

                                                 2001           2000           1999
                                             ------------   ------------   ------------
Risk-free interest rates...................  4.8% to 6.7%   5.0% to 6.7%   4.7% to 6.2%
Expected option life in years..............       5              5              10
Expected stock price volatility............  78% to 120%     85% to 94%     34% to 52%
Expected dividend yield....................       0%             0%             0%

     The weighted average fair value at date of grant for options granted during 2001, 2000 and 1999 was $1.21, $6.33 and $4.34 per option, respectively. Had the Company elected to recognize compensation cost based on the fair value of the options at the date of grant as prescribed by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," net loss in 2001, 2000 and 1999 would have been $9,950,000, $8,007,000 and $5,379,000 or $.62,
$.57 and $.54 per share, respectively.

     The Black-Scholes option valuation model was developed for use in estimating the fair market value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because our stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair market value estimates, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair market value of our stock options.

     During the six months ended June 30, 2002, the Company granted 10,000, 25,000, 10,000 and 25,000 options to purchase shares of common stock at $7.13, $3.28, $3.20 and $1.67 per share, respectively, in return for consulting services. During the six months ended June 30, 2001, the Company granted 5,000 options to purchase shares of common stock at $7.188 per share in return for consulting services. The

                                 EXEGENICS INC.

Company valued these options using the Black-Scholes option pricing model. As a result, the Company recorded a charge of $60,100 and $2,800 during the six months ended June 30, 2002 and 2001, respectively, related to these grants. In connection with other option grants to consultants in previous years, the Company recorded a charge of $65,000 and $231,400 during the six months ended June 30, 2002 and 2001, respectively.

NOTE I -- INCOME TAXES

     At December 31, 2001 and 2000, the Company had approximately $34,747,000 and $26,682,000 of net operating loss carryforwards of $415,000 and $320,000 of research and development credit carryforwards, respectively, for federal income tax purposes that expire in years 2006 through 2021.

     At December 31, 2001 and 2000, the Company had a deferred tax asset of approximately $13,453,000 and $10,438,000, respectively, representing the benefits of its net operating loss and research and development credit carryforwards and certain expenses not currently deductible for tax purposes, principally related to the granting of stock options and warrants. The Company's deferred tax asset has been fully reserved by a valuation allowance since realization of its benefit is uncertain. The difference between the statutory tax rate of 34% and the Company's effective tax rate is due to the increase in the valuation allowance of $3,015,000 (2001), $3,018,000 (2000) and $1,520,000
(1999). The Company's ability to utilize its carryforwards may be subject to an annual limitation in future periods pursuant to Section 382 of the Internal Revenue Code of 1986, as amended. For the year ended December 31, 2000 the Company recognized a provision of $95,000 for state income taxes and in 2001 the Company recognized a benefit for taxes of $82,000 representing a refund of the state income taxes previously expensed.

NOTE J -- COMMITMENTS AND OTHER MATTERS

  LEASES

     The Company occupies office and laboratory space under two leases expiring through December 31, 2003. Minimum future annual rental payments are $290,000 and $273,000 for the years ended December 31, 2002 and 2003, respectively.

     Rent expense was approximately $299,000, $269,000 and $235,000 for the years ended December 31, 2001, 2000 and 1999, respectively.

  EMPLOYMENT AGREEMENTS

     The Company has an employment agreement with one of its officers, which provides for an annual base salary of $200,000 (subject to annual increases of not less than 5% per year and bonuses at the discretion of the Board of Directors), for a period of five years, commencing November 1998. In September 2000, the annual base salary was adjusted to $250,000.

     On December 31, 1998, the Company entered into an employment agreement with its Vice President for Drug Design. In connection with the employment agreement, the employee assigned to the Company certain technology. The agreement is for a period of three years commencing January 4, 1999 and shall be extended for successive twelve-month periods unless terminated by either party. The agreement, as amended provides for an annual base salary of $125,000 (subject to annual increases of 5% at the beginning of each calendar year, commencing on January 1, 2000) and the employee received 25,000 shares of the Company's common stock, which was valued at market value on the date of grant, in full consideration for the assignment of technology. In September 2000, the base salary was increased to $145,000. During 1999, the Company granted the employee options to purchase 75,000 shares of the Company's common stock. The Company also agreed to grant the employee bonus options to purchase up to 160,000 shares of the Company's common stock exercisable only upon reaching a certain milestone. As

                                 EXEGENICS INC.

of December 31, 2000, no such bonus options were granted. The Company further agreed to pay royalties based on net revenues received from the sales of products that incorporate the technology and on net sublicense fees received from sublicensing the technology. The Company also agreed to reimburse the employee for certain expenses and to assume liability for certain payments upon the realization of profit from the technology. In July 2002, a new employment agreement was executed (See Note O).

     On March 21, 2001, the Company entered into an employment agreement with its President and Chief Executive Officer. The agreement is for a period of three years commencing March 21, 2001 and shall be extended for successive twelve-month periods unless terminated by either party. The agreement provides for an annual base salary of $350,000 per year with an annual bonus of up to 60% of base pay as determined by the Board's discretion. In addition, the Company granted the employee an option to purchase 400,000 shares of the Company's common stock at an exercise price of $3.25 per share. The Company also agreed to reimburse the employee for certain expenses.

  CONSULTING AGREEMENTS

     During 1996, the Company entered into an agreement with a consulting firm whereby the Company agreed to pay a fee of $3,000 per month, until the agreement is terminated by either party and to grant warrants to purchase 75,000 shares of common stock at $4.25 per share in return for financial advisory services. The warrants will be granted and become exercisable in the event a transaction introduced to the Company by the consulting firm is consummated, at which time the Company will record a noncash charge representing the fair market value of the warrants.

     In August 1998, the Company entered into an agreement with a consulting firm whereby the Company agreed to pay a fee of $35,000 in return for financial advisory services. In connection with the agreement, the Company issued five-year warrants to purchase 75,000 shares of common stock. Warrants for 50,000 shares vested on December 31, 1998 of which 37,500 have an exercise price of $7.00 per share and 12,500 have an exercise price of $8.00 per share. The Company determined the fair value based on the Black-Scholes Option Pricing Model of these warrants to be approximately $181,000, which was charged to operations. During 2000, 22,500 warrants at $7.00 per share were exercised. The remaining 25,000 warrants have an exercise price of $9.00 per share and vest only if a transaction introduced to the Company by the consulting firm is consummated, at which time the Company will record a noncash charge representing the fair value of the warrants.

     In July 1999, the Company entered into an agreement with a consulting firm whereby the Company paid an engagement fee of $25,000 and agreed to pay $5,000 per month, until the agreement was terminated in 1999. For a nominal amount, the Company sold to the consulting firm a warrant to purchase 150,000 common shares at $7.00 per share expiring on July 15, 2004. Warrants for 50,000 common shares which vested immediately were granted upon signing the agreement; the Company determined the fair value based on the Black-Scholes Option Pricing Model of these warrants to be approximately $169,000, which was charged to operations. These warrants were exercised during 2000. The remaining 100,000 warrants become exercisable and a cash fee of less than $200,000 will be paid upon consummation of a transaction, as defined in the agreement.

     In February 2000, the Company entered into an agreement with a consulting firm whereby the Company issued warrants to purchase 300,000 shares of common stock at $15 per share expiring on February 7, 2005. These warrants vested during 2000; the Company determined the fair value based on the Black-Scholes Option Pricing Model of these warrants to be approximately $1,852,000, which was charged to operations during 2000.

                                 EXEGENICS INC.

  COLLABORATION AGREEMENTS

  Agreements With Research and Development Institute, Inc. ("RDI")

     During June 1993, the Company entered into a research and license agreement with RDI of Montana State University pursuant to which the Company finances, and RDI conducts, research and development at Montana State University in the field of Taxol(R)-producing organisms. In connection with the agreement, RDI has granted the Company an exclusive license and licensing rights to its patents and know-how throughout the world to develop and market products relating to the technology.

     The Company has agreed to finance research to be conducted under the agreement and paid RDI an aggregate fixed fee of $250,000 per annum for four years commencing in 1993. In July 1998, the Company agreed to finance research for an additional year for $250,000. In addition, the Company has agreed to pay RDI royalties of up to 6% of net sales of products derived under the agreement with varying minimum royalty payments through June 1996 and $100,000 annually thereafter. The agreement was amended during May 1998 to require the Company to pay a percentage of royalties received with respect to the manufacture, use or sale of the inventions by sublicensees and a percentage of all up-front, milestone, and royalty payments which may be received under the agreement with Bristol-Myers Squibb (see Note D). Under the agreement, the minimum royalties shall be credited against royalties paid in connection with the amendment.

  Agreements with Washington State University Research Foundation ("WSURF")

     In July 1996, the Company entered into an agreement with WSURF whereby the Company received an exclusive, worldwide license to use and/or sublicense patented technology or prospective patented technology (the "WSURF Technology"). In June 1998, the agreement was amended to cover additional patents. The Company was required to pay WSURF license fees of $7,500 per year commencing on July 1, 1997. The agreement was amended during May 1998 to require the Company to pay a percentage of royalties received with respect to the manufacture, use or sale of the inventions by sublicensees and a percentage of all up-front, milestone and royalty payments which may be received under the agreement with Bristol-Myers Squibb (see Note D). In addition, the Company agreed to pay minimum royalties of $50,000 per year payable on July 1, 1999, $75,000 payable on July 1, 2000, and $100,000 payable on July 1, 2001 and annually thereafter. This agreement will remain in effect until the last to expire of the patents licensed under the WSURF Technology, subject to termination by either party. In conjunction with this agreement, the Company granted WSURF warrants to purchase 36,000 shares of common stock at $4.25 per share. An aggregate of 12,000 warrants per annum are exercisable commencing July 1999 and expire July 2002.

     In July 1996, the Company entered into a research agreement with WSURF, as amended, for research to be conducted on behalf of the Company through July 2002 providing for funding of approximately $1,207,000. During 2001, 2000 and 1999, respectively, the Company incurred approximately $166,000, $269,000 and $288,000 of research costs under the agreement.

  Agreements with the Regents of the University of California

     In February 1996, the Company entered into two license agreements ("Agreements") with the Regents of the University of California, granting to the Company exclusive rights to certain technology and patent rights. Pursuant to the Agreements, the Company paid license fees of $10,000 and $15,000 upon issuance of the patents. In addition, the Company must pay a yearly license maintenance fee for these licenses, aggregating $2,000 in the initial year, increasing by $4,000 in the second year and increasing by $6,000 per year until it reaches a maximum of $36,000, until the Company is commercially selling a

                                 EXEGENICS INC.

product based on the technology derived from these license agreements, at which time a royalty based on net sales will be due.

     In August 1998, the Company entered into an additional license agreement with the Regents of the University of California, granting to the Company exclusive rights to certain technology and patent rights. Pursuant to the agreement, the Company paid license fees of $20,000 and has agreed to pay $25,000 upon issuance of a patent. In addition, the Company must pay a yearly license maintenance fee of $2,000, increasing by $2,000 per year until it reaches a maximum of $12,000, until the Company is commercially selling a product based on the technology derived from these license agreements, at which time a royalty based on net sales will be due.

     In July 2000, the Company entered into a license agreement with the Regents of the University of California, granting to the Company exclusive rights to certain technology and patent rights. Pursuant to the agreement, the Company paid license fees of $15,000 and has agreed to pay all past and future patent costs plus a 15% patent service fee. In addition, the Company must pay a yearly license maintenance fee of $10,000 until the Company is commercially selling a product based on the technology derived from the license agreement, at which time a royalty based on net sales will be due. Pursuant to this agreement the Company entered into two sponsored research agreements with third parties whereby the Company agreed to fund research for the period July 2000 through June 2003 and August 2000 to July 2003 in the amounts of $99,360 and $109,320, respectively, per annum.

  Agreements with Molecular Simulations Incorporated ("MSI")

     In June 2000, the Company entered into two, three year participation agreements with MSI in which the Company will participate with MSI and others in a project with the purpose of developing software to be used in the assignment and understanding of protein function and a project with the purpose to develop and validate rapid computer-based methods for x-ray structure determination and model building and provide a scientific forum for research of x-ray crystallographic methods for structure determination. Pursuant to the agreements, the Company is to pay $125,000 per year for membership in the software project and a total of $127,000 during the three years for membership in the x-ray project. Each participation agreement requires that the Company appoint at least one staff member to be an active participant in each project, act as liaison between MSI and the Company, provide non-proprietary input material in its possession which may be beneficial to the project and throughout the term of the projects, the Company is to be a valid licensee of the most recent version of certain commercially released software, as defined in the agreement. Under such software license agreements the Company is to pay approximately $174,000 over the three year term.

  RELATED PARTY TRANSACTIONS

     Effective December 1996, the Company entered into a one-year agreement, which was extended in January 1998 for an additional year, with a stockholder of the Company, whereby the Company will receive financial and investment banking services for a consulting fee of $5,000 per month plus commissions, as defined. The Company paid approximately $10,000, $339,000 and $96,000 during 2001, 2000 and 1999, respectively, under this agreement, including reimbursable expenses. The stockholder acted as placement agent for the Company's 1998 private placement and, in consideration for its services as such, received a sales commission equal to 10% of the $5,633,675 gross proceeds, or $563,368, plus approximately $229,000 as an expense allowance together with other costs. The stockholder also received a unit purchase option, exercisable for a five-year period commencing April 2, 1998, to purchase 134,199 shares of Common Stock at prices ranging from $8.18 to $9.46 and Class E Warrants to purchase 67,101 shares of Common Stock exercisable at prices ranging from $9.82 to $11.35. In connection with the

                                 EXEGENICS INC.

redemption of the Company's C and D warrants during 2000, the Company paid solicitation fees of approximately $1,921,000 which was charged to additional paid-in capital.

     At December 31, 2001, the Company has two notes outstanding from its Vice President of drug design in the principal amounts of $138,195 plus accrued interest, due on April 30, 2002, and $140,000 plus accrued interest due on September 1, 2003. Both notes which arose in connection with loans made to the officer bear interest at 9.75% per annum and accrued interest at December 31, 2001 and December 31, 2000 was approximately $51,000 and $23,000 (included in prepaid expenses and other current assets), respectively.

     In December 2000, the Company entered into a consulting agreement with a company owned by one of its Directors. The agreement calls for an annual retainer of $125,000, paid quarterly in advance, and is automatically renewed each year unless terminated by either party on 3 months notice.

     In May of 2001, the Company received a note receivable from the CEO for $300,000 from the sale of Treasury Stock. The note bears interest at 4.71% per annum and accrued interest receivable is approximately $9,000 at December 31, 2001.

     In 2001, a Director was employed as a consultant and payments for these services was $80,250.

NOTE K -- 401(k) PLAN

     The Company maintains a defined contribution 401(k) plan available to eligible employees. Employee contributions are voluntary and are determined on an individual basis, limited to the maximum amount allowable under federal tax regulations. The Company made no contributions during 2001, 2000 and 1999.

NOTE L -- QUARTERLY RESULTS (UNAUDITED)

                                                  QUARTER ENDED
                              ------------------------------------------------------
                               MARCH 31       JUNE 30     SEPTEMBER 30   DECEMBER 31   TOTAL YEAR
                              -----------   -----------   ------------   -----------   -----------
2001
Revenues....................  $   333,000   $   334,000   $   333,000    $   333,000   $ 1,333,000
Net loss....................   (1,520,000)   (2,999,000)   (2,752,000)    (1,514,000)   (8,785,000)
Loss per share -- basic and
  diluted(a)................        (0.10)        (0.19)        (0.17)         (0.11)        (0.55)
2000
Revenues....................  $   344,000   $   343,000   $    67,000    $   111,000   $   865,000
Net loss....................   (2,419,000)   (1,295,000)   (1,958,000)    (1,493,000)   (7,165,000)
Loss per share -- basic and
  diluted(a)................        (0.22)        (0.09)        (0.13)         (0.09)        (0.51)

---------------

(a) Per common share amounts for the quarters and full year have been calculated separately. Accordingly, quarterly amounts do not add to the annual amount because of differences in the weighted average common shares outstanding during each period due to the effect of the Company's issuing shares of its common stock during the year.

NOTE M -- DEFERRED REVENUE

     The Company recognizes revenue from development agreements over the stated life of the agreement. Amounts received in advance of the services to be performed are recorded as deferred revenue. Accordingly, funds of $500,000 received during the six months ended June 30, 2002, net of $556,000 in

                                 EXEGENICS INC.

revenues recognized cumulatively through June 30, 2002, and including $56,000 in deferred revenue outstanding as of December 31, 2001, eliminate deferred revenues at June 30, 2002.

NOTE N -- RESERVE FOR RESTRUCTURE

     The Company generally recognizes operating expenses as incurred. As part of its reorganization efforts in June 2001, the Company terminated several employees, remodeled facilities and moved equipment. During the second quarter of 2002, due to the Company's decision to concentrate on its strategic drug discovery and development programs, as well as the completion of funding related to the "Sponsored Research Agreement" with BMS, the Company terminated additional employees. The Company recognized approximately $560,000 related to those activities through June 30, 2002. Cash payments of $166,000 were charged against the account during the six months ended June 30, 2002. Accrued expenses relating to restructuring are $44,000 at June 30, 2002. As a result of the Company's decision to concentrate on its strategic drug discovery and development programs, as well as the completion of funding related to the "Sponsored Research Agreement" with BMS, the Company recently began the process of renegotiating several scientific collaborations, including agreements with the Research and Development Institute, or RDI, and Washington State University Research Foundation. The agreement with RDI was terminated, relieving the Company of future annual minimum royalty payments. The Company has initiated discussions with Bristol-Myers with the objective of negotiating an agreement to reacquire exclusive rights to the WSU paclitaxel gene technology for eXegenics.

NOTE O -- SUBSEQUENT EVENTS

     On September 20, 2002, the Company announced that it had executed a definitive merger agreement with Innovative Drug Delivery Systems, Inc., or IDDS, a private company with products ready to enter Phase III clinical trials.

     On August 13, 2002, the Company issued warrants to purchase 125,000 shares of its common stock at a purchase price of $1.00 per share, with an expiration date of August 13, 2007, and additional warrants to purchase 125,000 shares of our common stock at a purchase price of $0.55 per share, with an expiration date of August 13, 2007, to Roan/Meyers Associates, L.P. in exchange for financial advisory services. The Company valued these warrants at $90,600.

     In July 2002, the Company entered into a one-year agreement with an employee that called for an increase in annual salary and payment of certain research expenses owed to the employee. In lieu of making direct cash payments in settlement of these obligations of approximately $355,000, the employee agreed to accept termination of previously incurred liabilities to the Company.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Innovative Drug Delivery Systems,
Inc.:

     In our opinion, the accompanying balance sheets and the related statements of operations, of redeemable preferred stock and stockholders' deficit and of cash flows present fairly, in all material respects, the financial position of Innovative Drug Delivery Systems, Inc. (the "Company") (a development stage enterprise) at December 31, 2000 and 2001, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

                                          PRICEWATERHOUSECOOPERS LLP

New York, New York

January 30, 2002, except for Note 9, paragraph 2 of
Note 1 and paragraph 3 of Note 1 as to which the dates are April 29, 2002, May 1, 2002 and September 10, 2002, respectively

                     INNOVATIVE DRUG DELIVERY SYSTEMS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                                 BALANCE SHEETS

                                                                     DECEMBER 31,
                                                              ---------------------------
                                                                  2000           2001       JUNE 30, 2002
                                                              ------------   ------------   -------------
                                                                                             (UNAUDITED)
                                                                                             SEE NOTE 2
                                                 ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 10,083,611   $  7,743,840   $  3,579,238
  Grant receivable..........................................       306,035        194,990        280,717
  Prepaid expenses and other current assets.................        64,000         57,912        114,222
                                                              ------------   ------------   ------------
          TOTAL CURRENT ASSETS..............................    10,453,646      7,996,742      3,974,177
Fixed assets, at cost, net of accumulated depreciation......         4,003         11,420         48,129
Restricted cash.............................................        40,000         60,000         40,000
Prepaid offering costs......................................            --        776,819             --
                                                              ------------   ------------   ------------
          TOTAL ASSETS......................................  $ 10,497,649   $  8,844,981   $  4,062,306
                                                              ============   ============   ============
                                   LIABILITIES, REDEEMABLE CONVERTIBLE
                               PREFERRED STOCK AND STOCKHOLDERS' (DEFICIT)
Current liabilities:
  Accounts payable and accrued expenses.....................  $    256,214   $  1,153,325   $    668,960
  Due to affiliates.........................................        22,574         38,450         30,318
                                                              ------------   ------------   ------------
          TOTAL CURRENT LIABILITIES.........................       278,788      1,191,775        699,278
                                                              ------------   ------------   ------------
Commitments and contingencies
Redeemable convertible preferred stock, 6,500,000 shares
  authorized;
  Series A convertible preferred stock, $0.001 par value;
     4,500,000 shares designated; 4,014,125 shares issued
     and outstanding at December 31, 2000, 2001 and June 30,
     2002; (liquidation value $16,056,500 in 2000, 2001 and
     2002)..................................................    13,774,952     13,774,952     13,774,952
  Series B convertible preferred stock, $0.001 par value;
     1,351,350 shares designated; no shares issued and
     outstanding at December 31, 2000, 989,991 shares issued
     and outstanding at December 31, 2001 and June 30, 2002;
     (liquidation value $5,494,450 in 2001 and 2002)........            --      5,020,032      5,020,032
                                                              ------------   ------------   ------------
          TOTAL REDEEMABLE CONVERTIBLE PREFERRED STOCK......    13,774,952     18,794,984     18,794,984
                                                              ------------   ------------   ------------
STOCKHOLDERS' (DEFICIT):
Common stock, $0.001 par value; 21,500,000 shares
  authorized; 9,929,579 shares issued and outstanding at
  December 31, 2000 and 9,960,427 shares issued and
  outstanding at December 31, 2001 and June 30, 2002........         9,930          9,960          9,960
Additional paid-in capital..................................    21,134,234     21,615,672     23,382,113
Unearned compensation.......................................            --             --       (453,328)
Subscription receivable.....................................          (654)          (110)          (110)
Deficit accumulated during the development stage............   (24,699,601)   (32,767,300)   (38,370,591)
                                                              ------------   ------------   ------------
          TOTAL STOCKHOLDERS' (DEFICIT).....................    (3,556,091)   (11,141,778)   (15,431,956)
                                                              ------------   ------------   ------------
          TOTAL LIABILITIES, REDEEMABLE CONVERTIBLE
            PREFERRED STOCK AND STOCKHOLDERS' (DEFICIT).....  $ 10,497,649   $  8,844,981   $  4,062,306
                                                              ============   ============   ============

    The accompanying notes are an integral part of the financial statements.

                     INNOVATIVE DRUG DELIVERY SYSTEMS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENTS OF OPERATIONS

                                                                                SIX MONTHS ENDED         CUMULATIVE FROM
                                         YEAR ENDED DECEMBER 31,                    JUNE 30,            FEBRUARY 23, 1998
                                -----------------------------------------   -------------------------    (INCEPTION) TO
                                   1999           2000           2001          2001          2002         JUNE 30, 2002
                                -----------   ------------   ------------   -----------   -----------   -----------------
                                                                            (UNAUDITED)   (UNAUDITED)      (UNAUDITED)
Revenues:
  Government grants...........                $    306,035   $    882,358   $   394,096   $   190,797     $  1,379,190
                                              ------------   ------------   -----------   -----------     ------------
Operating expenses:
  Research and development....  $   664,636     21,832,641      7,009,543     1,128,861     1,940,383       31,653,821
  General and
     administrative...........      312,079      1,353,445      2,285,779       638,353     3,891,093        8,099,376
  Depreciation and
     amortization.............          324            748          3,210         1,357         3,149            7,431
                                -----------   ------------   ------------   -----------   -----------     ------------
       TOTAL OPERATING
          EXPENSES............      977,039     23,186,834      9,298,532     1,768,571     5,834,625       39,760,628
                                -----------   ------------   ------------   -----------   -----------     ------------
Operating loss................     (977,039)   (22,880,799)    (8,416,174)   (1,374,475)   (5,643,828)     (38,381,438)
                                -----------   ------------   ------------   -----------   -----------     ------------
Other income (expense):
  Interest expense............     (239,092)      (320,533)            --            --            --         (566,227)
  Interest income.............       10,572        177,490        348,475       236,304        40,537          577,074
                                -----------   ------------   ------------   -----------   -----------     ------------
                                   (228,520)      (143,043)       348,475       236,304        40,537           10,847
                                -----------   ------------   ------------   -----------   -----------     ------------
       NET LOSS...............   (1,205,559)   (23,023,842)    (8,067,699)   (1,138,171)   (5,603,291)     (38,370,591)
Deemed dividend related to
  beneficial conversion
  feature of Series B
  redeemable convertible
  preferred stock.............           --             --     (3,559,305)           --            --       (3,559,305)
                                -----------   ------------   ------------   -----------   -----------     ------------
Net loss attributable to
  common stockholders.........  $(1,205,559)  $(23,023,842)  $(11,627,004)  $(1,138,171)  $(5,603,291)    $(41,929,896)
                                ===========   ============   ============   ===========   ===========     ============
Net loss per share
  attributable to common
  stockholders
  Basic and diluted...........  $     (0.28)  $      (3.93)  $      (1.20)  $     (0.12)  $     (0.58)
                                ===========   ============   ============   ===========   ===========
  Weighted average shares.....    4,309,510      5,859,105      9,725,376     9,715,902     9,737,490
                                ===========   ============   ============   ===========   ===========

    The accompanying notes are an integral part of the financial statements.

                     INNOVATIVE DRUG DELIVERY SYSTEMS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

       STATEMENTS OF REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT
FOR THE PERIOD FROM FEBRUARY 23, 1998 (INCEPTION) TO JUNE 30, 2002 (UNAUDITED),
  INCLUDING THE YEARS ENDED DECEMBER 31, 1999, 2000, AND 2001 AND FOR THE SIX
                     MONTHS ENDED JUNE 30, 2002 (UNAUDITED)

                                            SERIES A                 SERIES B
                                           REDEEMABLE               REDEEMABLE
                                         PREFERRED STOCK         PREFERRED STOCK         COMMON STOCK      ADDITIONAL
                                     -----------------------   --------------------   ------------------     PAID-IN
                                      SHARES       AMOUNT      SHARES      AMOUNT      SHARES     AMOUNT     CAPITAL
                                     ---------   -----------   -------   ----------   ---------   ------   -----------
Sale of Common Stock to founders at
 inception for cash ($0.001 per
 share)............................                                                   4,458,724   $4,459   $      539
Fair value of services provided by
 an affiliate (see Note 11)........                                                                            89,531
Net loss for the period February
 23, 1998 (inception) to December
 31, 1998..........................
                                                                                      ---------   ------   -----------
   BALANCE AT DECEMBER 31, 1998....                                                   4,458,724   4,459        90,070
Issuance of 231,859 warrants in
 June in connection with bridge
 financing (see Note 6)............                                                                           101,564
Issuance of Common Stock to
 consultant in June for services
 (see Note 5)......................                                                     189,496     189        93,267
Issuance of 200,642 warrants to
 consultants in August for
 services..........................                                                                            98,598
Fair value of services provided by
 an affiliate (see Note 11)........                                                                           155,917
Net loss for the year ended
 December 31, 1999.................
                                                                                      ---------   ------   -----------
   BALANCE AT DECEMBER 31, 1999....                                                   4,648,220   4,648       539,416
Issuance of 15,242 warrants to an
 advisor for services in connection
 with sale of Series A redeemable
 preferred stock in August (see
 Note 5)...........................              $   (55,790)                                                  55,790
Exercise of warrants by
 consultants.......................                                                     200,642     201            (3)
Issuance of Common Stock in
 connection with acquisition of a
 license in September (see Note
 1)................................                                                   5,080,717   5,081    18,599,919
Sale of 160.565 Units for cash in
 September ($100,000 per Unit), net
 of offering expenses of
 $1,157,572........................  4,014,125    14,898,928
Issuance of Preferred A warrants in
 September (see Note 5)............                 (960,361)                                                 960,361
Issuance of Preferred A Finders
 Units for services in September
 (see Note 5)......................                 (107,825)                                                 107,825
Payment of stock subscription
 receivable........................
Non-cash compensation in connection
 with issuance of stock options to
 non-employees in August and
 November (see Note 9).............                                                                           707,550
Fair value of services provided by
 an affiliate (see Note 11)........                                                                           163,376
Net loss for the year ended
 December 31, 2000.................
                                     ---------   -----------   -------   ----------   ---------   ------   -----------
   BALANCE AT DECEMBER 31, 2000....  4,014,125    13,774,952                          9,929,579   9,930    21,134,234
Sale of 10.9887 Units with
 beneficial conversion feature for
 cash in December ($500,000 per
 Unit) (see Note 5)................                            989,991   $1,935,044                         3,559,305
Expenses in connection with sale of
 Series B stock....................                                        (474,317)
Deemed dividend related to
 beneficial conversion feature of
 Series B stock (see Note 5).......                                       3,559,305                        (3,559,305)
Payment of stock subscription
 receivable........................
Exercise of warrants by a
 consultant........................                                                      15,242      15
Exercise of bridge warrants........                                                      15,606      15           139
Fair value of services provided by
 an affiliate (see Note 11)........                                                                           481,299
Net loss for the year ended
 December 31, 2001.................
                                     ---------   -----------   -------   ----------   ---------   ------   -----------
   BALANCE AT DECEMBER 31, 2001....  4,014,125    13,774,952   989,991    5,020,032   9,960,427   9,960    21,615,672
Issuance of compensatory stock
 options to members of the board of
 directors (unaudited).............                                                                         1,611,355
Amortization of unearned
 compensation (unaudited)..........
Fair value of services provided by
 an affiliate (see Note 11)
 (unaudited).......................                                                                           155,086
Net loss for the period ended June
 30, 2002 (unaudited)..............
                                     ---------   -----------   -------   ----------   ---------   ------   -----------
   BALANCE AT JUNE 30, 2002
    (UNAUDITED)....................  4,014,125   $13,774,952   989,991   $5,020,032   9,960,427   $9,960   $23,382,113
                                     =========   ===========   =======   ==========   =========   ======   ===========

                                                                     DEFICIT
                                                                   ACCUMULATED
                                                       STOCK        DURING THE        TOTAL
                                       UNEARNED     SUBSCRIPTION   DEVELOPMENT    STOCKHOLDERS'
                                     COMPENSATION    RECEIVABLE       STAGE          DEFICIT
                                     ------------   ------------   ------------   -------------
Sale of Common Stock to founders at
 inception for cash ($0.001 per
 share)............................                   $(3,749)                    $      1,249
Fair value of services provided by
 an affiliate (see Note 11)........                                                     89,531
Net loss for the period February
 23, 1998 (inception) to December
 31, 1998..........................                                $  (470,200)       (470,200)
                                                      -------      ------------   ------------
   BALANCE AT DECEMBER 31, 1998....                    (3,749)        (470,200)       (379,420)
Issuance of 231,859 warrants in
 June in connection with bridge
 financing (see Note 6)............                                                    101,564
Issuance of Common Stock to
 consultant in June for services
 (see Note 5)......................                      (106)                          93,350
Issuance of 200,642 warrants to
 consultants in August for
 services..........................                                                     98,598
Fair value of services provided by
 an affiliate (see Note 11)........                                                    155,917
Net loss for the year ended
 December 31, 1999.................                                 (1,205,559)     (1,205,559)
                                                      -------      ------------   ------------
   BALANCE AT DECEMBER 31, 1999....                    (3,855)      (1,675,759)     (1,135,550)
Issuance of 15,242 warrants to an
 advisor for services in connection
 with sale of Series A redeemable
 preferred stock in August (see
 Note 5)...........................                                                     55,790
Exercise of warrants by
 consultants.......................                                                        198
Issuance of Common Stock in
 connection with acquisition of a
 license in September (see Note
 1)................................                                                 18,605,000
Sale of 160.565 Units for cash in
 September ($100,000 per Unit), net
 of offering expenses of
 $1,157,572........................                                                         --
Issuance of Preferred A warrants in
 September (see Note 5)............                                                    960,361
Issuance of Preferred A Finders
 Units for services in September
 (see Note 5)......................                                                    107,825
Payment of stock subscription
 receivable........................                     3,201                            3,201
Non-cash compensation in connection
 with issuance of stock options to
 non-employees in August and
 November (see Note 9).............                                                    707,550
Fair value of services provided by
 an affiliate (see Note 11)........                                                    163,376
Net loss for the year ended
 December 31, 2000.................                                (23,023,842)    (23,023,842)
                                                      -------      ------------   ------------
   BALANCE AT DECEMBER 31, 2000....                      (654)     (24,699,601)     (3,556,091)
Sale of 10.9887 Units with
 beneficial conversion feature for
 cash in December ($500,000 per
 Unit) (see Note 5)................                                                  3,559,305
Expenses in connection with sale of
 Series B stock....................
Deemed dividend related to
 beneficial conversion feature of
 Series B stock (see Note 5).......                                                 (3,559,305)
Payment of stock subscription
 receivable........................                       544                              544
Exercise of warrants by a
 consultant........................                                                         15
Exercise of bridge warrants........                                                        154
Fair value of services provided by
 an affiliate (see Note 11)........                                                    481,299
Net loss for the year ended
 December 31, 2001.................                                 (8,067,699)     (8,067,699)
                                                      -------      ------------   ------------
   BALANCE AT DECEMBER 31, 2001....                      (110)     (32,767,300)    (11,141,778)
Issuance of compensatory stock
 options to members of the board of
 directors (unaudited).............   (1,611,355)                                           --
Amortization of unearned
 compensation (unaudited)..........    1,158,027                                     1,158,027
Fair value of services provided by
 an affiliate (see Note 11)
 (unaudited).......................                                                    155,086
Net loss for the period ended June
 30, 2002 (unaudited)..............                                 (5,603,291)     (5,603,291)
                                     -----------      -------      ------------   ------------
   BALANCE AT JUNE 30, 2002
    (UNAUDITED)....................  $  (453,328)     $  (110)     $(38,370,591)  $(15,431,956)
                                     ===========      =======      ============   ============

    The accompanying notes are an integral part of the financial statements.

                     INNOVATIVE DRUG DELIVERY SYSTEMS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENTS OF CASH FLOWS

                                                                                       FOR THE SIX MONTHS        CUMULATIVE FROM
                                                 YEAR ENDED DECEMBER 31,                 ENDED JUNE 30,         FEBRUARY 23, 1998
                                         ----------------------------------------   -------------------------    (INCEPTION) TO
                                            1999           2000          2001          2001          2002         JUNE 30, 2002
                                         -----------   ------------   -----------   -----------   -----------   -----------------
                                                                                    (UNAUDITED)   (UNAUDITED)      (UNAUDITED)
Cash flows from operating activities:
  Net loss.............................  $(1,205,559)  $(23,023,842)  $(8,067,699)  $(1,138,171)  $(5,603,291)    $(38,370,591)
  Adjustments to reconcile net loss to
    net cash used in operating
    activities:
    Depreciation.......................          324            748         3,210        1,357         3,149             7,431
    Amortization of deferred financing
      costs............................       96,314        131,003                                                    227,317
    Amortization of original issue
      discount.........................       41,820         59,744                                                    101,564
    Issuance of Common Stock in
      connection with acquisition of a
      license..........................                  18,600,000                                                 18,600,000
    Stock and warrants issued in
      consideration for services
      rendered.........................       93,350        707,550                                1,158,027         1,958,927
    Non-cash expense contributed by
      affiliate........................      155,917        163,376       481,299      267,898       155,086         1,045,209
    Changes in assets and liabilities:
      (Increase) decrease in grant
        receivable.....................                    (306,035)      111,045       64,916       (85,727)         (280,717)
      (Increase) decrease in prepaid
        expenses, other current assets
        and other assets...............      (12,565)       (51,435)        6,088       31,074       (56,310)         (114,222)
      Increase (decrease) in accounts
        payable, accrued expenses and
        due to affiliates..............      124,973        (49,796)      912,987       97,341      (492,497)          699,278
                                         -----------   ------------   -----------   -----------   -----------     ------------
        NET CASH USED IN OPERATING
          ACTIVITIES...................     (705,426)    (3,768,687)   (6,553,070)    (675,585)   (4,921,563)      (16,125,804)
                                         -----------   ------------   -----------   -----------   -----------     ------------
Cash flows from investing activities:
  Capital expenditures.................       (1,825)        (3,250)      (10,627)      (5,286)      (39,858)          (55,560)
  Restricted cash......................           --        (40,000)      (20,000)     (20,000)       20,000           (40,000)
                                         -----------   ------------   -----------   -----------   -----------     ------------
        NET CASH USED IN INVESTING
          ACTIVITIES...................       (1,825)       (43,250)      (30,627)     (25,286)      (19,858)          (95,560)
                                         -----------   ------------   -----------   -----------   -----------     ------------
Cash flows from financing activities:
  Proceeds from exercise of warrants...                         198           544           15                             742
  Proceeds from sale of common stock...                       8,201           169           44                           9,619
  Proceeds from sale of Preferred
    Stock..............................                  16,056,500     5,494,349                                   21,550,849
  Expenses associated with sale of
    Preferred Stock....................                  (1,157,572)     (474,317)                                  (1,631,889)
  (Increase) decrease in prepaid
    offering costs.....................                                  (776,819)                   776,819                --
  Proceeds from notes payable..........    1,040,000        250,000                                                  1,515,000
  Expenses associated with notes
    payable............................     (128,719)                                                                 (128,719)
  Repayment of notes payable...........                  (1,515,000)                                                (1,515,000)
                                         -----------   ------------   -----------   -----------   -----------     ------------
        NET CASH PROVIDED BY FINANCING
          ACTIVITIES...................      911,281     13,642,327     4,243,926           59       776,819        19,800,602
                                         -----------   ------------   -----------   -----------   -----------     ------------
        NET INCREASE (DECREASE) IN CASH
          AND CASH EQUIVALENTS.........      204,030      9,830,390    (2,339,771)    (700,812)   (4,164,602)        3,579,238
Cash and cash equivalents at beginning
  of period............................       49,191        253,221    10,083,611   10,083,611     7,743,840                --
                                         -----------   ------------   -----------   -----------   -----------     ------------
Cash and cash equivalents at end of
  period...............................  $   253,221   $ 10,083,611   $ 7,743,840   $9,382,799    $3,579,238      $  3,579,238
                                         ===========   ============   ===========   ===========   ===========     ============
Supplemental disclosures:
  Cash paid for interest...............  $    16,003   $    215,542   $        --   $       --    $       --      $    237,346
                                         ===========   ============   ===========   ===========   ===========     ============
Supplemental disclosure of noncash
  investing and financing activities:
  Original issue discount on note
    payable............................  $   101,564                                                              $    101,564
  Options and warrants issued for
    services and financings............  $    98,598   $  1,123,976                                               $  2,833,928

    The accompanying notes are an integral part of the financial statements.

                     INNOVATIVE DRUG DELIVERY SYSTEMS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                         NOTES TO FINANCIAL STATEMENTS
                       (UNAUDITED AS OF JUNE 30, 2002 AND
                FOR THE SIX MONTHS ENDED JUNE 30, 2001 AND 2002)

1.  ORGANIZATION, BUSINESS AND BASIS OF PRESENTATION

     Innovative Drug Delivery Systems, Inc. (the "Company" or "IDDS") is a development stage enterprise engaged in the research, development and commercialization of innovative treatments for the relief of moderate to severe pain. The Company is incorporated in the State of Delaware with operations in a single segment in the United States of America.

     On March 12, 2002, the Company's Board of Directors approved a 1.0161-for-one split of the outstanding shares of common stock which was effectuated as a stock dividend. All common share and per share data included herein have been adjusted as if the stock dividend had occurred at inception. The stock dividend became effective on May 1, 2002.

     As a development stage enterprise, the Company's primary efforts, to date, have been devoted to raising capital, forming collaborations, conducting research and development and recruiting staff. The Company has limited capital resources and revenues and has experienced net operating losses and negative cash flows from operations since inception and expects these conditions to continue for the foreseeable future. Management has adopted a plan to conserve liquid assets which to date has entailed reducing or eliminating certain discretionary spending and provides for additional reductions in operating activities if needed to ensure the Company continues as a going concern. At June 30, 2002, the Company has approximately $3.6 million in cash and cash equivalents. Management believes that cash and cash equivalents on hand at June 30, 2002 will be sufficient to fund operations beyond one year. The Company will be required to raise additional funds to meet long-term planned goals. The Company is in the process of obtaining additional financing through a merger and would consider other alternatives including public or private equity financings. There can be no assurance that the merger will be successful or that such additional financing, if at all applicable, can be obtained on terms acceptable to the Company. If the Company is unable to obtain such additional financing, future operations will need to be scaled back further or discontinued.

     In addition to the normal risks associated with a new business venture, there can be no assurance that the Company's research and development will be successfully completed or that any approved product will be commercially viable. In addition, the Company operates in an environment of rapid change in technology, and is dependent upon the services of its employees, collaborators and consultants. The Company is solely dependent upon a supplier to supply a key component in connection with the Company's clinical trials of morphine.

     Pain Management, Inc. (the "Predecessor Company") was incorporated in the State of Delaware on February 23, 1998. On August 14, 2000, the Predecessor Company agreed to merge with IDDS. The terms of the merger provided for each share of the Predecessor Company's common stock to convert into approximately ..892 share of IDDS common stock as adjusted for a 0.0161-for-one stock dividend on March 12, 2002. Accordingly, the stockholders of the Predecessor Company exchanged 5,212,500 shares of the Predecessor Company's common stock for 4,648,220 shares of IDDS common stock. Prior to the merger, IDDS had outstanding 5,080,717 shares of common stock. At the time the merger closed on September 22, 2000, the only asset held by IDDS was a licensing agreement with West Pharmaceutical Services, Inc. (see Note 7) executed on August 25, 2000. IDDS was incorporated on April 8, 1999, however, it remained dormant until executing the merger and licensing agreements noted above. The Predecessor Company's Board of Directors and management assumed similar roles in the Company after the merger closed. For financial reporting purposes, the merger was accounted for as the acquisition of a licensing agreement by the Predecessor Company and a reorganization with the Company becoming the surviving entity. Consequently, the assets, liabilities and historic operating results of the Company prior to

                     INNOVATIVE DRUG DELIVERY SYSTEMS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                       (UNAUDITED AS OF JUNE 30, 2002 AND
                FOR THE SIX MONTHS ENDED JUNE 30, 2001 AND 2002)

the merger are those of the Predecessor Company. The fair value of the licensing agreement was determined to be approximately $18.6 million based on the fair value of the common stock issued. The rights obtained under the licensing agreement related to an unproven technology that would require significant research and development effort to commercialize a product. There is also a significant uncertainty as to whether the research and development effort will be successful. Since the licensed technology has no alternative future use, the fair value of the consideration issued to obtain the licensing agreement was expensed as research and development at the time the merger closed.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  REVENUE RECOGNITION

     The Company has been awarded government grants from the Department of Defense (the "DoD") and the National Institutes of Health (the "NIH"), which are used to subsidize the Company's research and development projects ("Projects"). DoD and NIH revenue is recognized as subsidized Project costs for each period as incurred. For the years ended December 31, 2000 and 2001 and the six months ended June 30, 2002, all of the Company's research grant revenue came from the DoD and the NIH.

     Interest income is recognized as earned.

  RESEARCH AND DEVELOPMENT COSTS

     The Company expenses all research and development costs as incurred for which there is no alternative future use. Such expenses include licensing and upfront fees paid in connection with collaborative agreements.

  CONCENTRATIONS OF CREDIT RISK

     Financial instruments which potentially subject the Company to concentrations of credit risk consist of cash, cash equivalents, and receivables from the DoD and the NIH. The Company has established guidelines that relate to credit quality and diversification and that limit exposure to any one issue of securities.

  FIXED ASSETS

     Furniture and fixtures, and computer equipment are stated at cost. Furniture, fixtures, and computer equipment are depreciated on a straight-line basis over their estimated useful lives. Expenditures for maintenance and repairs which do not materially extend the useful lives of the assets are charged to expense as incurred. The cost and accumulated depreciation of assets retired or sold are removed from the respective accounts and any gain or loss is recognized in operations.

     The estimated useful lives of fixed assets are as follows:

Furniture and fixtures......................................  5 years
Computer equipment..........................................  3 years

                     INNOVATIVE DRUG DELIVERY SYSTEMS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                       (UNAUDITED AS OF JUNE 30, 2002 AND
                FOR THE SIX MONTHS ENDED JUNE 30, 2001 AND 2002)

  PATENTS

     As a result of research and development efforts conducted by the Company, it has applied, or is applying, for a number of patents to protect proprietary inventions. All costs associated with patents are expensed as incurred.

  CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments which have maturities of three months or less, when acquired, to be cash equivalents. The carrying amount reported in the balance sheet for cash and cash equivalents approximates its fair value. Cash and cash equivalents subject the Company to concentrations of credit risk. At December 31, 2001 and 2000 and June 30, 2002, the Company had invested approximately $7.7 million, $10.1 million and $3.6 million (unaudited), respectively, in funds with a single commercial bank.

  NET LOSS PER SHARE

     The Company prepares its per share data in accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS No. 128"). Basic net loss per share is computed on the basis of net loss for the period divided by the weighted average number of shares of common stock outstanding during the period. Since the Company has incurred net losses since inception, diluted net loss per share does not include the number of shares issuable upon exercise of outstanding options and warrants and the conversion of preferred stock since such inclusion would be anti-dilutive. Disclosures required by SFAS No. 128 have been included in Note 8.

  DEFERRED FINANCING COSTS

     Costs incurred in connection with issuance of notes payable are deferred and amortized using the interest method, which approximates the straight-line method, as interest expense over the term of the debt instrument.

  INCOME TAXES

     The Company accounts for income taxes in accordance with the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). SFAS No. 109 requires that the Company recognize deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined on the basis of the difference between the tax basis of assets and liabilities and their respective financial reporting amounts ("temporary differences") at enacted tax rates in effect for the years in which the temporary differences are expected to reverse.

  COMPREHENSIVE LOSS

     Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income", established standards for reporting and display of comprehensive loss and its components in the financial statements. Implementation of this statement has not had an impact on the Company's financial statements as the Company has no other comprehensive items to report other than net loss.

                     INNOVATIVE DRUG DELIVERY SYSTEMS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                       (UNAUDITED AS OF JUNE 30, 2002 AND
                FOR THE SIX MONTHS ENDED JUNE 30, 2001 AND 2002)

  IMPAIRMENT OF LONG-LIVED ASSETS

     For all periods ending during the year ended December 31, 2001 and prior, impairment of long-lived assets were accounted for in accordance with the provisions of Statement of Financial Accounting Standards No. 121, "Accounting for Impairment of Long-Lived Assets and Long Lived Assets to be Disposed Of" ("SFAS 121") long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the sum of the expected future undiscounted cash flows is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value and carrying value of the asset. For all periods presented there have been no impairment losses incurred.

  EQUITY ISSUANCE COSTS

     Costs associated with the issuance of the Company's common or preferred stock are initially recorded as prepaid offering costs. Upon issuance of the securities, those costs are reclassified as a reduction of the offering proceeds. In the event that the offering is not completed, those costs would be expensed in the period the offering is determined to be unsuccessful. During the six months ended June 30, 2002, the Company expensed prepaid offering costs of $776,819 that were deferred as of December 31, 2001 related to the Company's terminated public offering.

  RISKS AND UNCERTAINTIES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Significant estimates relate to the valuation of equity instruments issued for services rendered, recoverability of fixed assets and deferred taxes. Actual results could differ from those estimates.

  STOCK-BASED COMPENSATION

     The Company accounts for stock-based compensation to employees in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25"). Under APB No. 25, generally, no compensation expense is recognized in the financial statements in connection with the awarding of stock option grants to employees provided that, as of the grant date, all terms associated with the award are fixed and the fair value of the Company's stock, as of the grant date, is equal to or less than the amount an employee must pay to acquire the stock. The Company will recognize compensation expense in situations where the terms of an option grant are not fixed or where the fair value of the Company's common stock on the grant date is greater than the amount an employee must pay to acquire the stock.

     Disclosures required by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"), including pro forma operating results had the Company prepared its financial statements in accordance with the fair-value-based method of accounting for stock-based compensation, have been included in Note 9.

     The fair value of options and warrants granted to non-employees for financing, goods or services are included in the financial statements and expensed over the life of the debt, as the goods are utilized or the services performed, respectively. The fair value of options and warrants issued to non-employees has been calculated using the Black-Scholes option pricing model, based on the following assumptions: risk free interest rate of 6%; expected life of 5 to 7 years; zero dividend yield; and volatility of 75%. Securities

                     INNOVATIVE DRUG DELIVERY SYSTEMS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                       (UNAUDITED AS OF JUNE 30, 2002 AND
                FOR THE SIX MONTHS ENDED JUNE 30, 2001 AND 2002)

issued in connection with services or financings were valued based upon the estimate of fair value of the securities issued as determined by the Company's Management.

  IMPACT OF FUTURE ADOPTION OF RECENTLY ISSUED ACCOUNTING STANDARDS

     The Financial Accounting Standards Board has recently issued Statement of Financial Accounting Standards No. 141 (FAS 141), "Business Combinations" and Statement of Financial Accounting Standards No. 142 (FAS 142), "Goodwill and Other Intangible Assets". FAS 141 requires that all business combinations be accounted for under the purchase method and that certain acquired intangible assets in a business combination be recognized as assets apart from goodwill. FAS 142 requires that ratable amortization of goodwill and certain intangible assets be replaced with periodic tests of the goodwill's impairment and that other intangible assets be amortized over their useful lives. FAS 141 is effective for all business combinations initiated after June 30, 2001. The provisions of FAS 142 will be effective for fiscal years beginning after December 15, 2001 and will thus be adopted by the Company in fiscal year 2002.

     In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 143 (FAS 143), "Accounting for Obligations Associated with the Retirement of Long-Lived Assets." The objective of FAS 143 is to provide accounting guidance for legal obligations associated with the retirement of tangible long-lived assets. The retirement obligations included within the scope of this project are those that an entity cannot avoid as a result of either the acquisition, construction or normal operation of a long-lived asset. Components of larger systems also fall under this project, as well as tangible long-lived assets with indeterminable lives. FAS 143 is required to be adopted on January 1, 2003.

     The Financial Accounting Standards Board issued FASB Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. The objectives of FAS 144 are to address significant issues relating to the implementation of FASB Statement No. 121 (FAS 121), Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, and to develop a single accounting model, based on the framework established in FAS 121, for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired. The provisions of FAS 144 are effective for financial statements issued for fiscal years beginning after December 15, 2001.

     Management believes that the future adoption of these accounting standards will not have a material impact on the Company's financial statements.

  UNAUDITED INTERIM FINANCIAL DATA AS OF JUNE 30, 2002 AND FOR THE SIX MONTHS ENDED JUNE 30, 2001 AND 2002

     a. Basis of Presentation

     The unaudited financial data as of June 30, 2002 and for the six months ended June 30, 2001 and 2002 have been prepared by management and includes all adjustments, consisting of normal recurring accruals, considered necessary for a fair presentation of the Company's results of operations and cash flows. Operating results for any interim period are not necessarily indicative of the results for the full year.

     b. The Company entered into a one-year lease for office space beginning November 2002. Rent expense for the lease is $371,000 per year.

     c. Impact of Future Adoption of Recently Issued Accounting Standards

                     INNOVATIVE DRUG DELIVERY SYSTEMS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                       (UNAUDITED AS OF JUNE 30, 2002 AND
                FOR THE SIX MONTHS ENDED JUNE 30, 2001 AND 2002)

     During the six months ended June 30, 2002, the Company adopted FAS 141, FAS 142 and FAS 144, which did not have a material impact on the Company's financial statements.

     In April 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 145 ("FAS 145"), "Rescission of FAS Nos. 4, 44, and 64, amendment of FASB, and Technical Corrections as of April 2002." As a result, the accounting for gains and losses from extinguishment of debt and sale-leaseback transactions will be effected by FAS 145. The provisions of this Statement related to the rescission of Statements 4, 44 and 64 shall be applied in fiscal years beginning after May 15, 2002. The provisions of this Statement related to Statement 13 shall be effective for transactions occurring after May 15, 2002.

     In June 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 146 ("FAS 146"), "Accounting for Costs Associated with Exit or Disposal Activities". FAS 146 nullifies Emerging Issues Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." FAS 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred rather than on the date of an entity's commitment to an exit plan and establishes that fair value is the objective for initial measurement of the liability. The provisions of this Statement shall be effective for exit or disposal activities initiated after December 31, 2002. The provisions of Issue 94-3 shall continue to apply for an exit activity initiated under an exit plan that met the criteria of Issue 94-3 prior to this Statement's initial application.

     Management believes that the future adoption of these accounting standards will not have a material impact on the Company's financial statements.

3.  FIXED ASSETS

     Fixed assets consist of the following:

                                                          DECEMBER 31,
                                                        -----------------    JUNE 30,
                                                         2000      2001        2002
                                                        -------   -------   -----------
                                                                            (UNAUDITED)
Office equipment and computers........................  $ 5,075   $15,702     $55,560
Less, Accumulated depreciation........................   (1,072)   (4,282)     (7,431)
                                                        -------   -------     -------
                                                        $ 4,003   $11,420     $48,129
                                                        =======   =======     =======

4.  ACCOUNTS PAYABLE AND ACCRUED EXPENSES

     Accounts payable and accrued expenses consist of the following:

                                                        DECEMBER 31,
                                                    ---------------------    JUNE 30,
                                                      2000        2001         2002
                                                    --------   ----------   -----------
                                                                            (UNAUDITED)
Accounts payable..................................  $100,706   $  361,471    $373,651
Accrued professional fees.........................    47,794      573,935     240,725
Accrued research and development..................    59,910      196,174      42,995
Accrued expenses..................................    47,804       21,745      11,589
                                                    --------   ----------    --------
                                                    $256,214   $1,153,325    $668,960
                                                    ========   ==========    ========

                     INNOVATIVE DRUG DELIVERY SYSTEMS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                       (UNAUDITED AS OF JUNE 30, 2002 AND
                FOR THE SIX MONTHS ENDED JUNE 30, 2001 AND 2002)

     The Company has agreements to spend approximately $3.5 million for future clinical and development programs. However, such agreements may be cancelled upon written notice to the other party.

5.  STOCKHOLDERS' (DEFICIT) EQUITY

     The Company's Certificate of Incorporation, as amended, authorizes the Company to issue 21.5 million shares of common stock (the "Common Stock"), $0.001 par value, and 6.5 million shares of preferred stock (the "Preferred Stock"), $0.001 par value. The Company's Board of Directors (the "Board") has the authority to issue preferred stock, in series, with rights and privileges determined by the Board. The Board designated 4.5 million shares of preferred stock as Series A stock and approximately 1.4 million shares of Preferred Stock as Series B stock. In September 2000 and December 2001, investors purchased 4,014,125 shares of Series A stock and 989,991 shares of Series B stock, respectively.

     Dividends may be declared and paid on Common Stock and Preferred Stock as determined by the Board, provided that (i) concurrently with the declaration of dividends on Common Stock, the Company declares and pays a dividend to the holders of Preferred Stock equal to that which would be payable to them if their Preferred Stock had been converted into Common Stock on the date of determination of holders of Common Stock to receive such dividend and (ii) dividends declared on Series A stock are subject to prior rights of holders of any superior class of stock.

     In the event of liquidation, dissolution or winding up of the Company, holders of Series A stock will be entitled to be paid the greater of (i) $4.00 per share subject to adjustment for stock dividends, stock splits, mergers or other recapitalization, as defined, plus all dividends accrued or declared but unpaid, out of the assets of the Company (the "Liquidation Amount") or (ii) the Shared Allocation Amount. The Shared Allocation Amount is that portion of the Company's assets available for distribution to stockholders allocated based on percentage of outstanding shares held by that class of stockholders. The order of preference of payments will be to holders of Series A Stock and then Common Stock.

     Each share of Series A stock is convertible into the number of shares of Common Stock determined by dividing the Series A Conversion Price into $4.00. The Series A Conversion Price of the Series A stock is initially $3.94 per share adjusted for certain dilutive events, as defined. Accrued but unpaid dividends are forfeited upon conversion of Series A stock. As of December 31, 2000 and 2001, the Series A Conversion Price was $3.94 and the outstanding Series A stock is convertible into 4,078,927 shares of Common Stock.

     Shares of Series A stock will automatically convert into shares of Common Stock based upon the Series A Conversion Price in effect at the time upon (i) the closing of an initial public offering of the Company's Common Stock, within defined terms or (ii) written election of the holders of a majority of Series A stock.

     In the event of consolidation, merger or other reorganization of the Company in which the Company is not the surviving entity, the holders of Series A stock will be entitled to be paid, out of the assets of the Company available for distribution before any payment to holders of junior stock of the Company, the greater of (i) the Liquidation Amount or (ii) the Shared Allocation Amount, as defined. Such payment will be made by redemption of such shares by the Company or by the surviving company. Accordingly, the Series A stock is presented as redeemable preferred stock.

     Holders of Series A stock have the number of votes equal to the number of shares of Common Stock into which the shares of Series A stock convert into at the date on which the vote is held. Holders of Common Stock have one vote per share.

                     INNOVATIVE DRUG DELIVERY SYSTEMS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                       (UNAUDITED AS OF JUNE 30, 2002 AND
                FOR THE SIX MONTHS ENDED JUNE 30, 2001 AND 2002)

     At the option of the Company, shares of Series A stock may be redeemed at a redemption price per share of $4.00 plus dividends accrued or declared but unpaid (the "Redemption Price") up to and including the redemption date. The Redemption Price is subject to adjustment for stock dividends, stock splits, mergers or recapitalizations, as defined.

     In September 2000, the Company sold 160.565 units ("Units" or "Series A Financing") to investors at a per Unit price of $100,000. Each Unit consisted of 25,000 shares of Series A stock (convertible into 25,404 shares of common stock) and 2,540 warrants (the "A Preferred Warrants"). Each A Preferred Warrant entitles the holder to purchase one share of Common Stock at an exercise price of $3.94 per share. The A Preferred Warrants contain certain antidilution provisions, as defined. The A Preferred Warrants expire in October 2005. The fair value of the A Preferred Warrants at issuance was $960,361. At December 31, 2001, none of the A Preferred Warrants had been exercised (see Note 10).

     As partial consideration for the sale of the Units, an option to purchase
15.83 units (the "Finders Units") was issued to members of the firm responsible for obtaining the financing. Each Finders Unit entitles the holder to purchase 25,000 shares of Series A stock (convertible into 25,404 shares of common stock) and 2,540 A Preferred warrants (the "Finders Warrants") for $110,000 per Finders Unit. The fair value of the Series A stock, which was accounted for as a cost of the Series A Financing, totaled $1,071,331. Each Finders Warrant entitles the holder to purchase one share of Common Stock at a per share price of $3.94. The Finders Warrants expire in September 2007. The fair value of the Finders Warrants at the date of issue was $107,825.

     During 1999, a consultant (the "Consultant") was issued 189,496 shares of Common Stock for services rendered and a subscription receivable of $106. The fair value of the Consultant shares was $93,244.

     In 2000, another consultant, acting as an advisor to the Series A Financing, received 15,242 warrants to purchase shares of Common Stock at an exercise price of approximately $0.001 per share. The warrants expire in August, 2007. The fair value of the warrants, which has been accounted for as a cost of the Series A Financing, at the issuance date was $55,790. All of the warrants were exercised in 2001.

     In December, 2001, the Company's Board of Directors designated 1,351,350 shares of preferred stock, $0.001 par value, as Series B Convertible Preferred Stock ("Series B stock"). The Company then closed a $5.5 million private financing consisting of the sale of 10.9887 units of Series B stock (the "Series B Unit") at $500,000 per Series B Unit. Each Series B Unit consists of 90,090 shares of Series B stock with a stated value of $5.55 per share, subject to adjustment for stock dividends, stock splits, mergers and recapitalizations, as defined. The preferences and rights of Series B stock are the same as those of Series A stock regarding conversion, redemption, voting and liquidation of the Company, except that the stated value and the conversion price used in calculating those preferences is $5.55 and $5.46 for Series B stock, respectively, rather than $4.00 and $3.94 for Series A stock respectively. As of December 31, 2001, the Series B stock converts into 1,005,973 shares of common stock. Series B stock is considered to be mandatorily redeemable preferred stock since it is redeemable upon events of consolidation, merger or other reorganization of the Company.

     The Series B conversion price represented a discount from the estimated fair value of the Common Stock at the time of issuance. Accordingly, the discount amount is considered incremental yield ("the beneficial conversion feature") to the preferred stockholders and has been accounted for as a deemed dividend to preferred stockholders. Based on the conversion terms of the Series B stock, a deemed

                     INNOVATIVE DRUG DELIVERY SYSTEMS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                       (UNAUDITED AS OF JUNE 30, 2002 AND
                FOR THE SIX MONTHS ENDED JUNE 30, 2001 AND 2002)

dividend of approximately $3.6 million has been added to the net loss in the calculation of net loss applicable to common stockholders in the year ended December 31, 2001.

6.  NOTES PAYABLE

     a. During 1998, the Company issued two notes payable to two banks with principal amounts of $145,000 and $80,000, respectively (the "Notes"). The Notes were due in September 2000 and bear interest of 1% over the Eurodollar rate and the bank's prime rate, respectively. The Notes were guaranteed by one of the Company's investors. At December 31, 1999, the outstanding balances on the Notes were $145,000 and $80,000, respectively, accrued interest totaled $1,400 and the weighted average interest rate was 7.5%. During 2000, the $145,000 Note was increased to $245,000.

     Both Notes were repaid in October 2000, following the issuance of Series A stock (see Note 5).

     b. During 1999, the Company raised $1.04 million by issuing notes payable (the "Bridge Notes") and warrants (the "Bridge Warrants"). The Bridge Notes accrued interest at 12% per annum for the first twelve months and 15% per annum for up to an additional year. At December 31, 1999, accrued interest on the Bridge Notes was approximately $86,000. At December 31, 1999, the fair value of the Bridge Notes approximated their face value. In November, 2000, after issuance of Series A stock, the principal plus accrued interest totaling approximately $1,238,000 was repaid.

     In connection with the Bridge Notes, 231,859 Bridge Warrants to purchase an equal number of shares of Common Stock, with an exercise price of approximately $0.01, were issued to the Bridge Noteholders. The Bridge warrants contain anti-dilution provisions and expire in September, 2005. The fair value of the Bridge Warrants at the date of issue was $101,564. Accordingly, the Bridge Notes were recorded at an original issue discount of $101,564, which was amortized to interest expense over the term of the Bridge Notes. At December 31, 1999, the Bridge Notes were recorded at $980,256. During the year ended December 31, 2001, Bridge Warrants to purchase 15,606 shares of common stock were exercised (see
Note 10).

     Professional fees incurred in connection with the Bridge Notes, amounting to $128,719, were accounted for as deferred financing costs.

     In 1999, three consultants, who had arranged the sale of Bridge Notes received a total of 200,642 warrants, exercise price of approximately $0.001, to purchase shares of Common Stock. The warrants expire in August 2007. The fair value of the warrants, which were accounted for as deferred financing costs, at the issuance date was $98,598. All of the warrants were exercised in 2000.

     c. In July 2000, the Company entered into a note (the "Second Note") with a commercial bank with principal amount of $150,000 and bearing interest, payable monthly, based on the Eurodollar rate plus 1% due in July, 2001. The Second Note was guaranteed by one of the Company's investors. In October 2000, following the closing of the sale of Series A stock, the Second Note was repaid.

                     INNOVATIVE DRUG DELIVERY SYSTEMS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                       (UNAUDITED AS OF JUNE 30, 2002 AND
                FOR THE SIX MONTHS ENDED JUNE 30, 2001 AND 2002)

     Notes payable transactions are summarized as follows:

                                                                 SECOND
                                        NOTES     BRIDGE NOTE     NOTE         TOTAL
                                      ---------   -----------   ---------   -----------
Issuance of Notes...................  $ 145,000                             $   145,000
Issuance of Notes...................     80,000                                  80,000
                                      ---------                             -----------
Balance at December 31, 1998........    225,000                                 225,000
Issuance of Bridge Notes............              $ 1,040,000                 1,040,000
Discount on Bridge Notes............                 (101,564)                 (101,564)
Amortization of Discount............                   41,820                    41,820
                                      ---------   -----------               -----------
Balance at December 31, 1999........    225,000       980,256                 1,205,256
Issuance of Notes...................    100,000                                 100,000
Issuance of Second Note.............                            $ 150,000       150,000
Amortization of Discount............                   59,744                    59,744
Repayment...........................   (325,000)   (1,040,000)   (150,000)   (1,515,000)
                                      ---------   -----------   ---------   -----------
Balance at December 31, 2000 and
  2001..............................  $      --   $        --   $      --   $        --
                                      =========   ===========   =========   ===========

7.  COMMITMENTS AND CONTINGENCIES

  RESEARCH COLLABORATION, LICENSING AND CONSULTING AGREEMENTS

     a. As part of the formation of the Company, the Company entered into a license agreement with Stuart Weg, M.D. The license granted the Company exclusive worldwide rights, including the right to grant sublicenses, for the intellectual property surrounding transnasal ketamine. In connection therewith, the Company made an upfront payment to Dr. Weg, Herbert Brotspies, and Calgar & Associates (collectively the "Founders") and issued the Founders shares of Common Stock, of which a portion is held in escrow and will be released to the Founders, if at all, upon the successful completion of the Phase III trial. The issuance of the shares from escrow is not contingent on the Founders' performance. The Company also reimbursed the Founders for patent and other costs. The Company will pay semi-annual royalty payments to the Founders based on a percentage of net sales of transnasal ketamine by the Company or its sublicensees. In addition, the Company shall pay the Founders a defined percentage of all sublicensing fees or other lump sum payments. The Company is also obligated to make aggregate future payments of approximately $1.3 million upon the earlier of certain defined dates ranging from August 2003 to November 2004 or satisfaction of certain clinical and regulatory milestones, which includes the filing of a New Drug Application ("NDA") with the Food & Drug Administration ("FDA"), the approval of an NDA by the FDA and the first commercial sale of a licensed product. A defined percentage of such milestone payments shall be creditable against royalties earned; provided, however, that in no event shall royalties earned be reduced by more than a certain percentage in any applicable semi-annual period. The Company may satisfy a portion of the milestone payments through the issuance of shares of Common Stock of the Company; provided that the Company is publicly traded at the time such milestone payment accrues.

     In connection with the above license agreement, in February 1998 the Company entered into a three year Consulting Agreement, renewable upon mutual consent, with each of Dr. Weg and Herbert Gary. Pursuant to such Consulting Agreements, both Dr. Weg and Mr. Gary will provide the Company with

                     INNOVATIVE DRUG DELIVERY SYSTEMS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                       (UNAUDITED AS OF JUNE 30, 2002 AND
                FOR THE SIX MONTHS ENDED JUNE 30, 2001 AND 2002)

such consulting services as the Company may reasonably request. In consideration for such services the Company has agreed to pay to each of Dr. Weg and Mr. Gary a consulting fee equal to $75,000 per year, payable in equal monthly installments. These agreements expired March 2001 and were not renewed.

     b. On August 25, 2000, the Company entered into a license agreement with West Pharmaceutical Services, Inc. ("West") for rights to develop and commercialize intranasal morphine, fentanyl and other products. Under the terms of the agreement, the Company was granted an exclusive, worldwide, royalty bearing license, including the right to grant sublicenses, for the rights to the intellectual property covering these products. The license agreement will expire with the last to expire of the license patents in 2016. In consideration of the license, the Company paid and expensed on September 22, 2000 an up front fee. In addition, under the license agreement for morphine, fentanyl and other products the Company is obligated to make royalty payments to West based upon net sales of products by the Company or its sublicensees, if any, as defined. The Company is also obligated to pay West a minimum annual royalty for each licensed product that receives approval by a regulatory agency to be marketed in any major market country, as defined. The Company is also obligated to pay West a defined amount of any up-front license fees in the event that the Company sublicenses any rights to any third party. In addition, under a Development Milestone and Option Agreement entered into by the Company and West in connection with the license agreement, the Company is obligated to make aggregate future payments totaling $5.0 million upon reaching certain defined development milestones, which includes the filing of an NDA with the FDA, the approval of an NDA by the FDA of a licensed product. Milestone payments can be paid in cash or equity upon the satisfaction of certain clinical and regulatory milestones and provided that the Company is publicly traded at the time such milestone payment accrues. The Company's ability to pay the upfront payment for the license agreement and the M-6-G fee (see below) was guaranteed by an affiliate of the Company. The guarantee expired upon the payments by the Company of amounts owed to West. In addition, the Company granted West the right of first refusal to enter into a clinical manufacturing agreement for nasal morphine (see c. (i), below).

     The license agreement and related agreements (see c. (i) to c. (iv) below) may be terminated by mutual consent of the parties at any time or by either party upon written notice of default, including non-performance, by the other party that is not cured within 30 days.

     c. In connection with the West license agreement, the Company entered into the following additional agreements:

          (i) A clinical manufacturing agreement, whereby the Company will buy from West 100% of the nasal morphine product required for conducting the clinical trials subject to West's ability to supply 100% of the required product. West will manufacture and package the clinical product for the Company. This agreement will be in effect until the earlier of (a) a period of 2 years or (b) the last to occur launch date after the clinical product has been launched in all major market countries.

          (ii) An option agreement, whereby the Company was granted an option to include morphine-6-glucuronide ("M-6-G") as an identified compound under the license agreement. The Company paid and expensed a non-refundable fee in consideration of the option, which expired unexercised on December 22, 2000.

          (iii) On October 24, 2000, the Company expanded its license agreement to include an additional development agreement with West for rights to develop and commercialize intranasal fentanyl. The Company will undertake a development program for intranasal fentanyl with West. The parties will endeavor to complete the development program within the defined time table. However, the Company

                     INNOVATIVE DRUG DELIVERY SYSTEMS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                       (UNAUDITED AS OF JUNE 30, 2002 AND
                FOR THE SIX MONTHS ENDED JUNE 30, 2001 AND 2002)

     can use other suppliers should West be unable to either provide competitive cost bids or complete the program within a reasonable timeframe. In addition, under the development agreement, the Company is obligated to make aggregate future payments totaling $6.3 million upon reaching certain defined development milestones, which includes completion of proof-of-principle studies, successful completion of a phase I/II clinical trial, commencement of a phase III clinical trial, filing of an NDA with the FDA and the approval of an NDA by the FDA of a licensed product. These milestone payments can be paid in cash or equity upon the satisfaction of certain clinical and regulatory milestones and provided that the Company is publicly traded at the time such milestone payment accrues.

          (iv) On November 17, 2000, the Company entered into a clinical manufacturing agreement with West to manufacture, package, purchase and sell to the Company nasal ketamine clinical product according to agreed upon clinical product specifications and price schedule. The agreement expired in November 2001.

     d. On December 14, 2001 (the "Effective Date"), the Company entered into an agreement (the "Shimoda Agreement") with Shimoda Biotech (Proprietary) Ltd. and certain affiliated entities ("Shimoda"), for an exclusive worldwide license to commercialize formulations of pharmaceutical products containing diclofenac. The Company will pay: (i) a license fee to Shimoda and reimbursement for expenses, if certain defined events occur; (ii) two percent of the net proceeds, as defined, of the Company's initial public offering to Shimoda, but not less than $1 million or in excess of $2 million; (iii) aggregate future milestone payments of $6.0 million payable upon the satisfaction of certain clinical and regulatory milestones which includes submission of an NDA with the FDA, approval of an NDA by the FDA and one year following the date of first sale of a licensed product; and (iv) royalty payments to Shimoda based upon the sales of products by the Company or its sublicensees, if any, as defined. Upon achievement of a milestone, Shimoda has the option to receive payment in cash or shares of common stock. In the event Shimoda elects to receive common stock, the number of shares to be issued is based on a formula whereby the defined milestone payment is divided by the per share price of the Company's common stock in an initial public offering as defined. Should common stock be issued in satisfaction of milestones, the Company will record a non-cash charge based on the fair value of the consideration paid at the date the milestone is achieved. Such charge could be material and could result in a material dilution to per share amounts. The Shimoda Agreement may be terminated (i) by either party due to breach by the other party that is not cured within 60 days of written notice; (ii) by Shimoda in the event of default by the Company for non-payment of amounts due that is not cured with 60 days of written notice; (iii) by the Company, if certain defined initial activities are not completed by Shimoda within 90 days of the Effective Date, in which case all payments to Shimoda other than the initial payment will be refunded to the Company or (iv) by the Company at any time by giving 90 days written notice to Shimoda.

8.  NET LOSS PER SHARE

     The Company's basic net loss per share amounts have been computed by dividing net loss by the weighted-average number of common shares outstanding during the period. For all periods presented, the Company reported a net loss and, therefore, common stock equivalents were not included since such inclusion would have been anti-dilutive. In addition, for all periods presented, 222,937 shares of Common Stock were held in escrow and have been excluded from the calculation of basic and diluted earnings per share.

                     INNOVATIVE DRUG DELIVERY SYSTEMS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                       (UNAUDITED AS OF JUNE 30, 2002 AND
                FOR THE SIX MONTHS ENDED JUNE 30, 2001 AND 2002)

     The calculation of net loss per share, basic and diluted, is as follows:

                                                                  WEIGHTED
                                                                   AVERAGE
                                                                   COMMON
                                                   NET LOSS        SHARES       PER SHARE
                                                 (NUMERATOR)    (DENOMINATOR)    AMOUNT
                                                 ------------   -------------   ---------
The six months ended June 30, 2002 (unaudited)
  Basic and diluted............................  $ (5,603,291)    9,737,490      $(0.58)
                                                 ============     =========      ======
The six months ended June 30, 2001 (unaudited)
  Basic and diluted............................  $ (1,138,171)    9,715,902      $(0.12)
                                                 ============     =========      ======
The year ended December 31, 2001
  Basic and diluted............................  $(11,627,004)    9,725,376      $(1.20)
                                                 ============     =========      ======
The year ended December 31, 2000
  Basic and diluted............................  $(23,023,842)    5,859,105      $(3.93)
                                                 ============     =========      ======
The year ended December 31, 1999
  Basic and diluted............................  $ (1,205,559)    4,309,510      $(0.28)
                                                 ============     =========      ======

     For all periods presented common stock equivalents which have been excluded from diluted per share amounts because their effect would have been anti-dilutive, include the following:

                                       FOR THE YEARS ENDED DECEMBER 31,
                       -----------------------------------------------------------------
                              1999                   2000                   2001
                       -------------------   --------------------   --------------------

                                  WEIGHTED               WEIGHTED               WEIGHTED
                       WEIGHTED   AVERAGE    WEIGHTED    AVERAGE    WEIGHTED    AVERAGE
                       AVERAGE    EXERCISE    AVERAGE    EXERCISE    AVERAGE    EXERCISE
                        NUMBER     PRICE      NUMBER      PRICE      NUMBER      PRICE
                       --------   --------   ---------   --------   ---------   --------
Options..............       --                 127,744    $3.93     1,365,152    $3.94
Warrants.............  209,966     $0.006      616,040    $1.56     1,078,656    $3.25
Convertible Preferred
  Stock..............       --               1,117,514              4,081,682
                       -------               ---------              ---------
    Total............  209,966               1,861,298              6,525,490
                       =======               =========              =========

                            FOR THE SIX MONTHS ENDED JUNE 30,
                       -------------------------------------------
                               2001                   2002
                       --------------------   --------------------
                           (UNAUDITED)            (UNAUDITED)
                                   WEIGHTED               WEIGHTED
                       WEIGHTED    AVERAGE    WEIGHTED    AVERAGE
                        AVERAGE    EXERCISE    AVERAGE    EXERCISE
                        NUMBER      PRICE      NUMBER      PRICE
                       ---------   --------   ---------   --------
Options..............  1,363,171    $3.94     1,672,940    $4.21
Warrants.............  1,088,126    $3.22     1,066,542    $3.29
Convertible Preferred
  Stock..............  4,078,927              5,084,900
                       ---------              ---------
    Total............  6,530,224              7,824,382
                       =========              =========

9.  STOCK INCENTIVE PLAN

     In February 2001, the Board and stockholders approved the adoption of the 2000 Omnibus Stock Incentive Plan (the "Plan"), which was amended in March 2002 and approved by the Stockholders in April 2002. The Plan provides for the issuance of 4,200,000 shares of Common Stock to be awarded to employees, consultants, directors and other individuals who render services to the Company (collectively, "Awardees"). The number of shares of common stock reserved for issuance under the Plan will automatically increase on the first trading day in January of each calendar year, beginning in calendar year 2003, by an amount equal to 5% of the total number of shares of Common Stock outstanding on the last trading day in December of the preceding calendar year, but in no event will any annual increase exceed a defined number of shares. Awards include options, restricted shares, bonus shares, stock appreciation rights and performance shares (the "Awards"). The Plan contains certain anti-dilution provisions in the event of a stock split, stock dividend or other capital adjustment, as defined. The Plan includes an automatic option

                     INNOVATIVE DRUG DELIVERY SYSTEMS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                       (UNAUDITED AS OF JUNE 30, 2002 AND
                FOR THE SIX MONTHS ENDED JUNE 30, 2001 AND 2002)

grant program for non-employee directors, under which option grants will automatically be made at periodic intervals to non-employee board members to purchase shares of common stock as defined. The Plan provides for a Committee of the Board of Directors (the "Committee") to grant Awards to Awardees and to determine the exercise price, vesting term, expiration date and all other terms and conditions of the Awards, including acceleration of the vesting of an Award at any time. All options granted under the Plan are intended to be non-qualified ("NQO") unless specified by the Committee to be incentive stock options ("ISO"), as defined by the Internal Revenue Code. NQO's may be granted to employees, consultants or other individuals at an exercise price, equal to, below or above the fair value of the Common Stock on the date of grant. ISO's may only be granted to employees of the Company and may not be granted at exercise prices below fair value of the Common Stock on the date of grant (110% of fair value for employees who own 10% or more of the Company). The period during which an option may be exercised may not exceed ten years from the date of grant (five years for grants of ISO's to employees who own 10% or more of the Company). Under the Plan, for a period of one year following the termination of an Awardee's employment or active involvement with the Company, the Company has the right, should certain contingent events occur, to repurchase any or all shares of Common Stock acquired upon exercise of an Award held by the Awardee at a purchase price defined by the Plan. The Plan will terminate at the earliest of
(i) its termination by the Committee, (ii) February 4, 2011 or (iii) the date on which all of the shares of Common Stock available for issuance under the Plan have been issued and all restrictions on such shares have lapsed. Awards granted before termination of the Plan will continue under the Plan until exercised, cancelled or expired.

     As of December 31, 2001, no options have been granted under the Plan; however, options to purchase 1,367,101 shares of the Company's common stock have been granted outside of the Plan.

     The following table summarizes non-plan stock option information for the options as of December 31, 2001:

                               OPTIONS OUTSTANDING
                      -------------------------------------     OPTIONS EXERCISABLE
                                     WEIGHTED-                -----------------------
                                      AVERAGE     WEIGHTED-                 WEIGHTED-
                                     REMAINING     AVERAGE                   AVERAGE
RANGE OF                NUMBER      CONTRACTUAL   EXERCISE      NUMBER      EXERCISE
EXERCISE PRICES       OUTSTANDING      LIFE         PRICE     EXERCISABLE     PRICE
---------------       -----------   -----------   ---------   -----------   ---------
$0.01..............        1,219      8.7 yrs       $0.01         1,219       $0.01
$3.94..............    1,365,882      8.9 yrs       $3.94       976,360       $3.94
                       ---------                                -------
$0.01-$3.94........    1,367,101      8.9 yrs       $3.93       977,579       $3.93
                       =========                                =======

     Transactions involving options during the years ended December 31, 2000 and 2001 are summarized as follows:

                                                              AVERAGE                        AVERAGE
                                               NUMBER OF     WEIGHTED-        NUMBER        WEIGHTED-
                                                SHARES     EXERCISE PRICE   EXERCISABLE   EXERCISE PRICE
                                               ---------   --------------   -----------   --------------
2000: Granted................................  1,011,451       $3.93
                                               ---------
Balance outstanding, December 31, 2000.......  1,011,451       $3.93          427,168         $3.93
2001: Granted(1).............................    355,560       $3.94
                                               ---------
Balance outstanding, December 31, 2001.......  1,367,011       $3.93          977,579         $3.93
                                               =========

                     INNOVATIVE DRUG DELIVERY SYSTEMS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                       (UNAUDITED AS OF JUNE 30, 2002 AND
                FOR THE SIX MONTHS ENDED JUNE 30, 2001 AND 2002)

---------------

(1) In addition to the above, the Committee has or has agreed to grant: 850,000 options to three employees and 75,000 options to a related party consultant with an exercise price equal to that of the Company's common stock at an initial public offering. The Committee also agreed to grant 406,456 options to the Company's directors. The Committee originally intended that the measurement date of these options would be the date of the Company's initial public offering and that the options' exercise price would be equal to the initial public offering price. On February 25, 2002 the Committee granted such options fixing the exercise price at $5.46 per share. The exercise price is below the estimated fair value of the Company's common stock on the date of grant and accordingly the Company will incur a non-cash expense. The aggregate intrinsic value of the option grants to the directors at the measurement date total approximately $1.4 million. Such amount will be expensed over the vesting period with approximately $1.36 million recognized during 2002 and the balance pro rata through February 2003.

     On April 1, 2002, the Committee granted 50,000 options (unaudited) to a new director, with an exercise price of $5.50 per share (unaudited). The exercise price is below the estimated fair value of the Company's common stock on the date of grant and, accordingly, the Company will incur a non-cash expense. The aggregate intrinsic value of the option grant to the new director at the measurement date totals approximately $0.2 million. Such amount will be expensed over the vesting period with approximately $54,000 recognized during the six months ended June 30, 2002.

     Included in the options above, during the year ended December 31, 2000, the Company granted 300,150 fully vested stock options to non-employees ("Non-employee Options") with an average exercise price of $3.94, which are accounted for in accordance with EITF 96-18. The estimated fair value of the Non-employee Options on the grant date totaling $707,550 was recognized as compensation expense in the year ended December 31, 2000.

     The following table summarizes the pro forma operating results of the Company had compensation costs for non-plan options been determined in accordance with the fair value based method of accounting for stock based compensation as prescribed by SFAS No. 123. Since option grants awarded during 2000 and 2001 vest over several years and additional awards are expected to be issued in the future, the pro forma results shown below are not likely to be representative of the effects on future years of the application of the fair value based method. Since no stock options were granted prior to September 1, 2000, the pro forma net loss and net loss per share for the year ended December 31, 1999 is equal to the amount as presented in the Statement of Operations.

                                                             YEAR ENDED DECEMBER 31,
                                                           ---------------------------
                                                               2000           2001
                                                           ------------   ------------
Pro Forma Net Loss.......................................  $(23,379,852)  $(12,921,587)
                                                           ============   ============
Pro Forma Net Loss per Share (Basic and Diluted).........  $      (3.99)  $      (1.33)
                                                           ============   ============

     For the purpose of the above pro forma calculation, the fair value of each option granted was estimated on the date of grant using the Black-Scholes option pricing method. The weighted-average fair value of the options granted during 2000 and 2001 was $2.39. The following assumptions were used in computing the fair value of option grants: expected volatility of 75%, expected life of 5 years; zero dividend yield and risk-free interest rate of 6.0%.

     The Company intends to adopt an employee stock purchase plan ("ESPP"), which will become effective upon the completion of an initial public offering of the Company's Common Stock. Under the

                     INNOVATIVE DRUG DELIVERY SYSTEMS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                       (UNAUDITED AS OF JUNE 30, 2002 AND
                FOR THE SIX MONTHS ENDED JUNE 30, 2001 AND 2002)

ESPP, eligible employees may set aside up to 15% of their eligible compensation to be applied to the purchase of shares of the Company's Common Stock. The per share price the employee must pay to acquire each share of Common Stock will be equal to 85% of the lower of the quoted market price of the Company's Common Stock at the start date of the offering period or the semi-annual purchase date. The ESPP will be implemented in a series of overlapping periods, each with a duration of 24 months. The initial offering period will begin at the time of the initial public offering. Subsequent offering periods will begin at 6-month intervals and each such offering period will have 4 semi-annual purchase dates. The ESPP has been designed to qualify as a non-compensatory plan under Section 423 of the Internal Revenue Code. Upon completion of an initial public offering, the Company will finalize various terms and conditions including the number of shares of Common Stock available under the ESPP.

10.  WARRANTS AND UNITS

     The following table summarizes warrant and unit activity for the period from February 23, 1998 (inception) to December 31, 2001:

                                                     BRIDGE    PREFERRED A   CONSULTANTS   FINDERS
                                                    WARRANTS    WARRANTS      WARRANTS      UNITS
                                                    --------   -----------   -----------   -------
Issuance of Bridge Warrants (see Note 6)..........   231,859
Issuance of Consultants Warrants (see Note 6).....                             200,642
                                                    --------     -------      --------      -----
Balance outstanding, December 31, 1999............   231,859          --       200,642         --
Issuance of Preferred A Warrants (see Note 5).....               401,413
Exercise of Consultants Warrants..................                            (200,642)
Issuance of Finders Units (see Note 5)............                                          15.83(1)
Issuance of Consultants Warrants (see Note 5).....                              15,242
                                                    --------     -------      --------      -----
Balance outstanding, December 31, 2000............   231,859     401,413        15,242      15.83
Exercise of Bridge Warrant........................   (15,606)
Exercise of Consultants Warrants..................                             (15,242)
                                                    --------     -------      --------      -----
Balance outstanding, December 31, 2001 and June
  30, 2002 (unaudited)............................  (216,253)    401,413            --      15.83
                                                    ========     =======      ========      =====

---------------

(1) Each Finders Unit entitles the holder to purchase 25,000 shares of Series A stock and 2,540 Preferred A Warrants. Total issuance entitles holders to purchase 395,788 shares of Series A stock (convertible into 402,177 shares of common stock) and 40,218 A Preferred Warrants.

11.  RELATED PARTY TRANSACTIONS

     The Company, since its inception, has received financial assistance from a principal stockholder in the form of office space and management and legal assistance provided at no cost. In accordance with the Securities and Exchange Commission Staff Accounting Bulletin No. 79, the estimated fair value of such assistance has been reflected in the accompanying financial statements as an expense in the period benefited with a corresponding deemed capital contribution. The estimated fair value of the financial assistance totaled $155,917, $163,376 and $481,299 for the years ended December 31, 1999, 2000 and
2001, respectively, and $267,898 (unaudited) and $155,086 (unaudited) for the six months ended June 30,

                     INNOVATIVE DRUG DELIVERY SYSTEMS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                       (UNAUDITED AS OF JUNE 30, 2002 AND
                FOR THE SIX MONTHS ENDED JUNE 30, 2001 AND 2002)

2001 and 2002, respectively, and $1,045,209 (unaudited) for the cumulative period from February 23, 1998 (inception) to June 30, 2002.

12.  INCOME TAXES

     There is no provision (benefit) for federal or state income taxes for the years ended December 31, 1999, 2000 and 2001 since the Company has incurred operating losses and has established valuation allowances equal to the total deferred tax asset due to the uncertainty with respect to achieving taxable income in the future.

     The tax effect of temporary differences and net operating losses as of December 31, 2000 and 2001 are as follows:

                                                                   DECEMBER 31,
                                                             -------------------------
                                                                2000          2001
                                                             -----------   -----------
Deferred tax assets and liabilities and valuation
  allowance:
  Net operating loss carry-forwards........................  $ 2,229,328   $ 5,624,080
  Deferred charges.........................................          482           362
  Valuation allowance......................................   (2,229,810)   (5,624,442)
                                                             -----------   -----------
                                                             $        --   $        --
                                                             ===========   ===========

     As of December 31, 2000 and 2001, the Company has available, for tax purposes, unused net operating loss carryforwards of approximately $5.0 million and $12.6 million which will expire between 2018 and 2021. As of December 31, 2001, the Company had aggregate permanent differences of $20.2 million including $18.6 million for the license acquired in connection with the merger. Future ownership changes may limit the Company's ability to utilize these net operating loss carryforwards as defined by the federal and state tax codes.

                                  EXHIBIT A-1
                          VOTING AND LOCK-UP AGREEMENT

                                                                          , 2002

eXegenics Inc.
9000 Harry Hines Blvd., Suite 621
Dallas, Texas 75235

     RE: VOTING AND LOCK-UP AGREEMENT (THIS "AGREEMENT")

Ladies and Gentlemen:

     The undersigned is an officer, director and/or an owner of record or beneficially of certain shares of Common Stock, par value $0.001 per share (the "Company Common Stock"), of Innovative Drug Delivery Systems, Inc., a Delaware corporation (the "Company"), or securities convertible into or exchangeable or exercisable for Company Common Stock. The undersigned understands that the Company has entered into discussions with eXegenics Inc. ("eXegenics") regarding a possible merger ("Merger") of the Company with a newly-formed wholly owned subsidiary of eXegenics pursuant to an Agreement and Plan of Merger (the "Merger Agreement"). Upon consummation of such Merger, the undersigned would exchange his Company Common Stock, based upon an exchange ratio, for shares of the common stock of eXegenics ("eXegenics Common Stock"). The Board of Directors of the Company has adopted resolutions approving the Merger and transactions contemplated by such Merger, subject to stockholder approval, and are recommending that the Company's stockholders vote to approve such Merger. The undersigned acknowledges that eXegenics is relying on my representations and agreements herein in entering into the Merger Agreement and related documents and in carrying out the Merger.

     1. Voting. To induce eXegenics to continue negotiating the contemplated Merger and to enter into the Merger Agreement and related documents thereto and to consummate the Merger, the undersigned hereby agrees to vote all of his Company Common Stock, held as of the record date set for a stockholders' meeting called to vote on the Merger, in favor of approving the Merger.

     2. Lock-up. The undersigned hereby agrees that, without the prior written consent of eXegenics (which consent may be withheld in its sole discretion), he will not, during the period commencing on the effective date of the Merger (the date the Merger is consummated by the filing of a Certificate of Merger with the State of Delaware) and ending six (6) months thereafter, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of eXegenics Common Stock or any securities convertible into or exercisable or exchangeable for eXegenics Common Stock.

     3. Permitted Transfers. Notwithstanding anything herein to the contrary, the undersigned may transfer shares of Common Stock (i) as a bona fide gift or gifts or by will or intestacy, provided that the transferee or transferees thereof agree to be bound by the restrictions set forth herein, (ii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided that the trustee of the trust agrees to be bound by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, or (iii) in transactions relating to shares of eXegenics Common Stock acquired by the undersigned in open market transactions after the completion of the Merger. For purposes of this Agreement, "immediate family" shall mean any relationship of mine by blood, marriage or adoption, not more remote than first cousin.

     4. Stop Order. The undersigned also agrees that stop transfer instructions may be placed by the transfer agent against the transfer of shares of eXegenics Common Stock receivable by the undersigned upon the Merger in compliance with the foregoing restrictions in this Agreement.

                                    Exh. A-1-1

     5. Miscellaneous. This Agreement is irrevocable and will be binding on the undersigned and his successors, heirs, personal representatives, and assigns. This Agreement set forth the entire Agreement between the parties hereto as to the subject matter herein, and cannot be amended or modified except by a writing executed by the parties hereto. This Agreement shall be governed by the laws of the State of Delaware without giving effect to the principles of conflicts of law.

     6. Termination. This Agreement shall automatically terminate upon the termination of the Merger Agreement.

                                          Very truly yours,

                                          --------------------------------------
                                          (Name)

                                          --------------------------------------
                                          (Address)

Agreed to:

EXEGENICS INC.

By:
    --------------------------------------------------------
    Name:
    Title:

                                    Exh. A-1-2

                                                                     EXHIBIT A-2

                               LOCK-UP AGREEMENT

                                                                          , 2002

------------------------------------

------------------------------------

------------------------------------

     RE: LOCK-UP AGREEMENT (THIS "AGREEMENT")

Ladies and Gentlemen:

     The undersigned is an officer, director and/or an owner of record or beneficially of certain shares of common stock of either Innovative Drug Delivery Systems, Inc., a Delaware corporation ("IDDS"), or eXegenics Inc., a Delaware corporation ("eXegenics"), or securities convertible into or exchangeable or exercisable for common stock of IDDS or eXegenics. The undersigned understands that IDDS and eXegenics have entered into that certain Agreement and Plan of Merger and Reorganization, dated as of September 19, 2002 (the "Merger Agreement"), regarding a possible merger ("Merger") of IDDS with a newly-formed wholly owned subsidiary of eXegenics pursuant to the Merger Agreement. Upon consummation of such Merger, the outstanding shares of IDDS common stock will be exchanged for shares of the common stock of eXegenics ("eXegenics Common Stock"). The Board of Directors of both eXegenics and IDDS have adopted resolutions approving the Merger and transactions contemplated by such Merger, subject to stockholder approval, and are recommending that the stockholders vote to approve such Merger. The undersigned acknowledges that IDDS and eXegenics are relying on my representations and agreements herein in carrying out the Merger.

     1.  Lock-up.  The undersigned hereby agrees that, without the prior written
consent of           (which consent may be withheld in its sole discretion), he will not, during the period commencing on the effective date of the Merger (the date the Merger is consummated by the filing of a Certificate of Merger with the State of Delaware) and ending six (6) months thereafter, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of eXegenics Common Stock or any securities convertible into or exercisable or exchangeable for eXegenics Common Stock.

     2. Permitted Transfers. Notwithstanding anything herein to the contrary, the undersigned may transfer shares of eXegenics Common Stock (i) as a bona fide gift or gifts or by will or intestacy, provided that the transferee or transferees thereof agree to be bound by the restrictions set forth herein, (ii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided that the trustee of the trust agrees to be bound by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, or (iii) in transactions relating to shares of eXegenics Common Stock acquired by the undersigned in open market transactions after the completion of the Merger. For purposes of this Agreement, "immediate family" shall mean any relationship of mine by blood, marriage or adoption, not more remote than first cousin.

     3. Stop Order. The undersigned also agrees that stop transfer instructions may be placed by the transfer agent against the transfer of shares of eXegenics Common Stock receivable by the undersigned upon the Merger in compliance with the foregoing restrictions in this Agreement.

     4. Miscellaneous. This Agreement is irrevocable and will be binding on the undersigned and his successors, heirs, personal representatives, and assigns. This Agreement set forth the entire Agreement between the parties hereto as to the subject matter herein, and cannot be amended or modified except by
                                    Exh. A-2-1
a writing executed by the parties hereto. This Agreement shall be governed by the laws of the State of Delaware without giving effect to the principles of conflicts of law.

     5. Termination. This Agreement shall automatically terminate upon the termination of the Merger Agreement.

                                          Very truly yours,

                                          --------------------------------------
                                          (Name)

                                          --------------------------------------
                                          (Address)

Agreed to:

------------------------------------

By:
    --------------------------------------------------------
    Name:
    Title:

                                    Exh. A-2-2

                                                                     EXHIBIT A-3

                      ------------------------------------

                                    Exh. A-3-1

                                                                     EXHIBIT A-4

                      ------------------------------------

                                    Exh. A-4-1

                                                                         ANNEX A

                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
                                  by and among
                                 EXEGENICS INC.
                                  ("PARENT"),

                     INNOVATIVE DRUG DELIVERY SYSTEMS, INC.
                                (THE "COMPANY"),

                               IDDS MERGER CORP.
                                ("MERGER SUB"),

                    THE PARENT STOCKHOLDERS' REPRESENTATIVE
                                  NAMED HEREIN

                                      and

                    THE COMPANY STOCKHOLDERS' REPRESENTATIVE
                                  NAMED HEREIN

                                     dated:
                               September 19, 2002

                                     Ann. A-1

                               TABLE OF CONTENTS

                                                                             PAGE
                                                                             ----
ARTICLE I -- THE MERGER....................................................   A-5
  1.1.         The Merger..................................................   A-5
  1.2.         Effect of the Merger........................................   A-5
  1.3.         Approval of Stockholders....................................   A-6
  1.4.         Registration Statement; Proxy Statement; Comfort Letters....   A-6
  1.5.         Organizational Documents....................................   A-7
  1.6.         Officers and Directors......................................   A-7
  1.7.         Corporate Offices...........................................   A-8
  1.8.         Effective Time and Closing..................................   A-8

ARTICLE II -- CONVERSION OF COMPANY SHARES.................................   A-8
  2.1.         Conversion of Shares........................................   A-8
  2.2.         Exchange of Certificates....................................   A-9
  2.3.         Adjustments to Exchange Ratio...............................  A-10
  2.4.         Closing of the Company Transfer Books.......................  A-10
  2.5.         Stock Options; Warrants.....................................  A-11
  2.6.         Merger Sub Common Stock.....................................  A-11
  2.7.         Dissenters' Rights..........................................  A-11

ARTICLE III -- REPRESENTATIONS AND WARRANTIES OF THE COMPANY...............  A-12
  3.1.         Corporate Organization......................................  A-12
  3.2.         Capitalization..............................................  A-12
  3.3.         Authority; No Violation.....................................  A-13
  3.4.         Financial Statements........................................  A-14
  3.5.         Absence of Certain Changes or Events........................  A-14
  3.6.         Legal Proceedings...........................................  A-14
  3.7.         Taxes and Tax Returns.......................................  A-14
  3.8.         Employee Benefit Plans......................................  A-15
  3.9.         Compliance With Applicable Law..............................  A-16
  3.10.        Certain Contracts...........................................  A-17
  3.11.        Intellectual Property.......................................  A-17
  3.12.        Properties..................................................  A-18
  3.13.        Insurance...................................................  A-18
  3.14.        Environmental Matters.......................................  A-18
  3.15.        Employees...................................................  A-19
  3.16.        Transactions With Affiliates................................  A-19
  3.17.        Broker's and Other Fees.....................................  A-19
  3.18.        The Company Proxy Statement Information.....................  A-19
  3.19.        Disclosure..................................................  A-20

ARTICLE IV -- REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB......  A-20
  4.1.         Corporate Organization......................................  A-20
  4.2.         Capitalization..............................................  A-20
  4.3.         Authority; No Violation.....................................  A-21
  4.4.         Financial Statements........................................  A-22

                                     Ann. A-2

                                                                             PAGE
                                                                             ----
  4.5.         SEC Filings.................................................  A-22
  4.6.         Absence of Certain Changes or Events........................  A-22
  4.7.         Legal Proceedings...........................................  A-23
  4.8.         Taxes and Tax Returns.......................................  A-23
  4.9.         Employee Benefit Plans......................................  A-23
  4.10.        Compliance With Applicable Law..............................  A-24
  4.11.        Certain Contracts...........................................  A-25
  4.12.        Intellectual Property.......................................  A-25
  4.13.        Properties..................................................  A-26
  4.14.        Insurance...................................................  A-26
  4.15.        Environmental Matters.......................................  A-26
  4.16.        Employees...................................................  A-26
  4.17.        Transactions With Affiliates................................  A-26
  4.18.        Broker's and Other Fees.....................................  A-26
  4.19.        Parent Proxy Statement Information..........................  A-27
  4.20.        Parent Common Stock.........................................  A-27
  4.21.        Disclosure..................................................  A-27

ARTICLE V -- COVENANTS OF THE PARTIES......................................  A-27
  5.1.         Conduct of Business.........................................  A-27
  5.2.         Prohibited Actions Pending Closing..........................  A-27
  5.3.         Litigation..................................................  A-28
  5.4.         Current Information.........................................  A-28
  5.5.         Due Diligence; Access to Properties and Records.............  A-29
  5.6.         Governmental Consents.......................................  A-29
  5.7.         Further Assurances..........................................  A-29
  5.8.         Public Announcements........................................  A-29
  5.9.         Retention of Employees, Officers; Benefits..................  A-30
  5.10.        Disclosure Supplements......................................  A-30
  5.11.        Affiliates..................................................  A-30
  5.12.        Tax-Free Merger Status......................................  A-30
  5.13.        Nasdaq Listing..............................................  A-30
  5.14.        Notice of Certain Matters...................................  A-30
  5.15.        Cash; Liabilities...........................................  A-31
  5.16.        Stockholders Meetings.......................................  A-31
  5.17.        Conversion of Company Preferred Stock.......................  A-31

ARTICLE VI -- CLOSING CONDITIONS...........................................  A-31
  6.1.         Conditions of Each Party's Obligations Under This
               Agreement...................................................  A-31
  6.2.         Conditions To the Obligations of Parent and Merger Sub Under
               This Agreement..............................................  A-31
  6.3.         Conditions To the Obligations of the Company Under This
               Agreement...................................................  A-32

ARTICLE VII -- NO SOLICITATION; TERMINATION, AMENDMENT AND WAIVER..........  A-33
  7.1.         No Solicitation.............................................  A-33
  7.2.         Termination.................................................  A-35
  7.3.         Break-Up Fee................................................  A-36
  7.4.         Effect of Termination.......................................  A-37

                                     Ann. A-3

                                                                             PAGE
                                                                             ----

ARTICLE VIII -- ADJUSTMENT FOR LOSSES; ESCROW OF SHARES....................  A-37
  8.1.         Escrow of Shares............................................  A-37
  8.2.         Stockholders' Representatives...............................  A-37
  8.3.         Adjustment for Losses.......................................  A-38

ARTICLE IX -- MISCELLANEOUS................................................  A-40
  9.1.         Expenses....................................................  A-40
  9.2.         Survival....................................................  A-40
  9.3.         Notices.....................................................  A-40
  9.4.         Parties In Interest.........................................  A-41
  9.5.         Entire Agreement............................................  A-41
  9.6.         Amendment...................................................  A-41
  9.7.         Extension; Waiver...........................................  A-41
  9.8.         Descriptive Headings........................................  A-41
  9.9.         Governing Law...............................................  A-41
  9.10.        Waiver of Jury Trial........................................  A-41
  9.11.        Severability................................................  A-41
  9.12.        Enforcement.................................................  A-42
  9.13.        Remedies Cumulative.........................................  A-42
  9.14.        Counterparts................................................  A-42

                                     Ann. A-4

     THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, dated September 19, 2002 (this "Agreement"), is by and among eXegenics Inc., a Delaware corporation ("Parent"), Innovative Drug Delivery Systems, Inc., a Delaware corporation (the "Company"), IDDS Merger Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), the Parent Stockholders' Representative (as hereinafter defined) and the Company Stockholders' Representative (as hereinafter defined).

     WHEREAS, the respective Boards of Directors of the Company and Parent have each determined that it is in the best interests of their respective companies and stockholders that Parent acquire the Company pursuant to the terms and conditions set forth in this Agreement;

     WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company, and Parent acting as the sole stockholder of Merger Sub, have all approved, inter alia, the merger of Merger Sub into the Company (the "Merger"), pursuant and subject to the terms and conditions of this Agreement;

     WHEREAS, the respective Boards of Directors of the Company and Parent have each determined that the Merger is fair to, and in the best interests of, their respective companies and stockholders and have approved the Merger, and the respective Boards of Directors of the Company and Parent have each recommended the approval and adoption of this Agreement by their respective stockholders; and

     WHEREAS, for United States federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Sections 368(a)(1) and 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code").

     NOW, THEREFORE, intending to be legally bound, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1. The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as hereafter defined), Merger Sub shall be merged with and into the Company in accordance with the Delaware General Corporation Law (the "GCL") and the Company shall be the surviving corporation (the "Surviving Corporation") and shall be a subsidiary of Parent. The name of the Surviving Corporation shall be the name of the Company.

     1.2. Effect of the Merger. At the Effective Time, the Surviving Corporation shall be considered the same business and corporate entity as each of the Company and Merger Sub and, thereupon and thereafter, all the property, rights, privileges, powers and franchises of each of the Company and Merger Sub shall vest in the Surviving Corporation and the Surviving Corporation shall be subject to and be deemed to have assumed all of the debts, liabilities, obligations and duties of each of the Company and Merger Sub and shall have succeeded to all of each of their relationships, as fully and to the same extent as if such property, rights, privileges, powers, franchises, debts, obligations, duties and relationships had been originally acquired, incurred or entered into by the Surviving Corporation. In addition, any reference to either of the Company or Merger Sub in any contract or document, whether executed or taking effect before or after the Effective Time, shall be considered a reference to the Surviving Corporation if not inconsistent with the other provisions of the contract or document; and any pending action or other judicial proceeding to which either of the Company or Merger Sub is a party shall not be deemed to have abated or to have discontinued by reason of the Merger, but may be prosecuted to final judgment, order or decree in the same manner as if the Merger had not been made; or the Surviving Corporation may be substituted as a party to such action or proceeding, and any judgment, order or decree may be rendered for or against it that might have been rendered for or against either of the Company or Merger Sub if the Merger had not occurred.

                                     Ann. A-5

     1.3.  Approval of Stockholders.

     (a) Company Stockholders Meeting. The Company shall (i) take all steps necessary to duly call, give notice of, convene and hold a meeting of the stockholders of Company (the "Company Stockholders Meeting") for the purpose of securing the approval of the Company's stockholders of this Agreement, (ii) recommend to the Company's stockholders the approval of this Agreement and the transactions contemplated hereby and use reasonable efforts to obtain, as promptly as practicable, such approvals, and (iii) cooperate and consult with Parent with respect to each of the foregoing matters.

     (b) Parent Stockholders Meeting. Parent shall (i) take all steps necessary to duly call, give notice of, convene and hold a meeting of the stockholders of Parent (the "Parent Stockholders Meeting" and, together with the Company Stockholders Meeting, the "Stockholders Meetings") for the purpose of securing the approval of Parent's stockholders of (1) the issuance of the shares of common stock, par value $.01 per share, of Parent ("Parent Common Stock") in connection with the Merger contemplated by this Agreement, (2) an increase in the number of shares of common stock that Parent is authorized to issue to a total of 100,000,000 and the number of shares of preferred stock that Parent is authorized to issue to a total of 20,000,000, (3) a reverse stock split of the issued and outstanding shares of Parent Common Stock, of 1-for-5 or such other ratio as Parent and the Company shall mutually agree upon, (4) a change of Parent's name to such name as the Company and Parent mutually agree, (5) the creation of a staggered Board of Directors of Parent as provided under Section 1.6(c) hereof, and (6) the adoption of a new employee stock option plan by Parent sufficient to cover the grant of the stock options contemplated by
Section 2.5(b) hereof (collectively, the "Parent Stockholder Proposals"); (ii) recommend to the stockholders of Parent the approval of the Proposals and the transactions contemplated hereby and use reasonable efforts to obtain, as promptly as practicable, such approvals, and (iii) cooperate and consult with the Company with respect to each of the foregoing matters.

     (c) Stockholders' Approval. Parent, in its capacity as the sole stockholder of Merger Sub has approved and adopted this Agreement and the transactions contemplated hereby by the execution of a consent of sole stockholder in lieu of a meeting. Each holder of ten percent (10%) or more of the common stock, par value $0.001 per share, of the Company ("Company Common Stock"), in each of their capacities as stockholders of the Company, has executed and delivered to Parent letters setting forth their agreement to vote their shares of the Company's capital stock in favor of this Agreement and the transactions contemplated hereby.

     1.4.  Registration Statement; Joint Proxy Statement; Comfort Letters.

     (a) Joint Proxy Statement/Prospectus; Registration Statement. As promptly as practicable after the execution of this Agreement, the Company and Parent will prepare a Joint Proxy Statement/Prospectus (the "Proxy Statement"), and Parent will prepare and file with the Securities and Exchange Commission (the "SEC") a Registration Statement on Form S-4 (the "Registration Statement") in which the Proxy Statement will be included as a prospectus. Parent will respond to any comments of the SEC; the Company will cooperate with Parent in responding to any such comments; each of the Company and Parent will use its best efforts to have the Proxy Statement cleared by the SEC and the Registration Statement declared effective under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (collectively, the "1933 Act"), as promptly as practicable after its filing, and the Company and Parent will cause the Proxy Statement to be mailed to their respective stockholders at the earliest practicable time after the Registration Statement is declared effective by the SEC. As promptly as practicable after the date of this Agreement, each of the Company and Parent will prepare and file any other filings required to be filed by it under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (collectively, the "1934 Act"), the 1933 Act or any other federal, foreign or blue sky or related laws relating to the Merger and the transactions contemplated by this Agreement (the "Other Filings"). Each of the Company and Parent will notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Proxy Statement or any Other Filing or for additional information and will

                                     Ann. A-6
supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement, the Merger or any Other Filing. Each of the Company and Parent will cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 1.4(a) to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Registration Statement or any Other Filing, the Company or Parent, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of the Company and stockholders of Parent, such amendment or supplement.

     (b) Letter of the Company Accountants. The Company shall use all reasonable efforts to cause to be delivered to Parent a "comfort" letter (the "Company Comfort Letter") of PricewaterhouseCoopers LLP ("PwC"), dated a date within two business days before the date on which the Registration Statement shall become effective and as of the date of Closing and addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

     (c) Letter of Parent Accountants. Parent shall use all reasonable efforts to cause to be delivered to the Company a "comfort" letter (the "Parent Comfort Letter") of Ernst & Young LLP ("E&Y"), dated a date within two business days before the date on which the Registration Statement shall become effective and as of the date of Closing and addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

     1.5.  Organizational Documents.

     (a) Certificate of Incorporation. The Certificate of Incorporation of the Surviving Corporation shall be in substantially the form attached hereto as Exhibit A. The Certificate of Incorporation of Parent shall, as of the Effective Time, be amended and restated (the "Revised Parent Certificate") to incorporate the relevant provisions set forth in this Agreement.

     (b) By-Laws. The By-Laws of Merger Sub as in effect immediately prior to the Effective Time shall be the By-Laws of the Surviving Corporation. The By-Laws of Parent shall, as of the Effective Time, be amended and restated to incorporate the relevant provisions set forth in this Agreement.

     1.6.  Officers and Directors.

     (a) Officers. As of the Effective Time, Parent and the Company shall use their respective best efforts to cause the officers of Parent and of the Surviving Corporation to be as follows:

Mark C. Rogers, M.D.....................................  Executive Chairman
Ronald L. Goode, Ph.D...................................  President and Chief Executive
                                                          Officer

and such other officers to be as the Company and Parent shall mutually agree upon prior to the Effective Time.

     (b) Directors. As of the Effective Time, Parent and the Company shall use their respective best efforts to cause the Board of Directors of Parent and of the Surviving Corporation to be comprised of the following: (i) four directors designated by the Company, who shall be Mark C. Rogers, M.D., Peter Kash, Edward Miller and Mark Siegel; (ii) four directors designated by Parent; who shall be Ronald L. Goode, Ph.D., Gary Frashier, Ira J. Gelb and Robert Easton; and one independent director mutually agreed upon by the Company and Parent, who shall be Douglas Watson. As of the Effective Time, Mark

                                     Ann. A-7

C. Rogers, M.D. shall serve as the Chairman of the Board of Directors of Parent and of the Surviving Corporation.

     (c) Staggered Board. As of the Effective Time, the Board of Directors of Parent shall be divided into three classes, the first class ("Class A") to be comprised of Peter Kash, Robert Easton and Douglas Watson, the second class ("Class B") to be comprised of Edward Miller, Gary Frashier and Ira J. Gelb, and the third class ("Class C") to be comprised of Mark C. Rogers, M.D., Ronald L. Goode, Ph.D. and Mark Siegel. The term of the directors in Class A shall expire at the annual meeting of Parent's stockholders in year 2003; the term of the directors in Class B shall expire at the annual meeting of Parent's stockholders in year 2004; and the term of the directors in Class C shall expire at the annual meeting of Parent's stockholders in year 2005. The term of each of such directors thereafter shall be three years. None of such directors shall be removed from the Parent's Board of Directors, except for cause.

     (d) D&O Insurance. At or prior to the Effective Time, Parent shall obtain, and the Company may obtain, and pay for "tail" or other coverage for their respective officers and directors of the Company and Parent who will cease their officerships and/or directorships as of the Effective Time under a directors and officers' liability insurance policy, to continue for a period of six (6) years after the Effective Time or for such time as Parent and the Company, as the case may be, are able to obtain such coverage at commercially reasonable rates..

     1.7. Corporate Offices. As of the Effective Time, the offices of Parent and of the Surviving Corporation shall, in each case, be Parent's present facilities in Dallas, Texas and the Company's present facilities in New York, New York (the "Present New York Office") and the office in New York, New York to which the Company has contracted to move at or around October 1, 2002.

     1.8. Effective Time and Closing. A closing (the "Closing") shall take place as soon as practicable after satisfaction or waiver of the conditions set forth in Article VI (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing), but in no event later than three (3) business days thereafter (the "Closing Date") at the offices of Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C., Chrysler Center, 666 Third Avenue, New York, New York 10017, or at such later time as is mutually agreed upon and set forth in the Certificate of Merger (as hereinafter defined). At the Closing, Parent and the Company shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger (the "Certificate of Merger") in such form as is required by, and executed in accordance with, this Agreement and the relevant provisions of the GCL (the date and time of such filing being referred to herein as the "Effective Time").

                                   ARTICLE II

                          CONVERSION OF COMPANY SHARES

     2.1. Conversion of Shares. By virtue of the Merger and without any action on the part of the holders thereof:

          (a) Conversion of Preferred Shares. Immediately prior to the Effective Time, all shares of the series A preferred stock, par value $0.001 per share, of the Company ("Company Series A Preferred Stock") and the series B convertible preferred stock, par value $0.001 per share, of the Company ("Company Series B Preferred Stock") shall be converted into Company Common Stock at the Conversion Price (as defined in the Certificates of Designations, Preferences and Rights (the "Company Certificates of Designation") of the Company Series A Preferred Stock and the Company Series B Preferred Stock, respectively).

          (b) Cancelled Treasury Shares. At the Effective Time, each share of Company Common Stock and each share of preferred stock, par value $0.001 per share, of the Company ("Company Preferred Stock") which are held by the Company as treasury shares, and each share of Company Common Stock and Company Preferred Stock which is owned by Parent or the Company or by any direct or indirect wholly-owned subsidiary of Parent or the Company, shall be cancelled.

                                     Ann. A-8

          (c) Common Shares To Be Exchanged; Exchange Ratio. Subject to Sections 2.1(b) and 2.7 hereof, each outstanding share of Company Common Stock shall be converted into the right to receive 3.132 shares (as the same may be adjusted as provided herein, the "Exchange Ratio") of Parent Common Stock. No fractional shares of Parent Common Stock shall be issued, in accordance with Section 2.2(e).

          (d) Shares of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub shall be converted into one validly issued, fully paid and non-assessable share of capital stock of the Surviving Corporation.

     2.2.  Exchange of Certificates.

     (a) Exchange Agent. As of the Effective Time, Parent shall deposit, or shall cause to be deposited, with American Stock Transfer and Trust Company (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article II, through the Exchange Agent, certificates evidencing shares of Parent Common Stock and cash in such amount that the Exchange Agent possesses such number of shares of Parent Common Stock and such amount of cash as are required to provide all of the consideration required to be exchanged by Parent pursuant to the provisions of this Article II and subject to the reverse stock split referred to in Section 1.3(b) hereof (such certificates for shares of Parent Common Stock, together with any dividends or distributions with respect thereto, and cash being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Parent Common Stock out of the Exchange Fund in accordance with Section 2.1. Except as contemplated by Section 2.2(f) hereof, the Exchange Fund shall not be used for any other purpose.

     (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Parent will instruct the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time evidenced outstanding shares of Company Common Stock (the "Certificates"): (i) a letter of transmittal (which is reasonably agreed to by Parent and the Company and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to and receipt by the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify); and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates evidencing shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor (A) certificates evidencing that number of whole shares of Parent Common Stock which such holder has the right to receive in respect of the shares of Company Common Stock formerly evidenced by such Certificate in accordance with Section 2.1, (B) cash in lieu of fractional shares of Parent Common Stock to which such holder may be entitled pursuant to
Section 2.2(e) and (C) any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(c) (the shares of Parent Common Stock, dividends, distributions and cash described in clauses (A), (B) and (C) being collectively, the "Merger Consideration"), and the Certificates so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company, a certificate evidencing the proper number of shares of Parent Common Stock may be issued in accordance with this Article II to a transferee if the Certificate evidencing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such person of a bond in such amount as the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement. Until surrendered as contemplated by this

                                     Ann. A-9

Section 2.2, each Certificate shall be deemed at any time after the Effective Time to evidence only the right to receive upon such surrender the Merger Consideration.

     (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock evidenced thereby, and no other part of the Merger Consideration shall be paid to any such holder, until the holder of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates evidencing shares of Parent Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional share of Parent Common Stock to which such holder may have been entitled pursuant to Section 2.2(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such shares of Parent Common Stock. No interest shall be paid on the Merger Consideration.

     (d) No Further Rights in Company Stock. All shares of Parent Common Stock (and other Merger Consideration) issued upon conversion of the shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock.

     (e) No Fractional Shares. No certificates or scrip evidencing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent. Cash shall be paid in lieu of fractional shares of Parent Common Stock, based upon the Median Pre-Closing Price (as defined in Section 8.3(g) hereof) per whole share of Parent Common Stock.

     (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock for six months after the Effective Time shall be delivered to Parent, upon demand, and, subject to Section 2.2(g), any holders of Company Common Stock who have not theretofore complied with this Article II shall thereafter look only to Parent for the Merger Consideration to which they are entitled.

     (g) No Liability. Neither Parent nor the Company shall be liable to any holder of shares of Company Common Stock for any such shares of Parent Common Stock (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (h) Withholding Rights. Parent shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock the minimum amounts (if any) that Parent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent.

     2.3. Adjustments to Exchange Ratio. If between the date of this Agreement and the Effective Time the outstanding shares of Parent Common Stock or Company Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, stock split, reclassification, recapitalization, combination or exchange of shares, the Exchange Ratio shall be correspondingly adjusted to reflect such stock dividend, stock split, reclassification, recapitalization, combination or exchange of shares.

     2.4. Closing of the Company Transfer Books. Upon the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Common Stock (other than shares
                                    Ann. A-10
into which the capital stock of Merger Sub is to be converted pursuant to the Merger) shall thereafter be made. After the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into the Merger Consideration.

     2.5.  Stock Options; Warrants.

     (a) The Amended and Restated 2000 Stock Option Plan of Parent, and all options outstanding thereunder prior to the Merger, shall remain in full force and effect upon the Merger on the same terms as are in effect immediately prior to the Merger; provided, however, that (i) all of such options held by a person who is, immediately prior to the Merger, an officer or director of Parent but who is not continuing as an officer or director of Parent after the Merger shall immediately vest, (ii) each holder of such options who is, immediately prior to the Merger, an officer or director of Parent but who is not continuing as an officer or director of Parent after the Merger shall have three (3) years from and after the Closing Date in which to exercise his options, and (iii) each holder of such options who is, immediately prior to the Merger, an employee of Parent shall have three (3) years from and after the termination of his active service with Parent in which to exercise his options.

     (b) The 2000 Omnibus Stock Incentive Plan, as amended, of the Company (the "Company Plan"), shall be cancelled upon the Merger. Upon the Merger, Parent shall adopt a new stock option plan (the "New Parent Plan") with substantially the same terms as the Company Plan. Parent shall issue to the holders of stock options outstanding under the Company Plan immediately prior to the Merger (the "Company Stock Options") options with the same terms as the options issued under the Company Plan; provided, however, that (i) such options shall remain exercisable for the time period set forth in applicable option grant agreement, regardless of whether any holder of such options does not continue as an officer, director or employee of the Company or Parent immediately after the Merger, (ii) each such option issued under the New Parent Plan shall be exercisable for such number of shares of Parent Common Stock as equals the number of shares of Company Common Stock into which the Company Stock Options were exercisable multiplied by the Exchange Ratio, and (iii) the per share exercise price for each such option issued under the New Parent Plan shall equal the applicable per share exercise price under the Company Plan divided by the Exchange Ratio.

     (c) Upon the Effective Time, Parent shall honor all Company Warrants (as defined in Section 3.2 hereof). The Company Warrants shall thereupon be exercisable in accordance with the terms thereof for such number of shares of Parent Common Stock as equals (i) the number of shares of Company Stock for which the Company Warrants were exercisable multiplied by (ii) the Exchange Ratio. The exercise price for the Company Warrants shall thereupon be the exercise price for the Company Warrants prior to the Effective Time divided by the Exchange Ratio and the number of underlying securities shall be proportionately adjusted. The Company agrees to use commercially reasonable efforts to cause, prior to the Effective Time, (i) all rights of holders of warrants that are exercisable for securities of the Company other than Company Common Stock (the "Company Preferred Warrants") to be terminated or (ii) the Company Preferred Warrants to be exercisable for Parent Common Stock at the same exchange rate as the Company Warrants.

     2.6. Merger Sub Common Stock. The shares of Merger Sub Common Stock outstanding or held in treasury immediately prior to the Effective Time shall not be affected by the Merger but shall be converted into the same number of shares of the Surviving Corporation without further action.

     2.7. Dissenters' Rights. Notwithstanding any provision of this Agreement to the contrary, if required by the GCL, but only to the extent required thereby, Company shares that are issued and outstanding immediately prior to the Effective Time and that are held by stockholders of the Company who have properly exercised appraisal rights with respect thereto in accordance with
Section 262 of the GCL (the "Dissenting Company Shares") will not be exchanged as provided in Section 2.2, and holders of such Dissenting Company Shares will be entitled to receive payment of the appraised value of such Dissenting Company Shares in accordance with the provisions of such Section 262 unless and until the holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the GCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right,
                                    Ann. A-11
such Company shares will thereupon be treated as if they had been converted into and become exchangeable for, at the Effective Time, the consideration set forth in Section 2.1 hereof, without any interest thereon. The Company will promptly provide Parent with notice of any demands received by the Company for appraisal of Company shares. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or settle any such demands.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     References herein to the "Company Disclosure Schedule" shall mean all of the disclosure schedules required by this Article III, dated as of the date hereof and referenced to the specific sections and subsections of Article III of this Agreement, and any other sections or subsections to which it is readily apparent from a reading of such disclosure, which have been delivered on the date hereof by the Company to Parent.

     The Company hereby represents and warrants to Parent as follows:

     3.1.  Corporate Organization.

     (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a material adverse effect on the business, operations, assets or financial condition of the Company. The Company Disclosure Schedule lists each state in which the Company is qualified to do business as a foreign corporation.

     (b) The Company does not, directly or indirectly, own any stock or other equity interests in, or act as a general partner or managing member of, any corporation, limited liability company, partnership, joint venture or other legal entity.

     3.2. Capitalization. The authorized capital stock of the Company consists of 21,500,000 shares of Company Common Stock and 6,500,000 shares of Company Preferred Stock. As of the date hereof, there are 9,960,427 shares of Company Common Stock issued and outstanding and 5,004,116 shares of the Company Preferred Stock, (4,014,125 shares of which have been designated as Series A Convertible Preferred Stock and 989,991 shares of which have been designated as Series B Convertible Preferred Stock) issued and outstanding. As of the date hereof, there are 1,705,649 shares of Company Common Stock issuable upon exercise of outstanding stock options under the Company's 2000 Omnibus Stock Incentive Plan, as amended, there are no shares of Company Common Stock issuable upon exercise of outstanding stock options under the Company's Employee Stock Purchase Plan, and there are 1,367,101 shares of Company Common Stock issuable upon exercise of outstanding stock options granted outside of any Company stock option plan. As of the date hereof, there are 664,364 shares of Company Common Stock issuable upon exercise of outstanding warrants to purchase shares of Company Common Stock and 395,788 shares of Company Stock issuable upon exercise of outstanding warrants to purchase shares of Company Series A Convertible Preferred Stock. The Company Disclosure Schedule 3.2 sets forth all options which may be exercised for issuance of Company Common Stock and the terms upon which the options may be exercised (the "Company Stock Options") and all warrants which may be exercised for issuance of Company Common Stock or Company Preferred Stock and the terms upon which the warrants may be exercised (the "Company Warrants"). The Company Disclosure Schedule sets forth true and complete copies of the option plans, grant agreements and warrant agreements pursuant to which the Company Stock Options and Company Warrants were granted and a true and complete list of each outstanding Company Stock Option and Company Warrant. All issued and outstanding shares of Company Common Stock have been duly authorized and validly issued, are fully paid, nonassessable and
                                    Ann. A-12
free of preemptive rights. Except as disclosed in the Company Disclosure Schedule, the Company has not granted and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase, subscription or issuance of any shares of capital stock of the Company or any securities representing the right to purchase, subscribe or otherwise receive any shares of such capital stock or any securities convertible into any such shares, and there are no agreements or understandings with respect to voting of any such shares.

     3.3.  Authority; No Violation.

     (a) Except for (i) approval by the affirmative vote of the holders of a majority of Company Common Stock and Company Preferred Stock voting together as a class, in accordance with the GCL and the terms of the Company Preferred Stock, (ii) if applicable, the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"),
(iii) filing of the Certificate of Merger as required by the GCL (collectively, the "Company Approvals") and (iv) the consents and approvals disclosed in the Company Disclosure Schedule, no consents or approvals of or filings or registrations with or notices to any third party or any public body or authority are necessary on behalf of the Company in connection with (x) the execution and delivery by the Company of this Agreement and (y) the consummation by the Company of the Merger and the other transactions contemplated hereby. Subject to receipt of the Company Approvals, the Company has the full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Company in accordance with the Certificate of Incorporation of the Company and applicable laws and regulations. Except for the Company Approvals, no other corporate proceedings on the part of the Company are necessary to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and constitutes valid and binding obligations of the Company enforceable against the Company in accordance with its terms.

     (b) The Board of Directors of the Company also has approved the transactions contemplated by this Agreement and the Proxy Statement so as to render inapplicable thereto the provisions of Section 203 of the GCL or any other "business combination," "moratorium," "control share" or other antitakeover statute or regulation or provision of the Company's Certificate of Incorporation or By-Laws.

     (c) Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby in accordance with the terms hereof, nor compliance by the Company with any of the terms or provisions hereof, will (i) assuming the Company Approvals are duly obtained, violate any provision of the Company's Certificate of Incorporation or By-Laws, (ii) assuming that the Company Approvals are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of its properties or assets, or
(iii) except as set forth in the Company Disclosure Schedule, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of the Company under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company is a party or by which the Company any of its properties or assets may be bound or affected except, with respect to (ii) and (iii) above, such as individually or in the aggregate will not have a material adverse effect on the business, operations, assets, financial condition or prospects of the Company and which will not prevent or delay the consummation of the transactions contemplated hereby.

     (d) The Board of Directors of the Company has duly adopted a resolution approving this Agreement and declaring its advisability and stating that this Agreement will be submitted to the Company's stockholders with a recommendation that they accept it.

                                    Ann. A-13

     3.4.  Financial Statements.

     (a) The Company Disclosure Schedule sets forth copies of: (i) the balance sheets of the Company as of December 31, 2000 and December 31, 2001, and the statements of operations, redeemable preferred stock and stockholders' deficit and cash flows for the years ended December 31, 2001, December 31, 2000 and December 31, 1999, in each case accompanied by the audit report of PwC, independent accountants with respect to the Company, and (ii) the unaudited balance sheets of the Company as of June 30, 2002 (the "Company June Balance Sheets") and the unaudited statements of operations, redeemable preferred stock and stockholders' deficit and cash flows for the six-month period ended June 30, 2002 (collectively, the "Company Financial Statements"). The Company Financial Statements (including the related notes) have been prepared in accordance with United States generally accepted accounting principles consistently applied ("GAAP") during the periods involved (except as may be indicated therein or in the notes thereto), and present fairly the consolidated financial position of the Company as of the respective dates set forth therein, and the consolidated results of the Company's operations and its cash flows for the respective periods set forth therein in accordance with GAAP (subject, in case of any unaudited interim financial statements, to normal year-end adjustments).

     (b) The books and records of the Company are being maintained in material compliance with applicable legal and accounting requirements.

     (c) Except as and to the extent reflected, disclosed or reserved against in the Company Financial Statements (including the notes thereto), as of June 30, 2002, the Company had no liabilities, whether absolute, accrued, contingent or otherwise, material to the business, operations, assets, financial condition or prospects of the Company which were required by GAAP (consistently applied) to be disclosed in the Company's consolidated financial statements as of June 30, 2002 or the notes thereto. The Company has not incurred any liabilities except in the ordinary course of business and consistent with past practice, except as related to the transactions contemplated by this Agreement.

     3.5.  Absence of Certain Changes or Events.

     (a) Except as disclosed in the Company Disclosure Schedule, there has not been any material adverse change in the business, operations, assets or financial condition of the Company since December 31, 2001 and, to the best of the Company's knowledge, no facts or condition exists which the Company believes will cause such a material adverse change in the future.

     (b) Except as set forth in the Company Disclosure Schedule, the Company has not taken or permitted any of the actions set forth in Section 5.2 hereof between December 31, 2001 and the date hereof and, except for execution of this Agreement, the Company has conducted its business only in the ordinary course, consistent with past practice.

     3.6. Legal Proceedings. Except as disclosed in the Company Disclosure Schedule, the Company is not a party to any, and there are no pending or, to the best of the Company's knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations of any nature against the Company or any officer or director of the Company in his or her capacity as such. Except as disclosed in the Company Disclosure Schedule, the Company is not a party to any order, judgment or decree entered in any lawsuit or proceeding.

     3.7.  Taxes and Tax Returns.

     (a) Filing of Tax Returns and Payment of Taxes. The Company has timely filed all Tax Returns (as hereinafter defined) required to be filed by it, each such Tax Return has been prepared in compliance with all applicable laws and regulations, and all such Tax Returns are true, accurate and complete in all respects. All Taxes (as hereinafter defined) that have become due and payable by the Company have been timely paid, and the Company will not be liable for any additional Taxes in respect of any taxable period or any portion thereof ending on or before the date of this Agreement in an amount that exceeds the corresponding reserve therefor separately identified in the Company Disclosure Schedule, if any, as reflected in the accounting records of the Company, and any Taxes of the Company arising after such date

                                    Ann. A-14
will be incurred in the ordinary course of the Company's business. The Company has made available to Parent true, correct and complete copies of all Tax Returns with respect to income taxes filed by or with respect to it with respect to taxable periods ended on or after December 31, 1998, and has delivered or made available to Parent all relevant documents and information with respect thereto, including without limitation work papers, records, examination reports, and statements of deficiencies assessed against or agreed to by the Company.

     (b) Deficiencies. No deficiency or proposed adjustment in respect of Taxes has been proposed, asserted or assessed by any Taxing authority against the Company.

     (c) Liens. There are no liens for Taxes (other than current Taxes not yet due and payable) on the assets of the Company.

     (d) Extensions to Statute of Limitations for Assessment of Taxes. The Company has not consented to extend the time in which any Tax may be assessed or collected by any Taxing authority.

     (e) Extensions of the Time for Filing Tax Returns. Except as set forth in the Company Disclosure Schedule, the Company has not requested or been granted an extension of the time for filing any Tax Return to a date on or after the date of this Agreement.

     (f) Pending Proceedings. There is no action, suit, Taxing authority proceeding, or audit with respect to any Tax now in progress, pending, or, to the knowledge of the Company, threatened, against or with respect to the Company. There are no outstanding adjustments, deficiencies, additional assessments or refund claims proposed or outstanding with respect to any Tax or Tax Return of the Company.

     (g) No Failures to File Tax Returns. No claim has ever been made by a Taxing authority in a jurisdiction where the Company does not pay Tax or file Tax Returns that the Company is or may be subject to Taxes assessed by such jurisdiction.

     (h) Tax Sharing, Allocation, or Indemnity Agreements. The Company is not a party to or bound by any Tax sharing or allocation agreement and has no current or potential contractual obligation to indemnify any other person with respect to Taxes.

     (i) Withholding Taxes. The Company has timely withheld and timely paid all Taxes which are required to have been withheld and paid by it in connection with amounts paid or owing to any employee, independent contractor, creditor or other person.

     (j) Tax-Free Merger. The Company has not taken any action, nor does the Company know of any fact, that is reasonably likely to prevent the Merger from qualifying as a "reorganization" within the meaning of Code Section 368.

     (k) Certain Defined Terms.  As used in this Agreement:

          (i) "Tax" or "Taxes" (and with correlative meaning, "Taxable" and "Taxing") means any federal, state, local, or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, net worth, intangibles, social security, unemployment, disability, payroll, license, employee, or other tax or similar levy, of any kind whatsoever, including any interest, penalties, or additions to tax in respect of the foregoing.

          (ii) "Tax Return" means any return, declaration, report, claim for refund, information return, or other document (including any related or supporting estimates, elections, schedules, statements, or information) filed or required to be filed in connection with the determination, assessment, or collection of any Tax or the administration of any laws, regulations, or administrative requirements relating to any Tax.

     3.8. Employee Benefit Plans. The Company does not maintain or contribute to any "employee pension benefit plan" (the "Company Pension Plans"), as such term is defined in Section 3 of the

                                    Ann. A-15

Employee Retirement Income Security Act of 1974, as amended ("ERISA"), "employee welfare benefit plan" (the "Company Welfare Plans"), as such term is defined in
Section 3 of ERISA, stock option plan, stock purchase plan, deferred compensation plan, cafeteria plan, severance plan, bonus plan, employment agreement or other similar plan, program or arrangement. The Company has not contributed to, or been required to contribute to, any "Multiemployer Plan", as such term is defined in Section 3(37) of ERISA.

     3.9.  Compliance With Applicable Law.

     (a) Except as set forth in the Company Disclosure Schedule, the Company holds all material Licenses from, and has submitted notices to, all governmental entities (including, without limitation, all authorizations under the Federal Food, Drug and Cosmetic Act of 1938, as amended (the "FDCA") and all regulations of the United States Food and Drug Administration (the "FDA") necessary for the lawful conduct of its respective business as described in the Company Overview dated July 2002 (a copy of which the Company has provided to Parent), and has complied with and is not in default in any material respect under any applicable law, statute, order, rule, regulation, policy and/or guideline of any federal, state or local governmental authority relating to the Company (other than where such default or noncompliance will not result in a material adverse effect on the business, operations, assets, financial condition or prospects of the Company) and the Company has not received written notice of violation of, and does not know of any violations of, any of the above.

     (b) To the Company's knowledge, all biological and drug products being manufactured, distributed, or developed by the Company ("Company Pharmaceutical Products") that are subject to the jurisdiction of the FDA are being manufactured, labeled, stored, tested, distributed, and marketed in compliance with all applicable requirements under the FDCA and the Public Health Service Act, and their applicable implementing regulations.

     (c) To the Company's knowledge, all preclinical trials and clinical trials conducted by or on behalf of the Company have been, and are being conducted in material compliance with the applicable requirements of "Good Clinical Practice", Informed Consent, and all applicable requirements relating to protection of human subjects contained in 21 C.F.R. Parts 50, 54, and 56.

     (d) All manufacturing operations conducted by or for the benefit of the Company have been and are being conducted in compliance with the FDA's applicable current "Good Manufacturing Practice" regulations for drug and biological products. In addition, the Company is in compliance in all material respects with all applicable registration and listing requirements set forth in 21 U.S.C. Section 360 and 21 C.F.R. Part 207 and all similar applicable laws.

     (e) No Company Pharmaceutical Product has been recalled, suspended or discontinued as a result of any action by the FDA or any other similar foreign governmental entity by the Company or, to the knowledge of the Company, any licensee, distributor or marketer of any Company Pharmaceutical Product, in the United States or outside of the United States.

     (f) The Company has not received any written notice that the FDA or any other governmental entity has commenced, or threatened to initiate, any action to withdraw approval, place marketing or sale restrictions, or request the recall of any Company Pharmaceutical Product, or commenced, or threatened to initiate, any action to enjoin or place restrictions on the production, sale, marketing or reimbursement of any Company Pharmaceutical Products.

     (g) The Company has not committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities" set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. Additionally, neither the Company, nor, to the knowledge of the Company, any officer, key employee or agent of the Company has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in (i) debarment under 21 U.S.C.
Section 335a or any similar state law or regulation or (ii) exclusion under 42 U.S.C. Section 1320a-7 or any similar state law or regulation.

                                    Ann. A-16

     (h) For purposes of this Agreement, "Licenses" means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises, clearances and similar consents granted or issued by any governmental or regulatory authority.

     3.10.  Certain Contracts.

     (a) The Company is in full compliance with, and has not been and is not in default under, any of the provisions of either (i) the License Agreement dated February 25, 1998, by and between Pain Management, Inc. and Dr. Stuart Weg, (ii) the License Agreement dated August 25, 2000, as amended October 9, 2001, by and between the Company and West Pharmaceuticals, Inc., or (iii) the License Agreement dated December 12, 2001 (the "Farmarc License Agreement"), by and among the Company, Farmarc N.A.N.V. (Netherlands Antilles), Farmarc Netherlands B.V., and Shimoda Biotech (Proprietary) Ltd. All of such agreements are in full force and effect.

     (b) Except for the plans referenced in Section 3.8 or as disclosed in the Company Disclosure Schedule, the Company is not a party to or bound by any contract or understanding (whether written or oral) with respect to the employment of any officers, employees, directors or consultants, and the consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from the Company to any of its officers, employees, directors or consultants. The Company Disclosure Schedule sets forth true and correct copies of all severance or employment agreements with officers, directors, employees, agents or consultants to which the Company is a party.

     (c) Except as disclosed in the Company Disclosure Schedule, (i) as of the date of this Agreement, the Company is not a party to or bound by any commitment, agreement or other instrument which is material to the business, operations, assets, financial condition or prospects of the Company, (ii) no commitment, agreement or other instrument to which the Company is a party or by which any of them is bound limits the freedom of the Company to compete in any line of business or with any person, and (iii) the Company is not a party to any collective bargaining agreement.

     (d) Except as disclosed in the Company Disclosure Schedule, neither the Company nor, to the best knowledge of the Company, any other party thereto, is in default in any material respect under any material lease, contract, mortgage, promissory note, or other commitment or arrangement, except for defaults which individually or in the aggregate would not have a material adverse effect on the business, operations, assets, financial condition or prospects of the Company.

     (e) Except as disclosed in the Company Disclosure Schedule, no payments shall be due or payable under the Farmarc License Agreement or any other agreement to which the Company is a party upon or as a result of this Agreement or the Merger.

     3.11.  Intellectual Property.

     (a) The Company owns, or has the right to use pursuant to valid license, sublicense, agreement, or permission, all intellectual property rights used in or necessary for the operation of the Company's business as presently conducted. Except as set forth in the Company Disclosure Schedule, (i) such intellectual property rights are owned free and clear of royalty obligations, liens and encumbrances, (ii) the execution and delivery of this Agreement and the closing of the transaction contemplated hereby will not alter or impair any such rights,
(iii) the use of all such intellectual property by the Company does not infringe or violate the intellectual property rights of any person or entity, and (iv) the Company has not granted any person or entity any rights, pursuant to written license agreement or otherwise, to use such intellectual property. The Company has taken, and shall continue to take through the Closing Date, all necessary action to maintain and protect each item of intellectual property that it owns or uses.

     (b) The Company Disclosure Schedule identifies (i) each patent, trademark, trade name, service name or copyright with respect to any of the Company's intellectual property, all applications and registration statements therefor and renewals thereof (and sets forth correct and complete copies of all such patents, registrations and applications (as amended to date)); and (ii) all intellectual property that

                                    Ann. A-17
the Company uses pursuant to license, sublicense, agreement, or permission, all of which are valid and in full force and effect, and the execution and delivery of this Agreement and the closing of the transaction contemplated hereby will not alter or impair any such rights.

     (c) The Company has at all times used reasonable efforts to protect all trade secrets related to its intellectual property.

     (d) To the Company's knowledge, the Company has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any intellectual property rights of third parties, nor does the practice of any of the intellectual property owned by or licensed to the Company interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any intellectual property rights of third parties. The Company has not received any written complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including but not limited to any claim that the Company must license or refrain from using any intellectual property rights of any third party), nor to the Company's knowledge is there any reasonable basis therefor. To the knowledge of the Company, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict in any material respect with any intellectual property rights of the Company.

     3.12. Properties. The Company has good and, as to owned real property, marketable title to all material assets and properties, whether real or personal, tangible or intangible, listed on the Company Disclosure Schedule, subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items that secure liabilities that are reflected in said balance sheet or the notes thereto or that secure liabilities incurred in the ordinary course of business after the date of the Company June Balance Sheet,
(ii) statutory liens for amounts not yet delinquent or which are being contested in good faith and (iii) such title imperfections that are not in the aggregate material to the business, operations, assets, financial condition or prospects of the Company. Except as affected by the transactions contemplated hereby, the Company as lessee has the right under valid and subsisting leases to occupy, use, possess and control all real property listed on the Company Disclosure
Schedule in all material respects as presently occupied, used, possessed and controlled by the Company.

     3.13. Insurance. The business operations and all insurable properties and assets of the Company are insured for their benefit against all risks which, in the reasonable judgment of the management of the Company, should be insured against (including, without limitation, products liability for human clinical trials, professional liability for insureds and employees and professional liability for clinical sites and clinical investigators), in each case under policies or bonds issued by insurers of recognized responsibility, in such amounts with such deductibles and against such risks and losses as are in the opinion of the management of the Company adequate for the business engaged in by the Company. As of the date hereof, the Company has not received any notice of cancellation or notice of a material amendment of any such insurance policy or bond or is in default under any such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion, and a list of all pending claims and coverage disputes is set forth in the Company Disclosure Schedule. Except as set forth in the Company Disclosure Schedule, the Company has received no "reservation of rights" letters with respect to pending claims or coverage disputes.

     3.14.  Environmental Matters.

     (a) The Company is not required to obtain any Licenses under applicable Environmental Laws in connection with the conduct of the business and assets and properties of the Company. Except as disclosed in the Company Disclosure Schedule, no oral or written notification of a Release of a Hazardous Material in connection with the operation of the Company's business has been filed by or on behalf of the Company, and no site or facility now or previously owned, operated, or leased by the Company is listed or proposed for listing on the "National Priorities List" under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), or any similar state or local list of sites requiring investigation or clean-up.

                                    Ann. A-18

     (b) For purposes hereof:

          (i) "Environmental Law" means any law or order relating to the regulation or protection of human health, safety or the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

          (ii) "Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Materials through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata.

          (iii) "Hazardous Material" means (A) any petroleum or petroleum products, flammable explosives, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls (PCBs); (B) any chemicals or other materials or substances which are now or hereafter become defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants" or words of similar import under any Environmental Law; and (C) any other chemical or other material or substance, exposure to which is now or hereafter prohibited, limited or regulated by any governmental or regulatory authority under any Environmental Law.

     3.15. Employees. Except as set forth in the Company Disclosure Schedule, to the knowledge of the Company, no executive, key employee, independent contractor, or group of employees has any plans to terminate employment or association with the Company. The Company is not subject to any strike, grievance, claim of unfair labor practices, or other collective bargaining dispute, and the Company has no knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company.

     3.16. Transactions With Affiliates. Except as disclosed in the Company Disclosure Schedule, no affiliate, as such term is defined in Rule 405 promulgated under the 1933 Act, of the Company (i) has any material direct or indirect interest in any entity which transacts business with the Company, (ii) has any direct or indirect interest in any property, asset or right which is used by the Company in the conduct of its business, (iii) has any other contractual relationship with the Company in respect of its business, (iv) owns any asset used by the Company in connection with its business or (v) has made or received any loans or other financings [other than equity financings] to or from the Company other than compensation described in the Company Disclosure Schedule or the documents listed therein.

     3.17. Broker's and Other Fees. Neither the Company nor any of its directors or officers has employed any broker or finder or incurred any liability for any broker's or finder's fees or commissions in connection with any of the transactions contemplated by this Agreement. Without limiting the foregoing, except as set forth in the Company Disclosure Schedule, no payments shall be due or payable under the Farmarc License Agreement or any other agreement to which the Company is a party upon or as a result of this Agreement or the Merger. There are no fees (other than time charges billed at usual and customary rates) payable to any consultants, including lawyers and accountants, in connection with this transaction or which would be triggered by consummation of this transaction or the termination of the services of such consultants by the Company.

     3.18. The Company Proxy Statement Information. The information relating to the Company to be contained in the Proxy Statement to be delivered to stockholders of Parent in connection with the solicitation of their approval of the Merger, as of the date the Proxy Statement is mailed to stockholders of Parent, and up to and including the date of the meeting of stockholders to which such Proxy Statement

                                    Ann. A-19
relates, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     3.19. Disclosure. No representation or warranty contained in Article III of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein not misleading.

                                   ARTICLE IV

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     References herein to the "Parent Disclosure Schedule" shall mean all of the disclosure schedules required by this Article IV, dated as of the date hereof and referenced to the specific sections and subsections of Article IV of this Agreement, and any other sections or subsections to which it is readily apparent from a reading of such disclosure, which have been delivered on the date hereof by Parent to the Company.

     Parent hereby represents and warrants to the Company as follows (and as to Sections 4.1(c) and 4.3(c) hereof, Parent and Merger Sub jointly and severally represent and warrant to the Company as follows):

     4.1.  Corporate Organization.

     (a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a material adverse effect on the business, operations, assets or financial condition of Parent. The Parent Disclosure Schedule lists each state in which Parent is qualified to do business as a foreign corporation.

     (b) Parent does not, directly or indirectly, own any stock or other equity interests in, or act as a general partner or managing member of, any corporation, limited liability company, partnership, joint venture or other legal entity, except for Merger Sub.

     (c) Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

     4.2. Capitalization. The authorized capital stock of Parent consists of 30,000,000 shares of Parent Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share ("Parent Preferred Stock"). As of the date hereof, there are 15,673,286 shares of Parent Common Stock issued and outstanding (excluding 511,200 shares of treasury stock) and 831,547 shares of Parent Preferred Stock, all of which have been designated Series A Convertible Preferred Stock, issued and outstanding. As of the date hereof, there are 3,304,755 shares of Parent Common Stock issuable upon exercise of outstanding stock options under its Amended and Restated 2000 Stock Option Plan and 1,080,354 shares of Parent Common Stock issuable upon exercise of outstanding warrants to purchase shares of Parent Common Stock. The Parent Disclosure Schedule sets forth all options which may be exercised for issuance of Parent Common Stock and the terms upon which the options and the warrants may be exercised ("Parent Stock Options"). The Parent Disclosure Schedule sets forth true and complete copies of the option plans and grant agreements pursuant to which the Parent Stock Options were granted and a true and complete list of each outstanding Parent Stock Option. All issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued, are fully paid, nonassessable and free of preemptive rights. Except for the Parent Stock Options disclosed in the Parent Disclosure Schedule, Parent has not granted and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of
                                    Ann. A-20
any character calling for the transfer, purchase, subscription or issuance of any shares of capital stock of Parent or any securities representing the right to purchase, subscribe or otherwise receive any shares of such capital stock or any securities convertible into any such shares, and there are no agreements or understandings with respect to voting of any such shares.

     4.3.  Authority; No Violation.

     (a) Except for (i) the approval by the affirmative vote of the holders of a majority of Parent Common Stock and Parent Preferred Stock voting together as a class and by the affirmative vote of the holders of a majority of Parent Preferred Stock in accordance with the GCL, (ii) if applicable, the pre-merger notification requirements of the HSR Act, (iii) filing of the Certificate of Merger as required by the GCL (collectively, the "Parent Approvals") and (iv) the consents and approvals disclosed in the Parent Disclosure Schedule, no consents or approvals of or filings or registrations with or notices to any third party or any public body or authority are necessary on behalf of Parent in connection with (x) the execution and delivery by Parent of this Agreement and
(y) the consummation by Parent of the Merger and the other transactions contemplated hereby. Subject to receipt of Parent Approvals, Parent has the full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Parent in accordance with the Certificate of Incorporation of Parent and applicable laws and regulations. Except for Parent Approvals, no other corporate proceedings on the part of Parent are necessary to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and constitutes valid and binding obligations of Parent enforceable against Parent in accordance with its terms.

     (b) The Board of Directors of Parent has approved the transactions contemplated by this Agreement and the Proxy Statement so as to render inapplicable thereto the restrictions set forth in Section 203 of the GCL or any other "business combination," "moratorium," "control share" or other antitakeover statute or regulation or provision of Parent's Certificate of Incorporation or By-Laws.

     (c) Neither the execution and delivery of this Agreement by Parent, nor the consummation by Parent of the transactions contemplated hereby in accordance with the terms hereof, nor compliance by Parent with any of the terms or provisions hereof, will (i) assuming Parent Approvals are duly obtained, violate any provision of Parent's Certificate of Incorporation or By-Laws, (ii) assuming that Parent Approvals are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent or any of its properties or assets, or (iii) except as set forth in the Parent Disclosure Schedule, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Parent under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent is a party or by which Parent any of its properties or assets may be bound or affected except, with respect to (ii) and (iii) above, such as individually or in the aggregate will not have a material adverse effect on the business, operations, assets, financial condition or prospects of Parent and which will not prevent or delay the consummation of the transactions contemplated hereby.

     (d) Subject to receipt of the Parent Approvals, Merger Sub has the full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors and the sole stockholder of Merger Sub in accordance with the Certificate of Incorporation of Merger Sub and applicable laws and regulations. No other corporate proceedings on the part of Merger Sub are necessary to consummate the transactions so contemplated. This Agreement has been duly and validly

                                    Ann. A-21
executed and delivered by Merger Sub and constitutes valid and binding obligations of Merger Sub enforceable against Merger Sub in accordance with its terms.

     (e) The Board of Directors of Parent has duly adopted and approved this Agreement and the Merger and has determined that it is in the best interests of Parent and its stockholders that Parent acquire the business of the Company pursuant to the terms and conditions set forth herein.

     4.4.  Financial Statements.

     (a) The Parent Disclosure Schedule sets forth copies of: (i) the balance sheets of Parent as of December 31, 2000 and December 31, 2001, and the consolidated statements of income, shareholders' equity and cash flows for the years ended December 31, 2001, December 31, 2000 and December 31, 1999, in each case accompanied by the audit report of E&Y, independent public accountants with respect to Parent, and (ii) the unaudited balance sheets of Parent as of June 30, 2002 (the "Parent June Balance Sheet") and the unaudited statements of income, shareholders' equity and cash flows for the six-month period ending June 30, 2002 (collectively, the "Parent Financial Statements"). Parent Financial Statements (including the related notes) have been prepared in accordance with GAAP during the periods involved (except as may be indicated therein or in the notes thereto), and present fairly the consolidated financial position of Parent as of the respective dates set forth therein, and the consolidated results of Parent's operations and its cash flows for the respective periods set forth therein in accordance with GAAP (subject, in case of any unaudited interim financial statements, to normal year end adjustments).

     (b) The books and records of Parent are being maintained in material compliance with applicable legal and accounting requirements.

     (c) Except as and to the extent reflected, disclosed or reserved against in Parent Financial Statements (including the notes thereto), as of June 30, 2002, Parent had no liabilities, whether absolute, accrued, contingent or otherwise, material to the business, operations, assets, financial condition or prospects of Parent which were required by GAAP (consistently applied) to be disclosed in Parent's consolidated financial statements as of June 30, 2002 or the notes thereto. Parent has not incurred any liabilities except in the ordinary course of business and consistent with past practice, except as related to the transactions contemplated by this Agreement.

     4.5. SEC Filings. Parent has previously made available to the Company a complete copy of each filing by Parent with the SEC since December 31, 1999 pursuant to the 1933 Act or the 1934 Act (collectively, the "Parent SEC Filings"). Since January 1, 2000, Parent has timely filed all reports, proxy statements, registration statements and filings that each of them was required to file with the SEC under the 1933 Act and the 1934 Act, all of which complied in all material respects with all applicable requirements of the 1933 Act or the 1934 Act, as the case may be, and the rules and regulations adopted thereunder, including Regulation S-X. As of their respective dates, each such report, proxy statement, registration statement, form or other document, including without limitation, any financial statements or schedules included therein, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     4.6.  Absence of Certain Changes or Events.

     (a) Except as disclosed in the Parent Disclosure Schedule and the Parent SEC Filings, there has not been any material adverse change in the business, operations, assets or financial condition of Parent since December 31, 2001 and, to the best of Parent's knowledge, no facts or condition exists which Parent believes will cause such a material adverse change in the future.

     (b) Except as set forth in the Parent Disclosure Schedule, Parent has not taken or permitted any of the actions set forth in Section 5.2 hereof between December 31, 2001 and the date hereof and, except for execution of this Agreement, Parent has conducted its business only in the ordinary course, consistent with past practice.

                                    Ann. A-22

     4.7. Legal Proceedings. Except as disclosed in the Parent Disclosure Schedule, Parent is not a party to any, and there are no pending or, to the best of Parent's knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations of any nature against Parent or any officer or director of Parent in his or her capacity as such. Except as disclosed in the Parent Disclosure Schedule, Parent is not a party to any order, judgment or decree entered in any lawsuit or proceeding.

     4.8.  Taxes and Tax Returns.

     (a) Filing of Tax Returns and Payment of Taxes. Parent has timely filed all Tax Returns (as hereinafter defined) required to be filed by it, each such Tax Return has been prepared in compliance with all applicable laws and regulations, and all such Tax Returns are true, accurate and complete in all respects. All Taxes (as hereinafter defined) that have become due and payable by Parent have been timely paid, and Parent will not be liable for any additional Taxes in respect of any taxable period or any portion thereof ending on or before the date of this Agreement in an amount that exceeds the corresponding reserve therefor separately identified in the Parent Disclosure Schedule, if any, as reflected in the accounting records of Parent, and any Taxes of Parent arising after such date will be incurred in the ordinary course of Parent's business. Parent has made available to the Company true, correct and complete copies of all Tax Returns with respect to income taxes filed by or with respect to it with respect to taxable periods ended on or after December 31, 1998, and has delivered or made available to the Company all relevant documents and information with respect thereto, including without limitation work papers, records, examination reports, and statements of deficiencies assessed against or agreed to by Parent.

     (b) Deficiencies. No deficiency or proposed adjustment in respect of Taxes has been proposed, asserted or assessed by any Taxing authority against Parent.

     (c) Liens. There are no liens for Taxes (other than current Taxes not yet due and payable) on the assets of Parent.

     (d) Extensions to Statute of Limitations for Assessment of Taxes. Parent has not consented to extend the time in which any Tax may be assessed or collected by any Taxing authority.

     (e) Extensions of the Time for Filing Tax Returns. Except as set forth in the Parent Disclosure Schedule, Parent has not requested or been granted an extension of the time for filing any Tax Return to a date on or after the date of this Agreement.

     (f) Pending Proceedings. There is no action, suit, Taxing authority proceeding, or audit with respect to any Tax now in progress, pending, or, to the knowledge of Parent, threatened, against or with respect to Parent. There are no outstanding adjustments, deficiencies, additional assessments or refund claims proposed or outstanding with respect to any Tax or Tax Return of Parent.

     (g) No Failures to File Tax Returns. No claim has ever been made by a Taxing authority in a jurisdiction where Parent does not pay Tax or file Tax Returns that Parent is or may be subject to Taxes assessed by such jurisdiction.

     (h) Tax Sharing, Allocation, or Indemnity Agreements. Parent is not a party to or bound by any Tax sharing or allocation agreement and has no current or potential contractual obligation to indemnify any other person with respect to Taxes, except in connection with license agreements.

     (i) Withholding Taxes. Parent has timely withheld and timely paid all Taxes which are required to have been withheld and paid by it in connection with amounts paid or owing to any employee, independent contractor, creditor or other person.

     (j) Tax-Free Merger. Parent has not taken any action, nor does Parent know of any fact, that is reasonably likely to prevent the Merger from qualifying as a "reorganization" within the meaning of Code Section 368.

     4.9. Employee Benefit Plans. Except as disclosed in the Parent Disclosure Schedule and Parent's employee handbook, a copy of which is included in the Parent Disclosure Schedule, Parent does not
                                    Ann. A-23
maintain or contribute to any "employee pension benefit plan" (the "Parent Pension Plans"), as such term is defined in Section 3 of ERISA, "employee welfare benefit plan" (the "Parent Welfare Plans"), as such term is defined in
Section 3 of ERISA, stock option plan, stock purchase plan, deferred compensation plan, cafeteria plan, severance plan, bonus plan, employment agreement or other similar plan, program or arrangement. Parent has not contributed to, or been required to contribute to, any "Multiemployer Plan", as such term is defined in Section 3(37) of ERISA.

     4.10.  Compliance With Applicable Law.

     (a) Except as set forth in the Parent Disclosure Schedule, Parent holds all material Licenses from, and has submitted notices to, all governmental entities (including, without limitation, all authorizations under the FDCA and all regulations of the FDA necessary for the lawful conduct of its respective business as described in Parent Company Overview dated July 2002 (a copy of which Parent has provided to the Company), and has complied with and is not in default in any material respect under any applicable law, statute, order, rule, regulation, policy and/or guideline of any federal, state or local governmental authority relating to Parent (other than where such default or noncompliance will not result in a material adverse effect on the business, operations, assets, financial condition or prospects of Parent) and Parent has not received written notice of violation of, and does not know of any violations of, any of the above.

     (b) To Parent's knowledge, all biological and drug products being manufactured, distributed, or developed by Parent ("Parent Pharmaceutical Products") that are subject to the jurisdiction of the FDA are being manufactured, labeled, stored, tested, distributed, and marketed in compliance with all applicable requirements under the FDCA and the Public Health Service Act, and their applicable implementing regulations.

     (c) To Parent's knowledge, all preclinical trials and clinical trials conducted by or on behalf of Parent have been, and are being conducted in material compliance with the applicable requirements of "Good Clinical Practice", Informed Consent, and all applicable requirements relating to protection of human subjects contained in 21 C.F.R. Parts 50, 54, and 56.

     (d) All manufacturing operations conducted by or for the benefit of Parent have been and are being conducted in compliance with the FDA's applicable current "Good Manufacturing Practice" regulations for drug and biological products. In addition, Parent is in compliance in all material respects with all applicable registration and listing requirements set forth in 21 U.S.C. Section 360 and 21 C.F.R. Part 207 and all similar applicable laws.

     (e) No Company Pharmaceutical Product has been recalled, suspended or discontinued as a result of any action by the FDA or any other similar foreign governmental entity by Parent or, to the knowledge of Parent, any licensee, distributor or marketer of any Company Pharmaceutical Product, in the United States or outside of the United States.

     (f) Parent has not received any written notice that the FDA or any other governmental entity has commenced, or threatened to initiate, any action to withdraw approval, place marketing or sale restrictions, or request the recall of any Parent Pharmaceutical Product, or commenced, or threatened to initiate, any action to enjoin or place restrictions on the production, sale, marketing or reimbursement of any Parent Pharmaceutical Products.

     (g) Parent has not committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities" set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. Additionally, neither Parent, nor, to the knowledge of Parent, any officer, key employee or agent of Parent has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in (i) debarment under 21 U.S.C. Section 335a or any similar state law or regulation or (ii) exclusion under 42 U.S.C. Section 1320a-7 or any similar state law or regulation.

                                    Ann. A-24

     4.11.  Certain Contracts.

     (a) Except for plans referenced in Section 4.9 or as disclosed in the Parent Disclosure Schedule, (i) Parent is not a party to or bound by any contract or understanding (whether written or oral) with respect to the employment of any officers, employees, directors or consultants, and (ii) the consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Parent to any of its officers, employees, directors or consultants. The Parent Disclosure Schedule sets forth true and correct copies of all severance or employment agreements with officers, directors, employees, agents or consultants to which Parent is a party.

     (b) Except as disclosed in the Parent Disclosure Schedule, (i) as of the date of this Agreement, Parent is not a party to or bound by any commitment, agreement or other instrument which is material to the business, operations, assets, financial condition or prospects of Parent, (ii) no commitment, agreement or other instrument to which Parent is a party or by which any of them is bound limits the freedom of Parent to compete in any line of business or with any person, and (iii) Parent is not a party to any collective bargaining agreement.

     (c) Except as disclosed in the Parent Disclosure Schedule, neither Parent nor, to the best knowledge of Parent, any other party thereto, is in default in any material respect under any material lease, contract, mortgage, promissory note, or other commitment or arrangement, except for defaults which individually or in the aggregate would not have a material adverse effect on the business, operations, assets, financial condition or prospects of Parent.

     4.12.  Intellectual Property.

     (a) Parent owns, or has the right to use pursuant to valid license, sublicense, agreement, or permission, all intellectual property rights used in or necessary for the operation of Parent's business as presently conducted. Except as set forth in the Parent Disclosure Schedule, (i) such intellectual property rights are owned free and clear of royalty obligations, liens and encumbrances, (ii) the execution and delivery of this Agreement and the closing of the transaction contemplated hereby will not alter or impair any such rights,
(iii) the use of all such intellectual property by Parent does not infringe or violate the intellectual property rights of any person or entity, and (iv) Parent has not granted any person or entity any rights, pursuant to written license agreement or otherwise, to use such intellectual property. Parent has taken, and shall continue to take through the Closing Date, all necessary action to maintain and protect each item of intellectual property that it owns or uses.

     (b) The Parent Disclosure Schedule identifies (i) each patent, trademark, trade name, service name or copyright with respect to any of Parent's intellectual property, all applications and registration statements therefor and renewals thereof (and sets forth correct and complete copies of all such patents, registrations and applications (as amended to date)); and (ii) all intellectual property that Parent uses pursuant to license, sublicense, agreement, or permission, all of which are valid and in full force and effect, and the execution and delivery of this Agreement and the closing of the transaction contemplated hereby will not alter or impair any such rights.

     (c) Parent has at all times used reasonable efforts to protect all trade secrets related to its intellectual property.

     (d) To the knowledge of Parent, Parent has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any intellectual property rights of third parties, nor does the practice of any of the intellectual property owned by or licensed to Parent interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any intellectual property rights of third parties. Parent has not received any written complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including, but not limited to, any claim that Parent must license or refrain from using any intellectual property rights of any third party), nor to Parent's knowledge is there any reasonable basis therefor. To the knowledge of Parent, no third party has interfered with,

                                    Ann. A-25
infringed upon, misappropriated, or otherwise come into conflict in any material respect with any intellectual property rights of Parent.

     4.13. Properties. Parent has good and, as to owned real property, marketable title to all material assets and properties, whether real or personal, tangible or intangible, listed on the Parent Disclosure Schedule, subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items that secure liabilities that are reflected in the Parent June Balance Sheet or the notes thereto or that secure liabilities incurred in the ordinary course of business after the date of such balance sheet, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith and (iii) such title imperfections that are not in the aggregate material to the business, operations, assets, financial condition or prospects of Parent. Except as affected by the transactions contemplated hereby, Parent as lessee has the right under valid and subsisting leases to occupy, use, possess and control all real property listed on the Parent Disclosure Schedule in all material respects as presently occupied, used, possessed and controlled by Parent.

     4.14. Insurance. The business operations and all insurable properties and assets of Parent are insured for their benefit against all risks which, in the reasonable judgment of the management of Parent, should be insured against (including, without limitation, products liability for human clinical trials, professional liability for insureds and employees and professional liability for clinical sites and clinical investigators), in each case under policies or bonds issued by insurers of recognized responsibility, in such amounts with such deductibles and against such risks and losses as are in the opinion of the management of Parent adequate for the business engaged in by Parent. As of the date hereof, Parent has not received any notice of cancellation or notice of a material amendment of any such insurance policy or bond or is in default under any such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion, and a list of all pending claims and coverage disputes is set forth in the Parent Disclosure Schedule. Except as set forth in the Parent Disclosure Schedule, Parent has received no "reservation of rights" letters with respect to pending claims or coverage disputes.

     4.15. Environmental Matters. Parent is not required to obtain any Licenses under applicable Environmental Laws in connection with the conduct of the business and assets and properties of Parent. Except as disclosed in the Parent Disclosure Schedule, no oral or written notification of a Release of a Hazardous Material in connection with the operation of Parent's business has been filed by or on behalf of Parent, and no site or facility now or previously owned, operated, or leased by Parent is listed or proposed for listing on the "National Priorities List" under CERCLA or any similar state or local list of sites requiring investigation or clean-up.

     4.16. Employees. Except as set forth in the Parent Disclosure Schedule, to the knowledge of Parent, no executive, key employee, independent contractor, or group of employees has any plans to terminate employment or association with Parent. Parent is not subject to any strike, grievance, claim of unfair labor practices, or other collective bargaining dispute, and Parent has no knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of Parent.

     4.17. Transactions With Affiliates. Except as disclosed in the Parent Disclosure Schedule, since January 1, 2001, no affiliate, as such term is defined in Rule 405 promulgated under the 1933 Act, of Parent (i) has any material direct or indirect interest in any entity which transacts business with Parent, (ii) has any direct or indirect interest in any property, asset or right which is used by Parent in the conduct of its business, (iii) has any other contractual relationship with Parent in respect of its business, (iv) owns any asset used by Parent in connection with its business, or (v) has made or received any loans or other financings (other than equity financings) to or from Parent other than compensation described in the Parent Disclosure Schedule or the documents listed therein.

     4.18. Broker's and Other Fees. Except for Petkevich & Partners, LLC, neither Parent nor any of its directors or officers has employed any broker or finder or incurred any liability for any broker's or finder's fees or commissions in connection with any of the transactions contemplated by this Agreement. Parent's agreement with Petkevich & Partners, LLC is set forth in the Parent Disclosure Schedule. There are no
                                    Ann. A-26
fees (other than time charges billed at usual and customary rates) payable to any consultants, including lawyers and accountants, in connection with this transaction or which would be triggered by consummation of this transaction or the termination of the services of such consultants by Parent.

     4.19. Parent Proxy Statement Information. The information relating to Parent to be contained in the Proxy Statement to be delivered to stockholders of Parent in connection with the solicitation of their approval of the Merger, as of the date the Proxy Statement is mailed to stockholders of Parent, and up to and including the date of the meeting of stockholders to which such Proxy Statement relates, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply, as of its mailing date, as to form, in all material respects with all applicable laws, including the 1933 Act and the 1934 Act.

     4.20. Parent Common Stock. At the Effective Time, the Parent Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued, fully paid, nonassessable, free of preemptive rights and free and clear of all liens, encumbrances or restrictions created by or through Parent, with no personal liability attaching to the ownership thereof. The Parent Common Stock to be issued pursuant to the Merger will be registered under the 1933 Act and issued without any legend thereon, except as may be required pursuant to Rule 145 promulgated under the 1933 Act (regardless of whether Company Common Stock exchanged therefor was legended), in accordance with all applicable state and federal laws, rules and regulations and, provided the Parent Common Stock is then included therein, will be included in The Nasdaq Stock Market ("Nasdaq").

     4.21. Disclosure. No representation or warranty contained in Article IV of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein not misleading.

                                   ARTICLE V

                            COVENANTS OF THE PARTIES

     5.1. Conduct of Business. During the period from the date of this Agreement to the Effective Time, each of Parent and the Company shall:

          (i) conduct its business only in the ordinary course and consistent with prudent and prior business practice, except for transactions permitted hereunder or with the prior written consent of the other party, which consent will not be unreasonably withheld;

          (ii) use reasonable efforts to preserve its business organization intact, keep available the present services of its employees and preserve the goodwill of its customers and employees and others with whom business relationships exist; and

          (iii) confer on a reasonable basis with each other regarding operational matters and other matters related to the Merger.

     5.2. Prohibited Actions Pending Closing. Except as provided in this Agreement and as disclosed in either the Company Disclosure Schedule or Parent Disclosure Schedule, during the period from the date of this Agreement to the Effective Time, neither the Company nor Parent shall:

          (i) amend or otherwise change its Certificate of Incorporation, Bylaws or other governing documents;

          (ii) issue or sell or authorize for issuance or sale, or grant any options or make other agreements with respect to, any shares of their capital stock or any other of their securities (other than (A) the exercise of presently outstanding options, (B) the conversion of presently outstanding Company Preferred Stock, and (C) the issuance of stock options to Ronald L. Goode, Ph.D. and to continuing and non-continuing directors of the Company and Parent);

                                    Ann. A-27

          (iii) authorize or incur any debt for money borrowed or incur any long-term debt, or make any loans, advances or capital contributions to any third parties;

          (iv) mortgage, pledge, grant a security interest in or otherwise subject to lien or other encumbrance any of the its properties or agree to do so;

          (v) enter into or agree to enter into any agreement, contract or commitment, or modify, amend or terminate any agreement, contract or commitment, other than any agreement, contract or commitment involving aggregate payments of less than $20,000 in any one year where such entry, modification, amendment or termination occurs in the ordinary course of business consistent with past practice;

          (vi) declare, set aside, make or pay any dividend or other distribution to its stockholders, or redeem, purchase or otherwise acquire, directly or indirectly, any of their capital stock, or authorize or effect any split-up or any recapitalization or make any changes in their authorized or issued capital stock;

          (vii) hire or increase or agree to increase, the compensation of any of their officers, directors or employees by means of salary increase, bonus or otherwise (other than any salary increase, bonus or otherwise of less than $20,000 in any one year and which occurs in the ordinary course of business consistent with past practice), or hire any employee (full time or part time) or retain any consultant;

          (viii) sell, license or otherwise dispose of, or agree to sell, license or dispose of, any of its assets or properties, other than any assets or properties valued at less than $20,000 where such sale, license or disposition occurs or is to occur in the ordinary course of business consistent with past practice;

          (ix) amend or terminate any lease (other than the lease for the Present New York Office), contract, undertaking or other commitment listed in the Company Disclosure Schedule or the Parent Disclosure Schedule, as the case may be, or take action or fail to take any action, constituting any event of default thereunder;

          (x) assume, guarantee or otherwise become responsible for the obligations of any other party or agree to so do;

          (xi) take any action or omit to take any action for the purpose of preventing, delaying or impeding the consummation of the Merger or the other transactions contemplated hereby;

          (xii) except as disclosed in Sections 3.17 or 4.18, pay any finders or investment bankers' fees in connection with the transactions contemplated by this Agreement; or

          (xiii) take any action prior to the Effective Time which would breach any of the representations and warranties contained in this Agreement.

     5.3. Litigation. Each of Parent and the Company shall promptly notify the other party of any lawsuits, claims, proceedings or investigations of which it has knowledge which after the date hereof are threatened or commenced against it or against any of its officers, directors, employees, consultants, agents or stockholders with respect to or affecting its business.

     5.4. Current Information. During the period from the date of this Agreement to the Effective Time, each of the Company and Parent will cause one or more of its designated representatives to confer with representatives of the other party on a monthly basis regarding its business, operations, properties, assets and financial condition and matters relating to the completion of the transactions contemplated herein. On a monthly basis, the Company agrees to provide Parent, and Parent agrees to provide the Company, with internally prepared profit and loss statements no later than 20 business days after the close of each fiscal month, including the months of July and August 2002. Parent shall file its 1934 Act reports with the SEC on a timely basis, and shall provide a draft report to the Company at least one (1) business day prior to the proposed filing date.

                                    Ann. A-28

     5.5.  Due Diligence; Access to Properties and Records.

     (a) The Company shall permit Parent and its representatives, and Parent shall permit the Company and its representatives, reasonable access to their respective properties, and shall disclose and make available to (and allow copies to be made of) Parent and its representatives, or the Company and its representatives as the case may be, all books, papers and records relating to its assets, stock ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' and stockholders' meetings, organizational documents, by-laws, material contracts and agreements, filings with any regulatory authority, accountants' work papers, litigation files, plans affecting employees, and any other business activities or prospects in which Parent and its representatives or the Company and its representatives may have a reasonable interest. Neither party shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of any customer, would contravene any law, rule, regulation, order or judgment or would waive any privilege. The parties will use reasonable efforts to obtain waivers of any such restriction (other than waivers of the attorney-client privilege) and in any event make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Notwithstanding the foregoing, Parent shall not be required to disclose to the Company material non-public information concerning potential acquisitions or other merger candidates.

     (b) All information furnished by the parties hereto previously in connection with transactions contemplated by this Agreement or pursuant hereto shall be used solely for the purpose of evaluating the Merger contemplated hereby and shall be treated as the sole property of the party delivering the information until consummation of the Merger contemplated hereby and shall, in all respects, be subject to the Confidentiality Agreement previously entered into between Parent and the Company.

     5.6. Governmental Consents. The parties hereto will cooperate with each other and use all reasonable efforts to prepare, file and diligently pursue all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, approvals and authorizations of all third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement as soon as possible. The parties shall each have the right to review in advance all filings with, including all information relating to the other, as the case may be, which appears in any filing made with, or written material submitted to, any third party or governmental body in connection with the transactions contemplated by this Agreement.

     5.7. Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to satisfy the conditions to Closing and to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement and using reasonable efforts to prevent the breach of any representation, warranty, covenant or agreement of such party contained or referred to in this Agreement and to promptly remedy the same. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action. Nothing in this section shall be construed to require any party to participate in any threatened or actual legal, administrative or other proceedings (other than proceedings, actions or investigations to which it is a party or subject or threatened to be made a party or subject) in connection with consummation of the transactions contemplated by this Agreement unless such party shall consent in advance and in writing to such participation and the other party agrees to reimburse and indemnify such party for and against any and all costs and damages related thereto.

     5.8. Public Announcements. Parent and the Company shall cooperate with each other in the development and distribution of all news releases and other public filings and disclosures with respect to this Agreement or the Merger contemplated hereby, and Parent and the Company agree that unless approved mutually by them in advance, they will not issue any press release or written statement for

                                    Ann. A-29
general circulation relating primarily to the transaction contemplated hereby, except as may be otherwise required by law or regulation in the opinion of counsel, provided that the party issuing the release will provide to the other party a draft of the release prior to issuance.

     5.9.  Retention of Employees, Officers; Benefits.

     (a) Following consummation of the Merger, Parent will use reasonable efforts to retain the Company's existing officers and employees ("employees") with levels of aggregate total compensation (salary plus benefits) substantially equivalent in the aggregate to those currently provided to the employees by the Company, and with policies substantially equivalent in the aggregate to the employees as those currently followed by the Company.

     (b) The employee benefit plans, arrangements and related policies of the Company shall initially be unaffected by the Merger. Following the Merger, Parent may review such plans, arrangements and policies with a view towards consolidating them with Parent's plans, arrangements and policies to the extent feasible and consistent with paragraph (a) above. To the extent current employees of the Company become participants in or subject to a plan, arrangement or policy of Parent (including without limitation those pertaining to medical, vacation, sick leave, disability, and pension matters), they will receive credit for prior employment by the Company for all purposes in connection with such plan, arrangement or policy, and no prior existing condition limitation shall be imposed with respect to any medical coverage plan of Parent (except to the extent that such limitations have already been imposed). The foregoing shall not be construed to prevent the termination of any employment of any Company or Parent employee.

     (c) Parent shall enter into employment agreements (the "Employment Agreements"), effective as of the Effective Time, with Mark C. Rogers, M.D. and Ronald L. Goode, Ph.D., on substantially the terms set forth in Exhibits B and C, respectively.

     5.10. Disclosure Supplements. From time to time prior to the Effective Time, each party hereto will promptly supplement or amend (by written notice to the other) its respective Disclosure Schedules delivered pursuant hereto with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Schedules or which is necessary to correct any information in such Schedules which has been rendered materially inaccurate thereby. For the purpose of determining satisfaction of the conditions set forth in Article VI and subject to Sections 6.2(a) and 6.3(a), no supplement or amendment to such Schedules shall correct or cure any representation, warranty or covenant which was untrue when made, but shall enable the disclosure of subsequent facts or events to maintain the truthfulness of any warranty.

     5.11. Affiliates. Prior to the filing of the Proxy Statement, the Company shall deliver to Parent (a) a letter identifying all persons who, to the knowledge of the Company, may be deemed to be affiliates of the Company, as such term is defined in Rule 405 promulgated under the 1933 Act, including, without limitation, all directors and executive officers of the Company and (b) copies of letter agreements, each substantially in the form of Exhibit D attached hereto, executed by each such person so identified as an affiliate of the Company, for whom a signed "affiliate's letter" has not previously been delivered to Parent.

     5.12. Tax-Free Merger Status. The parties hereto shall take (or refrain from taking) any and all actions necessary to ensure that, for United States federal income tax purposes, the Merger shall qualify as a reorganization within the meaning of Sections 368(a)(1) and 368(2)(E) of the Code.

     5.13. Nasdaq Listing. The parties hereto will cooperate with each other and use all reasonable efforts to prepare, file and diligently pursue all necessary documentation to maintain the listing of the Parent Common Stock on Nasdaq, including, but not limited to, an initial listing application, if so required by Nasdaq pursuant to NASD Marketplace Rule 4330(f), and an appeal of a decision by Nasdaq to delist the Parent Common Stock, if applicable.

     5.14. Notice of Certain Matters. Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, as the case may be, of (i) the occurrence, or non-occurrence, of any event the respective occurrence, or non-occurrence, of which would be likely to cause any

                                    Ann. A-30
representation or warranty contained in this Agreement to be untrue or inaccurate and (ii) any failure of the Company or Parent, as the case may be, to comply or satisfy any covenant, condition or agreement to be complied with under this Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.14 shall not relieve any party giving such notice of its obligation hereunder.

     5.15. Cash; Liabilities. As of the Effective Time, Parent shall have cash, cash equivalents, money market accounts or government securities in the amount of at least $16.5 million and its current liabilities shall not exceed $1.1 million. As of the Effective Time, Parent will not be delinquent, nor will it be in default, in the payment of any of its liabilities.

     5.16.  Stockholders Meetings.

     (a) The Company shall take all steps necessary to duly call, give notice of, convene and hold the Company Stockholders Meeting for the purpose set forth in Section 1.3(a) hereof.

     (b) Parent shall take all steps necessary to duly call, give notice of, convene and hold the Parent Stockholders Meeting for the purpose set forth in
Section 1.3(b) hereof.

     5.17. Conversion of Company Preferred Stock. The Company shall take all steps necessary to obtain the requisite elections from the holders of Company Preferred Stock to effect the conversion of all shares of Company Preferred Stock into Company Common Stock in accordance with Section 2.1(a) hereof.

                                   ARTICLE VI

                               CLOSING CONDITIONS

     6.1. Conditions of Each Party's Obligations Under this Agreement. The respective obligations of each party under this Agreement to consummate the Merger shall be subject to the satisfaction, or, where permissible under applicable law, waiver at or prior to the Effective Time of the following conditions:

          (a) Approval of Stockholders; SEC Registration. This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the stockholders of the Company and of Parent, and all of the Parent Stockholder Proposals shall have been approved by the requisite vote of the stockholders of Parent. The Registration Statement shall have been declared effective by the SEC and shall not be subject to a stop order or any threatened stop order, and the issuance of the Parent Common Stock shall have been qualified in every state where such qualification is required under the applicable state securities laws.

          (b) Suits and Proceedings. No order, judgment or decree shall be outstanding against a party hereto or a third party that would have the effect of preventing completion of the Merger; and no suit, action or other proceeding shall be pending or threatened by any governmental body in which it is sought to restrain or prohibit the Merger.

     6.2. Conditions to the Obligations of Parent and Merger Sub Under this Agreement. The obligations of Parent and Merger Sub under this Agreement shall be further subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:

          (a) Representations and Warranties; Performance of Obligations of the Company. Except for those representations which are made as of a particular date, the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects on the Closing Date as though made on and as of the Closing Date. The Company shall have performed in all material respects the agreements, covenants and obligations to be performed by it prior to the Closing Date. With respect to any representation or warranty which as of the Closing Date has required a supplement or amendment to the Company Disclosure Schedule to render such representation or warranty true and correct in all material respects as of the Closing Date, the representation and warranty shall be deemed true and correct as of the Closing Date only if (i) the information contained in the supplement or amendment to the Disclosure Schedule related to events occurring
                                    Ann. A-31
     following the execution of this Agreement and (ii) either (x) the facts disclosed in such supplement or amendment would not either alone, or together with any other supplements or amendments to the Company Disclosure Schedule, materially adversely effect the representation as to which the supplement or amendment relates or (y) such supplement or amendment remedied any material breach in accordance with Section 7.2.

          (b) Opinion of Counsel. Parent shall have received an opinion of Thelen Reid & Priest LLP, counsel to the Company, dated the Closing Date, in form and substance reasonably satisfactory to Parent, as to the matters set forth in Sections 3.1, 3.2 and 3.3 of this Agreement, and to the effect that for United States federal income tax purposes the Merger will qualify as a reorganization within the meaning of Sections 368(a)(1) and 368(a)(2)(E) of the Code, and such other matters as are reasonably requested by Parent and its counsel.

          (c) Certificates. The Company shall have furnished Parent with such certificates of its officers or other documents to evidence fulfillment of the conditions set forth in this Section 6.2 as Parent may reasonably request.

          (d) Waiver of Option Acceleration. The holders of Company Stock Options shall have waived any acceleration and other provisions thereof necessary to effect the terms of Section 2.5 hereof.

          (e) Dissenters' Rights. Dissenters' or appraisal rights shall not have been exercised by Company stockholders holding more than 5% of the outstanding voting shares of the Company.

          (f) Regulatory Filings. All necessary regulatory or governmental approvals and consents required to consummate the transactions contemplated hereby (other than immaterial government permits) shall have been obtained without any term or condition which would materially impair the value of the Company. All conditions required to be satisfied prior to the Effective Time by the terms of such approvals and consents shall have been satisfied, and any and all statutory waiting periods in respect thereof shall have expired.

          (g) Lock-Up Agreement. Each executive officer and director of the Company, and each of their respective affiliates, and each stockholder of the Company who will be a holder of at least five percent (5%) of the outstanding capital stock of Parent upon Closing, shall each have executed and delivered to Parent a written lock-up agreement, in form and substance acceptable to Parent, whereby each such person shall agree not to offer to sell or sell, dispose of, loan, pledge, hypothecate or grant any rights with respect to, any shares of Parent Common Stock, or any securities convertible into or exchangeable for shares thereof, for a period of six
     (6) months after the Effective Time.

          (h) Employment Agreement. Mark C. Rogers, M.D. shall have executed and delivered to Parent the Employment Agreement, on substantially the terms set forth in Exhibit B.

          (i) Comfort Letter. The Company Comfort Letter shall have been delivered to Parent.

          (j) Officers and Directors. Ronald L. Goode, Ph.D. shall have been duly elected, as of the Effective Time, to be President and Chief Executive Officer of Parent and the Surviving Company; and four directors designated by Parent shall been elected, as of the Effective Time, to be members of the Boards of Directors of Parent and the Surviving Company.

     6.3.  Conditions To the Obligations of the Company Under This
Agreement. The obligations of the Company under this Agreement shall be further subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:

          (a) Representations and Warranties; Performance of Obligations of Parent. Except for those representations which are made as of a particular date, the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all material respects on the Closing Date as though made on and as of the Closing Date. Parent shall have performed in all material respects, the agreements, covenants and obligations to be performed by it prior to the Closing Date. With respect to any representation or warranty which as of the Closing Date has required a

                                    Ann. A-32
     supplement or amendment to the Parent Disclosure Schedule to render such representation or warranty true and correct in all material respects as of the Closing Date, the representation and warranty shall be deemed true and correct as of the Closing Date only if (i) the information contained in the supplement or amendment to the Disclosure Schedule related to events occurring following the execution of this Agreement and (ii) either (x) the facts disclosed in such supplement or amendment would not either alone, or together with any other supplements or amendments to the Parent Disclosure Schedule, materially adversely effect the representation as to which the supplement or amendment relates or (y) such supplement or amendment remedied any material breach in accordance with Section 7.1(e)(ii).

          (b) Opinion of Counsel. The Company shall have received an opinion of outside counsel to Parent, dated the Closing Date, in form and substance reasonably satisfactory to the Company, as to the matters set forth in Sections 4.1, 4.2 and 4.3 of this Agreement and to the effect that for United States federal income tax purposes the Merger will qualify as a reorganization within the meaning of Section 368(a)(1) and 368(a)(2)(E) of the Code, and such other matters as are reasonably requested by the Company and its counsel.

          (c) Certificates. Parent and Merger Sub shall have furnished the Company with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this
     Section 6.3 as the Company may reasonably request.

          (d) Regulatory Filings. All necessary regulatory or governmental approvals and consents required to consummate the transactions contemplated hereby (other than immaterial government permits) shall have been obtained without any term or condition which would materially impair the value of Parent. All conditions required to be satisfied prior to the Effective Time by the terms of such approvals and consents shall have been satisfied, and any and all statutory waiting periods in respect thereof shall have expired.

          (e) Lock-Up Agreement. Each officer and director of Parent, and each of their respective affiliates, and each stockholder of Parent who will be a holder of at least five percent (5%) of the outstanding capital stock of Parent upon Closing, shall each have executed and delivered to Parent a written lock-up agreement, in form and substance acceptable to Parent, whereby each such person shall agree not to offer to sell or sell, dispose of, loan, pledge, hypothecate or grant any rights with respect to, any shares of Parent Common Stock, or any securities convertible into or exchangeable for shares thereof, for a period of six (6) months after the Effective Time.

          (f) Employment Agreement. Ronald L. Goode, Ph.D. shall have executed and delivered to Parent the Employment Agreement, on substantially the terms set forth in Exhibit C.

          (g) Comfort Letter. The Parent Comfort Letter shall have been delivered to the Company.

          (h) Officers and Directors. Mark C. Rogers, M.D. shall have been duly elected, as of the Effective Time, to be Executive Chairman of Parent and the Surviving Company; and four directors designated by the Company shall been elected, as of the Effective Time, to be members of the Boards of Directors of Parent and the Surviving Company.

                                  ARTICLE VII

               NO SOLICITATION; TERMINATION, AMENDMENT AND WAIVER

     7.1.  No Solicitation.

     (a) Unless and until this Agreement shall have been terminated pursuant to and in compliance with Section 7.2 hereof, neither Parent nor the Company shall (whether directly or indirectly through its respective advisors, agents or other intermediaries), nor shall the Company or Parent authorize or permit any of its respective officers, directors, agents, employees, representatives or advisors to (i) solicit, initiate, encourage (including by way of furnishing information) or take any action to facilitate the submission of

                                    Ann. A-33
any inquiries, proposals or offers (whether or not in writing) from any person (other than Parent or the Company, as the case may be, and its respective affiliates) relating to (A) any acquisition or purchase of any of the assets of the Company or Parent, as the case may be, or of any class of equity securities of the Company or Parent, as the case may be, (B) any tender offer (including a self tender offer) or exchange offer, (C) any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or Parent, as the case may be, or (D) any other transaction the consummation of which would or would reasonably be expected to impede, interfere with, prevent or materially delay the Merger or which would or would reasonably be expected to materially dilute the benefits to the other party hereto of the transactions contemplated by this Agreement (collectively, "Acquisition Proposals"), or agree to, recommend or endorse any Acquisition Proposal, (ii) enter into or execute any agreement with respect to any of the foregoing or (iii) enter into or participate in any discussions or negotiations regarding any of the foregoing, or furnish to any other person any information with respect to its business, properties or assets in connection with the foregoing, or otherwise cooperate in any way with, or participate in or assist, facilitate, or encourage, any effort or attempt by any other person (other than the Company or Parent, as the case may be, and its respective affiliates) to do or seek any of the foregoing.

     (b) Nothing contained in this Agreement shall prohibit the Company or Parent (i) from complying with Rule 14e-2 and Rule 14d-9 under the 1934 Act with respect to a bona fide tender offer or exchange offer, (ii) from making any disclosure of an Acquisition Proposal to its respective stockholders or otherwise if its respective Board of Directors concludes in good faith, within five (5) business days after consultation with its outside legal counsel, that such disclosure is necessary under applicable law or the failure to make such disclosure would be inconsistent with its fiduciary duties to its respective stockholders under applicable law or (iii) from participating in negotiations or discussions with or furnishing information to any person in connection with an Acquisition Proposal not solicited after the date hereof in breach of Section 7.1(a) above and which is submitted in writing by such person to the Board of Directors of the Company or Parent, as the case may be, after the date of this Agreement; provided, however, that prior to participating in any such discussions or negotiations or furnishing any information, within five (5) business days after its receipt of the Acquisition Proposal, the Board of Directors of Parent or the Company, as the case may be, shall have concluded in good faith, after consultation with its outside legal counsel and financial advisors, that such Acquisition Proposal is reasonably likely to lead to a Superior Proposal (as hereinafter defined) and, after consultation with its outside legal counsel, that failure to participate in such negotiations or discussions or furnishing such information would be inconsistent with its fiduciary duties to the stockholders of Parent or the Company, as the case may be, under applicable law. The Company or Parent, as the case may be, shall (i) promptly notify the other party hereto (but in no event later than two (2) business days thereafter) if any Acquisition Proposal or inquiries regarding a potential Acquisition Proposal are received by, any information with respect to an Acquisition Proposal or a potential Acquisition Proposal is requested from, or any discussions or negotiations with respect to an Acquisition Proposal or a potential Acquisition Proposal are sought to be initiated or continued with, it or any of its representatives indicating, in connection with such notice, the name of the person or entity involved and a copy of any such Acquisition Proposal, with the intent of enabling such other party to make a matching offer so that the transactions contemplated hereby may be effected. The Company or Parent, as the case may be, shall thereafter keep the other party hereto informed, on a current basis, of the status and terms of any such inquiries or Acquisition Proposals and the status of any such negotiations or discussions,. The Company or Parent, as the case may be, shall promptly furnish the other party hereto with copies of any written information (and advise it orally of any non-written information) provided to or by any person relating to an Acquisition Proposal to the extent such information has not previously been provided to such other party hereto.

     (c) Prior to the Effective Time, in the event the Board of Directors of the Company or Parent, as the case may be, by majority vote of all its members, determines in good faith that it has received a Superior Proposal and determines in good faith that taking the following actions would be inconsistent with its fiduciary duties to the Company or Parent, as the case may be, under applicable law, the Company or Parent, as the case may be, and its respective Board of Directors may (i) withdraw, modify or change the
                                    Ann. A-34

Board of Directors' approval or recommendation of this Agreement or the Merger,
(ii) approve or recommend such Superior Proposal to its stockholders, (iii) terminate this Agreement and pay the Break-Up Fee (as defined in Section 7.3 hereof) and (iv) publicly announce the Board of Directors' intention to do any or all of the foregoing.

     (d) The Company and Parent will immediately cease and cause its respective advisors, agents and other intermediaries to cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Each of the Company and Parent agrees not to release any third party from or waive any provisions of confidentiality in any confidentiality agreement to which it is a party.

     (e) "Superior Proposal" means a proposal with respect to any of the transactions described in clause (A), (B), (C) or (D) of the definition of Acquisition Proposal which the Board of Directors shall have concluded in good faith after receiving an opinion from its outside legal counsel and financial advisor, (i) is reasonably likely to be completed, taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal and the person making the proposal, (ii) if consummated, would result in a transaction more favorable to the stockholders of the Company or Parent, as the case may be, from a financial point of view than the transactions contemplated by this Agreement (taking into account any and all modifications proposed by the Company or Parent, as the case may be) and (iii) is fully financed (or, based on a good faith determination of the Board of Directors, is readily financeable).

     7.2.  Termination.  This Agreement may be terminated prior to the Effective
Time:

          (a) by mutual written consent of the parties hereto;

          (b) by Parent or the Company (i) if the Effective Time shall not have occurred on or prior to February 14, 2003 (the "Deadline Date") unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe its agreements set forth herein to be performed or observed by such party at or before the Effective Time;

          (c) by Parent or the Company (provided that the party seeking to terminate the Agreement shall not be in material breach of any of its obligations herein), upon written notice to the other if any application for regulatory or governmental approval necessary to consummate the Merger and the other transactions contemplated hereby shall have been denied or withdrawn at the request or recommendation of the applicable regulatory agency or governmental authority despite the reasonable efforts of the party seeking to terminate this Agreement to avoid such result, or if a court of competent jurisdiction has issued a final, non-appealable order prohibiting, restraining or enjoining the Merger and the other transactions contemplated hereby;

          (d) by Parent, if (i) a vote of the stockholders of the Company is taken and such stockholders fail to approve this Agreement at the meeting (or any adjournment thereof) held for such purpose or (ii) the requisite approval of the conversion of all shares of Company Preferred Stock into Company Common Stock is not obtained from the holders of the Company Series A Preferred Stock or the Company Series B Preferred Stock prior to the Deadline Date;

          (e) by the Company, if a vote of the stockholders of Parent is taken and such stockholders fail to approve any of the Parent Stockholder Proposals listed in clauses (1), (2), (3) and (6) of Section 1.3(b) hereof, at the meeting (or any adjournment thereof) held for such purpose;

          (f) by Parent, if there was a material breach in any representation, warranty, covenant, agreement or obligation of the Company hereunder and such breach (provided it is curable and the Company promptly commences its effort to cure) shall not have been remedied within 30 days after receipt by the Company of notice in writing from Parent to the Company specifying the nature of such breach and requesting that it be remedied;

          (g) by the Company, if there was a material breach in any representation, warranty, covenant, agreement or obligation of Parent hereunder and such breach (provided it is curable and Parent promptly commences its effort to cure) shall not have been remedied within 30 days after receipt by
                                    Ann. A-35

     Parent of notice in writing from the Company specifying the nature of such breach and requesting that it be remedied;

          (h) by Parent, if the conditions set forth in Section 6.2 are not satisfied and are not capable of being satisfied by the Deadline Date;

          (i) by the Company, if the conditions set forth in Section 6.3 are not satisfied and are not capable of being satisfied by the Deadline Date; or

          (j) by Parent or the Company, if (i) the other party hereto approves or enters into an agreement providing for it to engage in a Superior Proposal, (ii) the other party has taken any action pursuant to Section 7.1(c) or (iii) ten (10) business days has elapsed since the Board of Directors of the other party has determined that an Acquisition Proposal is a Superior Proposal pursuant to Section 7.1(b)(iii) and such Board of Directors has not withdrawn its prior determination that such Acquisition Proposal was a Superior Proposal nor has it advised management to terminate, and caused any representative of the other party to terminate, discussions or negotiations with or furnishing information to the person, or any of affiliates or representatives of such person, that had made the Acquisition Proposal.

     7.3.  Break-Up Fee.

     (a) If the Company terminates this Agreement pursuant to Section 7.2(e), 7.2(g), 7.2(i) or 7.2(j) hereof, or Parent terminates this Agreement pursuant to
Section 7.1(c) hereof, then Parent will immediately (but in any event within three business days after Parent receives notice of termination) pay to the Company a termination fee equal to $2.0 million in cash (the "Cash Break-Up Fee").

     (b) If Parent terminates this Agreement pursuant to Section 7.2(d), 7.2(f), 7.2(h) or 7.2(j) hereof, or the Company terminates this Agreement pursuant to
Section 7.1(c) hereof, then the Company will immediately (but in any event within three business days after the Company receives notice of termination) pay or deliver to Parent, at the Company's option, either (i) the Cash Break-Up Fee or (ii) $4.0 million share value (based on a valuation prepared by Thomas Weisel Partners LLC, C.E. Unterberg, Towbin, Inc., Wells Fargo Securities, LLC ("Wells Fargo") or such other firm as is mutually agreed to by Parent and the Company, it being understand that if Parent and the Company do not mutually agree, the valuation shall be prepared by Wells Fargo) (the "Break-Up Shares"; the Cash Break-Up Fee and the Break-Up Shares are also referred to herein as the "Break-Up Fee").

          (c) (i) If, within six (6) months after the date (the "Termination Date") on which this Agreement is terminated by Parent pursuant to Section 7.2(d), 7.2(f), 7.2(h) or 7.2(j) hereof, all of the Break-Up Shares are not listed on Nasdaq or a national securities exchange or market, then, in addition to the Break-Up Shares, the Company shall pay to Parent, on a monthly basis, a royalty equal to 5% of the gross proceeds from the sale of any and all products or services by the Company or 10% of the gross proceeds to the Company pursuant to a licensing agreement, joint venture or similar agreement, up to a maximum payment (the "Maximum Aggregate Royalty") of $4.0 million plus interest at the rate of six percent (6%) per annum. Interest expense shall be calculated from the date the Parent terminates this Agreement.

          (ii) If, prior to the date on which the Company has paid the full amount of the Maximum Aggregate Royalty to Parent, Parent sells any or all of the Break-Up Shares, the proceeds of such sale shall be deducted from the Maximum Aggregate Royalty due under Section 7.3(c) above.

          (iii) Upon payment by the Company to Parent of the full amount of the Maximum Aggregate Royalty, any and all Break-Up Shares then held by Parent shall be returned to the Company for cancellation.

     (d) The Company and Parent agree and acknowledge that the cash and/or shares of capital stock to be paid or delivered pursuant to this Section 7.3 is sufficient to cover all reasonable out-of-pocket expenses which either party hereto may incur in connection with this Agreement and the Merger and the transactions contemplated hereby.
                                    Ann. A-36

     7.4. Effect of Termination. In the event of the termination and abandonment of this Agreement by either Parent or the Company pursuant to
Section 7.2, this Agreement (other than Section 9.1, which shall survive termination) shall forthwith become void and have no effect, without any liability on the part of any party or its officers, directors or stockholders, except pursuant to Section 7.3 above. Nothing contained herein, however, shall relieve any party from any liability for any breach of this Agreement.

                                  ARTICLE VIII

                    ADJUSTMENT FOR LOSSES; ESCROW OF SHARES

     8.1.  Escrow of Shares.

     (a) Escrowed Shares. Notwithstanding any contrary provision contained in this Agreement, at the Effective Time, Parent shall (i) allocate from the shares of Parent Common Stock to be delivered to the holders of Company Common Stock pursuant to Article II hereof, and shall deliver to U.S. Trust Company or such other escrow agent mutually acceptable to Parent and the Company (the "Escrow Agent"), into escrow, a number of shares of Parent Common Stock equal to 10% of Parent Common Stock that would otherwise be issuable to the holders of Company Common Stock (the "Company Escrowed Shares") and (ii) issue and deliver to the Escrow Agent into escrow an additional number of shares of Parent Common Stock equal to the number of Company Escrowed Shares (the "Parent Escrowed Shares" and, together with the Company Escrowed Shares, the "Escrowed Shares"). The Escrowed Shares shall be allocated from the shares of Parent Common Stock to be delivered pursuant to Section 2.1(c) hereof to each holder of Company Common Stock in proportion to each such holder's respective holdings of Company Common Stock.

     (b) Escrow Agreement. The Escrowed Shares shall be held by the Escrow Agent for the period set forth in, and in accordance with the terms of, an escrow agreement in such form and containing such terms as are agreed upon by the parties thereto (the "Escrow Agreement") to be entered into among the Escrow Agent, Parent, the Parent Stockholders' Representative (as hereinafter defined) and the Company Stockholders' Representative (as hereinafter defined).

     8.2.  Stockholders' Representatives.

     (a) Appointment. Mark C. Rogers, M.D. is hereby appointed as the representative (the "Company Stockholders' Representative") of the holders (and, after the Effective Time, the former holders) of Company Common Stock, and Ronald L. Goode, Ph.D. is hereby appointed as the representative (the "Parent Stockholders' Representative") of the holders of Parent Common Stock (other than the shares of Parent Common Stock issued pursuant to the Merger). (The Parent Stockholders' Representative and the Company Stockholders' Representative are collectively referred to herein as the "Stockholders' Representatives".)

     (b) Authority. The Company Stockholders' Representative is authorized to act on behalf of the holders (or former holders) of Company Common Stock, and the Parent Stockholders' Representative is authorized to act on behalf of the holders of Parent Common Stock (other than the shares issued pursuant to the Merger), in all matters arising under Section 8.3 of this Agreement and under the Escrow Agreement.

     (c) Replacement. The Company Stockholders' Representative may be replaced by the affirmative vote of the persons or entities that, prior to the Effective Time, were holders of a majority of the outstanding shares of Company Common Stock, and the Parent Stockholders' Representative may be replaced by the affirmative vote of the holders of a majority of the outstanding shares of Parent Common Stock (other than the shares of Parent Common Stock issued pursuant to the Merger).

     (d) No Liability. The Stockholders' Representatives shall not be liable, in their capacity as such, to the stockholders they represent by reason of any error of judgment or for any act done or step taken (including any settlement of claims pursuant to the terms of the Escrow Agreement) or omitted by the Escrow Agent in good faith or any mistake of fact or law or for anything which the Escrow Agent may do
                                    Ann. A-37
or refrain from doing in connection herewith, unless caused by or arising out of the Escrow Agent's own gross negligence or willful misconduct.

     8.3.  Adjustment for Losses.

     (a) Parent Claims. If, on or prior to the date six (6) months after the Closing Date (the "Escrow Termination Date"), it becomes known to Parent or the Parent Stockholders' Representative that any of the representations and warranties set forth in Article III of this Agreement were untrue as of the date hereof or as of the Closing Date, or that any of the Company's covenants set forth in Article V were not satisfied, Parent or the Parent Stockholders' Representative shall, prior to the Escrow Termination Date, notify the Company Stockholders' Representative and the Escrow Agent in writing of the amount of its good faith estimate of the amount of any claim, loss, liability, damage, cost or expense resulting from or incurred in connection with the breach of such representation or warranty (a "Parent Claim"), which notice shall include a brief description of the facts upon which such Parent Claim is based. No Parent Claim shall be made unless the alleged value of such Parent Claim equals or exceeds $50,000 or until the aggregate alleged value of all Parent Claims equals or exceeds $250,000.

     (b) Proposed Adjustments to Parent Claims. Upon receipt of the notice of the Parent Claim, the Company Stockholders' Representative shall have twenty
(20) business days in which to review such Parent Claim and if, in his or her reasonable judgment, the Company Stockholders' Representative disagrees with the validity of such Parent Claim or with the amount of such Parent Claim, the Company Stockholders' Representative may propose an adjustment thereto or propose that no amount should be paid on account of such Parent Claim within such twenty (20) business day period. Any proposed adjustment or rejection thereof shall be in writing and shall be submitted to the Parent Stockholders' Representative within such twenty (20) business day period. The Parent Stockholders' Representative shall cooperate fully in responding to questions and requests for information submitted by the Company Stockholders' Representative in connection with such review. Unless the Company Stockholders' Representative notifies the Parent Stockholders' Representative within such twenty (20) business day period that he object to the Parent Claim, the Parent Claim shall be binding upon the former holders of the Company Common Shares and shall be deemed finally determined. The Stockholders' Representatives shall use their best efforts for ten (10) business days after the submission of any proposed adjustment or rejection by the Company Stockholders' Representatives to agree upon any proposed adjustments to the Parent Claim.

     (c) Company Claims. If, on or prior to the Escrow Termination Date, it becomes known to the Company Stockholders' Representative that any of the representations and warranties set forth in Article IV of this Agreement were untrue as of the date hereof or as of the Closing Date, or that any of Parent's covenants set forth in Article V were not satisfied, the Company Stockholders' Representative shall, prior to the Escrow Termination Date, notify the Parent Stockholders' Representative and the Escrow Agent in writing of the amount of its good faith estimate of the amount of any claim, loss, liability, damage, cost or expense (including, without limitation, reasonable attorneys' fees) resulting from or incurred in connection with the breach of such representation or warranty (a "Company Claim"; Parent Claims and Company Claims are collectively and individually referred to herein as "Claims"), which notice shall include a brief description of the facts upon which such Company Claim is based. No Company Claim shall be made unless the alleged value of such Company Claim equals or exceeds $50,000 or until the aggregate alleged value of all Company Claims equals or exceeds $250,000.

     (d) Proposed Adjustments to Company Claims. Upon receipt of the notice of the Company Claim, the Parent Stockholders' Representative shall have twenty
(20) business days in which to review such Company Claim and if, in his reasonable judgment, he disagrees with the validity of such Company Claim or with the amount of such Company Claim, the Parent Stockholders' Representative may propose an adjustment thereto or propose that no amount should be paid on account of such Company Claim within such twenty (20) business day period. Any proposed adjustment or rejection thereof shall be in writing and shall be submitted to the Company Stockholders' Representative within such twenty (20) business day period. The Company Stockholders' Representative shall cooperate fully in responding to questions and requests for information submitted by the Parent Stockholders' Representative in connection with such

                                    Ann. A-38
review. Unless the Parent Stockholders' Representative notifies the Company Stockholders' Representative within such twenty (20) business day period that he object to the Company Claim, the Company Claim shall be binding upon the Parent Stockholders' Representative and shall be deemed finally determined. The Parent Stockholders' Representative and the Company Stockholders' Representative shall use their best efforts for ten (10) business days after the submission of any proposed adjustment or rejection by the Parent Stockholders' Representative to agree upon any proposed adjustments to the Company Claim.

     (e) Arbitration. If the Stockholders' Representatives do not resolve a dispute as to the amount or validity of the Claim within the ten (10) business day period, such dispute may, at the request of either of the Stockholders' Representatives, be submitted for resolution to arbitration by a panel of three arbitrators, one to be selected by the Parent Stockholders' Representative, one to be selected by the Company Stockholders' Representative and the third to be selected by the first two arbitrators (collectively, the "Arbitrators"). The Parent Stockholders' Representative shall provide to the Arbitrators its estimate of the Claim, and the Company Stockholders' Representatives shall provide to the Arbitrators their estimate of the Claim. The Arbitrators shall provide the Stockholders' Representatives with its determination of the Claim and, for purposes of this Agreement, the Claim shall be deemed to be whichever of the estimates is closest to the Arbitrators' determination. The decision of the Arbitrators as to all matters which they are directed hereunder to decide shall be final and binding upon the Stockholders' Representatives, Parent and the former holders of the Company Common Shares.

     (f) Costs. The non- prevailing party shall bear the fees and costs of the arbitration and the prevailing party (including attorneys' fees and expenses) incurred in connection with such dispute, such fees to be paid in cash by Parent, but if borne by the former holders of the Company Common Shares, such costs and fees shall be added to the amount of the Claim and allocated in the manner set forth below.

     (g) Cancellation or Delivery of Escrowed Shares. Upon final determination of a Company Claim in favor of the Company as set forth above, the Escrow Agent shall deliver to the former holders of Company Common Shares such number of the Company Escrowed Shares as equals the amount of the Company Claim divided by the Median Pre-Closing Price (as hereinafter defined). Upon final determination of a Parent Claim in favor of Parent as set forth above, the Escrow Agent shall deliver a number of Company Escrowed Shares to Parent for due cancellation pursuant to the terms and conditions of the Escrow Agreement equal to the amount of the Parent Claim divided by the Median Pre-Closing Price. The "Median Pre-Closing Price" shall mean the Median Price of Parent Common Stock calculated based upon the Closing Price of Parent Common Stock during the first 20 of the 25 consecutive trading days immediately preceding the date of the Closing. The "Closing Price" shall mean the last reported sale price of Parent Common Stock on The Nasdaq Stock Market and published in The Wall Street Journal. The "Median Price" shall be determined by taking the average of the Closing Prices left after discarding the seven lowest and seven highest Closing Prices in the 20-day period. A "trading day" shall mean a day for which a Closing Price is so published.

     (h) Delivery of Escrowed Shares. On the Escrow Termination Date, the Escrow Agent shall deliver (i) any remaining Company Escrowed Shares to the former holders of the Company Common Shares in proportion to each such holder's respective holdings of Company Common Stock; and (ii) any remaining Parent Escrowed Shares to Parent for cancellation; provided, however, if one or more Claims have been made pursuant to Section 8.3(a) or 8.3(c) above and have not been resolved pursuant to Section 8.3(e) on or prior to the Escrow Termination, a number of Escrowed Shares equal to the amount of such unresolved Claim or Claims divided by the Median Pre-Closing Price shall continue to be held in escrow pursuant to the Escrow Agreement and shall be cancelled or delivered in accordance with Section 8.3(g) above and this Section 8.4(h) upon such resolution of such Claim or Claims.

     (i) Exclusive Remedy.  After the Closing, the remedies set forth in this
Section 8.3 shall be the sole and exclusive recourse of Parent and the Company for any inaccuracy or breach of any of the representations and warranties or covenants set forth in this Agreement.

                                    Ann. A-39

                                   ARTICLE IX

                                 MISCELLANEOUS

     9.1.  Expenses.

     (a) Except as otherwise expressly stated herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including legal, accounting and investment banking fees and expenses) shall be borne by the party incurring such costs and expenses. Parent and the Company shall each pay 50% of all expenses and fees related to filing of the Registration Statement (including the Proxy Statement included therein) and related documents with the SEC and filings pursuant to state "blue sky" laws and regulations in connection with the Merger.

     (b) Notwithstanding any provision in this Agreement to the contrary, in the event that either of the parties shall willfully default in its obligations hereunder, the non-defaulting party may pursue any remedy available at law or in equity to enforce its rights and shall be paid by the willfully defaulting party for all damages, costs and expenses, including without limitation reasonable legal, reasonable accounting and reasonable printing expenses, incurred or suffered by the non-defaulting party in connection herewith or in the enforcement of its rights hereunder.

     9.2. Survival. The respective representations, warranties, covenants and agreements of the parties to this Agreement shall not survive the Effective Time, but shall terminate as of the Effective Time.

     9.3. Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or by reputable overnight courier or sent by registered or certified mail, postage prepaid, as follows:

     If to Parent or Merger Sub, to:

        eXegenics Inc.
        2110 Research Row
        Dallas, Texas 75235
        Attn: Ronald L. Goode, Ph.D.
        President and Chief Executive Officer

     Copy to:

        Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
        Chrysler Center
        666 Third Avenue
        New York, New York 10017
        Attn: Joel I. Papernik, Esq.

     If to the Company, to:

        Innovative Drug Delivery Systems, Inc.
        787 Seventh Avenue, 48th Floor
        New York, New York 10019
        Attn: Mark C. Rogers, M.D.
        Chairman and Chief Executive Officer

     Copy to:

        Thelen Reid & Priest LLP
        40 West 57th Street
        New York, New York 10019-4097
        Attn: Bruce A. Rich, Esq.

                                    Ann. A-40

     If to the Parent Stockholders' Representative, to:

        Ronald L. Goode, Ph.D.
        The Park at Turtle Creek
        3381 Blackburn, Apt. 1308
        Dallas, Texas 75204

     If to the Company Stockholders' Representative, to:

        Mark C. Rogers, M.D.
        88 Lakes Wood Road
        New Canaan, Connecticut 06840

or such other addresses as shall be furnished in writing by any party, and any such notice or communications shall be deemed to have been given as of the date actually received.

     9.4. Parties In Interest. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors. Nothing in this Agreement is intended to confer, expressly or by implication, upon any other person any rights or remedies under or by reason of this Agreement.

     9.5. Entire Agreement. This Agreement, which includes the Disclosure Schedules hereto and the other documents, agreements and instruments executed and delivered pursuant to or in connection with this Agreement, contains the entire Agreement between the parties hereto with respect to the transactions contemplated by this Agreement and supersedes all prior negotiations, arrangements or understandings, written or oral, with respect thereto.

     9.6. Amendment. Subject to applicable law, this Agreement may be amended by action taken by the parties hereto at any time before or after adoption of this Agreement by the stockholders of the Company but, after any such adoption, no amendment shall be made which reduces the amount or changes the form of the consideration to be delivered to the stockholders of the Company or adversely affects the stockholders of Parent, without the approval of the affected stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties hereto.

     9.7. Extension; Waiver. The parties may, at any time prior to the Effective Time of the Merger, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant thereto; or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party against which the waiver is sought to be enforced.

     9.8. Descriptive Headings. The descriptive headings of this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

     9.9. Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof.

     9.10. Waiver of Jury Trial. Each party hereto waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any transaction contemplated hereby.

     9.11. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

                                    Ann. A-41

     9.12. Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the state courts in the State of New York, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties: (a) consents to submit itself to the personal jurisdiction of the state courts of the State of New York in the event any dispute arises out of this Agreement or any transaction contemplated hereby; (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; and (c) consents to service of process by delivery pursuant to Section 9.3 hereof.

     9.13. Remedies Cumulative. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

     9.14. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

                                    Ann. A-42

     IN WITNESS WHEREOF, Parent and the Company have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                                          EXEGENICS INC.

                                          By:  /s/ RONALD L. GOODE, Ph.D.
                                            ------------------------------------
                                              Ronald L. Goode, Ph.D.
                                              President and Chief Executive
                                              Officer

                                          INNOVATIVE DRUG DELIVERY SYSTEMS, INC.

                                          By:   /s/ MARK C. ROGERS, M.D.
                                            ------------------------------------
                                              Mark C. Rogers, M.D.
                                              Chief Executive Officer

                                          IDDS MERGER CORP.

                                          By:  /s/ RONALD L. GOODE, Ph.D.
                                            ------------------------------------
                                              Ronald L. Goode, Ph.D.
                                              President

                                          COMPANY STOCKHOLDERS' REPRESENTATIVE:

                                               /s/ MARK C. ROGERS, M.D.
                                          --------------------------------------
                                          Name: Mark C. Rogers, M.D.

                                          PARENT STOCKHOLDERS' REPRESENTATIVE:

                                              /s/ RONALD L. GOODE, Ph.D.
                                          --------------------------------------
                                          Name: Ronald L. Goode, Ph.D.

                                    Ann. A-43

                                                                         ANNEX B

                      OPINION OF PETKEVICH & PARTNERS, LLC

                               September 19, 2002

Board of Directors
EXEGENICS INC.
2110 Research Row, Suite 621
Dallas, Texas 75235

Members of the Board:

     EXEGENICS INC. (the "Acquiror"), IDDS Merger Corp., a wholly owned subsidiary of the Acquiror ("Merger Sub"), and Innovative Drug Discovery Systems, Inc. (the "Company") propose to enter into as of the date hereof an Agreement and Plan of Merger (the "Agreement") pursuant to which the Merger Sub will be merged with and into the Company (the "Merger") in a transaction (the "Transaction") in which each outstanding share of the Company's common stock, par value $0.001 per share (the "Shares"), will be converted into the right to receive 3.132 shares (the "Exchange Ratio") of the common stock, par value $0.01 per share, of the Acquiror (the "Acquiror Shares"). The terms and conditions of the Transaction are set out more fully in the Agreement.

     You have asked us whether, in our opinion, the Exchange Ratio is fair from a financial point of view to the Acquiror.

     In arriving at the opinion set forth below, we have, among other things:

          (1) reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company and the Acquiror which were furnished to or discussed with us by the Company and the Acquiror, including certain potential revenue and cost synergies projected by the senior management of the Acquiror to result from the Transaction;

          (2) reviewed certain publicly available business and financial information concerning the Company and the Acquiror;

          (3) held discussions with members of senior management and representatives of the Company and the Acquiror concerning the business, past and current business operations, financial conditions and future prospects of both companies, independently and combined, including discussions with the managements of the Acquiror and the Company concerning their views regarding the strategic rationale of the Merger;

          (4) reviewed a draft of the Agreement, dated September 18, 2002, and drafts of other related agreements;

          (5) reviewed the stock prices and trading histories of the Acquiror;

          (6) reviewed the valuations of publicly traded companies that we deemed comparable to the Acquiror;

          (7) reviewed the valuations of companies that we deemed comparable to the Company;

          (8) compared the financial terms of the Merger with other transactions that we deemed relevant; and

          (9) made such other studies and inquiries, and reviewed such other data, as we deemed relevant.

In our review and analysis, and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all the financial and other information provided to us or publicly available and have neither attempted independently to verify nor assumed responsibility for verifying any such information. We have relied upon the assurances of the managements of the Acquiror and the Company that they are
                                     Ann. B-1
not aware of any facts that would make such information inaccurate or misleading. Furthermore, we did not obtain or make, or assume responsibility for obtaining or making, any independent evaluation or appraisal of any of the properties or assets and liabilities (contingent or otherwise) of the Acquiror or the Company, nor were we furnished with any such evaluations or appraisals. We have not conducted any evaluation or analyses of the technology underlying the products of the Acquiror or the Company. With respect to the financial information (and the assumptions and bases therefor) of the Acquiror and the Company that we have discussed with the managements of the Acquiror and the Company upon the advice of the Acquiror and the Company, we have assumed that such information has been reasonably prepared in good faith on the basis of reasonable assumptions, reflects the best currently available estimates and judgments of the managements of the Acquiror and the Company and that forecasts contained in such information will be realized in the amounts and in the time periods currently estimated by the managements of the Acquiror and the Company. We have assumed that the Transaction will be consummated upon the terms set forth in the Agreement without material alterations thereof. We have further assumed that the Transaction will qualify as a tax-free reorganization for U.S. federal income tax purposes. We have relied as to all legal matters relevant to rendering our opinion on the advice of counsel.

     This opinion is necessarily based upon market, economic, and other conditions as in effect on, and the information available to us as of, the date hereof. Events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any event's occurring after the date hereof. Our opinion is limited to the fairness, from a financial point of view, to the Acquiror of the Exchange Ratio. We have assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Transaction, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Transaction. We have also assumed that the Transaction will be consummated in accordance with the terms of the Agreement without the waiver of any material condition. Our opinion does not address the relative merits of the Transaction and the other business strategies that the Board of Directors of the Acquiror has considered or may be considering, nor does it address the Board of Directors' decision to proceed with the Transaction. We express no opinion as to whether any alternative transaction might produce consideration for the Acquiror in an amount in excess of that contemplated in the Transaction.

     WE ARE ACTING AS FINANCIAL ADVISOR TO THE ACQUIROR IN CONNECTION WITH THE TRANSACTION AND WILL RECEIVE (i) A FEE UPON DELIVERY OF THIS OPINION AND (ii) AN ADDITIONAL FEE UPON THE CONSUMMATION OF THE MERGER. IN ADDITION, THE ACQUIROR HAS AGREED TO INDEMNIFY US FOR CERTAIN LIABILITIES ARISING OUT OF OUR ENGAGEMENT.

     Our advisory services and the opinion expressed herein are provided for the use and benefit of the Board of Directors of the Acquiror in its evaluation of the Transaction, and this opinion is not intended to be and does not constitute a recommendation to any shareholder of the Acquiror as to how such shareholder should vote on, or take any other actions with respect to, the Transaction. This opinion may be included in the proxy statement/prospectus of the Acquiror distributed in connection with the Transaction, provided that this opinion is included therein in full and any description of, or reference to, Petkevich & Partners, LLC or any summary of this opinion included therein is in form and substance acceptable to us and our legal counsel. Except as provided in the preceding sentence, this opinion shall not be reproduced, summarized, described or referred to, or furnished to any party, nor shall any public reference to Petkevich & Partners, LLC be made, without our prior written consent.

                                     Ann. B-2

     WE ARE NOT EXPRESSING ANY OPINION HEREIN AS TO THE PRICE AT WHICH THE ACQUIROR SHARES WILL TRADE FOLLOWING THE ANNOUNCEMENT OR CONSUMMATION OF THE TRANSACTION.

     Based upon and subject to the foregoing considerations, it is our opinion that, as of the date hereof, the Exchange Ratio is fair from a financial point of view to the Acquiror.

                                          Very truly yours,

                                          /s/ PETKEVICH & PARTNERS, LLC

                                          PETKEVICH & PARTNERS, LLC

                                     Ann. B-3

                                                                         ANNEX C

        DELAWARE GENERAL CORPORATION LAW SECTION 262: APPRAISAL RIGHTS.

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251 (other than a merger effected pursuant to sec. 251(g) of this title), sec. 252, sec. 254, sec. 257, sec. 258, sec. 263 or sec. 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec. 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
                                     Ann. C-1

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec. 228 or sec. 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the

                                     Ann. C-2
     effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

                                     Ann. C-3

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                     Ann. C-4

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under Section 145 of the Delaware General Corporation Law, the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act.

     The Registrant's certificate of incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

     The Registrant's By-laws provide for the payment of expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding by the Registrant in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Registrant. The Registrant's By-laws also provide for, in the discretion of the Registrant's Board of Directors, the payment of expenses (including attorneys' fees) incurred by each of its employees and agents in defending any civil, criminal, administrative or investigative action, suit or proceeding on such terms and conditions, if any, as the Registrant's Board of Directors deems appropriate.

     The Registrant has entered into indemnification agreements with its directors and executive officers, in addition to indemnification provided for in the Registrant's By-laws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
  2.1     Agreement and Plan of Merger and Reorganization, dated as of
          September 19, 2002, by and among eXegenics Inc., Innovative
          Drug Delivery Systems, Inc., IDDS Merger Corp., and the
          Stockholders' Representatives named therein (incorporated by reference to Exhibit 2.1 to our Current Report on Form 8-K, filed on September 25, 2002).
  3.1     Certificate of Incorporation of eXegenics Inc., as amended
          (incorporated by reference to Exhibit 3.1 to our
          Registration Statement on Form SB-2, filed on May 2, 1995).
  3.2     Amended and Restated By-laws of eXegenics Inc. (incorporated by reference to Exhibit 3.1 to our Quarterly Report on Form
          10-Q, filed on August 9, 2002).
  5.1     Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo,
          P.C.+
  5.2     Opinion of Thelen Reid & Priest, LLP+
  8.1     Form of Tax Opinion of Mintz, Levin, Cohn, Ferris, Glovsky
          and Popeo, P.C.+
  8.2     Form of Tax Opinion of Thelen Reid & Priest, LLP+
  9.1     Form of IDDS Voting Agreement(1)
 10.1     Employment Agreement dated March 1, 1992 between eXegenics and Arthur P. Bollon, Ph.D., as amended (incorporated by
          reference to Exhibit 10.2 to our Registration Statement on
          Form SB-2, filed on May 2, 1995).
 10.2     1992 Stock Option Plan, as amended (incorporated by
          reference to Exhibit 10.5 to our Registration Statement on
          Form SB-2, filed on May 2, 1995).
 10.3     Form of Stock Option Agreement (incorporated by reference to
          Exhibit 10.6 to our Registration Statement on Form SB-2,
          filed on May 2, 1995).

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
 10.4     Lease Agreement dated September 1, 1993 between eXegenics
          and Mutual Benefit Life Insurance Company In Rehabilitation
          (incorporated by reference to Exhibit 10.7 to our
          Registration Statement on Form SB-2, filed on May 2, 1995).
 10.5     Lease Agreement dated October 1, 1991 between eXegenics and
          J.K. and Susie Wadley Research Institute and Blood Bank, as
          amended (incorporated by reference to Exhibit 10.8 to our
          Registration Statement on Form SB-2, filed on May 2, 1995).
 10.6     Purchase Agreement dated October 10, 1991 between eXegenics and Wadley Technologies, Inc. ("Wadley") (incorporated by
          reference to Exhibit 10.9 to our Registration Statement on
          Form SB-2, filed on May 2, 1995).
 10.7     Security Agreement dated October 10, 1991 between eXegenics and Wadley (incorporated by reference to Exhibit 10.10 to
          our Registration Statement on Form SB-2, filed on May 2,
          1995).
 10.8     License Agreement dated March 15, 1989 between eXegenics and
          Phillips Petroleum Company, as amended (incorporated by
          reference to Exhibit 10.11 to our Registration Statement on
          Form SB-2, filed on May 2, 1995).
 10.9     License Agreement dated June 10, 1993 between eXegenics and
          Research & Development Institute, Inc. ("RDI"), as amended, relating to the Paclitaxel Fermentation Production System
          (incorporated by reference to Exhibit 10.12 to our
          Registration Statement on Form SB-2, filed on May 2, 1995).
 10.10    Research and Development Agreement effective June 10, 1993 between eXegenics and RDI, as amended (incorporated by
          reference to Exhibit 10.13 to our Registration Statement on
          Form SB-2, filed on May 2, 1995).
 10.11    License Agreement dated February 22, 1995 between eXegenics and RDI, as amended, relating to FTS-2 (incorporated by
          reference to Exhibit 10.14 to our Registration Statement on
          Form SB-2, filed on May 2, 1995).
 10.12    Research, Development and License Agreement dated March 26,
          1992 between eXegenics and Enzon, Inc. ("Enzon"), as amended
          (incorporated by reference to Exhibit 10.15 to our
          Registration Statement on Form SB-2, filed on May 2, 1995).
 10.13    Research, Development and License Agreement dated July 13,
          1992 between eXegenics and Enzon relating to eXegenics'
          tumor necrosis factor technology (incorporated by reference to Exhibit 10.16 to our Registration Statement on Form SB-2,
          filed on May 2, 1995).
 10.14    Agreement effective June 30, 1992 between eXegenics and
          University of Texas at Dallas ("UTD"), as amended
          (incorporated by reference to Exhibit 10.17 to our
          Registration Statement on Form SB-2, filed on May 2, 1995).
 10.15    Research Agreement effective April 8, 1994 between eXegenics and Sloan-Kettering Institute for Cancer Research
          (incorporated by reference to Exhibit 10.18 to our
          Registration Statement on Form SB-2, filed on May 2, 1995).
 10.16    Joint Venture Agreement dated September 17, 1992 between
          eXegenics and Pestka Biomedical laboratories, Inc.
          ("Pestka") (incorporated by reference to Exhibit 10.19 to
          our Registration Statement on Form SB-2, filed on May 2,
          1995).
 10.17    Stock Purchase Agreement dated September 17, 1992 between
          eXegenics and Pestka (incorporated by reference to Exhibit
          10.20 to our Registration Statement on Form SB-2, filed on
          May 2, 1995).
 10.18    License Agreement dated September 17, 1992 between Cytomune,
          Inc. and Pestka (incorporated by reference to Exhibit 10.21 to our Registration Statement on Form SB-2, filed on May 2,
          1995).
 10.19    Research and Development Agreement dated September 17, 1992 between Cytomune, Inc. and Pestka (incorporated by reference to Exhibit 10.22 to our Registration Statement on Form SB-2,
          filed on May 2, 1995).
 10.20    Marketing Agreement dated as of November 1, 1994 between
          Helm AG and eXegenics (incorporated by reference to Exhibit
          10.23 to our Registration Statement on Form SB-2, filed on
          May 2, 1995).

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
 10.21    Extension Agreement with RDI dated June 5, 1995
          (incorporated by reference to Exhibit 10.24 to our
          Pre-Effective Amendment No. 1 to Registration Statement,
          filed on August 21, 1995).
 10.22    Form of Subordinated Note Extension (incorporated by
          reference to Exhibit 10.26 to our Pre-Effective Amendment
          No. 1 to Registration Statement, filed on August 21, 1995).
 10.23    Form of Note Extension (incorporated by reference to Exhibit
          10.27 to our Pre-Effective Amendment No. 2 to Registration
          Statement, filed on October 17, 1995).
 10.24    September 25, 1995 RDI Extension (incorporated by reference to Exhibit 10.28 to our Pre-Effective Amendment No. 2 to
          Registration Statement, filed on October 17, 1995).
 10.25    October 25, 1995 RDI Extension (incorporated by reference to
          Exhibit 10.29 to our Post-Effective Amendment No. 1 to Form
          SB-2, filed on July 25, 1996).
 10.26    Amendment to License Agreement dated June 10, 1993, as
          amended, and Research and Development Agreement effective
          June 10, 1993, as amended, both agreements between eXegenics and RDI (incorporated by reference to Exhibit 10.30 to our
          Post-Effective Amendment No. 1 to Form SB-2, filed on July
          25, 1996).
 10.27    License Agreement No. W960206 effective February 27, 1996
          between eXegenics and The Regents of the University of
          California (incorporated by reference to Exhibit 10.31 to
          our Post-Effective Amendment No. 1 to Form SB-2, filed on
          July 25, 1996).
 10.28    License Agreement No. W960207 effective February 27, 1996
          between eXegenics and The Regents of the University of
          California (incorporated by reference to Exhibit 10.32 to
          our Post-Effective Amendment No. 1 to Form SB-2, filed on
          July 25, 1996).
 10.29    License Agreement with the Washington State University,
          dated July 2, 1996 (incorporated by reference to Exhibit
          10.33 to our Post-Effective Amendment No. 1 to Form SB-2,
          filed on July 25, 1996).
 10.30    Amendment to Agreement, effective June 30, 1992, as amended, between eXegenics and the University of Texas at Dallas
          (incorporated by reference to Exhibit 10.34 to our
          Post-Effective Amendment No. 1 to Form SB-2, filed on July
          25, 1996).
 10.31    1996 Stock Option Plan and Amendment No. 1 thereto
          (incorporated by reference to Exhibit 10.33 to our Annual
          Report on Form 10-K, filed on March 27, 2002).
 10.32    Patent License Agreement, dated August 4, 1998, between The
          Regents of the University of California and eXegenics for
          Peptide Anti-estrogen for Breast Cancer Therapy
          (incorporated by reference to Exhibit 10.34 to our Annual
          Report on Form 10-K, filed on March 27, 2002).
 10.33    Master License Agreement, dated as of June 12, 1998, between
          eXegenics and Bristol-Myers Squibb Company (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed on September 9, 1998).
 10.34    Sublicense Agreement, dated May 27, 1998, between eXegenics and Bristol-Myers Squibb under The Research & Development
          Institute, Inc. License Agreement, as amended, dated June
          10, 1998 (incorporated by reference to Exhibit 10.2 to our
          Current Report on Form 8-K, filed on September 9, 1998).
 10.35    Sublicense Agreement, dated May 19, 1998, between eXegenics and Bristol-Myers Squibb Company under the Washington State
          University Research Foundation License Agreement, dated June
          8, 1996 (incorporated by reference to Exhibit 10.3 to our
          Current Report on Form 8-K, filed on September 9, 1998).
 10.36    Amended and Restated License Agreement, dated June 3, 1998, between the Washington State University Research Foundation and eXegenics (incorporated by reference to Exhibit 10.4 to our Current Report on Form 8-K, filed on September 9, 1998).
 10.37    Amendment, dated May 27, 1998, to the License Agreement,
          dated June 10, 1993, between The Research and Development
          Institute, Inc. and eXegenics (incorporated by reference to
          Exhibit 10.5 to our Current Report on Form 8-K, filed on
          September 9, 1998).
 10.38    Amended and Restated 2000 Stock Option Plan (incorporated by reference to Appendix C to our Schedule 14-A, filed on July
          31, 2000).

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
 10.39    Employment Agreement dated March 21, 2001, between eXegenics and Ronald Lane Goode, Ph.D. (incorporated by reference to
          Exhibit 10.41 to our Annual Report on Form 10-K, filed on
          April 2, 2001).
 10.40    eXegenics 2002 Omnibus Stock Incentive Plan+
 10.41    eXegenics 2002 Employee Stock Purchase Plan+
 10.42    Employment Agreement, dated December 26, 2001, between
          Innovative Drug Delivery Systems, Inc. and Dr. Leonard
          Firestone (incorporated by reference to Exhibit 10.1 to the
          Registration Statement on Form S-1 filed by Innovative Drug
          Delivery Systems, Inc. on May 1, 2002).
 10.43    License Agreement, dated February 25, 1998, between Pain
          Management, Inc. and Dr. Stuart Weg Pharmaceutical Services,
          Inc. (incorporated by reference to Exhibit 10.2 to the
          Registration Statement on Form S-1 filed by Innovative Drug
          Delivery Systems, Inc. on May 1, 2002).
 10.44    License Agreement, dated August 25, 2000, between Innovative
          Drug Delivery Systems, Inc. and West Pharmaceutical
          Services, Inc. (incorporated by reference to Exhibit 10.4 to the Registration Statement on Form S-1 filed by Innovative
          Drug Delivery Systems, Inc. on May 1, 2002).
 10.45    Letter Agreement, dated September 22, 2000, between
          Innovative Drug Delivery Systems, Inc. and West
          Pharmaceutical Services, Inc. (incorporated by reference to
          Exhibit 10.5 to the Registration Statement on Form S-1 filed by Innovative Drug Delivery Systems, Inc. on May 1, 2002).
 10.46    Development Milestone and Option Agreement, dated September
          22, 2000, between Innovative Drug Delivery Systems, Inc. and
          West Pharmaceutical Services, Inc. (incorporated by
          reference to Exhibit 10.6 to the Registration Statement on
          Form S-1 filed by Innovative Drug Delivery Systems, Inc. on
          May 1, 2002).
 10.47    Clinical Manufacturing Agreement, dated September 22, 2000, between Innovative Drug Delivery Systems, Inc. and West
          Pharmaceutical Services, Inc. (incorporated by reference to
          Exhibit 10.7 to the Registration Statement on Form S-1 filed by Innovative Drug Delivery Systems, Inc. on May 1, 2002).
 10.48    Research and Development and Option Agreement, dated October
          24, 2000, between Innovative Drug Delivery Systems, Inc. and
          West Pharmaceutical Services, Inc. (incorporated by
          reference to Exhibit 10.8 to the Registration Statement on
          Form S-1 filed by Innovative Drug Delivery Systems, Inc. on
          May 1, 2002).
 10.49    Option Agreement, dated September 22, 2000, between
          Innovative Drug Delivery Systems, Inc. and West
          Pharmaceutical Services, Inc. (incorporated by reference to
          Exhibit 10.9 to the Registration Statement on Form S-1 filed by Innovative Drug Delivery Systems, Inc. on May 1, 2002).
 10.50    Letter Agreement, dated October 9, 2001, between Innovative
          Drug Delivery Systems, Inc. and West Pharmaceutical
          Services, Inc. (incorporated by reference to Exhibit 10.10 to the Registration Statement on Form S-1 filed by
          Innovative Drug Delivery Systems, Inc. on May 1, 2002).
 10.51    License Agreement, dated December 14, 2001, among Innovative
          Drug Delivery Systems, Inc. and Shimoda Biotech
          (Proprietary) Ltd., Farmarc N.A.N.V. (Netherlands Antilles)
          and Farmarc Netherlands B.V. (Registration No. 2807216)
          (incorporated by reference to Exhibit 10.11 to the
          Registration Statement on Form S-1 filed by Innovative Drug
          Delivery Systems, Inc. on May 1, 2002).
 10.52    Services Agreement, dated December 31, 2001, among Paramount
          Capital Investments, LLC, Paramount Capital, Inc., Paramount
          Capital Asset Management, Inc. and Innovative Drug Delivery
          Systems (incorporated by reference to Exhibit 10.12 to the
          Registration Statement on Form S-1 filed by Innovative Drug
          Delivery Systems, Inc. on May 1, 2002).
 21.1     List of Subsidiaries of the Registrant*
 23.1     Consent of Ernst & Young LLP*
 23.2     Consent of PricewaterhouseCoopers, LLP*
 23.3     Consent of Eisner LLP (formerly Richard A. Eisner & Company,
          LLP)*

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
 23.4     Consent of Petkevich & Partners, LLC (included in opinion
          filed as Annex B)*
 23.5     Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo,
          P.C. (included in opinions filed as Exhibits 5.1 and 8.1)+
 23.6     Consent of Thelen Reid & Priest, LLP (included in opinion
          filed as Exhibit 8.2)+
 24.1     Power of Attorney (see page II-5)*
 99.1     Form of eXegenics proxy card*
 99.2     Form of IDDS proxy card*

---------------

(1) Filed as an annex to the joint proxy statement/prospectus constituting a part of this registration statement and incorporated by reference herein.

 *  Filed with this registration statement.

 +  To be filed by amendment.

ITEM 22.  UNDERTAKINGS

     (1) The undersigned Registrant hereby undertakes as follows: that prior to any public offering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the undersigned Registrant undertakes that such offering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (2) The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) Insofar as the indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (4) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (5) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, Texas, on the 31st day of October, 2002.

                                          EXEGENICS INC.

                                          By:  /s/ RONALD L. GOODE, PH.D.
                                            ------------------------------------
                                                   Ronald L. Goode, Ph.D.
                                               President and Chief Executive
                                                           Officer

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ronald L. Goode and [Joan H. Gillett] and each of them individually, as his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign the Registration Statement filed herewith and any or all amendments to said Registration Statement (including post-effective amendments and registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and otherwise), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

                    SIGNATURE                                      TITLE                       DATE
                    ---------                                      -----                       ----

            /s/ RONALD L. GOODE, Ph.D.                  President, Chief Executive       October 31, 2002
 ------------------------------------------------     Officer and Director (Principal
              Ronald L. Goode, Ph.D.                        Executive Officer)


           /s/ JOAN H. GILLETT, C.P.A.                  Vice President, Controller       October 31, 2002
 ------------------------------------------------        (Principal Financial and
             Joan H. Gillett , C.P.A.                       Accounting Officer)


               /s/ GARY E. FRASHIER                              Director                October 31, 2002
 ------------------------------------------------
                 Gary E. Frashier


               /s/ ROBERT J. EASTON                              Director                October 31, 2002
 ------------------------------------------------
                 Robert J. Easton


              /s/ IRA J. GELB, M.D.                              Director                October 31, 2002
 ------------------------------------------------
                Ira J. Gelb, M.D.

                    SIGNATURE                                      TITLE                       DATE
                    ---------                                      -----                       ----


               /s/ IRWIN C. GERSON                               Director                October 31, 2002
 ------------------------------------------------
                 Irwin C. Gerson


             /s/ WALTER M. LOVENBERG                             Director                October 31, 2002
 ------------------------------------------------
               Walter M. Lovenberg


           /s/ ARTHUR P. BOLLON, Ph.D.                           Director                October 31, 2002
 ------------------------------------------------
             Arthur P. Bollon, Ph.D.

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
  2.1     Agreement and Plan of Merger and Reorganization, dated as of
          September 19, 2002, by and among eXegenics Inc., Innovative
          Drug Delivery Systems, Inc., IDDS Merger Corp., and the
          Stockholders' Representatives named therein (incorporated by reference to Exhibit 2.1 to our Current Report on Form 8-K, filed on September 25, 2002).
  3.1     Certificate of Incorporation of eXegenics Inc., as amended
          (incorporated by reference to Exhibit 3.1 to our
          Registration Statement on Form SB-2, filed on May 2, 1995).
  3.2     Amended and Restated By-laws of eXegenics Inc. (incorporated by reference to Exhibit 3.1 to our Quarterly Report on Form
          10-Q, filed on August 9, 2002).
  5.1     Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo,
          P.C.+
  5.2     Opinion of Thelen Reid & Priest, LLP+
  8.1     Form of Tax Opinion of Mintz, Levin, Cohn, Ferris, Glovsky
          and Popeo, P.C.+
  8.2     Form of Tax Opinion of Thelen Reid & Priest, LLP+
  9.1     Form of IDDS Voting Agreement(1)
 10.1     Employment Agreement dated March 1, 1992 between eXegenics and Arthur P. Bollon, Ph.D., as amended (incorporated by
          reference to Exhibit 10.2 to our Registration Statement on
          Form SB-2, filed on May 2, 1995).
 10.2     1992 Stock Option Plan, as amended (incorporated by
          reference to Exhibit 10.5 to our Registration Statement on
          Form SB-2, filed on May 2, 1995).
 10.3     Form of Stock Option Agreement (incorporated by reference to
          Exhibit 10.6 to our Registration Statement on Form SB-2,
          filed on May 2, 1995).
 10.4     Lease Agreement dated September 1, 1993 between eXegenics
          and Mutual Benefit Life Insurance Company In Rehabilitation
          (incorporated by reference to Exhibit 10.7 to our
          Registration Statement on Form SB-2, filed on May 2, 1995).
 10.5     Lease Agreement dated October 1, 1991 between eXegenics and
          J.K. and Susie Wadley Research Institute and Blood Bank, as
          amended (incorporated by reference to Exhibit 10.8 to our
          Registration Statement on Form SB-2, filed on May 2, 1995).
 10.6     Purchase Agreement dated October 10, 1991 between eXegenics and Wadley Technologies, Inc. ("Wadley") (incorporated by
          reference to Exhibit 10.9 to our Registration Statement on
          Form SB-2, filed on May 2, 1995).
 10.7     Security Agreement dated October 10, 1991 between eXegenics and Wadley (incorporated by reference to Exhibit 10.10 to
          our Registration Statement on Form SB-2, filed on May 2,
          1995).
 10.8     License Agreement dated March 15, 1989 between eXegenics and
          Phillips Petroleum Company, as amended (incorporated by
          reference to Exhibit 10.11 to our Registration Statement on
          Form SB-2, filed on May 2, 1995).
 10.9     License Agreement dated June 10, 1993 between eXegenics and
          Research & Development Institute, Inc. ("RDI"), as amended, relating to the Paclitaxel Fermentation Production System
          (incorporated by reference to Exhibit 10.12 to our
          Registration Statement on Form SB-2, filed on May 2, 1995).
 10.10    Research and Development Agreement effective June 10, 1993 between eXegenics and RDI, as amended (incorporated by
          reference to Exhibit 10.13 to our Registration Statement on
          Form SB-2, filed on May 2, 1995).
 10.11    License Agreement dated February 22, 1995 between eXegenics and RDI, as amended, relating to FTS-2 (incorporated by
          reference to Exhibit 10.14 to our Registration Statement on
          Form SB-2, filed on May 2, 1995).
 10.12    Research, Development and License Agreement dated March 26,
          1992 between eXegenics and Enzon, Inc. ("Enzon"), as amended
          (incorporated by reference to Exhibit 10.15 to our
          Registration Statement on Form SB-2, filed on May 2, 1995).
 10.13    Research, Development and License Agreement dated July 13,
          1992 between eXegenics and Enzon relating to eXegenics'
          tumor necrosis factor technology (incorporated by reference to Exhibit 10.16 to our Registration Statement on Form SB-2,
          filed on May 2, 1995).

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
 10.14    Agreement effective June 30, 1992 between eXegenics and
          University of Texas at Dallas ("UTD"), as amended
          (incorporated by reference to Exhibit 10.17 to our
          Registration Statement on Form SB-2, filed on May 2, 1995).
 10.15    Research Agreement effective April 8, 1994 between eXegenics and Sloan-Kettering Institute for Cancer Research
          (incorporated by reference to Exhibit 10.18 to our
          Registration Statement on Form SB-2, filed on May 2, 1995).
 10.16    Joint Venture Agreement dated September 17, 1992 between
          eXegenics and Pestka Biomedical laboratories, Inc.
          ("Pestka") (incorporated by reference to Exhibit 10.19 to
          our Registration Statement on Form SB-2, filed on May 2,
          1995).
 10.17    Stock Purchase Agreement dated September 17, 1992 between
          eXegenics and Pestka (incorporated by reference to Exhibit
          10.20 to our Registration Statement on Form SB-2, filed on
          May 2, 1995).
 10.18    License Agreement dated September 17, 1992 between Cytomune,
          Inc. and Pestka (incorporated by reference to Exhibit 10.21 to our Registration Statement on Form SB-2, filed on May 2,
          1995).
 10.19    Research and Development Agreement dated September 17, 1992 between Cytomune, Inc. and Pestka (incorporated by reference to Exhibit 10.22 to our Registration Statement on Form SB-2,
          filed on May 2, 1995).
 10.20    Marketing Agreement dated as of November 1, 1994 between
          Helm AG and eXegenics (incorporated by reference to Exhibit
          10.23 to our Registration Statement on Form SB-2, filed on
          May 2, 1995).
 10.21    Extension Agreement with RDI dated June 5, 1995
          (incorporated by reference to Exhibit 10.24 to our
          Pre-Effective Amendment No. 1 to Registration Statement,
          filed on August 21, 1995).
 10.22    Form of Subordinated Note Extension (incorporated by
          reference to Exhibit 10.26 to our Pre-Effective Amendment
          No. 1 to Registration Statement, filed on August 21, 1995).
 10.23    Form of Note Extension (incorporated by reference to Exhibit
          10.27 to our Pre-Effective Amendment No. 2 to Registration
          Statement, filed on October 17, 1995).
 10.24    September 25, 1995 RDI Extension (incorporated by reference to Exhibit 10.28 to our Pre-Effective Amendment No. 2 to
          Registration Statement, filed on October 17, 1995).
 10.25    October 25, 1995 RDI Extension (incorporated by reference to
          Exhibit 10.29 to our Post-Effective Amendment No. 1 to Form
          SB-2, filed on July 25, 1996).
 10.26    Amendment to License Agreement dated June 10, 1993, as
          amended, and Research and Development Agreement effective
          June 10, 1993, as amended, both agreements between eXegenics and RDI (incorporated by reference to Exhibit 10.30 to our
          Post-Effective Amendment No. 1 to Form SB-2, filed on July
          25, 1996).
 10.27    License Agreement No. W960206 effective February 27, 1996
          between eXegenics and The Regents of the University of
          California (incorporated by reference to Exhibit 10.31 to
          our Post-Effective Amendment No. 1 to Form SB-2, filed on
          July 25, 1996).
 10.28    License Agreement No. W960207 effective February 27, 1996
          between eXegenics and The Regents of the University of
          California (incorporated by reference to Exhibit 10.32 to
          our Post-Effective Amendment No. 1 to Form SB-2, filed on
          July 25, 1996).
 10.29    License Agreement with the Washington State University,
          dated July 2, 1996 (incorporated by reference to Exhibit
          10.33 to our Post-Effective Amendment No. 1 to Form SB-2,
          filed on July 25, 1996).
 10.30    Amendment to Agreement, effective June 30, 1992, as amended, between eXegenics and the University of Texas at Dallas
          (incorporated by reference to Exhibit 10.34 to our
          Post-Effective Amendment No. 1 to Form SB-2, filed on July
          25, 1996).
 10.31    1996 Stock Option Plan and Amendment No. 1 thereto
          (incorporated by reference to Exhibit 10.33 to our Annual
          Report on Form 10-K, filed on March 27, 2002).
 10.32    Patent License Agreement, dated August 4, 1998, between The
          Regents of the University of California and eXegenics for
          Peptide Anti-estrogen for Breast Cancer Therapy
          (incorporated by reference to Exhibit 10.34 to our Annual
          Report on Form 10-K, filed on March 27, 2002).

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
 10.33    Master License Agreement, dated as of June 12, 1998, between
          eXegenics and Bristol-Myers Squibb Company (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed on September 9, 1998).
 10.34    Sublicense Agreement, dated May 27, 1998, between eXegenics and Bristol-Myers Squibb under The Research & Development
          Institute, Inc. License Agreement, as amended, dated June
          10, 1998 (incorporated by reference to Exhibit 10.2 to our
          Current Report on Form 8-K, filed on September 9, 1998).
 10.35    Sublicense Agreement, dated May 19, 1998, between eXegenics and Bristol-Myers Squibb Company under the Washington State
          University Research Foundation License Agreement, dated June
          8, 1996 (incorporated by reference to Exhibit 10.3 to our
          Current Report on Form 8-K, filed on September 9, 1998).
 10.36    Amended and Restated License Agreement, dated June 3, 1998, between the Washington State University Research Foundation and eXegenics (incorporated by reference to Exhibit 10.4 to our Current Report on Form 8-K, filed on September 9, 1998).
 10.37    Amendment, dated May 27, 1998, to the License Agreement,
          dated June 10, 1993, between The Research and Development
          Institute, Inc. and eXegenics (incorporated by reference to
          Exhibit 10.5 to our Current Report on Form 8-K, filed on
          September 9, 1998).
 10.38    Amended and Restated 2000 Stock Option Plan (incorporated by reference to Appendix C to our Schedule 14-A, filed on July
          31, 2000).
 10.39    Employment Agreement dated March 21, 2001, between eXegenics and Ronald Lane Goode, Ph.D. (incorporated by reference to
          Exhibit 10.41 to our Annual Report on Form 10-K, filed on
          April 2, 2001).
 10.40    eXegenics 2002 Omnibus Stock Incentive Plan+
 10.41    eXegenics 2002 Employee Stock Purchase Plan+
 10.42    Employment Agreement, dated December 26, 2001, between
          Innovative Drug Delivery Systems, Inc. and Dr. Leonard
          Firestone (incorporated by reference to Exhibit 10.1 to the
          Registration Statement on Form S-1 filed by Innovative Drug
          Delivery Systems, Inc. on May 1, 2002).
 10.43    License Agreement, dated February 25, 1998, between Pain
          Management, Inc. and Dr. Stuart Weg Pharmaceutical Services,
          Inc. (incorporated by reference to Exhibit 10.2 to the
          Registration Statement on Form S-1 filed by Innovative Drug
          Delivery Systems, Inc. on May 1, 2002).
 10.44    License Agreement, dated August 25, 2000, between Innovative
          Drug Delivery Systems, Inc. and West Pharmaceutical
          Services, Inc. (incorporated by reference to Exhibit 10.4 to the Registration Statement on Form S-1 filed by Innovative
          Drug Delivery Systems, Inc. on May 1, 2002).
 10.45    Letter Agreement, dated September 22, 2000, between
          Innovative Drug Delivery Systems, Inc. and West
          Pharmaceutical Services, Inc. (incorporated by reference to
          Exhibit 10.5 to the Registration Statement on Form S-1 filed by Innovative Drug Delivery Systems, Inc. on May 1, 2002).
 10.46    Development Milestone and Option Agreement, dated September
          22, 2000, between Innovative Drug Delivery Systems, Inc. and
          West Pharmaceutical Services, Inc. (incorporated by
          reference to Exhibit 10.6 to the Registration Statement on
          Form S-1 filed by Innovative Drug Delivery Systems, Inc. on
          May 1, 2002).
 10.47    Clinical Manufacturing Agreement, dated September 22, 2000, between Innovative Drug Delivery Systems, Inc. and West
          Pharmaceutical Services, Inc. (incorporated by reference to
          Exhibit 10.7 to the Registration Statement on Form S-1 filed by Innovative Drug Delivery Systems, Inc. on May 1, 2002).
 10.48    Research and Development and Option Agreement, dated October
          24, 2000, between Innovative Drug Delivery Systems, Inc. and
          West Pharmaceutical Services, Inc. (incorporated by
          reference to Exhibit 10.8 to the Registration Statement on
          Form S-1 filed by Innovative Drug Delivery Systems, Inc. on
          May 1, 2002).
 10.49    Option Agreement, dated September 22, 2000, between
          Innovative Drug Delivery Systems, Inc. and West
          Pharmaceutical Services, Inc. (incorporated by reference to
          Exhibit 10.9 to the Registration Statement on Form S-1 filed by Innovative Drug Delivery Systems, Inc. on May 1, 2002).

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
 10.50    Letter Agreement, dated October 9, 2001, between Innovative
          Drug Delivery Systems, Inc. and West Pharmaceutical
          Services, Inc. (incorporated by reference to Exhibit 10.10 to the Registration Statement on Form S-1 filed by
          Innovative Drug Delivery Systems, Inc. on May 1, 2002).
 10.51    License Agreement, dated December 14, 2001, among Innovative
          Drug Delivery Systems, Inc. and Shimoda Biotech
          (Proprietary) Ltd., Farmarc N.A.N.V. (Netherlands Antilles)
          and Farmarc Netherlands B.V. (Registration No. 2807216)
          (incorporated by reference to Exhibit 10.11 to the
          Registration Statement on Form S-1 filed by Innovative Drug
          Delivery Systems, Inc. on May 1, 2002).
 10.52    Services Agreement, dated December 31, 2001, among Paramount
          Capital Investments, LLC, Paramount Capital, Inc., Paramount
          Capital Asset Management, Inc. and Innovative Drug Delivery
          Systems (incorporated by reference to Exhibit 10.12 to the
          Registration Statement on Form S-1 filed by Innovative Drug
          Delivery Systems, Inc. on May 1, 2002).
 21.1     List of Subsidiaries of the Registrant*
 23.1     Consent of Ernst & Young LLP*
 23.2     Consent of PricewaterhouseCoopers, LLP*
 23.3     Consent of Eisner LLP (formerly Richard A. Eisner & Company,
          LLP)*
 23.4     Consent of Petkevich & Partners, LLC (included in opinion
          filed as Annex B)*
 23.5     Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo,
          P.C. (included in opinions filed as Exhibits 5.1 and 8.1)+
 23.6     Consent of Thelen Reid & Priest, LLP (included in opinion
          filed as Exhibit 8.2)+
 24.1     Power of Attorney (see page II-5)*
 99.1     Form of eXegenics proxy card*
 99.2     Form of IDDS proxy card*

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(1) Filed as an annex to the joint proxy statement/prospectus constituting a part of this registration statement and incorporated by reference herein.

 *  Filed with this registration statement.

 +  To be filed by amendment.